As filed with the Securities and Exchange Commission on August 1, 2006

Registration No. 333-132918

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLAG INTERMEDIATE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5051	20-3779375
(State or other jurisdiction of Incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

John A. Hageman, Esq.

Senior Vice President and Chief Legal Officer

One Riverway, Suite 1100

Houston, Texas 77056

(713) 965-0990

(Address, including zip code, and telephone number, Including area code, of registrant’s principal executive offices)

METALS USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	5051	76-0533626
(State or other jurisdiction of Incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

John A. Hageman, Esq.

Senior Vice President and Chief Legal Officer

One Riverway, Suite 1100

Houston, Texas 77056

(713) 965-0990

(Address, including zip code, and telephone number, Including area code, of registrant’s principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Copies to:

J. Vincent Kendrick

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, Suite 4400

Houston, Texas 77002

(713) 220-5839

Approximate date of commencement of proposed sale of securities to the public:    As promptly as practicable after the effective date of this registration statement.

If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Name	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code
Subsidiary Guarantors:
Allmet GP, Inc	Delaware	75-2858998	5051
Allmet LP, Inc	Delaware	75-2859000	5051
Interstate Steel Supply Co. of Maryland, Inc	Maryland	52-1684672	5051
Intsel GP, Inc	Delaware	98-0165917	5051
Intsel LP, Inc	Delaware	98-0165916	5051
I-Solutions Direct, Inc	Delaware	23-3026655	5051
Jeffreys Real Estate Corporation	Delaware	72-1396636	5051
Jeffreys Steel Holdings, L.L.C	Alabama	None	5051
Levinson Steel GP, Inc	Delaware	25-1862440	5051
Levinson Steel LP, Inc	Delaware	25-1862437	5051
Metals Receivables Corporation	Delaware	76-0593300	5051
Metals USA Building Products, L.P	Texas	75-2585164	5051
Metals USA Carbon Flat Rolled Inc	Ohio	34-0891223	5051
Metals USA International Holdings, Inc	Delaware	20-4607296	5051
Metals USA Finance Corp	Delaware	76-0549340	5051
Metals USA Flat Rolled Central, Inc	Missouri	43-1186503	5051
Metals USA Management Co., L.P	Delaware	76-0541394	5051
Metals USA Plates and Shapes Southcentral, Inc	Oklahoma	73-1309371	5051
Metals USA Plates and Shapes Southeast, Inc	Alabama	63-0518679	5051
Metals USA Plates and Shapes Southwest, Limited Partnership	Connecticut	98-0166286	5051
Metals USA Plates and Shapes Northeast, L.P	Delaware	25-1807253	5051
Metals USA Realty Company	Delaware	76-0655830	5051
Metals USA Specialty Metals Northcentral, Inc	Delaware	36-4219582	5051
MUSA GP, Inc	Delaware	76-0541470	5051
MUSA LP, Inc	Delaware	76-0541471	5051
MUSA Newark, L.L.C	Delaware	30-0345285	5051
Queensboro, L.L.C	North Carolina	56-2186693	5051

* The name, address of the principal executive office, including zip code, and telephone number, including area code, of the agent for service of each additional registrant is c/o Metals USA, Inc., John A. Hageman, Esq., Senior Vice President and Chief Legal Officer; One Riverway, Suite 1100, Houston, Texas 77056; The telephone number there is (713) 965-0990.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED August 1, 2006.

Flag Intermediate Holdings Corporation

and

Metals USA, Inc.

$275,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes Due 2015, which have been registered under the Securities Act of 1933 for $275,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes Due 2015

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $275,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes Due 2015, which we refer to as the exchange notes, for a like principal amount of our outstanding 11 1/8% Senior Secured Notes Due 2015, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes. The exchange notes will be issued under the same indenture as the old notes. The exchange notes, like the old notes, will rank equally with other senior indebtedness as to payment and senior with respect all our other indebtedness, although the notes rank junior as to certain collateral securing our revolving credit facility. See “Summary—Summary of Terms of the Exchange Notes.”

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m. (New York City time) on             , 2006, unless extended.

We will not receive any cash proceeds from the exchange offer. You will be required to make the representations described on page 36. We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 23 of this prospectus for a discussion of risks that you should consider before participating in this exchange offer.

Neither The Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

PROSPECTUS SUMMARY

This summary highlights all material information appearing elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before investing in the exchange notes and you should carefully read the entire prospectus, including the financial data and related notes and the information presented under the caption “Risk Factors.”

Except as otherwise indicated herein or as the context otherwise requires, (i) references in this prospectus to “Metals,” “we,” “our,” and “us” refer to Metals USA, Inc. (“Metals USA” or the “Company”) and its consolidated subsidiaries, prior to the consummation of the Merger described below and to Flag Intermediate and Metals USA and its subsidiaries after the consummation of the Merger, (ii) references to “the guarantors” refer to Flag Intermediate and each of our domestic subsidiaries that guarantee the notes (such subsidiaries are all of our domestic operating subsidiaries as of the date of this prospectus), (iii) references to the “exchange notes” refer to the 11 1/8% Senior Secured Notes Due 2015 offered hereby, (iv) references to the “old notes” refer to our outstanding 11 1/8% Senior Secured Notes Due 2015 for which the exchange notes offered hereby are offered for exchange and (v) references to the “notes” refer to both the exchange notes and the old notes.

Our Company

As one of the largest metals service center businesses in the United States, we are a leading provider and distributor of value-added processed carbon steel, stainless steel, aluminum, red metals and manufactured metal components. We are an important intermediary between primary metals producers, which produce and sell large volumes of metals in a limited number of sizes and configurations, and end-users, such as contractors and original equipment manufacturers, which we refer to in this prospectus as “OEMs,” which often require smaller quantities of more customized products delivered on a just-in-time basis. We earn a margin over the cost of metal based upon value-added processing enhancements, which adds stability to our financial results and significantly reduces our earnings volatility relative to metals producers. In addition to our metals service center and distribution activities, we have a building products business, which supplies a range of products to the residential remodeling industry. We recently completed two acquisitions to bolster the market position and organic growth of our service center and building products businesses and have an active pipeline of additional acquisition targets. See “—Recent Developments.” As of the date of this prospectus, we served more than 30,000 customers annually from 80 operating locations throughout the United States and Canada.

Our business is divided into three primary operating groups: Plates and Shapes Group; Flat Rolled Group; and Building Products Group:

•	Plates and Shapes Group (42% of 2005 net sales). We believe we are one of the largest distributors of metal plates and shapes in the United States. The products we sell include wide-flange beams, plate, tubing, angles, bars and other structural shapes in a number of alloy grades and sizes. Additional processing we provide includes blasting and painting, tee-splitting, cambering, leveling, cutting, sawing, punching, drilling, beveling, surface grinding, bending and shearing. The majority of our products are sold to a diversified customer base, including a number of small customers who purchase products in small order sizes and require just-in-time delivery. Our Plates and Shapes customers generally operate in a limited geographic region and are primarily in the fabrication, construction, machinery and equipment, transportation and energy industries. In May 2006, we completed the acquisition of Port City Metal Services, Inc., which we refer to in this prospectus as “Port City,” a high value-added plates processing facility located in Tulsa, Oklahoma, that bolsters our presence in the construction and oil-field services sector. See “—Recent Developments.” We serve our customers from 22 metals service centers located primarily in the southern and eastern half of the United States with each center close to its metal suppliers and customers.

•	Flat Rolled Group (46% of 2005 net sales). The Flat Rolled Group’s products include carbon and stainless steel, aluminum, brass and copper in a number of alloy grades and sizes. As relatively few end-users can handle metal in the form shipped by mills (sizes less than a quarter of an inch in thickness in continuous coils that typically weigh 40,000 to 60,000 pounds), substantially all materials sold by our Flat Rolled Group undergo value-added processing including precision blanking, slitting, shearing, punching, bending and leveling. Our customers are primarily in the electrical manufacturing, fabrication, furniture, appliance manufacturing, machinery and equipment and transportation industries and include many larger customers (a number of whom purchase through pricing agreements or contractual arrangements) who value the high quality products that we provide together with our customer service and reliability. We serve our customers from 12 metals service centers in the midwestern and southern regions of the United States that are located near our metal suppliers and our customers.

•	Building Products Group (12% of 2005 net sales). The Building Products Group’s operations and end-markets significantly differ from those of our metals service center business. Approximately 95% of our Building Products Group sales are attributable to the residential remodeling industry. The Building Products Group primarily manufactures and sells sunrooms, roofing products, awnings and solariums for use in residential applications. Because these products are used in residential remodeling, their demand is not correlated to housing starts or interest rates, nor are their prices subject to fluctuations in the demand or price of metal. Most customers of this group are in the home improvement, construction, wholesale trade and building material industries. We believe we are one of only a few suppliers with national scale in the products we manufacture and distribute. We generally distribute our products through a network of independent distributors and home improvement contractors, and as of the date of this prospectus, we operate through 19 manufacturing locations and 27 sales and distribution facilities throughout the southern and western regions of the United States and Canada. In May 2006, we completed the acquisition of Dura-Loc Roofing System, Ltd., which we refer to in this prospectus as “Dura-Loc,” a metal roofing manufacturer and distributor headquartered near Toronto, Ontario, Canada that we believe broadens our footprint and solidifies our position as one of the largest stone-coated metal roofing manufacturers in North America. See “—Recent Developments.”

Industry Overview

Our operations focus on two industry segments: the metals service center business, which includes the Plates and Shapes Group and the Flat Rolled Group, and the buildings products segment, which includes our Buildings Products Group:

•	Metals Service Centers. In contrast to primary metals producers, who generally produce and sell a limited number of products in large volumes, metals service centers provide customization of metals in a wide range of products and volumes as well as assist in just-in-time delivery to our customers, who are end users, such as contractors and OEMs. End-users incorporate processed metals into finished products, in some cases with little further modification. The service center industry is highly fragmented, with as many as 5,000 participants throughout North America, and generated more than $115 billion in net sales in 2005. Metals service centers accounted for approximately one quarter of U.S. steel shipments in 2005 based on volume, a market share which has been relatively constant for the last 15 years.

We believe that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals service centers. Primary metals producers, as they have consolidated, increasingly require service centers and processors to perform value-added services for end customers. As a result, most end-users cannot obtain processed products directly from primary metals producers which results in over 300,000 OEMs, contractors and fabricators nationwide often relying on service centers. End-users have recognized that outsourcing their customized metals processing and inventory requirements has economic advantages as it allows them to reduce total production costs by shifting the responsibility for pre-production processing to service centers, which have greater efficiencies in performing these processing services.

Value-added service centers, including ourselves, have benefited from growing customer demand for inventory management and just-in-time delivery services. These supply-chain services, which are normally not provided by primary metals producers, enable end-users to reduce input costs, decrease capital required for inventory and equipment and save time, labor and other expenses.

The metals services industry has been consolidating due to the economies of scale and other advantages that the larger metals service centers enjoy. For example, primary metals producers appear to be reducing their operating costs by limiting the number of service centers with which they do business and end-users increasingly are seeking larger service centers capable of providing sophisticated processing services. We believe larger and better capitalized companies, like us, enjoy significant advantages over smaller companies in areas such as obtaining higher discounts associated with volume purchases, the ability to service customers with operations in multiple locations and the use of more sophisticated information systems.

•	Building Products. The residential remodeling industry has experienced strong and steady growth over the last ten years and, we believe, is poised for continued growth in the future. The Home Improvement Research Institute estimates that homeowners and rental property owners spend approximately $290 billion annually on remodeling their homes, which accounts for over 40% of all residential construction and improvement spending. Industry growth has been due to a number of macroeconomic and demographic factors (many of which we expect to continue), including rising disposable incomes, increased rates of house ownership and the aging of the domestic home supply. As Americans continue to improve and upgrade their homes, we believe an increasing number will turn to remodeling as a cost-effective alternative, including the installation or replacement of popular products such as pool enclosures, lattices, patio covers, sunrooms and roofing, all of which we manufacture and distribute.

Our Competitive Strengths

Our competitive strengths include:

•	Leading Market Position Provides Platform for Growth. We are one of the leading participants in most of the markets we serve, which gives us an excellent platform to make strategic acquisitions that will further enhance our strong market position. We have 80 operating facilities in total, which are focused by group on specific regions, giving us leading positions in each market in which we participate. The service center and building products industries are both highly fragmented, which we believe will provide us with opportunities to generate meaningful synergies through add-on acquisitions. In late- 2005, we established and trained a dedicated acquisitions team that is responsible for identifying, evaluating, executing, integrating and monitoring acquisitions. We completed two acquisitions of companies focusing on higher margin plates and shapes processing and building products in our Plates and Shapes Group and Building Products Group, respectively, in the second quarter of this year and have an active pipeline of additional acquisition opportunities that we continue to explore. See “—Recent Developments” and “Risk Factors—Risks Related to Our Business—We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.”

•

Margin Over Metal Creates Financial Stability. Our metals service centers are an important intermediary between large metals producers and smaller end-users, which allows us to utilize a “cost plus” business model. Our cost plus business model allows us to earn a margin over the cost of metal for the value-added processing enhancements we add to our products. As a result, over time, we are able to pass along changes in metal prices to our customers. Given that metal costs typically and currently represent approximately 75% of our net sales, our ability to pass through changes in pricing and our cost plus business model significantly reduce the volatility of our earnings and free cash flow relative to metals producers.

•	Diversified Customer Base and End-Markets. Our three groups supply a broad range of products to a large, diversified customer base (over 30,000 customers per year) which serves a variety of end-markets and industries (as set forth in the chart below), including fabricated metal products, industry machinery & equipment, home improvement and electrical equipment, among others. The automotive sector, where we sell only to primary and secondary parts suppliers, represented less than 4% of our net sales in 2005. No single customer accounted for more than 3% of our net sales in 2005, while our ten largest customers represented less than 12% of our net sales in 2005. We are also diversified on a geographic market basis, with each of our groups focusing on distinct geographic regions, protecting us against regional fluctuations in demand.

2005 Net Sales By Industry

•	Broad Product Offering with Superior Customer Service. Our broad range of high-quality products and customized value-added services allows us to offer one-stop shopping to our customers, which we believe provides a significant competitive advantage over smaller service centers (which generally stock fewer products than we do). We seek strong relationships with our customers, through regular interaction between our field sales force and our customers, allowing us to better assess their supply chain requirements, offer just-in-time delivery and respond to short lead-time orders. Our ability to provide leading customer service is enhanced by the breadth of our geographic footprint, as a substantial portion of our customers are located within 250 miles of a facility, allowing us to provide critical value-added services with short turnaround times. We believe the quality of our products and timeliness and reliability of our service have resulted in increased customer loyalty and have significantly enhanced our marketing efforts to new customers.

•	State-of-the-Art Processing Facilities. Our state-of-the-art processing facilities provide a significant advantage over smaller metals service centers that do not have the capital resources to invest in value-added equipment. We recently increased our laser and plasma cutting, painting and other value-added capabilities at select locations, further increasing our ability to quickly and efficiently process metals to customer specified requirements. Our new Port City facility further increases our ability to provide high-value-added and technologically advanced plates and shapes processing. Our value-added services enable our customers to improve their manufacturing processes while also reducing their total cost of manufacturing.

•	Strong Relationships with Key Suppliers. We have established strong relationships with large domestic and international metal suppliers. Because we are a significant customer of our major suppliers we obtain volume discounts and can obtain metal materials in periods of tight supply. For instance, our strong relationships and large purchasing volumes enabled us to maintain ample access to metal when supply became constrained during 2004. Our negotiation of purchase agreements with suppliers is centralized to leverage our buying power and global market insights.

•	Skilled Inventory Management. We manage our inventory to minimize our investment in working capital while maintaining sufficient stock to respond quickly to customer orders. Our inventory and processing services are tailored to the needs of the market where a particular service center is located and our service centers share inventory with each other, thereby improving inventory management and customer service. All of our groups utilize management information systems and computer-aided manufacturing technology to track and allocate inventory on a real-time basis. These advanced information systems combined with our strong regional footprint allow our service centers to lower their overall inventories without limiting our ability to meet our customers’ needs through the sharing of inventory. We believe that our decentralized inventory management processes, monitored by senior leadership with their global market insights, and our recently improved capital structure flexibility have allowed us to react more quickly than most of our competitors to changing metals prices and customer needs, thereby optimizing our use of working capital. Also, due to the countercyclical nature of cash flows in our business, by proactively managing inventory we have been able to generate significant earnings during rising metal price environments and generate significant free cash flow in declining metal price environments.

•	Experienced and Proven Management Team. We have a seasoned senior management team which, on average, has over 20 years of experience in the metals industry and has a deep understanding of the dynamics between the various levels of the supply chain. Our President and Chief Executive Officer, C. Lourenço Gonçalves, has 25 years of experience in the metals industry, including as Chief Executive Officer of California Steel Industries (the largest U.S. steel slab re-roller, which we refer to in this prospectus as “CSI”) which had many of the same value chain dynamics as a service center. Under his leadership, we have implemented a number of operational improvements that have significantly improved our performance. In the last year, we have continued to attract, add and promote quality management talent. Robert McPherson became Chief Financial Officer in December 2005 and Joe Longo, David Martens and Gerard Papazian assumed their new responsibilities as the presidents of the Plates and Shapes Group East, Plates and Shapes Group West and the Building Products Group, respectively. See “Management.”

Our Strategy

Our business strategy includes focusing on the following:

•	Increase Our Market Share of Higher Margin Products. We will maintain our focus on selling higher margin products such as non-ferrous metals as well as products that require significant value-added processing or that are highly customized. This focus will enable us to further leverage our state-of-the-art processing facilities and provide higher margin value-added processing functions such as precision blanking, laser and plasma cutting and painting. We believe this will also enable us to fulfill a greater proportion of our customers’ processing requirements and lead to an increased stability in the demand for our products and services. Both acquisitions completed in May 2006 further this goal.

•

Expand Value-Added Services Provided to Customers. We are focused on expanding the range of our value-added services to enhance our relationships with existing customers and to build new customer relationships. We believe customers recognize the benefit from our ability to provide value-added services, including our new supply chain solutions, and that there are significant opportunities to expand the range of such services in areas such as processing equipment, inventory management and logistics systems. We believe that our size, organizational structure and operating expertise enable us to better provide these value-added services and further differentiate ourselves from smaller metals service centers.

•	Execute Strategic Acquisitions to Improve Market Position. We will continue to look for value-added businesses that we can acquire at reasonable prices. To drive this effort in late-2005, we combined experienced metals industry veterans and deal professionals to form a dedicated acquisitions team. The team has identified and closed two acquisitions to date in 2006, which have bolstered our position in the Plates and Shapes market in the south-central United States and the Building Products market in the northeastern United States. We believe that we were able to acquire these two businesses at reasonable prices and that they will generate meaningful strategic and financial synergies. Our acquisitions team is currently evaluating several additional transactions that complement the higher margin and fastest growing portions of our business. See “—Recent Developments” and “Risk Factors—Risks Related to Our Business—We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.”

•	Capitalize on Changing Market Dynamics and Increasing Demands. As one of the largest metals service centers in the U.S., we intend to use our significant resources to exploit the opportunities presented by the consolidation of steel producers and the fragmentation of our customer base. Steel producers continue to seek long-term relationships with metals service centers that have access to numerous customers, while customers are seeking relationships with metals service centers that can provide a reliable source of high-quality products combined with value-added services. In light of current economic conditions, we believe that demand for products manufactured by our customers will be robust. This increase in end-market demand will drive increased sales of our products and, when combined with the initiatives we have proactively taken to increase the value-added nature of our product mix, is expected to further enhance our profitability and free cash flow.

•	Maintain Strong Focus on Inventory Management. We will continue managing our inventory to maximize our profitability and cash flow while maintaining sufficient inventory to respond quickly to customer orders. In addition, we intend to further integrate our salespeople and operating employees into the operations of our customers to enhance our visibility into in-process orders and allow us to further improve our just-in-time delivery and customer service.

•	Continue to Focus on Improving the Performance of Our Building Products Group. In August 2004, we undertook a restructuring to focus the Building Products Group on the steadily growing residential remodeling industry. As part of this restructuring, we closed 11 underperforming locations, expanded our production capabilities and reduced the operating cost structure of the group. Since that time, the financial performance of the group has improved significantly. We expect it to become an increasingly larger part of our business as we continue to capitalize on the benefits resulting from the restructuring and take advantage of the attractive fundamentals of the residential remodeling industry.

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our notes involves substantial risk. Among others, we are exposed to risks relating to the demand for our goods and services, our supply of raw materials, the competitive and fragmented industry in which we operate and the debt component in our capital structure.

Demand for our goods and services can be adversely affected by many factors, including:

•	competition;

•	downturns in economic cycles, which are difficult to predict and to manage, in the numerous industries we service;

•	significant increases or decreases in the prices for the goods and services we provide to our customers; and

•	impediments to our ability to provide goods and services in a timely manner.

A material interruption in our supply of raw materials could damage our customer relationships. Supply interruptions could result from, among other things, increases in demand for (or reductions in supplies of) a particular raw material or changes in our relationships with our suppliers.

We are in a highly competitive industry. Some of our competitors’ financial resources are more significant than ours, which can enhance our competitors’ ability to access reliable supplies of raw materials, offer customers lower prices and hire and maintain an effective work force.

Our business strategy contemplates a capital structure with leverage, which may be substantial from time to time. The more debt we incur, the more vulnerable we may become to economic cycles, competition and other risks related to our business and our strategy. Increases in debt result in increases in interest costs, exposure to liquidity concerns and limitations on our activities. In addition to providing for scheduled and unscheduled principal repayments, credit agreements, indentures and other credit arrangements impose restrictions on our activities, including our ability to acquire or dispose of assets, repay or incur debt, issue equity, or declare or pay dividends.

The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. You should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Apollo Transaction

On November 30, 2005, Flag Acquisition Corporation, a Delaware corporation, which in turn was a wholly-owned subsidiary of Metals USA holdings Corp., which we refer to in this prospectus as “Metals USA Holdings,” merged with and into Metals USA, with Metals USA as the surviving company. The merger is referred to in this prospectus as the “Merger.” Metals USA is wholly-owned by Flag Intermediate Holdings Corporation, a Delaware corporation, which we refer to in this prospectus as “Flag Intermediate,” which in turn is a wholly-owned subsidiary of Metals USA Holdings. Metals USA Holdings was formed by Apollo Management V, L.P. (which we refer to in this prospectus as “Apollo Management” and, together with its affiliated investment management entities, “Apollo V”) solely for the purpose of consummating the Merger, and it has no assets, obligations, employees or operations other than those resulting from the Merger and this offering.

In connection with the Merger, (a) Metals USA entered into a six-year $450.0 million senior secured asset-based revolving credit facility at the effective time of the Merger, which we refer to in this prospectus as the “ABL facility,” and (b) Flag Acquisition completed a private placement of $275.0 million aggregate principal amount of the old notes and Metals USA, pursuant to the Merger, assumed all liabilities of Flag Acquisition pursuant to the old notes.

In addition, at the effective time of the Merger, Apollo V and certain members of management of Metals USA contributed $140.0 million to Metals USA Holdings, in exchange for common stock of Metals USA Holdings. The proceeds from the issuance of the old notes, borrowings under the ABL facility, and the equity investment by Apollo V and our management members were used to pay the merger consideration to the previous equity holders of Metals USA, to pay-down certain existing debt of Metals USA, and to pay transaction expenses related to the Merger, including $6.0 million of transaction fees paid to Apollo. The issuance of the old notes, the borrowings under the ABL facility on the date of the Merger, the equity investment by Apollo V and our management members, the Merger and other related transactions are collectively referred to in this prospectus as the “Transactions.”

Ownership and Corporate Structure

The following diagram sets forth our ownership and debt structure.

(1)	The ABL facility provides for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility was approximately $423.5 million on March 31, 2006, of which $201.9 million was drawn.
(2)	The notes are guaranteed on a senior secured basis by the guarantors. The notes and the related guarantees will be secured on a first-priority lien basis by substantially all of the assets (other than accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto) of Metals USA and the guarantors and on a second-priority lien basis by the accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto of Metals USA and the guarantors.
(3)	Consists of an Industrial Revenue Bond, which we refer to as an “IRB,” with $5.7 million principal amount outstanding as of March 31, 2006, which is payable on May 1, 2016 in one lump sum payment and $1.3 million in vendor financing and purchase money notes.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange the old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds from the offering of the old notes, after deducting the initial purchasers’ fees and expenses of the offering, was $268.0 million. We used these proceeds to fund the Transactions and pay related fees and expenses.

The following table sets forth the sources and uses of funds in connection with the Transactions.

Sources and Uses of Funds (in millions)
ABL facility(1)	$225.4
Old notes	275.0
Debt Assumed	7.2
Contributed equity(2)	134.0
Warrants Payable	6.4

Total Sources	$648.0

Merger consideration(3)	$458.7
Refinance existing debt	152.5
Transaction expenses(4)	36.8

Total Uses	$648.0

(1)	The ABL facility provides for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves.
(2)	Consists of approximately $136.1 million of cash equity contributed by investment funds associated with Apollo V, plus approximately $3.9 million of equity from management participants less $6.0 million of transaction fees paid to Apollo and accounted for as a reduction in capital.
(3)	Represents payments made to or for the account of our existing equity and warrant holders.
(4)	Includes underwriting discounts, professional fees, transaction fees and other payments made in connection with the Transactions.

Recent Developments

On May 17, 2006, Metals USA purchased all of the assets and business operations of Port City, located in Tulsa, Oklahoma, for approximately $41.3 million, which includes a $5.0 million contingent payout that may be made in 2009 or earlier, subject to certain performance criteria. Founded in 1977, Port City is a value-added processor of steel plate. Port City has experienced very strong sales growth over the past few years with sales in excess of $47 million in 2005. Port City uses cutting-edge technologies in laser, plasma and oxyfuel burning, braking and rolling, drilling and machining, and welding to service its customers. Port City’s range and depth of processing capabilities are highly complementary to the capital investments we have already made in the Plates and Shapes Group and we believe positions us to be the pre-eminent plate processor in the southern United States. Port City operates out of a 486,000 square foot facility and has over 100 full-time employees. Port City’s customers are predominately manufacturers of cranes and other heavy equipment, heat exchangers, and equipment specifically focused on the oil and gas industry. Port City has traditionally purchased metal from service centers and we believe we will gain immediate benefits by consolidating its metal needs into our overall purchasing process. We also expect to realize immediate benefits by selling Port City’s high-value-added products through our sales force and to our existing customer base. We believe Port City is an important addition to the south-central region of our Plates and Shapes Group.

On May 12, 2006, Metals USA purchased all of the assets and operations of Dura-Loc, which has one manufacturing facility located near Toronto, Ontario, Canada and a sales and distribution facility located in California, for approximately $10.4 million Canadian dollars (or approximately U.S. $9.4 million). Dura-Loc, which was established in 1984, is one of the leading stone-coated metal roof manufacturers in North America, and Dura-Loc is also the only manufacturer of such products located in the southern and eastern half of North

America, a market not yet fully developed for the high-end, stone-coated metal products we produce. Dura-Loc had sales of 12.8 million Canadian dollars (or approximately U.S. $11.3 million) during calendar year 2005 utilizing only one product crew. We believe this acquisition gives us significant additional capacity located in a potentially high growth market and that, by transforming Dura-Loc’s production processes to our methodologies, we can reduce Dura-Loc’s cost of production, further improving the benefits of the purchase. We believe the addition of Dura-Loc to our stone-coated metal roofing division, Gerard Roofing Technology, provides us with a more economic and efficient way to gain access to an expanded product mix and leverages the combined sales force and research and development personnel, thereby solidifying our position as one of the largest stone-coated metal roofing manufacturers in North America.

We refer to the acquisitions of Port City and Dura-Loc together as the “recent acquisitions.”

On May 23, 2006 Metals USA Holdings declared a $25 million dividend to its stockholders of record as of that date, which we paid on May 24, 2006, which we refer to in this prospectus as the “May 2006 dividend.”

Principal Stockholder

Apollo was founded in 1990 and is among the most active and successful private equity investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed investments in excess of $13 billion in capital in corporate transactions in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo or in which Apollo has a significant equity investment include, among others, Educate, Inc., Goodman Global, Inc., Hexion Specialty Chemicals, Inc., Nalco Company and United Agri Products.

Metals USA and Flag Intermediate

Metals USA was incorporated in Delaware on July 3, 1996, and began operations upon completion of an initial public offering on July 11, 1997. On November 14, 2001, our predecessor company filed for voluntary protection from its creditors under Chapter 11 of the United States Bankruptcy laws. We emerged from bankruptcy as a public company on October 31, 2002. The principal executive offices of Metals USA, Inc. are at One Riverway, Suite 1100, Houston, Texas 77056, and the telephone number is (713) 965-0990.

We also maintain an internet site at http://www.metalsusa.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Flag Intermediate was incorporated in Delaware on November 3, 2005 in connection with the Transactions. The principal executive office and the telephone number of Flag Intermediate is the same as Metals USA.

Summary of Terms of the Exchange Offer

In connection with the Merger, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the agreement, we agreed to deliver to you this prospectus and to consummate the exchange offer by September 26, 2006. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes if the exchange offer is not consummated by September 26, 2006 does not apply to the exchange notes.

The Exchange Offer

We are offering to exchange up to $275,000,000 aggregate principal amount of our registered 11 1/8% Senior Secured Notes Due 2015, for a like principal amount of our 11 1/8% Senior Secured Notes Due 2015, which were issued on November 30, 2005. Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of old notes, including any broker-dealer, who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date; Withdrawal of tenders

The exchange offer will expire at 5:00 p.m. (New York City time) on                     , 2006, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. We will not extend the exchange offer for more than 60 days after the effective date of this prospectus. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Upon expiration of the exchange offer, we will promptly issue exchange notes for old notes properly tendered (and not withdrawn) and accepted by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, some of which we may waive as long as we waive that condition for all participants. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for tendering old notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed delivery procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on holders of old notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of failure to exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material United States Federal Income tax consequences

The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Material United States Federal Income Tax Consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange agent	Wells Fargo Bank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of Terms of the Exchange Notes

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer	Metals USA, Inc.

Securities Offered	$275,000,000 aggregate principal amount of 11 1/8% Senior Secured Notes Due 2015.

Maturity Date	The exchange notes mature on December 1, 2015.

Interest	The exchange notes bear interest at a rate per annum equal to 11 1/8%, payable semi-annually in arrears, on June 1 and December 1 of each year, commencing on June 1, 2006.

Guarantees

The exchange notes, like the old notes, will be jointly and severally, irrevocably and unconditionally guaranteed on a senior secured basis, subject to certain limitations described herein, by the guarantors. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the notes. See “Description of the Notes—Guarantees.”

On a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries had no net sales and operating income for the year ended December 31, 2005 or the three months ended March 31, 2006 and no assets or liabilities (excluding intercompany liabilities of non-guarantor subsidiaries) as of December 31, 2005 and March 31, 2006.

Collateral

The exchange notes, like the old notes, and the guarantees will be secured by a first-priority lien (subject to certain exceptions and permitted liens) on substantially all our tangible and intangible assets and those of the guarantors (in each case, other than accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto in each case held by us and the guarantors, which will secure the ABL facility on a first-priority lien basis and the notes and the guarantees on a second-priority lien basis), including the following:

•	all the capital stock of Metals USA; and

•	all of the capital stock held by Metals USA, Flag Intermediate and any subsidiary guarantor (which, in the case of any first-tier foreign subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such first-tier foreign subsidiary).

Like with the old notes, the collateral securing the exchange notes on a first-priority lien basis will not include (i) the collateral securing the ABL facility on a first-priority lien basis, (ii) certain excluded assets, (iii) those assets as to which the collateral agent representing the holders of the exchange notes reasonably determines that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (iv) the property securing our outstanding Industrial Revenue Bonds and the letter of credit reimbursement obligations relating thereto and (v) the property securing certain capital leases existing on the issue date or incurred thereafter and certain purchase money obligations existing on the issue date or incurred thereafter.

The exchange notes, like the old notes, and the guarantees will also be secured by a second-priority lien (subject to certain exceptions and permitted liens) on all accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto, in each case held by us and the guarantors. See “Description of the Notes—Security for the Notes.”

Ranking	The exchange notes, like the old notes, and the guarantees will be our senior secured obligations. The indebtedness evidenced by the exchange notes, like the old notes, and the guarantees will rank:

•	equally with all of our and the guarantors’ existing and future senior indebtedness;

•	junior in priority as to collateral that secures the ABL facility on a first-priority lien basis with respect to our and the guarantors’ obligations under the ABL facility, any other debt incurred after November 30, 2005 that has a priority security interest relative to the notes in the collateral that secures the ABL facility, any hedging obligations related to the foregoing debt and all cash management obligations incurred with any lender under the ABL facility;

•	equal in priority as to collateral that secures the notes and the guarantees on a first-priority lien basis with respect to our and the guarantors’ obligations under any other pari passu lien obligations incurred after November 30, 2005; and

•	senior to all of our and the guarantors’ existing and future subordinated indebtedness.

The exchange notes, like the old notes, will also be effectively junior to the liabilities of our non-guarantor subsidiaries.

As of March 31, 2006:

•	Flag Intermediate, we and our subsidiaries had $482.6 million in aggregate principal amount of senior indebtedness (including the old notes and the guarantees) outstanding (excluding unused commitments);

•	we had $1.3 million in aggregate principal amount of indebtedness junior to the old notes outstanding;

•	our non-guarantor subsidiaries did not have any liabilities (excluding intercompany liabilities of non-guarantor subsidiaries).

See “Description of the Notes—Ranking.”

Optional Redemption

Prior to December 1, 2010, we may redeem some or all of the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium.

We may redeem some or all of the exchange notes at any time on or after December 1, 2010 at the respective redemption prices described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

In addition, on or prior to December 1, 2008, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain equity offerings at a redemption price equal to 111.13% of the principal amount of the exchange notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date.

Change of Control

If we experience a change of control and we do not redeem the exchange notes, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

Intercreditor Agreement

We, the guarantors, the trustee of the exchange notes, the collateral agent representing the holders of the exchange notes and the collateral agent representing the lenders under the ABL facility entered into an intercreditor agreement on November 30, 2005. Pursuant to the terms of the intercreditor agreement, the collateral agent representing the holders of the exchange notes will determine the time and method by which the security interests in the collateral securing the exchange notes on a first-priority lien basis will be enforced and the collateral agent representing the lenders under the ABL facility will determine the time and method by which the security interests in the collateral securing the ABL facility on a first-priority lien basis will be enforced. The trustee, the collateral agent representing the holders of the exchange notes and the holders of the exchange notes will not be permitted to enforce the security interests in the collateral securing the exchange notes on a second-priority lien basis even if an event of default has occurred and the exchange notes have been accelerated except in certain specified circumstances. The collateral agent representing the lenders under the ABL facility will be subject to similar restrictions with respect to its ability to enforce its second- priority security interests in the collateral securing the exchange notes on a first-priority lien basis. See “Description of the Notes—Security Documents and Certain Related Intercreditor Provisions—Intercreditor Agreement” and “Risk Factors—Risks Related to an Investment in the Notes.”

Restrictive Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries, to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	pay dividends or make distributions to our stockholders;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	transfer or sell assets;

•	enter into transactions with our affiliates;

•	grant liens on assets;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	materially impair the security interest with respect to the collateral for the benefit of the trustee and the holders of the exchange notes; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Risk Factors—Risks Related to an Investment in the Notes—There may not be sufficient collateral to pay all or any of the notes,” and “Description of the Notes—Certain Covenants.”

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Set forth below is summary historical consolidated financial data and summary unaudited pro forma condensed combined financial data of our business, as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 and for the period from January 1, 2005 to November 30, 2005 for the Predecessor Company discussed below and as of December 31, 2005 and for the period from May 9, 2005 to December 31, 2005 for the Successor Company discussed below have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The Successor Company had no assets and conducted no operations from May 9, 2005 (date of inception) to November 30, 2005. The summary historical consolidated financial data as of December 31, 2003 presented in this table have been derived from our audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus. The March 31, 2005 and 2006 financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of any interim period are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period.

The summary unaudited pro forma condensed combined statements of operations and other financial data for the year ended December 31, 2005 and the three month period ended March 31, 2006, give effect to the Transactions and the May 2006 dividend hereof, in each case as if they had occurred on January 1, 2005. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2006 gives effect to the Transactions and the May 2006 dividend in each case as if they had occurred on March 31, 2006. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The summary unaudited pro forma condensed combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions or the May 2006 dividend had occurred at any date, and such data do not purport to project the results of operations for any future period.

After the consummation of the Transactions, Flag Intermediate and its wholly owned subsidiary Metals USA (along with its consolidated subsidiaries) are referred to collectively in this prospectus as the “Successor Company”. Prior to the consummation of the Transactions, Metals USA (along with its consolidated subsidiaries) is referred to collectively in this prospectus as the “Predecessor Company.” We applied Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) on November 30, 2005, or the closing date of the Merger, and as a result, the Merger consideration was allocated to the respective fair values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements and footnotes are not comparable with those of the Predecessor Company.

As a result of purchase accounting, the Merger consideration was allocated to the respective fair values of the assets acquired and liabilities assumed from the Predecessor Company. The fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the one-month period ended December 31, 2005, the Successor Company’s operating costs and expenses increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. For the three-month period ended March 31, 2006, the Successor Company’s operating costs and expenses increased by $14.0 million ($10.8 million for cost of sales and $3.2 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded.

The pro forma adjustments relating to the Transactions are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein.

The summary historical consolidated and unaudited pro forma condensed combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical				Pro Forma		Historical		Pro Forma
	Predecessor Company			Successor Company			Predecessor Company	Successor Company
	Year Ended December 31,		Period from January 1, 2005 to November 30, 2005	Period from May 9, 2005 (Date of Inception) to December 31, 2005			Three Months Ended March 31,
	2003	2004			2005		2005	2006	2006
	(In millions)			(In millions)
Operations Data:
Net sales(a)	$963.2	$1,509.8	$1,522.1	$116.9	$1,639.	0	$427.6	$429.6	$429.6
Costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	731.6	1,080.1	1,189.3	92.5	1,277.7		333.8	341.0	341.0
Operating and delivery	127.7	144.4	139.1	12.8	151.9		37.8	41.7	41.7
Selling, general and administrative	87.0	109.6	108.5	9.3	118.9		24.3	27.2	27.2
Depreciation and amortization(b)	0.5	2.0	3.1	1.4	16.2		0.7	4.2	4.2

Operating income (loss)	16.4	173.7	82.1	0.9	74.3		31.0	15.5	15.5
Interest expense	5.7	8.4	12.0	4.1	49.3		3.2	12.0	12.4
Other (income) expense	(2.0)	(2.5)	(0.1)	—	(0.1)		(0.2)	(0.1)	(0.1)

Income (loss) before taxes and discontinued operations	12.7	167.8	70.2	(3.2)	25.1		28.0	3.6	3.2
Provision (benefit) for income taxes	5.1	63.3	26.7	(1.2)	10.0		10.7	1.5	1.3

Net income (loss) before discontinued operations	7.6	104.5	43.5	(2.0)	15.1		17.3	2.1	1.9
Income (loss) from discontinued operations, net of taxes	(0.1)	—	—	—	—		—	—	—

Net income (loss)	$7.5	$104.5	$43.5	$(2.0)	$15.1		$17.3	$2.1	$1.9

Cash Flow Data:
Cash flows provided by (used in) operating activities	$26.9	$(128.6)	$170.1	$7.3	N/A		$(3.3)	$(0.1)	N/A
Cash flows provided by (used in) investing activities	(11.8)	(16.0)	(15.8)	(434.5)	N/A		(2.8)	(3.7)	N/A
Cash flows provided by (used in) financing activities	(10.0)	145.8	(120.7)	438.5	N/A		7.8	10.2	N/A
Other Operating Data:
Shipments (in thousands of tons)	1,288	1,502	1,332	107	1,439		365	385	385
Capital expenditures	17.5	17.4	15.9	4.4	20.3		2.8	3.7	3.7
Other Financial Data:
Deficiency of earnings to fixed charges	—	—	—	—	—		—	—	—
Ratio of earnings to fixed charges	2.2x	13.3x	5.1x	0.3x	1.5x		7.1x	1.3x	1.2x
Debt Covenant Compliance
EBITDA(c)	$16.9	$175.7	$85.6	$2.4	$91.0		$31.8	$19.9	$20.0
Adjusted EBITDA(c)	$16.9	$180.7	$101.6	$7.0	$120.6		$31.8	$31.3	$35.0

	Predecessor Company		Successor Company	Successor Company	Pro Forma
	As of December 31,			As of March 31,
	2003	2004	2005	2006
	(In millions)
Balance Sheet Data:
Cash	$11.4	$12.6	$11.3	$17.7	$17.7
Total assets	407.2	710.0	795.3	822.8	822.8
Total debt(d)	118.7	270.6	473.5	483.9	508.9
Total liabilities(d)	206.6	381.8	663.3	687.9	712.9
Stockholders’ equity	200.6	328.2	132.0	134.9	109.9

(a)	Pro forma net sales does not reflect the net sales of Port City or Dura-Loc for the year ended December 31, 2005 or the three months ended March 31, 2006, which were $47.9 million and $14.2 million for Port City and $11.3 million and $2.3 million for Dura-Loc, respectively. The financial information from the recent acquisitions is based on unaudited financial statements for each of Port City and Dura-Loc.

(b)	Excludes depreciation expense reflected in cost of sales for the Building Products Group.
(c)	EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes. Our credit documents and the indenture governing the notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing the notes is Adjusted EBITDA. We have presented Adjusted EBITDA on a pro forma basis since management plans on using Adjusted EBITDA as a benchmark for developing its ongoing measures for performance based bonus plans and because our lenders plan on using Adjusted EBITDA in the manner described above. We believe that pro forma EBITDA and Adjusted EBITDA are more representative of our performance since they give the full year effect to the recent acquisitions. We also believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to in this prospectus as “GAAP”, should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:
•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;
•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and
•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.
Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Predecessor Company			Successor Company	Pro Forma	Historical		Pro Forma
	Year Ended December 31,		Period from January 1, 2005 through November 30, 2005	Period from May 9, 2005 (Date of Inception) to December 31, 2005	Year Ended December 31, 2005	Predecessor Company	Successor Company
						Period from Three Months Ended March 31,
	2003	2004				2005	2006	2006
				(in millions)
Net income (loss)	$7.5	$104.5	$43.5	$(2.0)	$15.1	$17.3	$2.1	$1.9
Depreciation and amortization	0.5	2.0	3.5	1.5	16.7	0.8	4.4	4.4
Interest expense	5.7	8.4	12.0	4.1	49.3	3.2	12.0	12.4
Provision (benefit) for income taxes	5.1	63.3	26.7	(1.2)	10.0	10.7	1.5	1.3
Other (income) expense	(2.0)	(2.5)	(0.1)	—	(0.1)	(0.2)	(0.1)	—
Net income (loss) from discontinued operations, net of taxes	0.1	—	—	—	—	—	—	—

EBITDA	16.9	175.7	85.6	2.4	91.0	31.8	19.9	20.0
Covenant defined adjustments:
Inventory purchase adjustments(1)	—	—	—	4.1	—	—	10.8	10.8
Stock options and grant expense(2)	—	—	15.0	0.4	15.4	—	0.3	0.3
Write-off prepaid expenses as result of Merger(3)	—	—	0.3	—	0.3	—	—	—
Effect of recent acquisitions(4)					12.0			3.6
Facilities closure(5)	—	5.0	—	—	—	—	—	—
Severance costs(6)	—	—	0.7	—	0.7	—	—	—
Management fees(7)	—	—	—	0.1	1.2	—	0.3	0.3

Adjusted EBITDA	$16.9	$180.7	$101.6	$7.0	120.6	$31.8	$31.3	$35.0

Fixed charge coverage ratio(8)	N/A	N/A	N/A	N/A	1.01	N/A	1.69	1.71

(1)	As a result of management’s analysis and evaluation of the replacement cost of inventory as of the closing of the Transactions, a purchase accounting increase in the fair value of inventory of $14.9 million was recorded as of December 1, 2005, with $4.1 million of that amount charged to cost of sales in December 2005 and $10.8 million charged to cost of sales in the first quarter of 2006.
(2)	The Predecessor Company, paid $14.6 million on the closing date of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards. Those amounts were recorded as an administrative expense during the period from January 1, 2005 to November 30, 2005. The remaining stock options and grant expense represented non-cash charges to expense.
(3)	These prepaid amounts were written off as a result of the Transactions.
(4)	Amount represents incremental EBITDA from the recent acquisitions as if they had taken place on January 1, 2005. The financial information from the recent acquisitions is based on unaudited financial statements for each of Port City and Dura-Loc. The recent acquisitions closed after December 31, 2005 and are included in our calculation of pro forma Adjusted EBITDA as permitted by the indenture governing the notes and the credit documents governing the ABL facility. Included in such incremental EBITDA are estimated cost savings and other synergies specifically identified in connection with the recent acquisitions of $2.7 million for the year ended December 31, 2005 and $0.7 million for the three month period ended March 31, 2006. We expect to achieve these synergies during the first year of operation under Metals USA. These estimated synergies include lower feedstock costs due to leveraged purchasing and operational process improvements, lower selling expenses due to better geographic sales coverage and elimination of redundant sales positions, and improved operating results by the impact of additional value-added processing equipment that Port City recently added to its facility. Adjusted EBITDA for the recent acquisitions has been added to the Adjusted EBITDA targets for the annual 2006 performance based bonus plan for our senior officers.
(5)	This amount represents $5.0 million of charges in the Building Products Group for the elimination of one layer of management and closure of eleven facilities in 2004.
(6)	This amount represents severance costs of management personnel that were replaced as part of the Transactions.
(7)	Includes accrued expenses related to the management agreement we have with Apollo, pursuant to which Apollo or its affiliates provide us with management services. See “Certain Relationships and Related Party Transactions—Apollo Management Agreements.”
(8)	This amount represents the fixed charge coverage ratio, which we refer to in this prospectus as the “FCCR” as defined by the ABL facility, which is not applicable for the Predecessor Company which operated under a different revolving credit facility, or for the period from May 9, 2005 (date of inception) to December 31, 2005 of the Successor Company because the FCCR is based on a rolling four-quarter period.

(d)	Pro forma total debt and total liabilities do not reflect $45.7 million of funds from our ABL facility used to acquire the net assets of Port City and Dura-Loc.

RISK FACTORS

Investing in our notes involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our notes, or deciding whether you will or will not participate in our exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of May 24, 2006, our total indebtedness was $554.9 million. We also had an additional $143.8 million available for borrowing under the ABL facility as of that date. As of March 31, 2006, we had $482.6 million of senior indebtedness outstanding, consisting of borrowings under the ABL facility, the notes and IRB, in addition to $1.3 million of junior indebtedness outstanding.

Our substantial indebtedness could have important consequences for you, including:

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow money, dispose of assets or sell equity for our working capital, capital expenditures, dividend payments, debt service requirements, strategic initiatives or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy; and

•	there would be a material adverse effect on our business, financial condition or results of operations if we were unable to service our indebtedness or obtain additional financing, as needed.

Our debt agreements contain restrictions that limit our flexibility in operating our business, and we may not be able to make payments on our indebtedness, which would have a material adverse effect on our business, financial condition or results of operations.

The ABL facility and the indenture governing the notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants generally limit our and our restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under the ABL facility, if our borrowing availability falls below a specified threshold, we are required to satisfy and maintain a minimum fixed charge coverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities—Covenant Compliance.”

Upon the occurrence of an event of default under the ABL facility, the lenders could elect to declare all amounts outstanding under the ABL facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the ABL facility could proceed against the collateral granted to them to secure the ABL facility on a first-priority lien basis. If the lenders under the ABL facility accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition or results of operations, and, in addition, we may not have sufficient assets to repay the notes upon acceleration.

For a more detailed description on the limitations on our ability to incur additional indebtedness, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Financing Activities,” “Certain Indebtedness” and “Description of the Notes—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify some of the risks described above.

The terms of the indenture governing the notes and the ABL facility contain restrictions on us and our subsidiaries’ ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of March 31, 2006, we had approximately $203.1 million available for additional borrowing under the ABL facility, including the subfacility for letters of credit, and the covenants under our debt agreements, including the indenture governing the notes, would allow us to borrow a significant amount of additional indebtedness. In addition, the indenture governing the notes does not limit the amount of indebtedness that may be incurred by Flag Intermediate. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above.

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of March 31, 2006, we had $201.9 million of floating rate debt under the ABL facility. Additionally, we also had an additional $203.1 million available for borrowing under the ABL facility as of that date. A 1% increase in the interest rate on our floating rate debt would increase our fiscal 2006 interest expense under the ABL facility by approximately $2.0 million. If interest rates increase dramatically, we could be unable to service our debt, which could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. The notes, the ABL facility and our other outstanding indebtedness are expected to account for cash interest expense in fiscal 2006 of approximately $50.4 million. Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing; however, this insufficient cash flow may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Furthermore, Apollo has no obligation to provide us with debt or equity financing and we therefore may be unable to generate sufficient cash to service all of our indebtedness, including the notes.

There may not be sufficient collateral to pay all or any of the notes.

The notes are secured on a first-priority lien basis (subject to certain exceptions and permitted liens) by substantially all of our and the guarantors’ assets (other than accounts, inventory and cash and proceeds and products of the foregoing and certain assets related thereto) (the “Notes Collateral”), and such collateral may be shared with our future creditors. As of December 31, 2005, the book value of the Notes Collateral was approximately $171.6 million, net of accumulated depreciation. No appraisal of the fair market value of the Notes Collateral has been prepared in connection with this offering, but we have made purchase price allocations based on Management’s analysis of the fair values (on the Merger date) of the assets acquired and liabilities assumed in the Merger. Obviously, the fair market value of the Notes Collateral will change over time. Based on our analysis of the fair market value of the Notes Collateral, the fair market value of the Notes Collateral is substantially less than the principal amount of the notes. The estimated fair value of our property and equipment is approximately $171.6 million. However, the Notes Collateral will not include any of our real property that has both a cost and a book value of less than $750,000 and certain real property and equipment that is subject to pre-existing liens. The estimated fair value of our property and equipment comprising the Notes Collateral is approximately $164.4 million. The remainder of the Notes Collateral consists primarily of intangible assets with an estimated fair value of $37.3 million. The actual value of the Notes Collateral at any time will depend upon market and other economic conditions. By its nature, the Notes Collateral generally will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the Notes Collateral will likely be insufficient to pay our obligations under the notes in full. Specifically, if the fair market value of the Notes Collateral were to equal its book value at December 31, 2005; the principal amount of the notes would have exceeded the value of the Notes Collateral by approximately $110.6 million.

The notes are also secured on a second-priority lien basis (subject to certain exceptions and permitted liens) by our and each guarantor’s accounts receivable, inventory and cash and proceeds and products of the foregoing and certain assets related thereto (the “ABL Collateral”). The ABL Collateral is subject to a first-priority security interest for the benefit of the lenders under the ABL facility, and may be shared with our future creditors. Although the holders of obligations secured by first-priority liens on the ABL Collateral and the holders of obligations secured by second-priority liens on the ABL Collateral, including the notes, share in the proceeds of the ABL Collateral, the holders of obligations secured by first-priority liens in the ABL Collateral are entitled to receive proceeds from any realization of the ABL Collateral to repay the obligations held by them in full before the holders of the notes and the other obligations secured by second-priority liens in the ABL Collateral receive any such proceeds. No appraisal of the fair market value of the ABL Collateral has been prepared in connection with this offering or the offering of the old notes, but we have made purchase price allocations based on preliminary estimates of the fair values of assets acquired and liabilities assumed, which are subject to change. The estimated fair value of our accounts receivable at December 31, 2005 was $172.9 million and the estimated fair value of our inventory at December 31, 2005 was $350.7 million based on our purchase price allocation. The remainder of the ABL Collateral on December 31, 2005 consisted primarily of $11.3 million in cash. Based on those amounts, the fair value of the ABL Collateral was approximately $343.5 million greater than the $191.4 million of senior secured revolving credit borrowings outstanding as of December 31, 2005. The actual value of the ABL Collateral at any time depends upon market and other economic conditions, and any such value may differ substantially from the appraised or book value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, proceeds from the sale of the ABL Collateral may not be available to satisfy amounts outstanding under the notes and other obligations secured by second-priority liens on the ABL Collateral after payment in full of all obligations secured by first-priority liens on the ABL Collateral. In such an event, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Notes Collateral and ABL Collateral) would only have an unsecured claim against our remaining assets.

In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the notes, have a number of significant exceptions pursuant to which we will be able to sell Notes Collateral without being required to reinvest the proceeds of such sale into assets that will comprise Notes Collateral or to make an offer to the holders of the notes to repurchase the notes. See “Description of the Notes—Certain Covenants—Asset Sales” and “Description of the Notes—Certain Definitions.”

See “—In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.”

As of March 31, 2006, we had approximately $201.9 million of indebtedness outstanding under the ABL facility, with approximately $203.1 million of additional availability under the ABL facility. All indebtedness under the ABL facility is secured by first-priority liens on the ABL Collateral (subject to certain exceptions and permitted liens). In addition, under the terms of the indenture governing the notes, we may grant an additional lien on any property or asset that constitutes ABL Collateral in order to secure any obligation permitted to be incurred pursuant to the indenture. Any such additional lien may be a lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In either case, any grant of additional liens on the ABL Collateral would further dilute the value of the second-priority lien on the ABL Collateral securing the notes.

The rights of holders of the notes with respect to the ABL Collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, any actions that may be taken in respect of the ABL Collateral, including the ability to cause the commencement of enforcement proceedings against the ABL Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of ABL Collateral from the lien of, and waivers of past defaults under, the security documents, has at the direction of the holders of the obligations secured by the first-priority liens and neither the trustee nor the collateral agent, on behalf of the holders of the notes, has the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of the Notes—Security for the Notes” and “Description of the Notes—Amendments and Waivers.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release the ABL Collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Collateral control the disposition of the ABL Collateral, such holders could decide not to proceed against the ABL Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related subsidiary guarantees.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering or the offering of the old notes and the value of the noteholders’ interest in the collateral could be less than the principal amount of the notes. See “—There may not be sufficient collateral to pay all or any of the notes.”

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the ABL Collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the ABL Collateral, thereby maximizing the proceeds of the ABL Collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the ABL Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless we give notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. The occurrence of a change of control would also constitute an event of default under the ABL facility and may constitute an event of default under the terms of our other indebtedness. The terms of the loan and security agreement governing the ABL facility limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under the ABL facility to permit the required repurchase or redemption, but we may not be able to do so. See “Description of the Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require noteholders to return payments received.

The proceeds from the sale of the notes were applied to pay a portion of the purchase price in the Transactions. Flag Intermediate and our existing domestic operating subsidiaries guarantee the notes and certain of our future domestic subsidiaries may guarantee the notes. In addition, the notes and the guarantees are secured by certain collateral owned by the related guarantor. If we or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when we issue the notes or a guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, we or such guarantor received less than reasonably equivalent value or fair consideration and either:

•	were or were rendered insolvent;

•	were left with inadequate capital to conduct our or its business; or

•	believed or reasonably should have believed that we or it would incur debts beyond our or its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty or security agreements with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against us or the guarantors or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes, any guarantee or the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider us or a guarantor insolvent if:

•	the sum of our or its debts, as applicable, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of our or its assets, as applicable;

•	the present fair saleable value of our or its assets, as applicable, was less than the amount that would be required to pay our or its probable liability on our or its existing debts, as applicable, including contingent liabilities, as they become absolute and mature; or

•	we or it could not pay our or its debts as they became due.

Each guaranty will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is insufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. See “—In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.” Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require noteholders to return payments received.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Guarantees.”

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our future foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Related to Our Business

Our business, financial condition and results of operations are heavily impacted by varying metals prices.

Metal costs typically represent approximately 75% of our net sales. Metals costs can be volatile due to numerous factors beyond our control, including domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, adversely affect our net sales, operating margin and net income. Our service centers maintain substantial inventories of metal to accommodate the short lead-times and just-in-time delivery requirements of our customers. Accordingly, we purchase metal in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers, which we base on information derived from customers, market conditions, historic usage and industry research. Our commitments for metal purchases are generally at prevailing market prices in effect at the time we place our orders. We have no substantial long-term, fixed-price purchase contracts. When raw material prices rise, we may not be able to pass the price increase on to our customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we reduce existing inventory quantities, lower margins. There have been historical periods of rapid and significant movements in the prices of metal both upward and downward. Any limitation on our ability to pass through any price increases to our customers could have a material adverse effect on our business, financial condition or results of operations.

Changes in metal prices also affect our liquidity because of the time difference between our payment for our raw materials and our collection of cash from our customers. We sell our products and typically collect our accounts receivable within 45 days after the sale; however, we tend to pay for replacement materials (which are more expensive when metal prices are rising) over a much shorter period, in part to benefit from early-payment discounts. As a result, when metal prices are rising, we tend to draw more on our ABL facility to cover the cash flow cycle from our raw material purchases to cash collection. This cash requirement for working capital is higher in periods when we are increasing inventory quantities as we did at the end of 2004. Our liquidity is thus adversely affected by rising metal prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Operating and Investing Activities.”

Our operating results could be negatively affected during economic downturns because the demand for our products is cyclical.

Many of our products are used in businesses that are, to varying degrees, cyclical and have historically experienced periodic downturns due to economic conditions, energy prices, consumer demand and other factors beyond our control. These economic and industry downturns have been characterized by diminished product demand, excess capacity and, in some cases, lower average selling prices for our products. Therefore, any significant downturn in one or more of the markets that we serve, one or more of the end-markets that our customers serve or in economic conditions in general could result in a reduction in demand for our products and could have a material adverse effect on our business, financial condition or results of operations. Additionally, as an increasing amount of our customers relocate their manufacturing facilities outside of the United States, we may not be able to maintain our level of sales to those customers. As a result of the depressed economic conditions and reduction in construction in the northeastern United States in the years 2000 through the middle of 2002, our customers in such geographic areas had lower demand for our products. Concurrent reduced demand in a number of these markets combined with the foreign relocation of some of our customers could have an adverse effect on our business, financial condition or results of operations.

Our customers sell their products abroad and some of our suppliers buy feedstock abroad. As a result, our business is affected by general economic conditions and other factors outside the United States, primarily in Europe and Asia. Our suppliers’ access to metal, and therefore our access to metal, is additionally affected by such conditions and factors. Similarly, the demand for our customers’ products, and therefore our products, is affected by such conditions and factors. These conditions and factors include further increased prices of steel, enhanced imbalances in the world’s iron ore, coal and steel industries, a downturn in world economies, increases in interest rates, unfavorable currency fluctuations, including the weak U.S. dollar, or a slowdown in the key industries served by our customers. In addition, demand for the products of our Building Products Group could be adversely affected if consumer confidence falls since the results for that group depend on a strong residential remodeling industry, which in turn has been partially driven by relatively high consumer confidence.

We rely on metal suppliers in our business and purchase a significant amount of metal from a limited number of suppliers. Termination of one or more of our relationships with any of those suppliers could have a material adverse effect on our business, financial condition or results of operations because we may be unable to obtain metal from other sources in a timely manner or at all.

We use a variety of metals in our business. Our operations depend upon obtaining adequate supplies of metal on a timely basis. We purchase most of our metal from a limited number of metal suppliers. As of March 31, 2006, the top three metals producers represent a significant portion of our total metal purchasing cost. Termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operations if we were unable to obtain metal from other sources in a timely manner or at all.

In addition, the domestic metals production industry has experienced consolidation in recent years. As of March 31, 2006, the top three metals producers together control over 60% of the domestic flat rolled steel market. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition or results of operations. Consolidation could also result in price increases for the metal that we purchase. Such price increases could have a material adverse effect on our business, financial condition or results of operations if we were not able to pass these price increases on to our customers.

Intense competition among many competitors could adversely affect our profitability.

We are engaged in a highly fragmented and competitive industry. We compete with a large number of other value-added metals processors/service centers on a regional and local basis, some of which may have greater financial resources than us. We also compete, to a much lesser extent, with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. One competitive factor, particularly in the ferrous Flat Rolled business, is price. We may be required in the future to reduce sales volumes to maintain our level of profitability. Increased competition in any of our businesses could have a material adverse effect on our business, financial condition or results of operations.

A failure to retain our key employees could adversely affect our business.

We are dependent on the services of our President and Chief Executive Officer, Mr. C. Lourenço Gonçalves, and other members of our senior management team to remain competitive in our industry. There is a risk that we will not be able to retain or replace these key employees. Our current key employees are subject to employment conditions or arrangements that permit the employees to terminate their employment without notice. Other than a life insurance policy maintained by us on Mr. Gonçalves, for which we are the beneficiary, we do not maintain any life insurance policies for our key employees. The loss of any member of our senior management team could have a material adverse effect on our business, financial condition or results of operations.

From time to time, there are shortages of qualified operators of metals processing equipment. In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. Any failure to retain a sufficient number of such employees in the future could have a material adverse effect on our business, financial condition or results of operations.

We are subject to litigation that could strain our resources and distract management.

We are a defendant in numerous lawsuits. These suits concern issues including product liability, contract disputes, employee-related matters and personal injury matters. It is not feasible to predict the outcome of all pending suits and claims, and the ultimate resolution of these matters as well as future lawsuits could have a material adverse effect on our business, financial condition, results of operations or reputation.

Environmental costs could decrease our net cash flow and adversely affect our profitability.

Our operations are subject to extensive regulations governing waste disposal, air and water emissions, the handling of hazardous substances, remediation, workplace exposure and other environmental matters. Some of the properties we own or lease are located in areas with a history of heavy industrial use, and are near sites listed on the Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA,” National Priority List. See “Business—Government Regulation and Environmental Matters.” CERCLA establishes joint and several responsibility for cleanup without regard to fault for persons who have arranged for disposal of hazardous substances at sites that have become contaminated and for persons who own or operate contaminated facilities. We have a number of properties located in or near industrial or light industrial use areas; accordingly, these properties may have been contaminated by pollutants which would have migrated from neighboring facilities or have been deposited by prior occupants. Some of our properties are affected by contamination from leaks and drips of cutting oils and similar materials used in our business and we have removed and restored such known impacted soils pursuant to applicable environmental laws. The costs of such clean-ups to date have not been material. It is possible that we could be notified of such claims in the future. See “Business—Government Regulation and Environmental Matters.” It is also possible that we could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, we could incur substantial litigation costs in defense of such claims.

Adverse developments in our relationship with our unionized employees could adversely affect our business.

As of the date of this prospectus, approximately 300 of our employees (10%) at various sites are members of unions. We are currently a party to nine collective bargaining agreements with such unions, which expire at various times, including one of which that will expire in 2006 (which covers approximately 1% of our employees). Collective bargaining agreements for all of our union employees expire in each of the next three years. However, no assurances can be given that we will succeed in negotiating new collective bargaining agreements to replace the expiring ones without a strike. Any strikes in the future could have a material adverse effect on our business, financial condition or results of operations. See “Business—Employees” for a discussion of our previous negotiations of collective bargaining agreements.

Metals USA’s predecessor company we emerged from Chapter 11 Reorganization in 2002 and may not be able to achieve profitability on a consistent basis.

Our predecessor company sought protection under Chapter 11 of the Bankruptcy Code in November 2001. Our predecessor company incurred operating losses of $2.6 million and $390.5 million during the ten-month period ended October 31, 2002 and the fiscal year ended December 31, 2001, respectively. Approximately $386.0 million of the 2001 net loss was attributable to write-downs associated with the carrying value of our predecessor company’s goodwill and property and equipment to their then estimated recoverable values. We incurred an operating loss of $0.9 million for the two-month period ended December 31, 2002. Our predecessor company’s equity ownership, board of directors and a portion of its senior management was replaced in connection with our reorganization. We may not be able to sustain profitability or achieve growth in our operating performance. See “Business—Competitive Strengths” and “Business—Strategy.”

Our historical financial information is not comparable to our current financial condition and results of operations because of our use of fresh start accounting in 2002 and purchase accounting in connection with the Transactions and the recent acquisitions.

It may be difficult for you to compare both our historical and future results to our results for the fiscal year ended December 31, 2005. The Transactions were accounted for utilizing purchase accounting, which resulted in a new valuation for the assets and liabilities of Metals USA to their fair values. This new basis of accounting began on November 30, 2005. Allocations are subject to valuations as of the closing date of the Merger. The allocation of the excess purchase price over the book value of the net assets acquired in the Transactions have been based, in part, on preliminary information which continues to be subject to adjustment upon obtaining complete valuation information. In order to facilitate comparison of our results, we have presented, in certain places in this prospectus, combined 2005 Predecessor and Successor statements of operations, but such a presentation is not permitted by GAAP. In addition, the recent acquisitions are, and we expect future acquisitions will be, also accounted for using purchase accounting and therefore similar limitations regarding comparability of historical and future results could arise. Under the purchase method of accounting, the operating results of each of the acquired businesses, including the recent acquisitions, are included in our financial statements only from the date of the acquisitions.

In addition, as a result of our emergence from bankruptcy on October 31, 2002, we were subject to “Fresh-Start Reporting.” Accordingly, our financial information as of any date or for periods after November 1, 2002 is not comparable to our historical financial information before November 1, 2002. This is primarily because the “Fresh-Start Reporting” purchase price allocations required us to reduce the carrying value of the property and equipment we owned at November 1, 2002 to zero. Accordingly, our historical operating results may be of limited use in evaluating our historical performance and comparing it to other periods.

We are controlled by an affiliate of Apollo and its interests as an equity holder may conflict with yours as a creditor.

Flag Intermediate, which is a wholly owned subsidiary of Metals USA Holdings, owns all of our common stock. Metals USA Holdings is an affiliate of, and is controlled by, Apollo V and its affiliates. Accordingly, Apollo V and its affiliates have the power to control us. The interests of Apollo V and its affiliates may not always be aligned with yours. For example, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the notes if the transactions resulted in our being more highly leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or if we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from Metals USA Holdings or other investors to reduce our leverage and pay our debts, while Metals USA Holdings might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Furthermore, Apollo V and its affiliates have no continuing obligation to provide us with debt or equity financing. Additionally, Apollo V and certain of its affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, controlling interests in businesses engaged in the metals service industry that complement or directly or indirectly compete with certain portions of our business.

Further, if they pursue such acquisitions in the metals service industry, those acquisition opportunities may not be available to us. So long as Apollo V and its affiliates continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our business decisions.

We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.

We may not be able to identify suitable acquisition candidates, and the expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could affect our growth or result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Matters Impacting Comparability of Results—Recent Acquisitions.” The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition strategy, which could have an adverse effect on our business, financial condition and results of operations, include:

•	potential disruption of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel;

•	encountering unknown contingent liabilities which could be material; and

•	increasing the scope, geographic diversity and complexity of our operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our expectations with respect to our acquisition activity;

•	our substantial indebtedness described in this prospectus;

•	supply, demand, prices and other market conditions for steel and other commodities;

•	the timing and extent of changes in commodity prices;

•	the effects of competition in our business lines;

•	the condition of the steel and metal markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	the ability of our counterparties to satisfy their financial commitments;

•	tariffs and other government regulations relating to our products and services;

•	operational factors affecting the ongoing commercial operations of our facilities, including catastrophic weather-related damage, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs, unanticipated changes in fuel costs or availability of fuel emission credits or workforce issues;

•	the costs of being a public company, including Sarbanes-Oxley compliance;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow; and

•	general political conditions and developments in the United States and in foreign countries whose affairs affect supply, demand and markets for steel, other metals and metal products.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by September 26, 2006. Old notes in an aggregate principal amount of $275,000,000 were issued on November 30, 2005.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if the exchange offer is not permitted by applicable law or SEC policy;

•	if the exchange offer has not been consummated on or before September 26, 2006;

•	if any initial purchaser so requests on or prior to the 60th day after the consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are required in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters: and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue up to $275,000,000 in principal amount of exchange notes, in the aggregate, in exchange for an equal principal amount of the old notes surrendered under the exchange offer. Old notes may be tendered for the exchange notes only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, each series of notes will be treated as a single class of debt securities under the applicable indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $275,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (or the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire 5:00 p.m. (New York City time) on                     , 2006, unless we extend it in our sole discretion. However, we will not extend the exchange offer for more than 60 days after the effective date of this prospectus.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing. In addition, we will notify the registered holders of old notes, by press release or other public announcement, of the extension no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes before expiration or termination of the exchange offer, including any extensions;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by giving notice or public announcement thereof to the registered holders of old notes. Holders of old notes that tender before or after the offer is extended will have until the new expiration date to withdraw their notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including a waiver of what we determine to be a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and extend the exchange offer for a period deemed adequate by us to permit holders to withdraw their old notes. In any event the extension will be at least five business days. If we amend the exchange offer to condition our offer on valid tenders from a specified percentage of old notes or increase or decrease this percentage we will extend the exchange offer by at least 10 days. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a material change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part and, if necessary, recirculate a revised prospectus. In addition, we will in all events comply with our obligation to promptly issue exchange notes for all old notes properly tendered and accepted for exchange in the exchange offer upon expiration of the exchange offer and will return old notes not accepted for exchange promptly upon termination or expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice of by press release or other public announcement any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled expiration date. We will in all events comply with our obligation to promptly issue exchange notes for all old notes properly tendered and accepted for exchange in the exchange offer upon expiration of the exchange offer or to promptly return old notes not accepted for exchange upon termination or expiration of the exchange offer.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times (provided that, if we waive a condition for one participant in the exchange offer, we must waive that condition for all participants). All conditions to the exchange offer, however, must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

Depending on the facts and circumstances applicable to a particular beneficial owner, including the nominee in whose name the notes are registered and applicable state laws, the transfer of registered ownership may take an indeterminable amount of time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tenders as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes; and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Bldg.—12th Floor
6th & Marquette Avenue	P.O. Box 1517	608 2nd Avenue South
Minneapolis, MN 55479	Minneapolis, MN 55480	Minneapolis, MN 55402
Attn: Reorg	Attn: Reorg	Attn: Reorg
(if by mail, registered or certified recommended)

By Facsimile:		To Confirm by Telephone:
(800) 344-5128; or
(612) 667-6282		(612) 667-9764
Attn: Bondholder Communications		Attn: Bondholder Communications

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

In general, we will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

In addition, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accented in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer taxes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering a memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will defer the costs of this exchange offer and amortize these costs to interest expense over the term of the notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange the old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds from the offering of the old notes, after deducting the initial purchasers’ fees and expenses of the offering, was $268.0 million. We used these proceeds to fund the Transactions and pay related fees and expenses.

The following table sets forth the sources and uses of funds in connection with the Transactions.

Sources and Uses of Funds (in millions)
ABL facility(1)	$225.4
Old notes	275.0
Debt Assumed	7.2
Contributed equity(2)	134.0
Warrants Payable	6.4

Total Sources	$648.0

Merger consideration(3)	$458.7
Refinance existing debt	152.5
Transaction expenses(4)	36.8

Total Uses	$648.0

(1)	The ABL facility provides for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves.
(2)	Consists of approximately $136.1 million of cash equity contributed by investment funds associated with Apollo V, plus approximately $3.9 million of equity from management participants, less $6.0 million of transaction fees paid to Apollo V and accounted for as a reduction in capital.
(3)	Represents payments made to or for the account of equity and warrant holders.
(4)	Includes underwriting discounts, professional fees, transaction fees and other payments made in connection with the Transactions.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of March 31, 2006:

•	on a historical basis; and

•	to give effect to the $25 million dividend Metals USA Holdings declared on May 23, 2006 and paid on May 24, 2006, to its stockholders of record as of May 23, 2006.

This table should be read together with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and notes to those statements, in each case, included elsewhere in this prospectus.

	As of March 31, 2006
	Historical	Pro Forma for May 2006 Dividend
	(In millions)
Cash and cash equivalents	$17.7	$17.7

Total long-term debt:
ABL facility(1)(2)	$201.9	$226.9
Old notes	275.0	275.0
Other long-term debt(3)	7.0	7.0

Total long-term debt	483.9	508.9
Stockholders’ equity	134.9	109.9

Total capitalization	$618.8	$618.8

(1)	The ABL facility provides for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility was approximately $423.5 million on March 31, 2006, of which $201.9 million was drawn and $18.5 million reserved for letters of credit leaving $203.1 million borrowing availability.
(2)	We used $36.3 million and $9.4 million of funds from our ABL facility to acquire the net assets of Port City and Dura-Loc, respectively, which is not reflected herein.
(3)	Consists of an IRB with $5.7 million principal amount outstanding as of March 31, 2006, which is payable on May 1, 2016 in one lump sum payment and $1.3 million in vendor financing and purchase money notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been developed by applying pro forma adjustments to our historical audited and unaudited consolidated statements of operations and our historical unaudited consolidated balance sheet included elsewhere in this prospectus. Each of the unaudited pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 gives effect to the May 2006 dividend as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2005 and for the three month period ended March 31, 2006 each gives effect to the Transactions, and the May 2006 dividend in each case as if they occurred on January 1, 2005.

The summary unaudited pro forma condensed combined financial information are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions or the May 2006 dividend had occurred at any date, and such data do not purport to project the results of operations for any future period.

The historical financial results included in the following pro forma condensed combined financial statements are derived from the Predecessor Company consolidated statement of operations for the period from January 1, 2005 to November 30, 2005, the Successor Company consolidated statement of operations for the period from May 9, 2005 (date of inception) to December 31, 2005, the Successor Company unaudited consolidated statement of operations for the period ending March 31, 2006 and the Successor Company unaudited consolidated balance sheet as of March 31, 2006.

For the following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2005, we have combined into one column the 2005 Predecessor and Successor consolidated statements of operations merely by adding the two columns without any pro forma assumptions. We believe the Predecessor/Successor split of our results for the fiscal year ended December 31, 2005 make it difficult for an investor to compare our historical and future results. GAAP does not allow for such combination of the Predecessor Company’s and the Successor Company’s financial results; however, we believe the combined results provide information that is useful in evaluating our financial performance since the Transactions do not affect the operational activities of Metals USA.

The Merger was accounted for as a purchase, with the Successor Company applying purchase accounting on the closing date of the Merger. As a result, the merger consideration was allocated to the respective fair values of the assets acquired and liabilities assumed from the Predecessor Company. The fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the one-month period ended December 31, 2005, the Successor Company’s operating costs and expenses increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements are not comparable with those of the Predecessor Company.

The pro forma adjustments relating to the Transactions are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein.

The unaudited pro forma condensed combined financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Flag Intermediate Holdings Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of March 31, 2006

	Historical As of March 31, 2006		Adjustments for May 2006 Dividend		Pro Forma
	(In millions)
Cash	$17.7		$—		$17.7
Accounts receivable	204.2				204.2
Inventories	347.9				347.9
Prepaid expenses and other	29.8				29.8

Total current assets	599.6				599.6
Property, plant and equipment	172.9				172.9
Goodwill	13.3	(a)			13.3
Other assets, net	37.0				37.0

Total assets	$822.8		$—		$822.8

Accounts payable	$81.2		$—		$81.2
Accrued liabilities	49.3				49.3
Current maturities of long term debt	0.6				0.6

Total current liabilities	131.1		—		131.1
Revolving credit facility	201.9		25.0	(j)	226.9
Senior secured notes	275.0				275.0
Other long term debt	6.4				6.4
Other non-current liabilities	73.5				73.5

Total liabilities	687.9		25.0		712.9
Common stock	—		—		—
Paid-in-Capital	134.8		(24.9	)(j)	109.9
Retained earnings	0.1		(0.1	)(j)	—

Total equity	134.9		(25.0)		109.9

Total liabilities and equity	$822.8		$—		$822.8

See notes to unaudited pro forma condensed consolidated financial data.

Flag Intermediate Holdings Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Month Period Ended December 31, 2005

	Historical
	Predecessor Company		Successor Company
	Period from January 1, 2005 to November 30, 2005		Period from May 9, 2005 (Date of Inception) to December 31, 2005	Combined 2005	Adjustments for Transactions		Pro Forma for Transactions	Adjustments for May 2006 Dividend		Pro Forma
					(In millions)
Net sales	$1,522.1		$116.9	$1,639.0	$—		$1,639.0	$—		$1,639.0
Costs and expenses:
Cost of sales	1,189.3		92.5	1,281.8	(4.1	)(b)	1,277.7			1,277.7
Operating and delivery	139.1		12.8	151.9	—		151.9			151.9
Selling, general and administrative(i)	108.5	(h)	9.3	117.8	1.1	(c)	118.9			118.9
Depreciation and amortization	3.1		1.4	4.5	11.7	(d)(e)	16.2			16.2

Operating income (loss)	82.1		0.9	83.0	(8.7)		74.3			74.3
Interest expense	12.0		4.1	16.1	31.8	(f)	47.9	1.4	(k)	49.3
Other (income) expense	(0.1)		—	(0.1)	—		(0.1)			(0.1)

Income (loss) before taxes	70.2		(3.2)	67.0	(40.5)		26.5	(1.4)		25.1
Provision (benefit) for income taxes	26.7		(1.2)	25.5	(14.9	)(g)	10.6	(0.6	)(g)	10.0

Net income(k)	$43.5		$(2.0)	$41.5	$(25.6)		$15.9	$(0.8)		$15.1

See notes to unaudited pro forma condensed consolidated financial data.

Flag Intermediate Holdings Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Three Month Period Ended March 31, 2006

	Historical
	Period from January 1, 2006 to March 31, 2006	Adjustments for May 2006 Dividend		Pro Forma
	(in millions)
Net sales	$429.6	$—		$429.6
Costs and expenses:
Cost of sales	341.0			341.0
Operating and delivery	41.7			41.7
Selling, general and administrative(i)	27.2			27.2
Depreciation and amortization	4.2			4.2

Operating income (loss)	15.5	—		15.5
Interest expense	12.0	0.4	(k)	12.4
Other (income) expense	(0.1)	—		(0.1)

Income (loss) before taxes	3.6	(0.4)		3.2
Provision (benefit) for income taxes	1.5	(0.2	)(g)	1.3

Net income	$2.1	$(0.2)		$1.9

See notes to unaudited pro forma condensed consolidated financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL DATA

(dollars in millions)

(a)	The Transactions were consummated on November 30, 2005. The total acquisition costs were allocated to the acquired assets and assumed liabilities of Metals USA based upon estimates of their respective fair values as of the closing date of the Merger using valuation and other studies. Below is a summary of the Transactions:

Historical net assets acquired		$326.2

Purchase price adjustments:
Inventories	14.9
Land	10.8
Machinery and equipment	107.8
Intangibles (customer lists)	22.2
Deferred tax liability	(64.8)
Other long-term liabilities	(3.1)

Total purchase price adjustments	87.8	87.8

Fair value of net assets acquired		414.0

Acquisition costs, net of cash acquired		430.1

Goodwill		$16.1

Recognition of certain tax benefits for the period from December 1, 2005 through March 31, 2006, along with other adjustments, resulted in the reduction of goodwill to $13.3.

(b)	As a result of management’s analysis and evaluation of the replacement cost of inventory as of the closing date of the Merger, a purchase price adjustment of $14.9 (see note (a) above) was recorded with $4.1 of that amount charged to cost of sales in December 2005. This credit reflects the elimination of the $4.1 non-recurring charge from the pro forma results.
(c)	Upon completion of the Transactions, we entered into a management agreement with Apollo pursuant to which Apollo provides us with management services and receives an annual management fee equal to $2.0, payable on March 15 of every year, starting on March 15, 2006. Apollo elected to waive $0.5 of the annual management fee, subject to revocation. In addition, Apollo is entitled to receive a transaction fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions with a value of $25.0 or more, equal to 1% of the gross transaction value of any such transaction. Deferred management fees of $8.6 million were recorded as a current asset, and have been amortized monthly using the straight-line method over the term of the management agreement. The payment obligation under the agreement had been recorded as a current liability of $8.6, at the present value of minimum future annual payments of $1.5.

This adjustment reflects the management fee expense for the period January 1, 2005 through November 30, 2005, the periods in which the management fee is not reflected in the historical information. The related adjustment to interest expense is reflected in note (f).
(d)	Represents $4.4 of additional depreciation as a result of the purchase price adjustments of $107.8 recorded for buildings and machinery and equipment as described in note (a) above. The increase in depreciation expense is calculated using an estimated useful life of 30 years for buildings and 10 years for machinery and equipment.
(e)	Represents $7.3 of additional amortization as a result of the purchase price adjustments of $22.2 allocated to customer lists as described in note (a) above. Customer lists are amortized over periods ranging from three to five years.

(f)	Represents an increase in the interest expense as a result of the notes, the ABL facility, related issuance costs, and the elimination of interest costs attributable to the old revolving credit facility as follows:

Year Ended December 31, 2005
Interest on the notes	$28.0
Amortization of deferred financing costs on the 11 1/8% senior secured notes Due 2015 of Metals USA	0.6
Interest on the ABL facility, offset by reduction in interest on the old revolving credit facility	3.9
Amortization of deferred financing costs for the ABL facility, net of amortization costs on the old revolving credit facility	(1.0)
Interest on management fee obligation to Apollo (see note (g))	0.3

$31.8

The interest expense on the ABL facility is primarily based on a spread over LIBOR. For purposes of calculating pro forma interest expense, average historical LIBOR rates during the respective periods were used, and the spread above LIBOR was from 1.75% to 3.50% to arrive at an interest rate of 5.5%. Each one-quarter percent change in the interest rate would increase pro forma interest expense by $0.5 on an annual basis.

(g)	Reflects an estimated 40% effective tax rate on a pro forma basis. The effective tax rate on a pro forma basis is higher than the effective historical rate because permanent differences represent a higher percentage of income before taxes.
(h)	We incurred certain non-recurring costs related to the Transactions that were charged to the Predecessor Company’s selling, general and administrative expense during the period from January 1, 2005 to November 30, 2005. Such expenses of $15.8 included $14.6 paid by us on the closing of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards related to the long term incentive compensation plan of the Predecessor Company. Additionally, we recorded expenses of $0.8 related to severance costs and $0.4 for other costs associated with the Merger.
(i)	On January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised), “Share Based Payments” and are now required to measure the cost of employee services received in exchange for equity instruments based upon the grant-date fair value. That cost will be recognized over the period during which an employee will be required to provide services. In connection with the closing of the Merger and the Transactions, certain members of management received awards for stock options in Metals USA Holdings. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2005 does not include any adjustments to reflect the cost of the options. Had we been required to record a stock option expense during fiscal year 2005, our selling, general, and administrative costs would have been $0.8 higher than reported. The historical unaudited condensed consolidated statement of operations for the three month period ended March 31, 2006 reflects an expense of $0.3 for equity instruments.
(j)	Represents the $25.0 May 2006 dividend funded by the ABL facility on May 24, 2006.
(k)	Represents increased interest expense related to increased borrowings on the ABL facility used to pay the May 2006 dividend. For purposes of calculating pro forma interest expense, average historical LIBOR rates during the respective periods were used, and the spread above LIBOR was from 2.00% to 3.50% to arrive at an interest rate of 5.7% for fiscal year 2005 and 6.7% for the three month period ending March 31, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

On May 18, 2005, Flag Intermediate and its indirect wholly-owned subsidiary, Flag Acquisition, entered into an agreement and plan of merger with Metals USA. On November 30, 2005, Flag Acquisition merged with and into Metals USA, with Metals USA being the surviving corporation. Flag Intermediate and Flag Acquisition conducted no operations during the period May 9, 2005 (date of inception) to November 30, 2005.

We applied purchase accounting on the closing date of the Merger and, as a result, the merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements and footnotes are not comparable with those of the Predecessor Company.

During 2001, the Predecessor Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, from which it emerged on October 31, 2002. Upon our emergence from bankruptcy, the Predecessor Company adopted “Fresh-Start Reporting” accounting as contained in AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization under the Bankruptcy Code”.

The consolidated financial statements of the Predecessor Company after October 31, 2002 are not comparable to the consolidated financial statements of the Predecessor Company prior to November 1, 2002. The principal differences relate to the exchange of shares of new common stock for pre-petition liabilities subject to compromise, issuance of warrants in exchange for the extinguished old common stock, adjustments to reflect the fresh-start impact on the carrying value of certain non-current assets and elimination of the retained deficit.

The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, and for the period from January 1, 2005 to November 30, 2005 for the Predecessor Company and as of December 31, 2005 and for the period from May 9, 2005 to December 31, 2005 for the Successor Company have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The Successor Company had no assets and conducted no operations from May 9, 2005 (date of inception) to November 30, 2005. The selected historical consolidated financial data as of December 31, 2001, 2002 and 2003 and for each of the two years in the period ended December 31, 2002 presented in this table have been derived from our Predecessor Company’s audited consolidated financial statements not included in this prospectus. The historical consolidated financial data for the three months ended March 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. The March 31, 2005 and 2006 financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. The historical financial statements for the periods not presented herein have been reclassified to give effect to discontinued operations identified during 2002. The results of any interim period are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor Company(1)						Successor Company	Predecessor Company	Successor Company
	Year Ended December 31,	Period from January 1, 2002 to October 31,	Period from November 1, 2002 to December 31,	Year Ended December 31,		Period from January 1, 2005 to November 30,	Period from May 9, 2005 (Date of Inception) to December 31,	Three Months Ended March 31,
	2001	2002(1)	2002	2003	2004	2005	2005	2005	2006
	(dollars in millions, except per share data)
Operation Data:
Net sales	$1,243.0	$833.3	$128.7	$963.2	$1,509.8	$1,522.1	$116.9	$427.6	$429.6
Costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	953.3	639.0	98.7	731.6	1,080.1	1,189.3	92.5	333.8	341.0
Operating and delivery	156.8	110.1	18.3	127.7	144.4	139.1	12.8	37.8	41.7
Selling, general and administrative(3)	118.1	79.5	12.6	87.0	109.6	108.5	9.3	24.3	27.2
Depreciation and amortization(4)	21.3	7.5	—	0.5	2.0	3.1	1.4	0.7	4.2
Integration credits(5)	(2.1)	(3.2)	—	—	—	—	—	—	—
Asset impairment(6)	386.1	3.0	—	—	—	—	—	—	—

Operating income (loss)	(390.5)	(2.6)	(0.9)	16.4	173.7	82.1	0.9	31.0	15.5
Interest expense	49.6	15.8	1.3	5.7	8.4	12.0	4.1	3.2	12.0
Other (income) expense	1.8	(1.1)	0.1	(2.0)	(2.5)	(0.1)	—	(0.2)	(0.1)
Fresh-start adjustments	—	109.7	—	—	—	—	—	—	—
Gain on reorganization	—	(190.6)	—	—	—	—	—	—	—
Reorganization expenses	19.4	28.3	—	—	—	—	—	—	—

Income (loss) before taxes and discontinued operations	(461.3)	35.3	(2.3)	12.7	167.8	70.2	(3.2)	28.0	3.6
Provision (benefit) for income taxes	(52.9)	(15.4)	—	5.1	63.3	26.7	(1.2)	10.7	1.5

Net income (loss) before discontinued operations	(408.4)	50.7	(2.3)	7.6	104.5	43.5	(2.0)	17.3	2.1
Income (loss) from discontinued operations, net of taxes	(0.7)	0.6	(1.0)	(0.1)	—	—	—	—	—

Net income (loss)	$(409.1)	$51.3	$(3.3)	$7.5	$104.5	$43.5	$(2.0)	$17.3	$2.1

	Predecessor Company(1)				Successor Company(2)	Successor Company(2)
	As of December 31,				As of December 31,	As of March 31,
	2001	2002	2003	2004	2005	2006
					(in millions)
Balance Sheet Data:
Cash	$72.4	$6.3	$11.4	$12.6	$11.3	$17.7
Working capital	183.2	318.2	303.4	565.0	453.3	468.5
Total assets	690.1	378.6	407.2	710.0	795.3	822.8
Total debt	501.9	128.7	118.7	270.6	473.5	483.9
Total liabilities	725.2	189.6	206.6	381.8	663.3	687.9
Stockholders’ equity	(35.1)	189.0	200.6	328.2	132.0	134.9
Dividends declared	1.1	—	—	—	—	—

	Predecessor Company(1)						Successor Company	Predecessor Company	Successor Company
	Year Ended December 31, 2001	Period from January 1, 2002 to October 31, 2002(1)	Period from November 1, 2002 to December 31, 2002	Year Ended December 31,		Period from January 1, 2005 through November 30, 2005	Period from May 9, 2005 (Date of Inception) to December 31, 2005	Three Months Ended March 31,
				2003	2004			2005	2006
	(dollars in millions)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$180.5	$8.4	$14.5	$26.9	$(128.6)	$170.1	$7.3	$(3.3)	$(0.1)
Cash flows provided by (used in) investing activities	(109.3)	80.2	6.4	(11.8)	(16.0)	(15.8)	(434.5)	(2.8)	(3.7)
Cash flows provided by (used in) financing activities	(2.6)	(141.9)	(33.7)	(10.0)	145.8	(120.7)	438.5	7.8	10.2
Other Operating Data:
Shipments (in thousands of tons)(8)	1,653	1,126	171	1,288	1,502	1,332	107	365	385

Capital expenditures	16.3	3.0	0.5	17.5	17.4	15.9	4.4	2.8	3.7
Other Financial Data:
Deficiency of earnings to fixed charges	$461.3	—	$2.3	—	—	—	—	—	—
Ratio of earnings to fixed charges(7)	—	2.7x	—	2.2x	13.3x	5.1x	0.3x	7.1x	1.3x

(1)	On October 31, 2002, we emerged from bankruptcy. As a result of the application of “Fresh-Start Reporting,” our financial information as of any date or for any periods after October 31, 2002 is not comparable to our historical financial information before November 1, 2002.
(2)	The Transactions were accounted for as a purchase, with the Successor Company applying purchase accounting on the closing date of the Merger. As a result, the merger consideration was allocated to the respective fair values of the assets acquired and liabilities assumed from the Predecessor Company. The fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the one-month period ended December 31, 2005, the Successor Company’s operating costs and expenses increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. For the three months ended March 31, 2006, the Successor Company’s operating costs and expenses increased by $14.0 million ($10.8 million for cost of sales and $3.2 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements are not comparable with those of the Predecessor Company.
(3)	We incurred certain non-recurring costs related to the Transactions that were charged to the Predecessor Company’s selling, general and administrative expense during the period from January 1, 2005 to November 30, 2005. Such expenses of $15.8 million included $14.6 paid by us on the closing date of the Merger to holders of 1,081,270 vested-in-the-money options and holders of 45,437 restricted stock grant awards related to the long-term incentive compensation plan of the Predecessor Company. Additionally, we recorded expenses of $0.8 million related to severance costs and $0.4 million for other costs associated with the Transactions.
(4)	Excludes depreciation expense reflected in cost of sales for the Building Products Group.

(5)	Reflects unexpended amounts associated with integration accruals made in 1999 and 2001.
(6)	Of the total impairment charges, $288.7 million related to goodwill, $90.3 million related to property and equipment and a $10.1 million charge related to future reserves for personnel and facility costs associated with the disposition of certain properties.
(7)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and discontinued operations plus fixed charges. Fixed charges consist of financing costs and the portion of operational rental expense which management believes is representative of interest within rent expense.
(8)	Expressed in thousands of tons, for our Plates and Shapes and Flat Rolled Groups combined. Shipments in tons is not an appropriate measure for our Building Products Group.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, except where indicated, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data” and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus. In addition, the following discussion and analysis does not take into account the impact on us of the recent acquisitions. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. In addition, certain of the descriptions of our operating and financial measures may not be directly comparable to similar classifications used by other companies.

Overview

We are a leading provider of value-added processed steel, aluminum and specialty metals and manufactured metal components. Approximately 86.1% of our operating income (excluding Corporate) is derived from our metals service center and distribution activities that are segmented into two groups, Plates and Shapes and Flat Rolled. The remaining 13.9% of our operating income (excluding Corporate) is derived from our Building Products Group that manufactures and distributes products primarily related to the residential remodeling industry. We purchase metal from primary producers that generally focus on large volume sales of unprocessed metals in standard configurations and sizes. In most cases, we perform the customized, value-added processing services required to meet the specifications provided by end-use customers. Our Plates and Shapes Group and Flat Rolled Group customers are in the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction/fabrication, consumer durables and electrical equipment businesses, as well as machinery and equipment manufacturers. Our Building Products Group customers are distributors and contractors engaged in the residential remodeling industry.

Matters Impacting Comparability of Results

The Merger with Flag Acquisition. On November 30, 2005, Flag Acquisition, a wholly-owned subsidiary of Flag Intermediate, merged with and into Metals USA, with Metals USA being the surviving corporation. The Merger was consummated pursuant to an agreement and plan of merger by and among Metals USA, Metals USA Holdings and Flag Acquisition. As a result of the Merger, all of our issued and outstanding capital stock is held indirectly by Metals USA Holdings through Flag Intermediate, its wholly owned subsidiary. Flag Intermediate has no assets other than its investment in us, conducts no operations and is a guarantor of both our ABL facility and our notes. Immediately prior to the closing date of the Merger, all outstanding shares of common stock were cancelled in exchange for a cash payment of $22.00 per share of common stock. Investment funds associated with Apollo V own approximately 97% of the capital stock of Metals USA Holdings (or approximately 90% on a fully-diluted basis). The remainder of the capital stock of Metals USA Holdings is held by members of our management.

Although the Merger has not affected our operations, it has significantly affected our results of operations as reported in our financial statements. In 2005, we incurred approximately $15.8 million of nonrecurring expenses relating primarily to stock option redemptions, severance packages and the amortization of certain prepaid expenses in connection with closing the Merger. As a result of the Merger, in the immediate future, we will experience increased non-cash expenses related to the purchase price adjustment and increased interest expense resulting from the larger debt component of our capital structure.

As a result of the Merger, the fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005, operating costs and expenses were increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. The fair value of deferred taxes and long-term liabilities were increased by $64.8 million and $3.1 million. Our intangible assets (customer lists) will be amortized over five years using an accelerated amortization method which approximates their useful life and value to us. Total acquisition costs were allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date of the Merger using valuation and other studies.

As a result of the items discussed below, operating income is not comparable for the periods listed below. Operating income includes charges which affect comparability between periods as follows:

	Predecessor Company		Successor Company	Predecessor Company	Successor Company
		Period from January 1,	Period from May 9, 2005 (Date of
	Year Ended December 31,	2005 to November 30,	Inception) to December 31,	Three Months Ended March 31,
	2004	2005	2005	2005	2006
				(in millions)
Charges Included in Operating Income:
Inventory purchase adjustments (1)	$—	$—	$4.1	$—	$10.8
Stock options and grant expense (2)	—	15.0	0.4	—	0.3
Write-off prepaid expenses as result of Merger (3)	—	0.3	—	—	—
Facilities closure (4)	5.0	—	—	—	—
Severance costs (5)	—	0.7	—	—	—
Management fees (6)	—	—	0.1	—	0.3

(1)	As a result of management’s analysis and evaluation of the replacement cost of inventory as of the closing of the Merger, a purchase adjustment of $14.9 million was recorded as of December 1, 2005 with $4.1 million of that amount charged to cost of sales in December 2005 and $10.8 million charged to cost of sales in the first quarter of 2006.

(2)	The Predecessor Company paid $14.6 million on the closing date of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards. Those amounts were recorded as an administrative expense during the period from January 1, 2005 to November 30, 2005. The remaining stock options and grant expense represented non-cash charges to expense.

(3)	These prepaid amounts were written off as a result of the Transactions.

(4)	This amount represents $5.0 million of charges in the Building Products Group for the elimination of one layer of management and closure of eleven facilities in 2004.

(5)	This amount represents severance costs of management personnel that were replaced as part of the Merger.

(6)	Includes accrued expenses related to the management agreement with Apollo.

Recent Acquisitions. On May 17, 2006, Metals USA purchased all of the assets and business operations of Port City, located in Tulsa, Oklahoma, for approximately $41.3 million, which includes a $5.0 million contingent payout that may be made in 2009 or earlier, subject to certain performance criteria. Founded in 1977, Port City is a value-added processor of steel plate. Port City has experienced very strong sales growth over the past few years with sales in excess of $47 million in 2005. Port City uses cutting-edge technologies in laser, plasma and oxyfuel burning, braking and rolling, drilling and machining, and welding to service its customers. Port City’s range and depth of processing capabilities are highly complementary to the capital investments we have already made in the Plates and Shapes Group and we believe positions us to be the pre-eminent plate processor in the southern United

States. Port City operates out of a 486,000 square foot facility and has over 100 full-time employees. Port City’s customers are predominately manufacturers of cranes and other heavy equipment, heat exchangers, and equipment specifically focused on the oil and gas industry. Port City has traditionally purchased metal from service centers and we believe we will gain immediate benefits by consolidating its metal needs into our overall purchasing process. We also expect to realize immediate benefits by selling Port City’s high-value-added products through our sales force and to our existing customer base. We believe Port City is an important addition to the south-central region of our Plates and Shapes Group.

On May 12, 2006, Metals USA purchased all of the assets and operations of Dura-Loc with one manufacturing facility located near Toronto, Ontario, Canada and a sales and distribution facility located in California for approximately $10.4 million Canadian dollars (or approximately U.S. $9.4 million). Dura-Loc was established in 1984 and, is one of the leading stone-coated metal roof manufacturers in North America. Dura-Loc is also the only manufacturer of such product located in the eastern half of North America, a market not yet fully developed for the high-end, stone-coated metal products we produce. Dura-Loc had sales of only $12.8 million Canadian dollars (or approximately U.S.$11.3 million) during calendar year 2005 utilizing only one product crew. We believe this acquisition gives us significant additional capacity located in a potentially high growth market. We have also determined that by transforming Dura-Loc’s production processes to our methodologies we can reduce Dura-Loc’s cost of production further improving the benefits of the purchase. We believe the addition of Dura-Loc to our stone-coated metal roofing division, Gerard Roofing Technology, provides us with a more economic and efficient way to gain access to an expanded product mix and leverage the combined sales force and research and development personnel, thereby solidifying our position as one of the largest stone-coated metal roofing manufacturers in North America.

Overview of Results

Net sales. We derive the net sales of our Plates and Shapes and Flat Rolled Groups from the processing and sale of metal products to end-users including metal fabrication companies, general contractors and OEMs. Pricing is generally based upon the underlying metal cost as well as a margin associated with customized value- added services as specified by the customer. The net sales of our Building Products Group are derived from the sales of finished goods to local distributors and general contractors who are generally engaged in the residential remodeling industry.

Cost of sales. Our Plates and Shapes and Flat Rolled Groups follow the normal industry practice which classifies, within cost of sales, the underlying commodity cost of metal purchased in mill form and the cost of inbound freight charges together with third-party processing cost, if any. Generally, the cost of metal approximates 75% of net sales for the Plates and Shapes and Flat Rolled Groups. Cost of sales with respect to our Building Products Group includes the cost of raw materials, manufacturing labor and overhead costs, together with depreciation and amortization expense associated with property, buildings and equipment used in the manufacturing process. Amounts included within this caption may not be comparable to similarly titled captions reported by other companies.

Operating and delivery expense. Our operating and delivery expense reflects the cost incurred by our Plates and Shapes and Flat Rolled Groups for labor and facility costs associated with the value-added metal processing services that we provide. With respect to our Building Products Group, operating costs are associated with the labor and facility costs attributable to the distribution and warehousing of our finished goods at our service center facilities. Delivery expense reflects labor, material handling and other third party costs incurred with the delivery of product to customers. Amounts included within this caption may not be comparable to similarly titled captions reported by other companies.

Selling, general and administrative expenses. Selling, general and administrative expenses include sales and marketing expenses, executive officers’ compensation, office and administrative salaries, insurance, accounting, legal, computer systems, and professional services and costs not directly associated with the processing, manufacturing, operating or delivery costs of our products. Amounts included within this caption may not be comparable to similarly titled captions reported by other companies.

Depreciation and amortization. Depreciation and amortization expense represents the costs associated with property, buildings and equipment used throughout the company except for depreciation and amortization expense associated with the manufacturing assets employed by our Building Products Group, which is included within cost of sales.

Inventories. Our inventories are stated at the lower of cost or market and accounted for using a variety of methods including specific identification, average cost and the first-in first-out method of accounting. Rising steel prices result in inventory holding gains, as demonstrated in 2004, and declining prices result in inventory holding losses. Investors are cautioned that our historical inventory gain and loss experience is not necessarily a reliable indicator of our future inventory gains and losses.

Industry Trends

Since 2000, there has been significant consolidation among the major domestic steel producers. The top three steel producers now control over 60% of the domestic flat rolled steel market, up significantly since 2000, which has created a pricing environment characterized by a more disciplined approach to production and pricing. The domestic suppliers have largely exited their non-core metals service and distribution functions to focus on reducing production costs and driving efficiencies from their core metals production activities. Increasingly, metals service centers like us have continued to capture a greater portion of these key functions once served by the major metals producers. Additionally, over the last several quarters the metals service center industry has been exercising better discipline over inventory control. Since mid-2005, the metals service center industry has reduced inventories to multi-year lows while increasing shipment volumes. As a result, the service center element of the industry is well positioned to respond to changing market conditions.

In 2004, increased demand for steel in China, shortages of raw materials such as coking coal, iron ore and oil, increased demand for scrap, the weak U.S. dollar and increased freight rates all contributed to significant increases in process for domestic metal of all types, particularly steel. Further, improved economic conditions in Europe, Asia, and North America contributed to a higher level of demand for steel. During most of 2004, supplies of many products were constrained, which also lead to significant price increases.

In early 2005, the three iron ore suppliers controlling about 80% of the world merchant ore market announced a 71.5% price increase to the integrated steel mills in Europe and Asia. This iron ore price increase was unprecedented, and resulted in cost increases for the European and other large integrated steel mills throughout the world. We anticipate both foreign and domestic mills will have to continue the disciplined practice they implemented in 2004 of passing along such added costs, in the form of both price increases and surcharges. Although the domestic steel producers have demonstrated restraint in curbing manufacturing capacity, earlier in 2005, the decline in automotive build rates in the United States increased the amount of steel available to the domestic manufacturing industries. We believe this excess of supply adversely affected the market price of flat rolled steel which declined through the first eight months of 2005; however, this supply imbalance was resolved. As a result, the mills raised prices in the domestic market in September and October 2005. Demand for steel products remained firm during the fourth quarter of 2005 and into the first quarter of 2006. Pricing for steel products remained relatively steady during this period as market concerns about future increases in imports caused most steel producers to keep prices level in what would otherwise be an ideal opportunity to raise domestic prices. During March and April of 2006, domestic steel producers have announced further price increases as it became apparent that market concerns over imports were exaggerated. The timing of the effect that further price increases will have on the domestic market is difficult to predict, and any number of political or general economic factors could cause metal prices to decline.

Critical Accounting Policies

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Accounts Receivable. We recognize revenue as product is shipped (risk of loss for our products passes at time of shipment), net of provisions for estimated returns. Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of trade accounts and notes receivable. Collections on our accounts receivable are made through several lockboxes maintained by our lenders. The ABL facility requires a lockbox arrangement, which in the absence of default, is controlled by Metals USA. Credit risk associated with concentration of cash deposits is low as we have the right of offset with our lenders for the substantial portion of our cash balances. Concentrations of credit risk with respect to trade accounts receivable are within several industries. Generally, credit is extended once appropriate credit history and references have been obtained. We perform ongoing credit evaluations of customers and set credit limits based upon reviews of customers’ current credit information and payment history. We monitor customer payments and maintain a provision for estimated credit losses based on historical experience and specific customer collection issues that we have identified. Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically based upon our expected ability to collect all such accounts. Generally we do not require collateral for the extension of credit.

Each quarter we consider all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts. Adjustments made with respect to the allowance for doubtful accounts often relate to improved information not previously available. Uncertainties with respect to the allowance for doubtful accounts are inherent in the preparation of financial statements. The rate of future credit losses may not be similar to past experience.

Inventories. Inventories are stated at the lower of cost or market. Our inventories are accounted for using a variety of methods including specific identification, average cost and the first-in first-out, or “FIFO,” method of accounting. We regularly review inventory on hand and record provisions for damaged and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for damaged and slow-moving inventory.

Adjustments made with respect to the inventory valuation allowance often relate to improved information not previously available. Uncertainties with respect to the inventory valuation allowance are inherent in the preparation of financial statements. The rate of future losses associated with damaged or slow moving inventory may not be similar to past experience.

Results of Operations—2005 Successor Company and Predecessor Company Results—Combined Non-GAAP

The following tables present our combined unaudited results for the fiscal year ended December 31, 2005, combining the results for the Successor Company from May 9, 2005 (date of inception) to December 31, 2005, and the results for the Predecessor Company from January 1, 2005 to November 30, 2005.

GAAP does not allow for such combination of the Predecessor Company’s and the Successor Company’s financial results; however, we believe the combined results provide information that is useful in evaluating our financial performance. The combined information is the result of merely adding the two columns and does not include any pro forma assumptions or adjustments. The Successor Company had no assets and conducted no operations from May 9, 2005 (date of inception) to November 30, 2005. We believe the Predecessor/Successor split of our results for the quarter and fiscal year ended December 31, 2005 would make it difficult for an investor to compare historical and future results. The Merger did not affect the operational activities of Metals USA and combining Predecessor and Successor results puts our operational performance into a meaningful format for comparative purposes.

As a result of the Merger, the fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005, operating costs and expenses were increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. The fair value of deferred taxes and long-term liabilities were increased by $64.8 million and $3.1 million. Our intangible assets (customer lists) will be amortized over five years using an accelerated amortization method which approximates its useful life and value to us. Total acquisition costs were allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date of the Merger using valuation and other studies.

	Predecessor Company	Successor Company	Combined Non-GAAP
	Period from January 1, 2005 to November 30, 2005	Period from May 9, 2005 (Date of Inception) to December 31, 2005	Year Ended December 31, 2005
		(in millions)
Net sales	$1,522.1	$116.9	$1,639.0
Cost of sales(1)	1,189.3	92.5	1,281.8
Operating and delivery	139.1	12.8	151.9
Selling, general and administrative	108.5	9.3	117.8
Depreciation and amortization(2)	3.1	1.4	4.5

Operating income	82.1	0.9	83.0
Interest expense	12.0	4.1	16.1
Other (income) expense, net	(0.1)	—	(0.1)

Income (loss) before income taxes and discontinued operations	$70.2	$(3.2)	$67.0

The period from May 9, 2005 (date of inception) to December 31, 2005 includes one month of operations, the month of December, of Metals USA. There is a slight decrease in our business during the winter months because of the impact of inclement weather conditions on the construction industry. This decrease in business, as well as the increase in costs that were associated with purchase accounting of $5.2 million, resulted in a net loss of $3.2 million.

	2005 Combined—By Segment
	Net Sales	%	Operating Income (Loss)%		Capital Expenditures	Shipments(2)
	(in millions, except percentages)
Combined Non-GAAP 2005:
Plates and Shapes	$694.7	42.4%	$68.4	82.4%	$13.7	740
Flat Rolled	770.9	47.0%	35.5	42.8%	2.5	723
Building Products	195.1	11.9%	16.8	20.2%	3.2	—
Corporate and Other	(21.7)	(1.3)%	(37.7)	(45.4)%	0.9	(24)

Total	$1,639.0	100.0%	$83.0	100.0%	$20.3	1,439

Successor Company:
Plates and Shapes	$54.5	46.6%	$4.0	444.4%	$4.1	57
Flat Rolled	51.0	43.6%	0.6	66.7%	0.2	52
Building Products	13.2	11.3%	(0.7)	(77.8)%	0.1	—
Corporate and Other	(1.8)	(1.5)%	(3.0)	(333.3)%	—	(2)

Total	$116.9	100.0%	$0.9	100.0%	$4.4	107

Predecessor Company:
Plates and Shapes	$640.2	42.1%	$64.4	78.4%	$9.6	683
Flat Rolled	719.9	47.3%	34.9	42.5%	2.3	671
Building Products	181.9	12.0%	17.5	21.3%	3.1	—
Corporate and Other	(19.9)	(1.4)%	(34.7)	(42.2)%	0.9	(22)

Total	$1,522.1	100.0%	$82.1	100.0%	$15.9	1,332

(1)	As a result of the Merger-the fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9 million, $118.6 million and $22.2 million, respectively. For the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005, operating costs and expenses were increased by $5.2 million ($4.1 million for cost of sales and $1.1 million of additional depreciation and amortization) as the inventory was sold and additional depreciation and amortization was recorded. On a segment basis, $5.2 million additional operating cost and expense was allocated as follows: Building Products $1.1 million, Flat Rolled $1.9 million, Plates and Shapes $1.6 million, and Corporate $0.6 million.
(2)	Shipments are expressed in thousands of tons and are not an appropriate measure of volume for the Building Products Group.

Combined and Consolidated Results

The table below presents our results of operations for the fiscal years ending December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006 and 2005. The results for the fiscal year ended December 31, 2005 are combined, as described above, and do not conform to GAAP.

	Fiscal Years Ended December 31,						Three Months Ended March 31,
								(unaudited)
	Combined Non-GAAP 2005		Predecessor Company		Predecessor Company		Successor Company		Predecessor Company
		%	2004	%	2003	%	2006	%	2005	%
	(in millions, except percentages)
Net sales	$1,639.0	100.0%	$1,509.8	100.0%	$963.2	100.0%	$429.6	100.0%	$427.6	100.0%
Cost of sales	1,281.8	78.2%	1,080.1	71.5%	731.6	76.0%	341.0	79.4%	333.8	78.1%
Operating and delivery	151.9	9.3%	144.4	9.6%	127.7	13.3%	41.7	9.7%	37.8	8.8%
Selling, general and administrative	117.8	7.2%	109.6	7.3%	87.0	9.0%	27.2	6.3%	24.3	5.7%
Depreciation and amortization	4.5	0.3%	2.0	0.1%	0.5	0.1%	4.2	1.0%	0.7	0.2%

Operating income (loss)	83.0	5.1%	173.7	11.5%	16.4	1.7%	15.5	3.6%	31.0	7.2%
Interest expense	16.1	1.0%	8.4	0.6%	5.7	0.6%	12.0	2.8%	3.2	0.7%
Other (income) expense, net	(0.1)	—	(2.5)	(0.2)%	(2.0)	(0.2)%	(0.1)	—	(0.2)	—

Income before income taxes and discontinued operations	$67.0	4.1%	$167.8	11.1%	$12.7	1.3%	$3.6	0.8%	$28.0	6.5%

Results of Operations by Period

Results of Operations—Three Months Ended March 31, 2006 Compared to March 31, 2005

The following unaudited consolidated financial information reflects our historical financial statements.

	Successor Company		Predecessor Company
	Three Months Ended March 31,
	2006	%	2005	%
	(in millions, except percentages)
Net sales	$429.6	100.0%	$427.6	100.0%
Cost of sales	341.0	79.4%	333.8	78.1%
Operating and delivery	41.7	9.7%	37.8	8.8%
Selling, general and administrative	27.2	6.3%	24.3	5.7%
Depreciation and amortization	4.2	1.0%	0.7	0.2%

Operating income	15.5	3.6%	31.0	7.2%
Interest expense	12.0	2.8%	3.2	0.7%
Other (income) expense, net	(0.1)	—	(0.2)	—

Income before income taxes	$3.6	0.8%	$28.0	6.5%

Net sales. Net sales increased $2.0 million, or 0.5%, from $427.6 million for the three months ended March 31, 2005 to $429.6 million for the three months ended March 31, 2006. The increase in sales was primarily attributable to a 5.5% increase in volumes partially offset by a 5.0% decrease in average realized prices for our Flat Rolled and Plates and Shapes Product Groups. Net sales increased for our Building Products Group by $1.1 million due primarily to higher sales prices.

Cost of sales. Cost of sales increased $7.2 million, or 2.2%, from $333.8 million for the three months ended March 31, 2005, to $341.0 million for the three months ended March 31, 2006. The increase in cost of sales was primarily attributable to a 5.5% increase in volumes and an increase in the average cost per ton, primarily related to a $10.8 million cost related to inventory purchase accounting for our Flat Rolled and Plates and Shapes Product Groups. Cost of sales as a percentage of sales increased from 78.1% in 2005 to 79.4% in the same period in 2006. This percentage increase was primarily due to a larger increase in average costs per ton than in realized sales price per ton.

Operating and delivery. Operating and delivery expenses increased $3.9 million, or 10.3%, from $37.8 million for the three months ended March 31, 2005 to $41.7 million for the three months ended March 31, 2006. Higher labor costs and higher freight costs due to rising fuel prices accounted for over one half of the increase. As a percentage of net sales, operating and delivery expenses increased from 8.8% for the three months ended March 31, 2005 to 9.7% for the three months ended March 31, 2006. This percentage increase was primarily due to a larger growth in operating and delivery expenses as compared to net sales growth.

Selling, general and administrative. Selling, general and administrative expenses increased $2.9 million, or 11.9%, from $24.3 million for the three months ended March 31, 2005 to $27.2 million for the three months ended March 31, 2006. Higher salaries, incentive compensation and to a lesser extent $0.3 million in compensation expense related to the outstanding options under Statement of Financial Accounting Standards No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment,” accounted for a significant portion of the increase. As a percentage of net sales, selling, general and administrative expenses increased from 5.7% for the three months ended March 31, 2005 to 6.3% for the three months ended March 31, 2006. This percentage increase was primarily due to a larger growth in selling, general and administrative expenses as compared to net sales growth.

Depreciation and amortization. Depreciation and amortization increased from $0.7 million for the three months ended March 31, 2005 to $4.2 million for the three months ended March 31, 2006. The revaluation of our long-lived assets to fair value as a result of the Merger caused $3.2 million of the increase. The remaining increase of $0.3 million was due to capital investments in facilities and equipment made during the prior twelve months.

Operating income. Operating income decreased $15.5 million, or 50.0%, from $31.0 million for the three months ended March 31, 2005 to $15.5 million for the three months ended March 31, 2006. The decrease in operating income is primarily due to a $10.8 million increase to cost of sales related to inventory purchase accounting and $3.2 million additional depreciation and amortization on our long-lived assets. Additionally, selling, general and administrative costs increased due to increases in compensation expense. As a percentage of net sales, operating income decreased from 7.2% for the three months ended March 31, 2005 to 3.6% for the three months ended March 31, 2006.

Interest expense. Interest expense increased $8.8 million, from $3.2 million for the three months ended March 31, 2005 to $12.0 million for the three months ended March 31, 2006. This increase was primarily a function of higher debt levels and, to a lesser extent, higher effective interest rates. Our capital structure was significantly different between the two periods due to the Merger that occurred on November 30, 2005. At March 31, 2005, our debt consisted of a revolving credit agreement with an outstanding balance of $261.0 million and other debt totaling $17.4 million. At March 31, 2006, our debt consisted of $275.0 million in outstanding 11 1/8% Senior Secured Notes, $201.9 million in outstanding advances under our ABL facility, and $7.0 million in other debt.

Results of Operations—Combined Year Ended December 31, 2005 Compared to 2004

Net sales. Net sales increased $129.2 million, or 8.6%, from $1,509.8 million for the twelve months ended December 31, 2004 to $1,639.0 million for the twelve months ended December 31, 2005. The increase in sales was primarily attributable to a 13.6% increase in average realized price per ton partially offset by a 4.2% decrease in volumes for our Flat Rolled and Plates and Shapes Product Groups. Net sales increased for our Building Products Group by $12.1 million.

Cost of sales. Cost of sales increased $201.7 million, or 18.7%, from $1,080.1 million for the twelve months ended December 31, 2004, to $1,281.8 million for the twelve months ended December 31, 2005. The increase in cost of sales was primarily attributable to a 25.6% increase in the average cost per ton partially offset by a 4.2% decrease in volumes for our Flat Rolled and Plates and Shapes Product Groups. The increase in the average cost per ton was primarily due to an increase in the cost of raw materials and, to a lesser extent, a $4.1 million increase in costs related to purchase accounting. Cost of sales as a percentage of net sales increased from 71.5% in 2004 to 78.2% in 2005. This percentage increase was primarily due to the combination of higher average costs per ton and to a lesser extent a decrease in volumes for our Flat Rolled and Plates and Shapes Product Groups.

Operating and delivery. Operating and delivery expenses increased $7.5 million, or 5.2%, from $144.4 million for the twelve months ended December 31, 2004 to $151.9 million for the twelve months ended December 31, 2005. This increase was primarily due to increased labor and delivery costs. As a percentage of net sales, operating and delivery expenses decreased from 9.6% for the twelve months ended December 31, 2004 to 9.3% for the twelve months ended December 31, 2005. This percentage decrease was primarily due to higher average realized sales prices being spread over higher net sales in our Flat Rolled and Plates and Shapes Product Groups.

Selling, general and administrative. Selling, general and administrative expenses increased $8.2 million, or 7.5%, from $109.6 million for the twelve months ended December 31, 2004 to $117.8 million for the twelve months ended December 31, 2005. This was principally due to the acceleration of payment of stock based compensation totaling $14.6 million as a result of the Merger. As a percentage of net sales, selling, general and administrative expenses decreased from 7.3% for the twelve months ended December 31, 2004 to 7.2% for the twelve months ended December 31, 2005. This percentage decrease was primarily due to higher average realized sales prices being spread over higher net sales in our Flat Rolled and Plates and Shapes Product Groups.

Depreciation and amortization. Depreciation and amortization increased $2.5 million, or 125%, from $2.0 million for the twelve months ended December 31, 2004 to $4.5 million for the twelve months ended

December 31, 2005. The revaluation of our long-lived assets to fair value as a result of the Merger caused $1.1 million of the increase. The remaining increase of $1.4 million was primarily due to capital investments in facilities and equipment made during the prior twelve months.

Operating income. Operating income decreased $90.7 million, or 52.2%, from $173.7 million for the twelve months ended December 31, 2004 to $83.0 million for the twelve months ended December 31, 2005. This decrease was due primarily to an increase in the cost of raw materials and, to a lesser extent, a one-time cost of $14.6 million associated with the acceleration of payment of stock-based compensation and $5.2 million of additional costs related to purchase accounting.

Interest expense. Interest expense increased $7.7 million, or 91.7%, from $8.4 million for the twelve months ended December 31, 2004 to $16.1 million for the twelve months ended December 31, 2005. This increase was primarily due to the increased debt we incurred as a result of the Merger and, to a lesser extent, on higher interest rates in 2005.

Results of Operations—Year Ended December 31, 2004 Compared to 2003

Net sales. Net sales increased $546.6 million, or 56.7%, from $963.2 million in 2003 to $1,509.8 million in 2004. The increase in sales was primarily attributable to a 42.6% increase in average realized price per ton and a 16.6% increase in volumes for our Flat Rolled and Plates and Shapes Groups. Net sales increased for our Building Products Group by $17.8 million.

Cost of sales. Cost of sales increased $348.5 million, or 47.6%, from $731.6 million in 2003 to $1,080.1 million in 2004. The increase in cost of sales was primarily attributable to a 31.6% increase in the average cost per ton and a 16.6% increase in volumes for our Flat Rolled and Plates and Shapes Groups. Cost of sales as a percentage of net sales decreased from 76.0% in 2003 to 71.5% in 2004. This percentage decrease was due to higher average realized sales prices.

Operating and delivery. Operating and delivery expenses increased $16.7 million, or 13.1%, from $127.7 million in 2003 to $144.4 million in 2004. This increase is primarily due to the increase in shipments. As a percentage of net sales, operating and delivery expenses decreased from 13.3% in 2003 to 9.6% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Selling, general and administrative. Selling, general and administrative expenses increased $22.6 million, or 26.0%, from $87.0 million in 2003 to $109.6 million in 2004. This increase was principally due to higher incentive compensation resulting from increased sales and gross margins, along with $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations in our Building Products Group. As a percentage of net sales, selling, general and administrative expenses decreased from 9.0% in 2003 to 7.3% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Depreciation and amortization. Depreciation and amortization increased $1.5 million, or 300.0%, from $0.5 million in 2003 to $2.0 million in 2004, due to capital investment in facilities and equipment made during the prior twelve months.

Operating income. Operating income increased by $157.3 million, or 959.1%, from $16.4 million in 2003 to $173.7 million in 2004. This increase is due to the improved margins and increased shipments in our Flat Rolled and Plates and Shapes Groups.

Interest expense. Interest expense increased $2.7 million, or 47.4%, from $5.7 million in 2003 to $8.4 million in 2004, primarily as a result of increased borrowings, and to a lesser extent higher interest rates, on our revolving credit facility to support the increased working capital requirements in 2004.

Other (income) expense, net. Other income increased $0.5 million, or 25.0%, from $2.0 million in 2003 to $2.5 million in 2004. These credits relate to settlements or adjustments attributable to the Predecessor Company claims and accruals.

Results of Operations by Segment

The results of operations by segment data for the fiscal year ended December 31, 2005 includes the Predecessor Company results for the period January 1, 2005 through November 30, 2005 combined with the Successor Company results for the period May 9, 2005 (date of inception) through December 31, 2005. See the supplementary table presented after the “—Results of Operations—2005 Successor Company and Predecessor Company Results—Combined Non-GAAP.”

Fiscal Years Ended December 31,	Net Sales	%	Operating Costs and Expenses	%	Operating Income (Loss)%		Capital Expenditures	Shipments(1)
	(in millions, except percentages)
2005 (Combined Non-GAAP):
Plates and Shapes	$694.7	42.4%	$626.3	40.3%	$68.4	82.4%	$13.7	740
Flat Rolled	770.9	47.0%	735.4	47.3%	35.5	42.8%	2.5	723
Building Products	195.1	11.9%	178.3	11.4%	16.8	20.2%	3.2	—
Corporate and Other	(21.7)	(1.3)%	16.0	1.0%	(37.7)	(45.4)%	0.9	(24)

Total	$1,639.0	100.0%	$1,556.0	100.0%	$83.0	100.0%	$20.3	1,439

2004 (Predecessor Company):
Plates and Shapes	$621.0	41.1%	$517.8	38.8%	$103.2	59.4%	$10.3	751
Flat Rolled	723.2	47.9%	641.4	48.0%	81.8	47.0%	2.3	773
Building Products	183.0	12.1%	175.1	13.1%	7.9	4.5%	2.2	—
Corporate and Other	(17.4)	(1.1)%	1.8	0.1%	(19.2)	(10.9)%	2.6	(22)

Total	$1,509.8	100.0%	$1,336.1	100.0%	$173.7	100.0%	$17.4	1,502

2003 (Predecessor Company):
Plates and Shapes	$354.1	36.8%	$342.5	36.2%	$11.6	70.7%	$11.0	663
Flat Rolled	463.6	48.1%	455.9	48.2%	7.7	47.0%	3.1	658
Building Products	165.2	17.1%	152.8	16.1%	12.4	75.6%	2.4	—
Corporate and Other	(19.7)	(2.0)%	(4.4)	(0.5)%	(15.3)	(93.3)%	1.0	(33)

Total	$963.2	100.0%	$946.8	100.0%	$16.4	100.0%	$17.5	1,288

(1)	Shipments are expressed in thousands of tons and are not an appropriate measure of volume for the Building Products Group.

Segment Results—Three Months Ended March 31, 2006 Compared to March 31, 2005

Three Months Ended March 31,	Net Sales	%	Operating Costs and Expenses	%	Operating Income (Loss)%		Capital Expenditures	Shipments(1)
	(in millions, except percentages)
2006 (Successor Company):
Plates and Shapes	$198.4	46.2%	$181.2	43.7%	$17.2	111.0%	$1.9	205
Flat Rolled	191.5	44.6%	185.3	44.8%	6.2	40.0%	0.6	186
Building Products	45.5	10.6%	45.9	11.1%	(0.4)	(2.6)%	1.1	—
Corporate and other	(5.8)	(1.4)%	1.7	0.4%	(7.5)	(48.4)%	0.1	(6)

Total	$429.6	100.0%	$414.1	100.0%	$15.5	100.0%	$3.7	385

2005 (Predecessor Company):
Plates and Shapes	$176.7	41.3%	$157.2	39.6%	$19.5	62.9%	$0.9	181
Flat Rolled	212.4	49.7%	199.0	50.2%	13.4	43.2%	0.5	191
Building Products	44.4	10.4%	41.5	10.5%	2.9	9.4%	1.2	—
Corporate and other	(5.9)	(1.4)%	(1.1)	(0.3)%	(4.8)	(15.5)%	0.2	(7)

Total	$427.6	100.0%	$396.6	100.0%	$31.0	100.0%	$2.8	365

(1)	Shipments are expressed in thousands of tons and are not an appropriate measure of volume for the Building Products Group.

Plates and Shapes. Net sales increased $21.7 million, or 12.3%, from $176.7 million for the three months ended March 31, 2005 to $198.4 million for the three months ended March 31, 2006. This increase is primarily due to a 13.3% increase in volumes partially offset by a 0.9% decrease in the average realized price per ton. The increase in volumes was primarily due to the increased demand for our products.

Operating costs and expenses increased $24.0 million, or 15.3%, from $157.2 million for the three months ended March 31, 2005 to $181.2 million for the three months ended March 31, 2006. This increase was primarily attributable to a 13.3% increase in volumes during the quarter plus additional costs of $4.9 million related to purchase accounting. Operating costs and expenses as a percentage of net sales increased slightly from 89.0% for the three months ended March 31, 2005 to 91.3% for the three months ended March 31, 2006.

Operating income decreased by $2.3 million, or 11.8%, from $19.5 million of income for the three months ended March 31, 2005 to $17.2 million of income for the three months ended March 31, 2006. This decrease is primarily attributable to the $4.9 million purchase accounting adjustment and, to a lesser degree, reduced margins due to decreased average realized prices. As a result, operating income as a percentage of net sales decreased from 11.0% for the three months ended March 31, 2005 to 8.7% for the three months ended March 31, 2006.

Flat Rolled. Net sales decreased $20.9 million, or 9.8%, from $212.4 million for the three months ended March 31, 2005 to $191.5 million for the three months ended March 31, 2006. This decrease is primarily due to a 7.4% decrease in the average realized price per ton and to a lesser extent a 2.6% decrease in volumes. Although prices were generally improving throughout the first quarter of 2006, the ferrous Flat Rolled business remained competitive and, as a result, we elected to reduce sales volume to maintain our level of profitability.

Operating costs and expenses decreased $13.7 million, or 6.9%, from $199.0 million for the three months ended March 31, 2005 to $185.3 million for the three months ended March 31, 2006. This decrease was attributable to a decrease in the cost of raw materials and to a lesser extent a decrease in volumes, offset by $4.0 million in additional costs due to inventory purchase accounting adjustments. Operating costs and expenses as a percentage of net sales, increased from 93.7% for the three months ended March 31, 2005 to 96.8% for the three months ended March 31, 2006. This percentage increase was primarily due to a larger decrease in the average realized price as compared to the decrease in average cost per ton.

Operating income decreased by $7.2 million, or 53.7%, from $13.4 million for the three months ended March 31, 2005 to $6.2 million for the three months ended March 31, 2006. This decrease is primarily attributable to the lower realized prices, a $4.0 million cost related to inventory purchase accounting, and to a lesser extent, a decrease in volume. Operating income as a percentage of net sales decreased from 6.3% for the three months ended March 31, 2005 to 3.2% for the three months ended March 31, 2006.

Building Products. Net sales increased $1.1 million, or 2.5%, from $44.4 million for the three months ended March 31, 2005 to $45.5 million for the three months ended March 31, 2006. The increase in net sales was principally due to price increases.

Operating costs and expenses increased $4.4 million, or 10.6%, from $41.5 million for the three months ended March 31, 2005 to $45.9 million for the three months ended March 31, 2006. This increase is attributable to a $3.3 million cost related to purchase accounting and increased acquisition cost of aluminum raw material. Operating costs and expenses as a percentage of net sales increased marginally from 93.5% for the three months ended March 31, 2005 to 100.9% for the three months ended March 31, 2006.

Operating income decreased by $3.3 million, from $2.9 million for the three months ended March 31, 2005 to an operating loss of $0.4 million for the three months ended March 31, 2006. This decrease is due to the $3.3 million cost related to inventory purchase accounting. Operating income as a percentage of net sales decreased from 6.5% for the three months ended March 31, 2005 to (0.9)% for the three months ended March 31, 2006.

Corporate and other. This category reflects certain administrative costs and expenses management has not allocated to its industry segments. The negative net sales amount represents the elimination of intercompany sales. The operating loss increased $2.7 million, from $(4.8) million for the three months ended March 31, 2005 to $(7.5) million for the three months ended March 31, 2006. This increase is primarily attributable to $1.8 million in cost related to purchase accounting, higher professional fees and insurance costs.

Segment Results—Combined Year Ended December 31, 2005 Compared to December 31, 2004

Plates and Shapes. Net sales increased $73.7 million, or 11.9%, from $621.0 million in 2004 to $694.7 million in 2005. This increase is primarily due to a 13.5% increase in the average realized price per ton partially offset by a 1.5% decrease in volumes. The increase in average realized sales price was primarily due to an industry-wide improvement in supply and demand characteristics for our products.

Operating costs and expenses increased $108.5 million, or 21.0%, from $517.8 million in 2004 to $626.3 million in 2005. This increase was primarily attributable to the higher costs of raw materials. Costs were also increased due to a $1.6 million cost related to purchase accounting. Operating costs and expenses as a percentage of net sales increased from 83.4% in 2004 to 90.2% in 2005. This percentage increase was primarily due to higher average costs per ton together with fixed costs being spread over a lower volume of net sales.

Operating income decreased by $34.8 million, or 33.7%, from $103.2 million in 2004 to $68.4 million in 2005. This decrease is primarily attributable to the increase in the cost of raw materials and, to a lesser extent, on an additional $1.6 million cost related to purchase accounting. Operating income as a percentage of net sales decreased from 16.6% in 2004 to 9.8% in 2005.

Flat Rolled. Net sales increased $47.7 million, or 6.6%, from $723.2 million in 2004 to $770.9 million in 2005. This increase is primarily due to a 14.0% increase in the average realized price per ton partially offset by a 6.5% decrease in volumes. The increase in average realized sales prices was primarily due to an industry-wide improvement in supply and demand characteristics for our products.

Operating costs and expenses increased $94.0 million, or 14.7%, from $641.4 million in 2004 to $735.4 million in 2005. This increase was primarily attributable to the higher cost of raw materials partially offset by decreased volumes. Costs were also increased by $1.9 million related to purchase accounting. Operating costs and expenses as a percentage of net sales increased from 88.7% in 2004 to 95.4% in 2005. This percentage increase was primarily due to higher average costs per ton together with fixed costs being spread over a lower volume of net sales.

Operating income decreased by $46.3 million, or 56.6%, from $81.8 million in 2004 to $35.5 million in 2005. This decrease is primarily attributable to the increase in the cost of raw materials and to a lesser extent a $1.9 million cost related to purchase accounting. Operating income as a percentage of net sales increased from 11.3% in 2004 to 4.6% in 2005.

Building Products. Net sales increased $12.1 million, or 6.6%, from $183.0 million in 2004 to $195.1 million in 2005. The increase in net sales was principally due to price increases and to a lesser extent increased demand for these products.

Operating costs and expenses increased $3.2 million, or 1.8%, from $175.1 million in 2004 to $178.3 million in 2005, primarily due to higher sales. This increase was primarily driven by higher material costs and a $1.1 million cost related to purchase accounting. Operating costs and expenses as a percentage of net sales decreased from 95.7% in 2004 to 91.4% in 2005. Additionally, in 2004, we incurred $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations. These costs include $2.9 million in accrued expenses related to the disposal of real estate leases and $2.1 million in severance expense.

Operating income increased by $8.9 million, or 112.7%, from $7.9 million in 2004 to $16.8 million in 2005. This increase was primarily due to price increases partially offset by a $1.1 million cost related to purchase accounting. Operating income as a percentage of net sales increased from 4.3% in 2004 to 8.6% in 2005.

Corporate and other. This category reflects certain administrative costs and expenses that we have not allocated to our industry segments. These costs include compensation for executive officers, insurance, professional fees for audit, tax and legal services and data processing expenses. The negative net sales amount represents the elimination of inter-company sales. The operating loss increased $18.5 million, or 96.4%, from $19.2 million in 2004 to $37.7 million in 2005. This increase is primarily attributable to costs related to the completion of the Merger, including $14.6 million paid on the closing date of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards which was expensed in November 2005.

Segment Results—Year Ended December 31, 2004 Compared to December 31, 2003

Plates and Shapes. Net sales increased $266.9 million, or 75.4%, from $354.1 million in 2003 to $621.0 million in 2004. This increase is primarily due to a 54.7% increase in the average realized sale price per ton and a 13.3% increase in volumes. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills and a higher level of demand from the improved U.S. economy.

Operating costs and expenses increased $175.3 million, or 51.2%, from $342.5 million in 2003 to $517.8 million in 2004. This increase was attributable to the higher costs of raw materials and to a lesser extent the increased volumes. Operating costs and expenses as a percentage of net sales decreased from 96.7% in 2003 to 83.4% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Operating income increased by $91.6 million, from $11.6 million in 2003 to $103.2 million in 2004. This increase is primarily attributable to increased volumes and sales prices that increased faster than our material costs in 2004. Operating income as a percentage of net sales increased from 3.3% in 2003 to 16.6% in 2004.

Flat Rolled. Net sales increased $259.6 million, or 56.0%, from $463.6 million in 2003 to $723.2 million in 2004. This increase is primarily due to a 32.7% increase in the average sales price per ton and a 17.5% increase in volumes. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills and a higher level of demand from the improved U.S. economy.

Operating costs and expenses increased $185.5 million, or 40.7%, from $455.9 million in 2003 to $641.4 million in 2004. This increase was attributable to the higher cost of raw materials and to a lesser extent from increased volumes. Operating costs and expenses as a percentage of net sales decreased from 98.3% in 2003 to 88.7% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Operating income increased by $74.1 million, from $7.7 million in 2003 to $81.8 million in 2004. This increase is primarily attributable to increased volumes and sales prices that increased faster than our material costs in 2004. Operating income as a percentage of net sales increased from 1.7% in 2003 to 11.3% in 2004.

Building Products. Net sales increased $17.8 million, or 10.8%, from $165.2 million in 2003 to $183.0 million in 2004. The increase in net sales was principally due to increased demand for these products, and to a lesser extent price increases.

Operating costs and expenses increased $22.3 million, or 14.6%, from $152.8 million in 2003 to $175.1 million in 2004, primarily due to higher sales volume and $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations. Specifically, these costs include $2.9 million in accrued expenses related to the disposal of real estate leases and $2.1 million in severance expense. To a lesser extent, increased cost of raw materials and product realignment initiatives taken by new division management also contributed to the increase. Operating costs and expenses as a percentage of net sales increased from 92.5% in 2003 to 95.7% in 2004.

Operating income decreased by $4.5 million, or 36.3%, from $12.4 million in 2003 to $7.9 million in 2004. This decrease is due to primarily to $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations. Operating income as a percentage of net sales decreased from 7.5% in 2003 to 4.3% in 2004.

Corporate and other. This category reflects certain administrative costs and expenses that we have not allocated to our industry segments. These costs include compensation for executive officers, insurance, professional fees for audit, tax and legal services and data processing expenses. The negative net sales amount represents the elimination of inter-company sales. The operating loss increased $3.9 million, or 25.5%, from $15.3 million in 2003 to $19.2 million in 2004. This increase is primarily attributable to increased incentive compensation costs and professional fees associated with our Sarbanes-Oxley compliance initiatives, offset by lower costs for workers compensation insurance.

Liquidity and Capital Resources

As discussed below, our primary sources of liquidity are our cash flows from operations and borrowings under our ABL facility.

Operating and Investing Activities

Although we do not produce any metal, our financial performance is affected by changes in metal prices. As a processor and distributor of metal products, we maintain a constant inventory of steel and other metals that are subject to market pricing changes. When metal prices rise, we generally are able to sell our products at prices that are higher than their historical costs; accordingly, our working capital (which consists primarily of accounts receivable and inventory) requirements and our profitability tend to increase in a rising price environment. Conversely, when metal prices fall, our working capital requirements and our profitability tend to decrease. From January through August of 2005 prices were in a general state of decline. As a consequence, our working capital (current assets less current liabilities) decreased from $565.0 million at December 31, 2004 to $453.3 million at December 31, 2005 primarily resulting from a $112.2 million decrease in inventory and a $0.6 million decrease in accounts receivable.

For the three months ended March 31, 2006, our working capital increased from $453.3 million at December 31, 2005 to $467.7 million at March 31, 2006, primarily resulting from a $32.2 million increase in accounts receivable attributed to a $41.1 million quarter over quarter increase in sales. The increase in working capital and more specifically, accounts receivable is a result of normal seasonal sales trends as we moved from our historically slower fourth quarter to an historically improving first quarter.

Changes in metal prices also affect our liquidity because of the time difference between our payment for our raw materials and our collection of cash from our customers. We sell our products and typically collect our accounts receivable within 45 days after the sale; however, we tend to pay for replacement materials (which are more expensive when metal prices are rising) over a much shorter period, primarily to benefit from early-payment discounts that are substantially higher than our cost of incremental debt. As a result, when metal prices are rising, we tend to draw more on our ABL facility to cover the cash flow cycle from material purchase to cash collection. When metal prices fall, we can replace our inventory at lower cost and, thus, generally do not need to access our ABL facility as much to cover the cash flow cycle. We believe our cash flow from operations, supplemented with the cash available under our ABL facility will provide sufficient liquidity to meet the challenges and obligations we face during the current metal price environment. Additionally, we intend to look for value-added businesses that we can acquire at reasonable prices. We intend to use cash flows from operations and excess cash available under our ABL facility to fund future acquisitions.

Our ability to make borrowings under the ABL facility (and our ability to avoid paying down borrowed amounts under the ABL facility to increase availability) is dependent in part upon Adjusted EBITDA as defined in the ABL facility and the indenture governing the notes. Adjusted EBITDA is a component used in ratios used in our credit documents to measure our compliance with certain restrictive covenants, and to determine the interest rate charged under the ABL facility from time to time. Adjusted EBITDA determines in part whether, under the ABL facility or the indenture, we may engage in certain transactions with affiliates, merge, consolidate or enter into any similar significant business combinations, make distributions or redeem indebtedness or incur additional indebtedness. In addition, under the indenture governing the notes, Adjusted EBITDA determines in part whether we may redeem certain outstanding indebtedness with proceeds from significant asset sales or sales of equity securities and whether we may designate a subsidiary as unrestricted and free of certain of the limitations under the indenture. If we breach any of the covenants in our credit documents our outstanding indebtedness could be declared immediately due and payable. See “ —Financing Activities” and “Description of the Notes—Certain Covenants.”

The year ended December 31, 2005 includes the combined results for the Successor Company from May 9, 2005 (date of inception) to December 31, 2005, and the Predecessor Company from January 1, 2005 to November 30, 2005.

GAAP does not allow for such combination of the Predecessor Company’s and the Successor Company’s financial results; however, we believe the combined results provide information that is useful in evaluating our financial performance. The combined information is the result of merely adding the two columns and does not include any pro forma assumptions or adjustments. The Successor Company had no assets and conducted no operations from May 9, 2005 (date of inception) to November 30, 2005. We believe the Predecessor/Successor split of our results for the quarter and fiscal year ended December 31, 2005 would make it difficult for an investor to compare historical and future results. The Merger did not affect the operational activities of Metals USA and combining Predecessor and Successor results puts our operational performance into a meaningful format for comparative purposes.

	Historical				Combined Non-GAAP	Historical
	Predecessor Company			Successor Company		Predecessor Company	Successor Company
	Year Ended December 31,		Period from January 1, 2005 to November 30, 2005	Period from May 9, 2005 (Date of Inception) to December 31, 2005	Year Ended December 31, 2005	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
	2003	2004
				(in millions)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$26.9	$(128.6)	$170.1	$7.3	$177.4	$(3.3)	$(0.1)
Cash flows provided by (used in) investing activities	(11.8)	(16.0)	(15.8)	(434.5)	(450.3)	(2.8)	(3.7)
Cash flows provided by (used in) financing activities	(10.0)	145.8	(120.7)	438.5	317.8	7.8	10.2

Three Months Ended March 31, 2006 Compared to March 31, 2005

During the three months ended March 31, 2006, net cash used in operating activities was $0.1 million. While we had operating income of $15.5 million during the three months ended March 31, 2006, $32.2 million of cash was used to fund accounts receivable requirements which was offset by an increase in payables. During the three months ended March 31, 2005, net cash used by operating activities was $3.3 million. While we had operating income of $31.0 million during the three months ended March 31, 2005, $29.2 million of cash was used to fund accounts receivable requirements.

Net cash used by investing activities for the three months ended March 31, 2006 was $3.7 million. The most significant capital investments during the three months consisted of asset purchases related to our new laser cutting equipment in New Orleans, Louisiana and expansion of our Plates and Shapes facility in Greensboro, North Carolina. Net cash used by investing activities for the three months ended March 31, 2005 was $2.8 million consisting of assets purchases.

Net cash provided by financing activities was $10.2 million for the three months ended March 31, 2006 and consisted primarily of net borrowings on the revolving credit facility. Net cash provided by financing activities for the three months ended March 31, 2005 was $7.8 million and consisted primarily of borrowings on the revolving credit facility.

Combined Year Ended December 31, 2005 Compared to December 31, 2004

During the year ended December 31, 2005, net cash provided by operating activities was $177.4 million. We had operating income of $83.0 million in 2005, and $124.8 million of cash was provided by the reduction of inventory and collection of accounts receivable. During the year ended December 31, 2004, net cash used in operating activities was $128.6 million which consisted of operating income of $173.7 million in 2004 offset by $275.4 million of cash used to fund inventory and accounts receivable requirements in concert with rising steel prices during the year.

Net cash used by investing activities for the year ended December 31, 2005 was $450.3 million and consisted of Flag Intermediate’s acquisition of Metals USA pursuant to the Merger for $430.1 million and the purchase of assets of $20.3 million, which was partially offset by the sales of assets of $0.1 million. The most significant capital investments during the year included an acquisition of new laser cutting equipment at our Plates and Shapes facility in the New Orleans area, the expansion of our Plates and Shapes facility in Greensboro, North Carolina, and the purchase of our Plates and Shapes facilities in Newark, New Jersey and York, Pennsylvania. Net cash used by investing activities for the year ended December 31, 2004 was $16.0 million and consisted of the purchase of assets of $17.4 million, partially offset by the sales of assets of $1.4 million. The most significant capital investments made during 2004 were the expansion and purchase of new paint line equipment for our Plates and Shapes facility near New Orleans and the expansion of our Plates and Shapes facility near Dallas, Texas.

The foregoing discussion of the principal sources and uses of cash should be read in conjunction with our Consolidated Statements of Cash Flows included elsewhere in this prospectus. See also “Selected Historical Consolidated Financial Data.”

Net cash provided by financing activities was $317.8 million for the year ended December 31, 2005 and consisted primarily of the proceeds from the issuance of our notes, $191.4 million of borrowings under our ABL facility, and the net capital contribution from Apollo V and certain members of management of $134.0 million. These were partially offset by payments of $107.7 million under our previous credit facility and the final payment of $145.3 million to payoff and terminate that facility as a result of the Merger. Net cash provided by financing activities was $145.8 million for the year ended December 31, 2004 and consisted primarily of net borrowings on the revolving credit facility.

Financing Activities

The ABL Facility

Overview. The ABL facility provides for borrowings, subject to a borrowing base calculation, of up to $450.0 million and will enable us to borrow and repay funds as needed. The ABL facility is initially comprised of $415.0 million of Tranche A Commitments and $35.0 million of Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would otherwise be in effect. Subject to certain conditions, the Tranche A-1 Commitments may be reduced or terminated at any time and, upon the reduction or termination of the Tranche A-1 Commitments, the Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. On May 31, 2006, the Tranche A-1 Commitments will automatically be reduced to $25.0 million (with a corresponding increase in the Tranche A Commitments), unless previously reduced below $25.0 million.

Borrowing Base. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves. Our borrowing availability fluctuates daily with changes in eligible receivables and inventory, less outstanding borrowings and letters of credit. The borrowing base is equal to the lesser of (a) the aggregate amount of the Tranche A Commitments and the Tranche A-1 Commitments and (b) the sum of:

•	85% of the net amount of eligible accounts receivable;

•	the lesser of (x) 70% of the lesser of the original cost or market value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory;

•	at all times prior to the termination of the Tranche A-1 Commitments,

•	prior to May 31, 2006, the sum of 5% of the net amount of eligible accounts receivable and 10% of the net orderly liquidation value of eligible inventory; or

•	thereafter, the sum of 5% of the net amount of eligible accounts receivable and 5% of the net orderly liquidation value of eligible inventory.

Initial borrowings under the ABL facility were used to repay the outstanding amounts drawn under our existing revolving credit facility and to fund other costs and expenses related to the Transactions. The loan and security agreement governing the ABL facility provides for up to $15.0 million of swing-line loans and up to $100.0 million for the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swing-line loans will reduce borrowing availability under the ABL facility on a dollar-for-dollar basis.

As of March 31, 2006, we had eligible collateral of $423.5 million, $201.9 million in outstanding advances, $18.5 million in open letters of credit and $203.1 million in additional borrowing capacity.

We used $36.3 million and $9.4 million of funds from the ABL facility to acquire the net assets of Port City and Dura-Loc, respectively. Due to these increased borrowings under the ABL facility, our interest expense is expected to increase.

Guarantees and Security. Substantially all of our subsidiaries are defined as “borrowers” under such agreement. The obligations under the ABL facility are guaranteed by Flag Intermediate and certain of our future domestic subsidiaries and are secured (i) on a first-priority lien basis by our, the other borrowers’ and the guarantors’ accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto and (ii) on a second-priority lien basis by substantially all of our, the other borrowers’ and the guarantors’ other assets, subject to certain exceptions and permitted liens.

Interest Rate and Fees. Interest is calculated based upon a margin (established within a specific pricing grid for loans utilizing Tranche A Commitments) over reference rates. The marginal rates vary with our financial performance as measured by the fixed charge coverage ratio. The fixed charge coverage ratio is determined by dividing (i) the sum of Adjusted EBITDA (as defined by the loan and security agreement governing the ABL facility) minus income taxes paid in cash minus non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt.

The interest rates with respect to loans utilizing the Tranche A Commitments are, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; plus, in each case, an applicable margin ranging between 0.25% and 0.00% as determined in accordance with the loan agreement or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility. The interest rates with respect to loans utilizing the Tranche A-1 Commitments are, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin of (1) initially, 1.75% and (2) after the first adjustment date under the ABL facility, 1.50% or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin of (a) initially, 3.75% and (b) after the first adjustment date under the ABL facility, 3.50%.

A commitment fee is payable on any unused commitments under the ABL facility of 0.25% per annum. The applicable base rate and the effective LIBOR rate were 7.75% and 5.00% at March 31, 2006.

Certain Covenants. The ABL facility contains customary representations, warranties and covenants as a precondition to lending, including a material adverse change in the business, and limitations on our ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, create or incur certain liens, make certain loans or investments, make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions, and engage in certain transactions with affiliates. In addition, the ABL facility requires a lock-box arrangement, which in the absence of default, is controlled by us.

The most significant of our affirmative, negative and subjective covenants under the loan and security agreement governing the ABL facility are: (i) the maintenance of a borrowing base availability of at least $45.0 million, or, if such required borrowing base availability is not maintained, the maintenance of the fixed charge coverage ratio, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and quarterly dividends. There are no limitations with respect to capital expenditures. As long as our borrowing availability is $45.0 million or greater, we do not have to maintain a minimum fixed charge coverage ratio. Should borrowing availability fall below $45.0 million, we must maintain a fixed charge coverage ratio of 1.0 to 1.0.

Additionally, payments to affiliates are limited to the greater of $3.0 million or 3% of Adjusted EBITDA (as defined in the loan and security agreement governing the ABL facility) provided borrowing availability equals at least $25.0 million. Further, distributions in respect of capital stock are limited to the payment of up to $25.0 million, plus $5.0 million for each full fiscal quarter (with any amount not used in any fiscal quarter being permitted to be used in succeeding fiscal quarters), plus 50% of cumulative consolidated net income, or if a loss, minus 100% of the amount thereof, plus 100% of the aggregate net proceeds received by us from certain sales and issuances of capital stock or from certain capital contributions, of dividends in any fiscal quarter provided that borrowing availability is greater than $50.0 million.

The Notes

On the closing date of the Merger, we received approximately $268.0 million of net cash proceeds from the sale of the old notes, after deducting discounts and estimated expenses of the offering. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. The indenture governing the notes contains the covenants described under “Description of the Notes—Certain Covenants.”

Cash interest expense for the year ended December 31, 2005 was $11.0 million. After giving effect to the Transactions, pro forma cash interest expense as of the same date was $47.9 million.

As of March 31, 2006, we were in compliance with all of the debt covenants including those of the loan and security agreement governing the ABL facility and the indenture governing the old notes. Further, as of March 31, 2006, our debt as a percentage of total capitalization (debt plus stockholders equity) was 78.2%. Both the loan and security agreement governing the ABL facility and the indenture governing the notes contain restrictions as to the payment of dividends. As of March 31, 2006, under the most restrictive of these covenants the maximum amount of dividends that could be paid was $31.3 million.

We believe the cash flow from operations, supplemented by the cash available under the ABL facility, will be sufficient to enable us to meet our debt service and operational obligations as they come due for at least the next twelve months.

Covenant compliance

Our FCCR as defined by the ABL facility is calculated based on a numerator consisting of Adjusted EBITDA less cash taxes and capital expenditures, and a denominator consisting of interest expense and certain distributions. As of March 31, 2006, this FCCR was 1.69 as compared to a required FCCR of 1.00. As of March 31, 2006, we had $203.1 million of additional borrowing capacity under the ABL facility. Failure to comply with the FCCR covenant of the ABL facility can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information on our indebtedness and covenants.

Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings directly related to prior acquisitions. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP. Adjusted EBITDA should not be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flows as a measure of liquidity. Fixed charges should not be considered an alternative to interest expense. Because we are highly leveraged, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Historical			Combined Non-GAAP	Pro Forma	Historical		Pro Forma
	Predecessor Company		Successor Company			Predecessor Company	Successor Company
	Year Ended December 31,	Period from January 1, 2005 to November 30,	Period from May 9, 2005 (Date of Inception) to December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2004	2005	2005	2005	2005	2005	2006	2006
			(in millions)
Net income (loss)	$104.5	$43.5	$(2.0)	$41.5	$15.1	$17.3	$2.1	$1.9
Depreciation and amortization	2.0	3.5	1.5	5.0	16.7	0.8	4.4	4.4
Interest expense	8.4	12.0	4.1	16.1	49.3	3.2	12.0	12.4
Provision (benefit) for income taxes	63.3	26.7	(1.2)	25.5	10.0	10.7	1.5	1.3
Other (income) expense	(2.5)	(0.1)	—	(0.1)	(0.1)	(0.2)	(0.1)	—
Net income (loss) from discontinued operations, net of taxes	—	—	—	—	—	—	—	—

EBITDA	175.7	85.6	2.4	88.0	91.0	31.8	19.9	20.0
Covenant defined adjustments:
Inventory purchase adjustments (1)	—	—	4.1	4.1	4.1	—	10.8	10.8
Stock options and grant expense (2)	—	15.0	0.4	15.4	15.4	—	0.3	0.3
Write-off prepaid expenses as result of Merger (3)	—	0.3	—	0.3	0.3	—	—	—
Effect of recent acquisitions (4)					12.0			3.6
Facilities closure (5)	5.0	—	—	—	—	—	—	—
Severance costs (6)	—	0.7	—	0.7	0.7	—	—	—
Management fees (7)	—	—	0.1	0.1	1.2	—	0.3	0.3

Adjusted EBITDA	$180.7	$101.6	$7.0	$108.6	$120.6	$31.8	$31.3	$35.0

Fixed charge coverage ratio(8)	N/A	N/A	N/A	N/A	1.01	N/A	1.69	1.71

(1)	As a result of management’s analysis and evaluation of the replacement cost of inventory as of the closing of the Transactions, a purchase accounting increase in the fair value of inventory of $14.9 million was recorded as of December 1, 2005 with $4.1 million of that amount charged to cost of sales in December 2005 and $10.8 million charged to cost of sales in the first quarter of 2006.

(2)	The Predecessor Company paid $14.6 million on the closing date of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards. Those amounts were recorded as an administrative expense during the period from January 1, 2005 to November 30, 2005. The remaining stock options and grant expense represented non-cash charges to expense.

(3)	These prepaid amounts were written off as a result of the Transactions.

(4)	Amount represents incremental EBITDA from the recent acquisitions as if they had taken place on January 1, 2005. The financial information from the recent acquisitions is based on unaudited financial statements for each of Port City and Dura-Loc. The recent acquisitions closed after December 31, 2005 and are included in our calculation of pro forma Adjusted EBITDA as permitted by the indenture governing the notes and the credit documents governing the ABL facility. Included in such incremental EBITDA are estimated cost savings and other synergies specifically identified in connection with the recent acquisitions of $2.7 million for the year ended December 31, 2005 and $0.7 million for the three month period ended March 31, 2006. We expect to achieve these synergies during the first year of operation under Metals USA. These estimated synergies include lower feedstock costs due to leveraged purchasing and operational process improvements, lower selling expenses due to better geographic sales coverage and elimination of redundant sales positions, and improved operating results by the impact of additional value-added processing equipment that Port City recently added to its facility. Adjusted EBITDA for the recent acquisitions has been added to the Adjusted EBITDA targets for the 2006 performance based bonus plan for our senior officers.

(5)	This amount represents $5.0 million of charges in the Building Products Group for the elimination of one layer of management and closure of eleven facilities in 2004.

(6)	This amount represents severance costs of management personnel that were replaced as part of the Merger.

(7)	Includes accrued expenses related to the management agreement we have with Apollo pursuant to which Apollo provides us with management services.

(8)	This amount represents the FCCR, as defined by the ABL facility, which is not applicable for the Predecessor Company which operated under a different revolving credit facility, or for the period from May 9, 2005 (date of inception) to December 31, 2005 of the Successor Company because the FCCR is based on a rolling four quarter period.

Commitments, Contingencies and Contractual Obligations

We enter into operating leases for many of our facility, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee for the use of rather than purchasing facilities, vehicles and equipment. At the end of the lease, we have no further obligation to the lessor. As of December 31, 2005, our future contractual obligations include the following:

		For the Fiscal Year Ended December 31,
	Total	2006	2007	2008	2009	2010	2011	Beyond
	(in millions)
ABL facility(1)	$191.4	$—	$—	$—	$—	$—	$—	$191.4
Purchase orders	212.1	212.1	—	—	—	—	—	—
Notes	580.9	30.6	30.6	30.6	30.6	30.6	30.6	397.3
IRB(2)	5.7	—	—	—	—	—	—	5.7
Other obligations	1.4	0.6	0.5	0.1	0.1	0.1	—	—
Operating lease obligations	88.1	15.9	14.7	12.9	10.0	9.3	8.6	16.7

Total	$1,079.6	$259.2	$45.8	$43.6	$40.7	$40.0	$39.2	$611.1

(1)	The amounts stated do not include interest costs. The ABL facility bears interest based upon a margin over reference rates established within a specific pricing grid. The marginal rates will vary with our financial performance as measured by the fixed charge coverage ratio. The applicable base rate and the effective LIBOR rate were 7.25% and 4.53%, respectively, on December 31, 2005 and 7.75% and 5.00%, respectively, on March 31, 2006.
(2)	The amounts stated do not include interest costs. The interest rate assessed on the IRB varies from month to month based on an index of mutual bonds, which was 3.68% on December 31, 2005 and 3.29% on March 31, 2006.

We have varying amounts of open purchase orders that are subject to renegotiation/cancellation by either party as to quantity or price. Generally, the amounts outstanding relate to delivery periods of up to twelve weeks from the date of the purchase order.

Off-Balance Sheet Arrangements

We were not engaged in off-balance sheet arrangements through any unconsolidated, limited purpose entities and no material guarantees of debt or other commitments to third parties existed at March 31, 2006.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs—An amendment of ARB No. 43, Chapter 4,” which requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead, and that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in Statement 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 did not have a significant impact on our consolidated financial statements.

In December 2004, the Financial Accounting Standards Board issued SFAS 123(R). This is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” As noted in Note 10 to our consolidated financial statements included elsewhere in this prospectus, we did not record compensation expense for stock options through December 31, 2005.

Effective January 1, 2006, we adopted SFAS No. 123(R) using the modified prospective method, in which compensation cost was recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. SFAS 123(R) requires the use of judgment and estimates in performing multiple calculations. Our adoption of SFAS 123(R), which requires the measurement and recognition of stock-based compensation expense based upon grant date fair value, reduced current income during the three months ended March 31, 2006 by approximately $0.3 million.

In March 2005, the Financial Accounting Standard Board issued FIN Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—An interpretation of FASB Statement No. 143,” which requires that “an entity should recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if reasonable estimate of fair value can be made”. The provisions of FIN 47 are effective no later than the year end of fiscal years ending after December 15, 2005. The adoption of FIN 47 has had no significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of our business, we are exposed to market risk, primarily from changes in interest rates and the cost of metal we hold in inventory. We continually monitor exposure to market risk and develop appropriate strategies to manage this risk. With respect to our metal purchases, there is no recognized market to purchase derivative financial instruments to reduce the inventory exposure risks. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of market risk relative to steel prices.

Our exposure to market risk for changes in interest rates relates primarily to the ABL facility. The ABL facility was subject to variable interest rates as of December 31, 2005. Accordingly, we are subject to interest rate risks on the revolving credit facility. Outstanding borrowings under the ABL facility were $201.9 million as of March 31, 2006. Assuming a 1% increase in the interest rate on the revolving credit facility, our annual interest expense would increase by $2.0 million. At March 31, 2006, our notes were traded at approximately 111% of face value.

We have $275.0 million of notes with a fixed interest rate of 11 1/8%. Changes in market interest rates will not impact cash interest payable on the notes.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of our Company are set forth at pages F-1 through F-51 inclusive, found at the end of this prospectus.

Selected unaudited quarterly financial information for the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004 is presented below. Flag Intermediate and Flag Acquisition had no assets and conducted no operations from May 9, 2005 (date of inception) to November 30, 2005.

	Three Months Ended			Predecessor Company Dec 31(1)	Successor Company Period from May 9, 2005 (date of inception) to December 31, 2005
	March 31	June 30	Sept 30
	(in millions)
2006:
Net sales	$429.6
Operating income (loss)	15.5
Net income (loss)	2.1
2005:
Net sales	$427.6	$426.8	$396.1	$271.6	$116.9
Operating income (loss)	31.0	26.7	20.0	4.4	0.9
Net income (loss)	17.3	14.3	11.2	0.7	(2.0)
2004:
Net sales	$319.2	$383.6	$412.6	$394.4
Operating income (loss)	31.7	56.5	52.6	32.9
Net income (loss)	18.5	33.7	31.8	20.5

(1)	2005 data for the Predecessor Company covers the period from October 1, 2005 through November 30, 2005.

BUSINESS

Company Overview

Metals USA was incorporated in Delaware on July 3, 1996, and began operations upon completion of an initial public offering on July 11, 1997. On November 14, 2001, our predecessor company filed for voluntary protection from its creditors under Chapter 11 of the United States Bankruptcy laws. We emerged from bankruptcy as a public company on October 31, 2002. As one of the largest metals service center businesses in the United States, we are a leading provider and distributor of value-added processed carbon steel, stainless steel, aluminum, red metals and manufactured metal components. We are an important intermediary between primary metals producers that produce and sell large volumes of metals in a limited number of sizes and configurations and end-users, such as contractors and OEMs, which often require smaller quantities of more customized products delivered on a just-in-time basis. We earn a margin over the cost of metal based upon value-added processing enhancements, which adds stability to our financial results and significantly reduces our earnings volatility relative to metals producers. In addition to our metals service center and distribution activities, we have a building products business, which supplies a range of products to the residential remodeling industry. We recently completed two acquisitions to bolster the market position and organic growth of our service center and building products businesses and have an active pipeline of additional acquisition targets. See “Prospectus Summary—Recent Developments.” It is our intention to make additional acquisitions in our core markets that will improve our market share of higher margin products and increase the growth of our business. As of the date of this prospectus, we served more than 30,000 customers annually from 80 operating locations throughout the United States and Canada. Our business is primarily divided into three operating groups: Plates and Shapes Group; Flat Rolled Group; and Building Products Group.

Our Plates and Shapes and Flat Rolled Groups perform customized, value-added processing services to unimproved steel and other metals required to meet specifications provided by our customers, as well as offering inventory management and just-in-time delivery services. These services enable our customers to reduce material costs, decrease capital required for raw materials inventory and processing equipment and save time, labor, warehouse space and other expenses. The customers of our Plates and Shapes and Flat Rolled Groups are in businesses such as the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction/fabrication, consumer durables and electrical equipment industries, as well as machinery and equipment manufacturers. Our Building Products Group manufactures high-value finished building products for distributors and contractors engaged in the residential remodeling industry.

Competitive Strengths

Leading Market Position Provides Platform for Growth. We are one of the leading participants in most of the markets we serve, which gives us an excellent platform to make strategic acquisitions that will further enhance our market position. Our 80 operating facilities, which are focused on specific regions by group, give us leading positions in each market in which we participate. The service center and building products industries are both highly fragmented. As a result, there are numerous companies we can acquire that would allow us the opportunity to generate meaningful synergies. In late-2005, we established a dedicated acquisitions team, responsible for identifying, evaluating, executing, integrating and monitoring acquisitions. We completed two acquisitions of companies focusing on higher margin plates and shapes processing and building products in our Plates and Shapes Group and Building Products Group, respectively, in the second quarter of this year and have an active pipeline of additional acquisition opportunities that we continue to explore. See “Prospectus Summary—Recent Developments” and “Risk Factors—Risks Related to Our Business—We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.”

Margin Over Metal Creates Financial Stability. Our metals service centers are an important intermediary between large metals producers and smaller end-users, which allows us to utilize a “cost plus” business model.

Through our cost plus business model, we earn a margin over the cost of metal which varies according to the extent of value-added processing enhancements we add to our products. As a result, over time, we are able to pass along changes in metal prices to our customers. Given that metal costs typically and currently represent approximately 75% of our net sales, our ability to pass through changes in pricing and our “cost plus” business model significantly reduce the volatility of our earnings and free cash flow relative to metals producers.

Diversified Customer Base and End-Markets. Our three groups supply a broad range of products to a large, diversified customer base which serves a diverse set of end-markets. We serve more than 30,000 customers annually across a broad range of industries including fabricated metal products, industry machinery & equipment, home improvement and electrical equipment, among others. The automotive sector, where we sell only to primary and secondary parts suppliers, represented less than 4% of our sales in 2005. No single customer accounted for more than 3% of our net sales in 2005, while our ten largest customers represented less than 12% of our net sales in 2005. The geographically diverse network of facilities provides protection against regional fluctuations in demand and prices as we are not dependent on one geographical region or customer. Further, the breakdown of our 2005 net sales by industry is:

Broad Product Offering with Superior Customer Service. We provide a broad range of high-quality products which, together with customized value-added services, allow us to offer one-stop shopping to our customers. We believe that our broad product offering and value-added services provide a significant competitive advantage over smaller service centers, which generally stock fewer products than we do. Through the regular interaction between our sales force and our customers, we have developed strong relationships with our customers, which allows us to identify and assess their supply chain requirements in a more accurate and timely manner. This ability in turn enables us to offer just-in-time delivery and to respond to short lead-time orders. Further, because our local managers have significant operational control, our service centers can react quickly to changes in local markets and customer demands. In addition, our ability to provide leading customer service is enhanced by our 80 operating facilities strategically located throughout the United States, which provides us with a number of advantages over smaller, locally-focused service centers. Our service centers are located within 250 miles of a substantial number of our customers, which allows us to provide critical, value-added services such as just-in-time delivery to both larger customers with multiple locations and smaller single-site customers. We believe the quality of our products and timelines and reliability of our service have increased the loyalty of our customers and have significantly enhanced our marketing efforts to new customers.

State-of-the-Art Processing Facilities. Our state-of-the-art processing facilities provide a significant advantage over smaller metals service centers that do not have the capital resources to invest in value-added equipment, thereby limiting the range of products and services they offer. We recently increased our laser cutting and plasma, painting and other value-added capabilities at select locations. As a result, our facilities are capable of quickly and efficiently processing metals to precise length, width, shape and surface quality required to satisfy individual customer specified requirements. Our new Port City facility further increases our ability to provide high-value-added and technologically advanced plates and shapes processing. In addition, we provide value-added services such as applications engineering and custom machining, in order to enable our customers to improve their manufacturing processes while also reducing their total cost of manufacturing.

Strong Relationships with Key Suppliers. In the metals service center industry, where “buying right” is critical to a company’s success, we have established strong relationships with large domestic and international metal suppliers. We are a significant customer of our major suppliers in each of our core products, enabling us to obtain volume discounts and materials in periods of tight supply. For instance, our strong relationships and large purchasing volumes enabled us to maintain ample access to metal when supply became constrained during 2004. Our negotiation of purchase agreements with suppliers is centralized to leverage our buying power and global market insights.

Skilled Inventory Management. We manage our inventory to minimize our investment in working capital while maintaining sufficient stock to respond quickly to customer orders. We tailor our inventory and processing services at each service center location to the needs of that particular market with branch management teams responsible for determining the inventory mix at each of our locations. Our service centers also have the ability to share inventory between facilities, which improves inventory management and customer service. All of our groups utilize management information systems and computer-aided manufacturing technology, which enable us to track and allocate inventory among all of our locations on a real-time basis, providing our salespeople and operating employees with visibility into in-process orders and allowing us to provide just-in-time delivery. These advanced information systems combined with our strong regional footprint allow us to lower overall inventories at our service centers without limiting our ability to meet our customers’ needs through the sharing of inventory. We believe that our decentralized inventory management process, monitored by our senior leadership with their global market insights and our recently improved capital structure flexibility have allowed us to react more quickly than most of our competitors to changing metals prices and customer needs, and to optimize our use of working capital. Also, due to the countercyclical nature of cash flows in our business, by proactively managing inventory we have been able to generate significant earnings during rising metal price environments and generate significant free cash flow in declining metal price environments.

Experienced and Proven Management Team. We have a seasoned senior management team which, on average, has over 20 years of experience in the metals industry and has a deep understanding of the dynamics between the various levels of the supply chain. Our President and Chief Executive Officer, C. Lourenço Gonçalves, has 25 years experience in the metals industry. Mr. Gonçalves was previously Chief Executive Officer of CSI, the largest U.S. steel slab re-roller, which had many of the same value chain dynamics as a service center. Under his leadership, we have implemented a number of operational and safety improvements that have significantly improved the performance of our business and our safety record. In the last year, we have continued to attract, add and promote quality management talent. Robert McPherson became Chief Financial Officer in December 2005 and Joe Longo, David Martens and Gerard Papazian assumed their new responsibilities as the presidents of the Plates and Shapes Group East, Plates and Shapes Group West and the Building Products Group, respectively. See “Management.”

Strategy

Increase Our Market Share of Higher Margin Products. We will maintain our focus on selling higher margin products such as non-ferrous metals as well as those products that require significant value-added processing or that are highly customized. This focus will enable us to further leverage our state-of-the-art processing facilities and provide higher margin value-added processing functions such as precision blanking, laser and plasma cutting and painting. We believe that our ability to perform these types of processing functions will also enable us to fulfill a greater proportion of our customers’ processing requirements, providing them with a more complete product and allowing them to achieve their objective of outsourcing a greater proportion of their processing requirements. We further believe that our ability to perform these types of processing functions will lead to an increased stability in the demand for our products and services. Both recent acquisitions completed in May 2006 further this goal.

Expand Value-Added Services Provided to Customers. We are focused on expanding the range of value-added services that we offer to enhance our strong, long-standing relationships with our existing customers and to build new customer relationships. Our customers are continually seeking new ways to operate more efficiently and generate higher returns, including the outsourcing of customized metals processing and inventory management requirements. We believe our ability to provide value-added services, such as new supply chain solutions, is attractive to customers. We also believe that there are significant opportunities to expand the range of value-added services that we offer in areas such as processing equipment, inventory management and logistics systems. We believe that our size, organizational structure and operating expertise enable us to better provide these value-added services and therefore, further differentiate ourselves from smaller metals service centers.

Execute Strategic Acquisitions to Improve Market Position. We will continue to look for value-added businesses that we can acquire at reasonable prices. To drive this effort, we combined experienced metals industry veterans and deal professionals to form a dedicated acquisitions team. The team has identified and closed two recent acquisitions to date in 2006, which have bolstered our position in the Plates and Shapes market in the south-central and the Building Products market in the northeast United States. We believe that we were able to acquire these two businesses at reasonable prices and that they will generate meaningful strategic and financial synergies. Our acquisitions team is currently evaluating several additional transactions that complement the higher margin and fastest growing portions of our existing business. See “Prospectus Summary—Recent Developments” and “Risk Factors—Risks Related to Our Business—We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.”

Capitalize on Changing Market Dynamics and Increasing Demands. While steel producers have undergone significant consolidation, end-customer segments of the market remain highly fragmented. Therefore, while steel producers continue to seek long-term relationships with metals service centers that have access to numerous end-user customers, end-user customers are also seeking relationships with metals service centers that can provide a reliable source of high-quality products combined with value-added services. As one of the largest metals service centers in the U.S., we intend to use our significant resources to exploit the opportunities presented by this market dynamic. In addition, we believe that, in light of current economic conditions, demand for the products manufactured by our customers will continue to be robust. We believe this increase in end-market demand will help drive increased sales of our products and, combined with the initiatives we have proactively taken to increase the value-added nature of our product mix, is expected to further enhance our profitability and free cash flow.

Maintain Strong Focus on Inventory Management. We will continue managing our inventory to maximize our profitability and cash flow while maintaining sufficient stock to respond quickly to customer orders. We intend to continue to manage our inventory through a combination of local management of inventory requirements at each service center location and the centralized monitoring of inventory by our senior management team to leverage our buying power and global market insights. In addition, we intend to further integrate our salespeople and operating employees into the operations of our customers to enhance our visibility into in-process orders and to allow us to further improve our just-in-time delivery and customer service. We expect our continued focus on inventory management to improve gross profit margins as well as further differentiate us from our smaller competitors. We believe it will also improve performance throughout the metal price cycle by ensuring that we will have ample supply to satisfy customer demand in rising price and constrained supply environments as well as enabling us to generate significant free cash flow in declining metal price environments. We expect our continued focus on inventory management to improve gross profit margins, as well as further differentiate us from our competitors.

Continue to Focus on Improving the Performance of Our Building Products Group. In August 2004, we undertook a restructuring to focus the Building Products Group on the steadily growing residential remodeling industry. In addition, in 2004, we closed 11 underperforming locations, expanded our production capabilities and reduced the operating cost structure of the group. Since that time, the financial performance of the group has improved significantly and we expect it to become an increasingly larger part of our business as we continue to capitalize on the benefits resulting from the restructuring and take advantage of the attractive fundamentals of the residential remodeling industry.

Segment Information

Each of our product groups is led by an experienced executive and is supported by a professional staff in finance, purchasing and sales and marketing. This product-oriented organizational structure facilitates the efficient advancement of our goals and objectives to achieve operational synergies and focused capital investment. For additional industry segment information, see the Segment Results discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

Metals Processing/Service Center Businesses: Plates and Shapes and Flat Rolled Groups

Business Overview. Companies operating in the metals industry can generally be characterized as primary metals producers, metals processors/service centers or end-users. Our Plates and Shapes and Flat Rolled Groups are metals processors/service centers. As such, we purchase carbon, steel, stainless steel, aluminum, brass, copper and other metals from producing mills and then sell our metal processing services and the metal to our customers, who are generally end-users. We believe that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals processors/service centers like us.

In our Plates and Shapes and Flat Rolled Groups, we engage in pre-production processing of carbon steel, stainless steel, red metals and aluminum. We purchase metals from primary producers, maintain an inventory of various metals to allow rapid fulfillment of customer orders and perform customized processing services to the specifications provided by end-users and other customers. By providing these services, as well as offering inventory management and just-in-time delivery services, we enable our customers to reduce overall production costs and decrease capital required for raw materials inventory and metals processing equipment. The Plates and Shapes and Flat Rolled Groups contributed approximately 88% of our 2005 net sales and the substantial majority of our 2005 net income.

Industry Overview. Metals service centers function as key intermediaries between the primary metals producers that produce and sell large volumes of metals in a limited number of sizes and configurations and end-users, such as contractors and OEMs, that require smaller quantities of more customized products delivered on a just-in-time basis. End-users incorporate processed metals into finished products, in some cases with little further modification.

The service center industry is highly fragmented, with as many as 5,000 participants throughout North America, generating in excess of $115 billion in net sales in 2005. The industry includes both general line distributors that handle a wide range of metal products and specialty distributors that specialize in particular categories of metal products. We are a general line distributor. Metals service centers accounted for approximately one quarter or more of U.S. steel shipments in 2005 based on volume, a market share which has been relatively constant for the last 15 years.

We believe that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals service centers. During the past two decades, primary metals producers have been focusing on their core competency of high-volume production of a limited number of standardized metal products. As primary metals producers have consolidated, they increasingly require service centers and processors to perform value-added services for end customers. As a result, most end-users cannot obtain processed products directly from primary metals producers and therefore over 300,000 OEMs, contractors and fabricators nationwide rely on service centers. End-users have also recognized the economic advantages associated with outsourcing their customized metals processing and inventory management requirements. Outsourcing permits end-users to reduce total production costs by shifting the responsibility for pre-production processing to service centers, whose higher efficiencies in performing these processing services make the ownership and operation of the necessary equipment more financially feasible.

Value-added service centers, including ourselves, have also benefited from growing customer demand for inventory management and just-in-time delivery services. These supply-chain services, which are normally not provided by primary metals producers, enable end-users to reduce input costs, decrease capital required for inventory and equipment and save time, labor and other expenses. Some value-added service centers, including us, have installed electronic data interchange between their computer systems and those of their customers to facilitate order entry, inventory management, just-in-time delivery and billing.

In addition, manufacturers appear to be reducing their operating costs by limiting the number of suppliers with which they do business, often eliminating suppliers offering limited ranges of products and services. Customers increasingly seek larger suppliers capable of providing sophisticated processing services, such as marine coatings and precision laser cutting. These trends have placed small, owner-operated businesses at a competitive disadvantage because they have limited access to the capital resources necessary to increase their capabilities, or they may be unwilling to invest in equipment. As a result, smaller metals service centers are finding it increasingly difficult to compete with larger service centers.

The industry has been consolidating due to the economies of scale and other advantages that the larger metals service centers enjoy. According to industry sources, the number of metal processor and service center locations in the U.S. has been reduced significantly. We believe the larger and better capitalized companies, like us, enjoy significant advantages over smaller companies in areas such as obtaining higher discounts associated with volume purchases, the ability to service customers with operations in multiple locations and the use of more sophisticated information systems. As a result, we were able to identify significant synergies from the service center acquisition we recently completed and we expect to be able to do the same in future acquisitions.

Plates and Shapes Group. We believe we are one of the largest distributors of metal plates and shapes in the United States. We sell products such as wide-flange beams, plate, tubing, angles, bars and other structural shapes in a number of alloy grades and sizes. A substantial number of our products undergo additional processing prior to being delivered to our customers, such as blasting and painting, tee-splitting, cambering, leveling, cutting, sawing, punching, drilling, beveling, surface grinding, bending and shearing. We sell the majority of our products to a diversified customer base, including a large number of small customers who purchase products in small order sizes and require just-in-time delivery. The customers of our Plates and Shapes Group are primarily in the fabrication, construction, machinery and equipment, transportation and energy industries. We serve our customers, who generally operate in a limited geographic region, from 22 metals service centers located primarily in the southern and eastern half of the United States, with each center close to our metals suppliers and our customers. Each metals service center is located in close proximity to its metal suppliers and customers. In May 2006 we completed the acquisition of Port City, a high-value-added plates facility located in Tulsa, Oklahoma that bolsters our presence in the construction and oil-field services sector. See “Prospectus Summary—Recent Developments.”

Flat Rolled Group. The Flat Rolled Group sells a number of products, including carbon and stainless steel, aluminum, brass and copper in a number of alloy grades and sizes. As relatively few end-user customers can handle metal in the form generally shipped by mills (sizes less than a quarter of an inch in thickness in continuous coils that typically weigh 40,000 to 60,000 pounds), substantially all of the materials, as well as the nonferrous materials sold by our Flat Rolled Group, undergo value-added processing prior to delivery to the customer. We provide a broad range of value-added processing services including precision blanking, slitting, shearing, punching, bending and leveling. Our customers are primarily in the electrical manufacturing, fabrication, furniture, appliance manufacturing, machinery and equipment and transportation industries and include many larger customers who value the high-quality products that we provide together with our customer service and reliability. A number of our large customers purchase through pricing arrangements or contractual agreements. We serve our customers from 12 metals service centers in the midwestern and southern regions of the United States. Each metals service center is located in close proximity to our metal suppliers and our customers.

Products and Services. We purchase our raw materials in anticipation of projected customer requirements based on interaction with and feedback from customers, market conditions, historical usage and industry research. Primary producers typically find it more cost effective to focus on large volume production and sale of metals in standard sizes and configurations to large volume purchasers. We process the metals to the precise length, width, shape and surface quality specified by our customers. Our value-added processes include:

•	Precision blanking—the process in which metal is cut into precise two-dimensional shapes.

•	Flame cutting—the cutting of metals to produce various shapes according to customer-supplied drawings.

•	Laser and plasma cutting—the cutting of metals to produce shapes under strict tolerance requirements.

•	Slitting—the cutting of coiled metals to specified widths along the length of the coil.

•	Blasting and painting—the process of cleaning steel plate by shot-blasting, then immediately applying a paint or primer.

•	Plate forming and rolling—the forming and bending of plates to cylindrical or required specifications.

•	Shearing and cutting to length—the cutting of metals into pieces and along the width of a coil to create sheets or plates.

•	Tee-splitting—the cutting of metal beams along the length to form separate pieces.

•	Cambering—the bending of structural shapes to improve load-bearing capabilities.

•	Sawing—the cutting to length of bars, tubular goods and beams.

•	Leveling—the flattening of metals to uniform tolerances for proper machining.

•	Edge trimming—a process that removes a specified portion of the outside edges of coiled metal to produce uniform width and round or smooth edges.

•	Metallurgy—the analysis and testing of the physical and chemical composition of metals.

Our additional capabilities include applications engineering and other value-added processes such as custom machining. Using these capabilities, we use processed metals to manufacture higher-value components.

Once we receive an order, we select the appropriate inventory and schedule it for processing in accordance with the customer’s requirements and specified delivery date. Orders are monitored by our computer systems, including, in certain locations, the use of bar coding to aid in and reduce the cost of tracking material. We record the source of all metal shipped to customers. This enables us to identify the source of any metal which may later be shown to not meet industry standards or that fails during or after manufacture. This capability is important to our customers as it allows them to assign responsibility for non-conforming or defective metal to the mill that produced the metal. Many of the products and services we provide can be ordered and tracked through a web-based electronic network that directly connects our computer system to those of our customers.

We cooperate with our customers and tailor our deliveries to support their needs, which in many instances consist of short lead-times and just-in-time delivery requirements. This is accomplished through our inventory management programs, which permit us to deliver processed metals from a sufficient inventory of raw materials to meet the requirements of our customers, which in many instances results in orders filled within 24-48 hours.

While we ship products throughout the U.S., most of our customers are located within a 250-mile radius of our facilities, thus enabling an efficient delivery system capable of handling a large number of short lead-time orders. We transport most of our products directly to our customers either with our own trucks for short-distance and/or multi-stop deliveries or through common or contract trucking companies.

We have quality control systems to ensure product quality and traceability throughout processing. Quality controls include periodic supplier audits, customer approved quality standards, inspection criteria and metals source traceability. A number of our facilities have International Standards Organization, or ISO, 9002 certification.

Building Products Business

Business Overview. The Building Products Group provides diversification to our service center business as both its operations and the end-markets that it serves are significantly different from those of our metals service center business. The Building Products Group manufactures and sells sunrooms, roofing products, awnings and solariums for use in residential applications and large area covered canopies, awnings and covered walkways for use in commercial applications. Approximately 95% of our Building Products Group sales are attributable to the residential remodeling industry with the remaining sales attributable to commercial applications. Because our building products business is primarily focused on the residential remodeling industry, their demand is not correlated to housing starts or interest rates, nor are their prices subject to fluctuations in the demand or price of metal. Most customers of our Building Products Group are in the home improvement, construction, wholesale trade and building material industries. We generally distribute our products through a network of independent distributors and home improvement contractors. We believe we are one of only a few suppliers with national scale across our market segments.

Building Products had net sales of $195.1 million in 2005 and, as of the date of this prospectus, has 19 operating locations and 27 sales and distribution facilities throughout the southern and western regions of the United States and Canada. The Building Products Group contributed approximately 11.9% of our 2005 net sales. In May 2006, we completed the acquisition of Dura-Loc, a metal roofing manufacturer and distributor with one manufacturing facility located near Toronto, Ontario, Canada and one sales and distribution facility located in California that we believe solidifies our position as one of the largest stone-coated metal roofing manufacturers in North America. See “Prospectus Summary—Recent Developments.”

Industry Overview. The residential remodeling industry has experienced significant growth over the last ten years and, we believe, is poised for continued growth in the future. The Home Improvement Research Institute estimates that homeowners and rental property owners spend approximately $290 billion annually on remodeling their homes which accounts for over 40% of all residential construction and improvement spending. Over the last decade, the industry has experienced accelerated growth due to a number of different macroeconomic and demographic factors (many of which we expect to continue) including strong existing-home sales, rising disposable incomes, increased rates of home ownership and aging American houses. Existing-home sales impact the remodeling market as owners improve their homes in preparation for sale and new-home buyers often undertake significant renovations and remodeling projects within the first few months of ownership. The increase in disposable incomes has been a factor in the rise in homeownership to over 68% in 2004 from under 64% in 1993. The aging of the domestic home supply is also expected to bolster remodeling sales as the average home in the U.S. is now over 30 years old. As Americans continue to improve and upgrade their homes, we believe an increasing number will turn to remodeling as a cost-effective alternative to new housing construction. Among the most popular remodeling projects are backyard living items, such as pool enclosures, lattices and patio covers, as well as sunrooms and roofing, all of which we manufacture and distribute.

Sources of Supply

In recent years, steel, aluminum, copper and other metals production in the U.S. has fluctuated from period to period as mills attempt to match production to projected demand. Periodically, this has resulted in shortages of, or increased ordering lead-times for, some products, as well as fluctuations in price. Typically, metals producers announce price changes with sufficient advance notice to allow us to order additional products prior to the effective date of a price increase, or to defer purchases until a price decrease becomes effective. Our purchasing decisions are based on our forecast of the availability of metal products, ordering lead-times and pricing, as well as our prediction of customer demand for specific products.

We obtain the overwhelming majority of our raw materials from domestic suppliers, which include Nucor Corp., U.S. Steel, AK Steel, Gerdau Ameristeel, Mittal Steel USA (formerly International Steel Group), Alcoa Inc., Bayou Steel, Chaparral Steel and IPSCO Steel. Although we have historically purchased approximately 10% to 15% of our raw material supplies from foreign producers, domestic suppliers have always been and we believe will continue to be our principal source of raw material.

Although most forms of steel and aluminum produced by mills can be obtained from a number of integrated mills or mini-mills, both domestically and internationally, there are a few products that are available from only a limited number of producers. Since most metals are shipped freight-on-board and the transportation of metals is a significant cost factor, we generally seek to purchase metals, to the extent possible, from the nearest mill.

Ferrous metals producers have been undergoing rapid consolidation over the past three years. U.S. Steel, Nucor Corp. and Mittal Steel USA have acquired several of their domestic competitors, and international integrated producers have merged and consolidated operations. Furthermore, Mittal Steel USA purchased International Steel Group, creating the largest steel producer in the world. The result of this trend will be fewer integrated producers from which we can purchase our raw materials. We believe that global consolidation of the metals industry is beneficial to the metals industry as a whole.

Sales and Marketing; Customers

We employ a sales force consisting of inside and outside salespeople. Inside salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Our outside sales force is primarily responsible for identifying potential customers and calling on them to explain our services. The sales force is trained and knowledgeable about the characteristics and applications of various metals, as well as the manufacturing methods employed by our customers.

Our sales and marketing focus is on the identification of OEMs and other metals end-users that could achieve significant cost savings through the use of our inventory management, value-added processing, just-in-time delivery and other services. We use a variety of methods to identify potential customers, including the use of databases, direct mail and participation in manufacturers’ trade shows. Customer referrals and the knowledge of our sales force about regional end-users also result in the identification of potential customers. Once a potential customer is identified, our outside salespeople assume responsibility for visiting the appropriate contact, typically the purchasing manager or manager of operations.

Nearly all sales are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer provides a list of products, along with requirements, to us and several competitors and we submit a bid on each product. We have a diverse customer base, with no single customer accounting for more than 3% of our net sales in each of the last three years. Less than 4% of our sales are to the automotive industry and we do not sell directly to the “Big Three” automobile manufacturers. Our ten largest customers represented less than 12% of our net sales in 2005.

Competition

We are engaged in a highly fragmented and competitive industry. Competition is based on product quality, service, reliability, price, timeliness of delivery and geographic proximity. We compete with a large number of other metals processors/service centers on a national, regional and local basis, some of which may have greater financial resources. We also compete to a much lesser extent with primary metals producers, who typically sell directly to very large customers requiring regular shipments of large volumes of metals. Numerous smaller metals processors/service centers compete with us locally.

Historically, we believe that we have been able to compete effectively because of our significant number of locations, geographic dispersion, knowledgeable and trained sales force, integrated computer systems, modern equipment, high levels of service, broad-based inventory, combined purchasing volume and operational economies of scale. Furthermore, we believe our liquidity and overall financial position affords us a good platform with which to compete with our peers in the industry.

Government Regulation and Environmental Matters

Our operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Hazardous materials we use in our operations include general commercial lubricants and cleaning solvents. Among the more significant regulated activities that occur at some of our facilities are: the accumulation of scrap metal, which is sold for recycling; the generation of plant trash and other solid wastes and wastewaters, such as water from burning tables operated at some of our facilities, which wastes are disposed of in accordance with the Federal Water Pollution Control Act and the Resource Conservation and Recovery Act using third party commercial waste handlers; the storage, handling, and use of lubricating and cutting oils and small quantities of maintenance related products and chemicals, the health hazards of which are communicated to employees pursuant to Occupational Safety and Health Act-prescribed hazard communication efforts and the disposal or recycling of which are performed pursuant to the Resource Conservation and Recovery Act.

Generally speaking, our facilities’ operations do not involve the types of emissions of air pollutants, discharges of pollutants to land or surface water, or treatment, storage, or disposal of hazardous waste which would ordinarily require federal or state environmental permits. Some of our facilities possess authorizations for air emissions from paints and coatings, hazardous materials permits under local fire codes or ordinances for the storage and use of small quantities of combustible materials such as oils or paints, and state or local permits for on-site septic systems. Our cost of obtaining and complying with such permits has not been and is not anticipated to be material. Our operations are such that environmental regulations typically have not required us to make significant capital expenditures for environmental compliance activities, and ongoing operational costs relating to environmental compliance are limited.

We believe that we are in substantial compliance with all applicable environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet such current requirements. However, some of the properties we own or lease are located in areas with a history of heavy industrial use, and are near sites listed on the CERCLA National Priority List. CERCLA establishes joint and several responsibility for clean-up without regard to fault for persons who have arranged for disposal of hazardous substances at sites that have become contaminated and for persons who own or operate contaminated facilities. We have a number of properties located in or near industrial or light industrial use areas; accordingly, these properties may have been contaminated by pollutants which would have migrated from neighboring facilities or have been deposited by prior occupants. Some of our properties are affected by contamination from leaks and drips of cutting oils and similar materials used in our business and we have removed and restored such known impacted soils pursuant to applicable environmental laws. The costs of such clean-ups have not been material. We are not currently subject to any claims or notices with respect to clean-up or remediation under CERCLA or similar laws for contamination at our leased or owned properties or at any off-site location. However, we cannot rule out the possibility that we could be notified of such claims in the future. It is also possible that we could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws.

Management Information Systems

Both the Plates and Shapes Group and Flat Rolled Group service centers use a system marketed and distributed specifically for the service center industry. During 2003, we completed a similar common-platform initiative in the Building Products Group. Some of our subsidiaries currently use electronic data interchange, through which they offer customers a paperless process with respect to order entry, shipment tracking, billing, remittance processing and other routine activities. Additionally, several of our subsidiaries also use computer-aided drafting systems to directly interface with computer-controlled metal processing equipment, resulting in more efficient use of material and time.

We believe investment in uniform management information systems and computer-aided manufacturing technology permits us to respond quickly and proactively to our customers’ needs and service expectations. These systems are able to share data regarding inventory status, order backlog, and other critical operational information on a real-time basis.

Employees

As of the date of this prospectus, we employed approximately 2,900 persons. As of the same date, approximately 300 of our employees (10%) at various sites were members of unions: the United Steelworkers of America; the Sheet Metals Workers Union; the International Association of Bridge, Structural, and Ornamental Ironworkers of America; the International Brotherhood of Teamsters; and the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers. Our relationship with these unions generally has been satisfactory. Within the last five years, a single work stoppage occurred at one facility, which involved approximately 30 employees and lasted approximately 30 days. We are currently a party to nine collective bargaining agreements, which expire at various times. Collective bargaining agreements for all of our union employees expire in each of the next three years. Only one of the collective bargaining agreements, covering 25 employees (or approximately 1% of our employees), expires in 2006. Historically, we have succeeded in negotiating new collective bargaining agreements without a strike and we expect to succeed in negotiating a new collective bargaining agreement with respect to the agreement that expires in 2006.

From time to time, there are shortages of qualified operators of metals processing equipment. In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. We believe that our relations with our employees are satisfactory.

See “Risk Factors—Risks Related to Our Business—A failure to retain our key employees could adversely affect our business” and “Risk Factors—Risks Related to Our Business—Adverse developments in our relationship with our unionized employees could adversely affect our business.”

Vehicles

We operate a fleet of owned or leased trucks and trailers, as well as forklifts and support vehicles. We believe these vehicles are generally well maintained and adequate for our current operations.

Risk Management and Insurance

The primary risks in our operations are bodily injury, property damage and vehicle liability. We maintain general and vehicle liability insurance and liability insurance for bodily injury and property damage and workers’ compensation coverage, which we consider sufficient to protect us against a catastrophic loss due to claims associated with these risks.

Safety

Our goal is to provide an accident-free workplace. We are committed to continuing and improving upon each facility’s focus and emphasis on safety in the workplace. We currently have a number of safety programs in place, which include regular weekly or monthly field safety meetings and training sessions to teach proper safe work procedures. We have developed a comprehensive “best practices” safety program which has been implemented throughout our operations to ensure that all employees comply with our safety standards, as well as those established by our insurance carriers, and federal, state and local laws and regulations. This program is led by the corporate office, with the assistance of each of our product group presidents, executive officers and industry consultants with expertise in workplace safety. We have experienced improvements in our safety record in each of the past three years. Furthermore, our annual bonus plan for our Chief Executive Officer, officers and managers are tied directly in part to our safety record.

Financial Information about Segments

For information regarding revenues from external customers, measures of profit or loss and total assets for the last three years for each segment, see the Segment Results discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 11 to our consolidated audited financial statements included elsewhere in this prospectus.

Patents, Trademarks and Other Intellectual Property Rights

We own several U.S. patents, trademarks, service marks and copyrights. Certain of the trademarks and patents are registered with the U.S. Patent and Trademark Office, and, in some cases, with trademark offices of foreign countries. We consider other information owned by us to be trade secrets. We protect our trade secrets by, among other things, entering into confidentiality agreements with our employees and implementing security measures to restrict access to such information. We believe that our safeguards provide adequate protection to our proprietary rights. While we consider all of our intellectual property to be important, we do not consider any single intellectual property right to be essential to our operations as a whole.

Seasonal Aspects, Renegotiation and Backlog

There is a slight decrease in our business during the winter months because of inclement weather conditions and the impact on the construction industry. No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of the government. Because of the just-in-time delivery policy and the short lead-time nature of our business, we do not believe the information on backlog of orders is material to an understanding of our business.

Foreign Operations

We do not derive any material revenue from foreign countries and do not have any material long-term assets or customer relationships outside of the U.S. We have no material foreign operations or subsidiaries.

Research and Development

We do not incur material expenses in research and development activities but do participate in various research and development programs. We address research and development requirements and product enhancement by maintaining a staff of technical support, quality assurance and engineering personnel.

Legal Proceedings

We are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material adverse effect on our consolidated financial position, results of operations or liquidity. While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters as well as future lawsuits could have a material adverse effect on our business, financial condition, results of operations or reputation. See “Risk Factors—Risks Related to Our Business—We are subject to litigation that could strain our resources and distract management.”

Manufacturing and Facilities

Properties

As of the date of this prospectus, we operated 22 metals service centers in the Plates and Shapes Group and 12 facilities in the Flat Rolled Group. These facilities are used to receive, warehouse, process and ship metals. These facilities use various metals processing and materials handling machinery and equipment. As of the same date, our Building Products Group operates 19 manufacturing locations where we process metals into various building products and 27 sales and distribution centers. During 2004, nine Building Products locations were closed and two locations were merged. During 2005, the operation of two Building Products locations were merged into other operating locations. One Building Products location converted from processing metal to a sales and distribution center. During 2006, we acquired one location in the Plates and Shapes Group and added four locations in the Building Products Group, two of which were as a result of an acquisition. We continue to serve the marketing areas of the closed facilities with our existing sales force by expanding the responsible territories of our other facilities, and through the use of common carrier for product delivery.

Many of our facilities are capable of being used at higher capacities, if necessary. We believe that our facilities will be adequate for the expected needs of our existing businesses over the next several years. Our facilities, sales and distribution centers and administrative offices are located and described as follows, as of the date of this prospectus:

	Location	Square Footage	Owned/Leased
Plates and Shapes Group:
Northeast Plates and Shapes	Baltimore, Maryland	65,000	Leased
	Seekonk, Massachusetts	115,000	Owned
	Newark, New Jersey	81,000	Owned
	Langhorne, Pennsylvania	235,000	Leased
	Philadelphia, Pennsylvania	85,000	Owned
	York, Pennsylvania	109,000	Owned
South Central Plates and Shapes	Enid, Oklahoma	112,000	Leased
	Tulsa, Oklahoma	486,000	Leased
	Muskogee, Oklahoma(1)	229,000	Owned
	Cedar Hill, Texas	104,000	Owned
Mid-Atlantic Plates and Shapes	Ambridge, Pennsylvania	200,000	Leased
	Canton, Ohio	110,000	Owned
	Greenville, Kentucky	56,000	Owned
	Greensboro, North Carolina	115,000	Owned
	Leetsdale, Pennsylvania	114,000	Leased
	Wilmington, North Carolina	178,000	Leased
Southeast Plates and Shapes	Mobile, Alabama	246,000	Owned
	Jacksonville, Florida	60,000	Owned
	Oakwood, Georgia	206,000	Owned
	Waggaman, Louisiana	295,000	Owned
	Columbus, Mississippi	45,000	Owned
Southwest Plates and Shapes	Hayward, California	64,000	Leased
Flat Rolled Group:
	Madison, Illinois	150,000	Owned
	Jeffersonville, Indiana	90,000	Owned
	Randleman, North Carolina	150,000	Owned
	Springfield, Ohio	110,000	Owned
	Wooster, Ohio	140,000	Owned
	Chattanooga, Tennessee	60,000	Owned
	Germantown, Wisconsin	90,000	Owned
	Horicon, Wisconsin	120,000	Leased
	Wichita, Kansas	40,000	Leased
	Liberty, Missouri	84,000	Leased
	Northbrook, Illinois	187,000	Owned
	Walker, Michigan	50,000	Owned
Building Products Group:
Service Centers	Phoenix, Arizona	111,000	Leased
	Brea, California	44,000	Leased
	Buena Park, California	168,000	Leased
	Corona, California	38,000	Leased

	Location	Square Footage	Owned/Leased
	Ontario, California	29,000	Leased
	Rancho Cordova, California	41,000	Leased
	Groveland, Florida	247,000	Leased
	Leesburg, Florida	61,000	Leased
	Pensacola, Florida	48,000	Leased
	Kansas City, Missouri	58,000	Leased
	Las Vegas, Nevada	133,000	Leased
	Irmo, South Carolina	38,000	Leased
	Nashville, Tennessee	44,000	Leased
	Houston, Texas	297,000	Owned
	Houston, Texas	220,000	Leased
	Mesquite, Texas	200,000	Leased
	Mesquite, Texas	55,000	Leased
	Kent, Washington	57,000	Leased
	Courtland, Ontario, Canada	32,000	Owned
Sales and Distribution Centers	Birmingham, Alabama	12,000	Leased
	Tucson, Arizona	9,000	Leased
	Antioch, California	34,000	Leased
	Hayward, California	25,000	Leased
	San Diego, California	8,000	Leased
	Clearwater, Florida	20,000	Leased
	Fort Myers, Florida	18,000	Leased
	Holly Hill, Florida	10,000	Leased
	Jacksonville, Florida	17,000	Leased
	Lakeland, Florida	24,000	Leased
	West Palm Beach, Florida	5,000	Leased
	West Melbourne, Florida	18,000	Leased
	Stone Mountain, Georgia	14,000	Leased
	Louisville, Kentucky	11,000	Leased
	Lafayette, Louisiana	16,000	Leased
	Jackson, Mississippi	25,000	Leased
	Overland, Missouri	14,000	Leased
	Greensboro, North Carolina	15,000	Leased
	Oklahoma City, Oklahoma	40,000	Leased
	Harrisburg, Pennsylvania	12,000	Leased
	Memphis, Tennessee	20,000	Leased
	Dallas, Texas	36,000	Leased
	Longview, Texas	15,000	Leased
	San Antonio, Texas	20,000	Leased
	Weslaco, Texas	21,000	Leased
	Salt Lake City, Utah	23,000	Leased
	Virginia Beach, Virginia	10,000	Leased
Administrative Locations:
Corporate Headquarters	Houston, Texas.	13,000	Leased
Southeast Plates and Shapes	Mobile, Alabama	16,000	Owned
Building Products Group	Houston, Texas	13,000	Leased
i-Solutions	Ft. Washington, Pennsylvania	4,000	Leased

(1)	This facility is subject to liens with respect to specific debt obligations, including Industrial Revenue Bonds.

DESCRIPTION OF THE APOLLO TRANSACTION

On November 30, 2005, Flag Acquisition Corporation, a Delaware corporation, which in turn was a wholly-owned subsidiary of Metals USA Holdings, merged with and into Metals USA, with Metals USA as the surviving company. We are wholly-owned by Flag Intermediate and a wholly-owned subsidiary of Metals USA Holdings. Metals USA Holdings was formed by Apollo Management solely for the purpose of consummating the Merger, and it has no assets, obligations, employees or operations other than those resulting from the Merger.

In connection with the Merger, (a) we entered into the ABL facility and (b) Flag Acquisition Corporation completed a private placement of $275.0 million in principal amount of old notes. In addition, at the effective time of the Merger, Apollo V and certain members of management of Metals USA contributed $140.0 million to Metals USA Holdings Corp. in exchange for common stock of Metals USA Holdings. The proceeds from the issuance of the old notes, borrowing under the ABL facility and the equity investment by Apollo V and our management members were used to pay the merger consideration to the previous equity holders of Metals USA, to paydown certain existing debt of Metals USA, and to pay transaction expenses related to the Merger including $6.0 million of transaction fees paid to Apollo.

Ownership and Corporate Structure

The following diagram sets forth our ownership structure.

(1)	The ABL facility provides for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility was approximately $423.5 million on March 31, 2006, of which $201.9 million was drawn.
(2)	The notes are guaranteed on a senior secured basis by the guarantors. The notes and the related guarantees will be secured on a first-priority lien basis by substantially all of the assets (other than accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto) of Metals USA and the guarantors and on a second-priority lien basis by the accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto of Metals USA and the guarantors.
(3)	Consists of an Industrial Revenue Bond (IRB) with $5.7 million principal amount outstanding as of March 31, 2006, which is payable on May 1, 2016 in one lump sum payment and $1.3 million in vendor financing and purchase money notes.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors as of the date of this prospectus are as follows. Each is a citizen of the U.S. unless otherwise indicated.

Name	Age	Position
Executive Officers:
C. Lourenço Gonçalves	48	President and Chief Executive Officer
Robert C. McPherson, III	43	Senior Vice President and Chief Financial Officer
John A. Hageman	51	Senior Vice President, Chief Legal Officer, Chief Administrative Officer and Secretary
Keith Koci	41	Senior Vice President—Business Development
Roger Krohn	53	President of the Flat Rolled Group
David Martens	53	President of the Plates and Shapes Group—West
Joe Longo	58	President of the Plates and Shapes Group—East
Gerard Papazian	62	President of the Building Products Group
Directors:
C. Lourenço Gonçalves	48	Director
Joshua J. Harris	41	Director
Marc E. Becker	33	Director(1)
M. Ali Rashid	30	Director(1)
Eric L. Press	40	Director
John T. Baldwin	49	Director(1)

(1)	Member of the Audit Committee of Metals USA.

C. Lourenço Gonçalves, 48, has been President and Chief Executive Officer and one of our directors since February 2003 and of Flag Intermediate since December 1, 2005. Mr. Gonçalves served as President and Chief Executive Officer of CSI from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderurgica Nacional, where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Gonçalves is a metallurgical engineer with a masters degree from the Federal University of Minas Gerais State and a bachelor’s degree from the Military Institute of Engineering in Rio de Janeiro, Brazil. Mr. Gonçalves is a citizen of Brazil.

Robert C. McPherson, III, 43, became Senior Vice President on March 31, 2003 and Chief Financial Officer on December 1, 2005. From August 2004 through November 2005, Mr. McPherson was President of our Building Products Group and from March 2003 to August 2004, Mr. McPherson was Senior Vice President, Business Development. Prior to joining us, Mr. McPherson was employed at CSI from 1989 until March 2003. Mr. McPherson served in a number of capacities at CSI, most recently having served as Treasurer and Controller from 1996 until 2003, Assistant Treasurer from 1992 until 1996, and as Cash Management Administrator from 1989 until 1992.

John A. Hageman, 51, became Senior Vice President, Chief Legal Officer, Chief Administrative Officer and Secretary in April 1997. From 1987 through 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas.

Keith Koci, 41, became Senior Vice President, Business Development on December 1, 2005. Mr. Koci joined us in August, 1998 as a regional controller in the Flat Rolled Group, subsequently served as Corporate Director of Budgeting from August, 2003 through May 2004, and then served as Vice President, Corporate Controller from May, 2004 through November, 2005. Mr. Koci is a certified public accountant licensed in the state of Texas. Prior to joining us, Mr. Koci was CFO and Controller for Optimum Nutrition Inc. from 1996 until 1998.

Roger Krohn, 53, became President of the Flat Rolled Group in November of 2003 and is responsible for the operations of our Flat Rolled Group. Mr. Krohn served as President of Krohn Steel Service Center, from 1982 until 1998. After we acquired Krohn Steel Service Center in 1998, Mr. Krohn remained as President and General Manager until becoming President of the Flat Rolled Group in November, 2003. After attending college, Mr. Krohn served seven years as a pilot in the U.S. Air Force commissioned as an officer in 1975.

David A. Martens, 53, became President of the Plates and Shapes Group—West in 2005 and is responsible for the operations of our Plates and Shapes Western Region. From 1999 through 2005, Mr. Martens was Vice President of our Plates and Shapes South Central Region. Mr. Martens was employed at Singer Steel, Inc. from 1978 until it was acquired by Uni-Steel, Inc. in 1987. Mr. Martens served in a number of capacities at Uni-Steel, most recently Executive Vice President from 1992 to 1997.

Joe Longo, 58, became President of the Plates and Shapes Group—East in July of 2005 and is responsible for 16 Plates and Shapes operations. Mr. Longo served as Vice President, Plates and Shapes Northeast since January 2001. Mr. Longo began his career with Bethlehem Steel in 1972 and entered the Steel Service Center industry in 1983 and held various management positions including Vice President East for Levinson Steel, a company later purchased by Metals USA. Mr. Longo is a graduate of the University of Maryland.

Gerard Papazian, 62, became President of the Building Products Group in December 2005 and is responsible for the Building Products Group consisting of patio and roofing units. Mr. Papazian served as Vice President of Operations for the Building Products Group from 1999 to 2005. Prior to joining us, he held senior management positions with Alcan Aluminum Inc. as President of their Fabral roofing division based in Pennsylvania and later as President of Vicwest USA, a metal roofing division based in Tennessee. Mr. Papazian is a graduate engineer from the University of Toronto and has over 30 years of building products experience.

Joshua J. Harris, 41, became a director on November 30, 2005 and a director of Flag Intermediate on November 4, 2005. Mr. Harris is a founding partner of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert, Incorporated. Mr. Harris is also a director of Hexion Specialty Chemicals, Inc., Nalco Holding Company, Quality Distribution, Inc., UAP Holding Corp., Covalence Specialty Materials, Inc., and Allied Waste Industries, Inc. Mr. Harris graduated Summa Cum Laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a BS in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Marc E. Becker, 33, became a director on November 30, 2005 and a director of Flag Intermediate on November 4, 2005. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on the boards of directors of Affinion Group Inc., National Financial Partners Corporation, Quality Distribution, Inc., and UAP Holding Corp. Mr. Becker graduated Cum Laude with a BS in Economics from the Wharton School of the University of Pennsylvania.

M. Ali Rashid, 30, became a director on November 30, 2005 and a director of Flag Intermediate on November 4, 2005, and is a principal of Apollo. He has been employed with Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is a director of Quality Distribution, Inc. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude from Georgetown University with a BS in Business Administration.

Eric L. Press, 40, became a director on November 30, 2005. Mr. Press is a partner of Apollo. He has been employed with Apollo since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. Mr. Press serves on the boards of directors of Affinion Group Inc. and Quality Distribution. Mr. Press graduated Magna Cum Laude from Harvard College with an AB in Economics, and from Yale Law School.

John T. Baldwin, 49, became a director of Metals USA and Flag Intermediate on January 18, 2006. Mr. Baldwin served as Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation from September 2003 to August 2005, and as Vice President and Chief Financial Officer of Worthington Industries, Inc. from December 1998 to September 2003. He joined Worthington, a steel processor, in 1997 as treasurer. Prior to Worthington, Mr. Baldwin served in various financial capacities at Tenneco Inc. in Greenwich, Connecticut, London, England and Houston, Texas. Mr. Baldwin is a graduate of the University of Houston and the University of Texas School of Law. Mr. Baldwin has served on the Board of The Genlyte Group Incorporated, a lighting manufacturer, since March 2003 and has been Chairman of the Audit Committee of The Genlyte Group Incorporated since April 2006.

There are no family relationships between any of our executive officers or directors.

Management Agreements with Metals USA and Related Stock Option Grants from Metals USA Holdings

Each of Messrs. Gonçalves, Hageman and McPherson has an employment agreement and each of Messrs. Krohn, Martens and Longo has a severance agreement with Metals USA.

Mr. Gonçalves’ Employment Agreement. Under his employment agreement, Mr. Gonçalves serves as our president and chief executive officer for an initial term of five years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. In addition, Mr. Gonçalves is a member of our board of directors. He receives an annual base salary of $525,000. Mr. Gonçalves is eligible to receive an annual bonus of not less than 100% of his base salary if we achieve specified performance objectives. In addition, pursuant to his employment agreement, he received two stock option grants at the effective time of the Merger, November 30, 2005, to purchase shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share. The first grant was for options to purchase 407,960 shares of Metals USA Holdings’ common stock and expires ten years after the grant date. Pursuant to his non-qualified stock option agreements, the options were classified as Tranche A options or Tranche B options. The Tranche A options cover 203,980 of the shares subject to the options, and 20% of these options vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. Tranche B includes the remaining 203,980 shares subject to this first grant of options and, vests and becomes exercisable on the earlier of the eighth anniversary of the grant date and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. The second grant was for options to purchase 18,800 shares of Metals USA Holdings’ common stock and was fully vested as of the grant date and exercisable on or before March 30, 2006. Mr. Gonçalves exercised his options subject to the second grant on March 17, 2006. Pursuant to his option agreement, upon such exercise on March 17, 2006, Mr. Gonçalves received an additional grant of options to purchase 40,790 shares of Metals USA Holdings’ common stock at an exercise price of $10.67 per share. These additional options are allocated equally into Tranches A and B and are subject to similar vesting specifications as the first grant of options to purchase 407,960 shares of Metals USA Holdings discussed above. Further, Mr. Gonçalves received a grant of 36,000 restricted shares at the effective time of the Merger and an additional 3,600 upon the exercise of the 18,800 options discussed above, which vested immediately. Under the employment agreement, Mr. Gonçalves is provided employee benefits equal to or greater than those provided to him by us prior to the Merger. Upon Mr. Gonçalves’ termination of employment by us without “cause” or by Mr. Gonçalves for “good reason” (each as defined in the employment agreement) or upon our election not to renew his employment, Mr. Gonçalves will be entitled to receive the following severance payments and benefits: all accrued salary and bonus earned but not yet paid, a pro-rata bonus for the year in which the termination occurs, a lump sum payment equal to twelve months of his base salary, monthly payments equal to one-twelfth of his annual base salary beginning with the thirteenth month following the date of his termination, until the twenty-fourth month following his date of termination (or on the earlier date of his material violation of the terms of his employment agreement), and we will reimburse Mr. Gonçalves for the cost of COBRA Continuation coverage for a period of up to eighteen months. Additionally, Mr. Gonçalves will be subject to certain restrictions on his ability to compete with or solicit our customers or employees for two years after his termination. Mr. Gonçalves’ employment agreement may also be terminated for “cause” (as defined in the employment agreement).

Mr. Hageman’s Employment Agreement. Under his employment agreement, Mr. Hageman serves as our senior vice president and chief legal officer and administrative officer for an initial term of two years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. Mr. Hageman receives an annual base salary of $290,000 and is eligible for an annual bonus of 70% of his base salary if we achieve specified performance objectives. In addition, at the effective time of the Merger, he received a stock option grant to purchase 73,000 shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share that expires ten years after the grant date. Pursuant to his non-qualified stock option agreement, 36,500 of these options are classified as Tranche A Options, 20% of which vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. The remaining 36,500 options are classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. Further, Mr. Hageman received a grant of 8,000 restricted shares on the effective date of the Merger, which vested immediately. Mr. Hageman is provided employee benefits equal to those provided to him by us prior to the Merger. Upon his termination of employment by us without “cause” or by Mr. Hageman for “good reason,” or upon our election not to renew his employment, Mr. Hageman will be entitled to the following severance payments and benefits: all accrued salary and bonus earned but not paid, a pro rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at our election, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Hageman on a pro-rata basis in the case of a lump sum payment) if he violates the terms of his employment agreement prior to such time), and we will reimburse Mr. Hageman for the cost of COBRA Continuation coverage for a period of up to eighteen months. Additionally, Mr. Hageman will be subject to certain restrictions on his ability to compete with us for eighteen months or solicit our customers or employees for two years after his termination. Mr. Hageman’s employment agreement may also be terminated for “cause” (as defined in the employment agreement).

Mr. McPherson’s Employment Agreement. Under his employment agreement, Mr. McPherson serves as our senior vice president and chief financial officer for an initial term of two years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. Mr. McPherson receives an annual base salary of $300,000 and is eligible for an annual bonus of 70% of his base salary if we achieve specified performance objectives. In addition, at the effective date of the Merger, he received a stock option grant to purchase 50,415 shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share that expires ten years after the grant date. Pursuant to his non-qualified stock option agreement, 25,207 of these options are classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. The remaining 25,208 options are classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. Further, on the effective date of the Merger, Mr. McPherson received a grant of 5,500 restricted shares, which shares will vest on the second anniversary of the Merger. Mr. McPherson is provided employee benefits equal to those provided to him by us prior to the Merger. Upon Mr. McPherson’s termination of employment by us without “cause” or by Mr. McPherson for “good reason” (each as defined in the employment agreement) or upon our election not to renew his employment, Mr. McPherson will be entitled to receive the same severance payments as set forth in Mr. Hageman’s employment agreement and described above. Additionally, Mr. McPherson will be subject to certain restrictions on his ability to compete with us for eighteen months or solicit our customers or employees for two years after his termination. Mr. McPherson’s employment agreement may also be terminated for “cause” (as defined in the employment agreement).

Mr. Krohn’s Severance Agreement. Under his severance agreement, upon his termination of employment by us without “cause” or by Mr. Krohn for “good reason” as those terms are defined in the severance agreement, Mr. Krohn will be entitled to the following severance payments and benefits: his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time), and we will reimburse Mr. Krohn for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Krohn will be subject to certain restrictions on his ability to compete with us for one year (two years if his employment is terminated for cause or he resigns without good reason) and to solicit our customers or employees for two years after his termination. In addition, pursuant to a stock option agreement with Metals USA Holdings, Mr. Krohn received a stock option grant on November 30, 2005, at the effective time of the Merger, to purchase 47,250 shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share that expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 23,625 of these options are classified as Tranche A Options, 20% of which vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. The remaining 23,625 options are classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. Further, pursuant to a restricted stock agreement with Metals USA Holdings, on the effective date of the Merger, Mr. Krohn received a grant of 4,900 restricted shares, which shares will vest on the second anniversary of the Merger.

Mr. Martens’ Severance Agreement. Under his severance agreement, upon his termination of employment by us without “cause” or by Mr. Martens for “good reason” as those terms are defined in the severance agreement, Mr. Martens will be entitled to the following severance payments and benefits: his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time), and we will reimburse Mr. Martens for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Martens will be subject to certain restrictions on his ability to compete with us for one year (two years if his employment is terminated for cause or he resigns without good reason) and to solicit our customers or employees for two years after his termination. In addition, pursuant to a stock option agreement with Metals USA Holdings, Mr. Martens received a stock option grant, at the effective time of the Merger, to purchase 13,126 shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 6,563 of these options are classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. The remaining 6,563 options are classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. Further, pursuant to a restricted stock agreement with Metals USA Holdings, on the effective date of the Merger, Mr. Martens received a grant of 1,600 restricted shares, which shares will vest on the second anniversary of the Merger.

Mr. Longo’s Severance Agreement. Under his severance agreement, upon his termination of employment by us without “cause” or by Mr. Longo for “good reason” as those terms are defined in the severance agreement, Mr. Longo will be entitled to the following severance payments and benefits: his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time), and we will reimburse Mr. Longo for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Longo will be subject to certain restrictions on his ability to compete with us for one year (two years if his employment is terminated for cause or he resigns without good reason) and to solicit our customers or employees for two years after his termination. In addition, pursuant to a stock option agreement with Metals USA Holdings, Mr. Longo received a stock option grant, at the effective time of the Merger, to purchase 15,750 shares of Metals USA Holdings’ common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 7,875 of these options are classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon our sale. The remaining 7,875 options are classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo Management with respect to its investment in us equals or exceeds 25%. Further, pursuant to a restricted stock agreement with Metals USA Holdings, on the effective date of the Merger, Mr. Longo received a grant of 1,600 restricted shares, which shares will vest on the second anniversary of the Merger.

Compensation of Directors

We compensate our directors with an annual retainer of $50,000, paid quarterly in advance of each fiscal quarter of service. Each director also receives a fee of $2,000 per board meeting attended and $2,000 for each regularly scheduled committee meeting unless it is on the same day of two or more committee meetings. The Chairman of the Audit Committee receives an annual fee of $10,000. All reasonable out of pocket expenses are reimbursed upon submission of support documentation. In addition, each non-employee director received a grant of 40,000 options under the Amended and Restated 2005 Stock Incentive Plan. Such options have a 10 year term, vest ratably over 5 years and have a strike price of $10.

Audit Committee of the Board of Directors

The Board of Directors has an Audit Committee. Our Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit and with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of the internal accounting procedures, considers the effect of such procedures on the accountants’ independence and establishes policies for business values, ethics and employee relations. Currently, the Audit Committee consists of Messrs. Baldwin, Rashid and Becker. Mr. Baldwin is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K. We currently do not have any other committees of our Board of Directors.

Executive Compensation

The following table summarizes certain information concerning compensation earned by Metals USA’s chief executive officer and each of our four other most highly compensated executive officers during 2003, 2004 and 2005. Flag Intermediate does not separately compensate (in any manner) its executive officers.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(9)	Other Annual Compen- sation(1)	Restricted Stock Awards (Shares)(2)	Securities Underlying Options Granted(3)		All Other Compensation(10)(11)
C. Lourenço Gonçalves(4)	2005	$533,218	$660,000	$4,545,975	36,000	426,760	(11)	$16,016
President and	2004	$445,213	$1,046,560	—	7,622	22,747		$9,054
Chief Executive Officer	2003	$342,528	$339,600	—	12,000	300,000	(5)	$42,949
Robert C. McPherson, III(6)	2005	$293,022	$310,000	$485,951	5,500	50,415		$10,341
Senior Vice President	2004	$279,407	$260,000	—	4,065	12,132		$5,384
and Chief Financial Officer	2003	$196,009	$131,250	—	6,000	15,000		$17,570
John A. Hageman	2005	$279,792	$255,000	$1,164,436	8,000	73,000		$15,840
Senior Vice President,	2004	$271,715	$360,780	—	3,920	11,698		$16,904
Chief Legal Officer, Chief Administrative Officer and Secretary	2003	$259,769	$194,800	—	6,000	50,000		$4,291
Roger Krohn(7)	2005	$293,890	$160,000	$277,671	4,900	47,250		$1,526
President Flat Rolled Group	2004	$261,572	$441,780	—	4,065	12,132		$4,100
	2003	$156,632	$60,000	—	6,000	5,000		—
David A. Martens(8)	2005	$236,379	$129,375	$172,424	1,600	13,126		$4,662
President Plates and Shapes	2004	$213,259	$155,250	—	—	6,000		$4,706
Group-West	2003	$182,000	$166,500	—	—	12,500		$364

(1)	Includes acceleration of stock options and stock grants at $22 per share pursuant to the terms of the Merger.

(2)	The 2003 and 2004 stock grants accelerated on November 30, 2005 pursuant to the terms of the Merger. At November 30, 2005, the aggregate value of these restricted stock grants was $999,614. The 2005 stock grants for Messrs. Gonçalves and Hageman were vested as of the date of grant. The 2005 grants for Messrs. McPherson, Krohn and Martens vest in December 2007. Unvested restricted stock grants do not entitle the recipient to regular cash dividends.
(3)	The 2003 and 2004 stock options accelerated on November 30, 2005 pursuant to the terms of the Merger. The 2005 grant consists of two tranches: Tranche A options vest 20% over five years and Tranche B options vest in full on the earlier of the 8th anniversary of the grant date or the date that the realized internal rate of return on the funds managed by Apollo Management with respect to its investment in us, equals or exceeds 25%.
(4)	Became President and Chief Executive Officer in February 2003.
(5)	Each increment of 100,000 options had a strike price of $4.75, $9.50 and $14.25, respectively.
(6)	Became Senior Vice President in March 2003 and CFO in December 2005.
(7)	Became President Flat Rolled Group in November 2003.
(8)	Became President Plates and Shapes Group-West in June 2005.
(9)	The 2004 bonus amount includes fair market value of stock grants made February 1, 2005: (a) Mr. Gonçalves—$71,560; and Messrs. Hageman, Krohn and McPherson—$35,780. The 2003 bonus amount includes fair market value of the stock grants made February 1, 2004: (a) Mr. Gonçalves—$39,600 and (b) Messrs. Hageman, Krohn and McPherson—$19,800.
(10)	Includes the value of (a) contributions to 401(k) plans, (b) premiums paid for term life insurance for the benefit of the insured, and (c) country club dues. The amounts described in clauses (a), (b) and (c) above for each of the above officers paid in 2005 are set forth below:

	2005			2004
	(a)	(b)	(c)	(a)	(b)	(c)
C. Lourenço Gonçalves	$4,200	$5,665	$6,151	$4,100	$4,954	$—
Robert C. McPherson, III	$4,200	$1,344	$4,797	$4,100	$1,284	$—
John A. Hageman	$4,200	$5,975	$5,665	$4,100	$5,975	$6,829
Roger Krohn	$1,112	$414	$—	$4,100	$—	$—
David A. Martens	$4,200	$462	$—	$4,254	$452	$—

(11)	Mr. Gonçalves was awarded a stock grant of 36,000 in 2005 which vested immediately upon consummation of the merger, and an additional stock grant of 3,600 in March 2006 in connection with his exercise of 18,800 options under his Amended Second Non-Qualified Stock Option Agreement, which we refer to in this prospectus as the “second stock option agreement.” In 2005, Mr. Gonçalves was awarded 407,960 options under the Amended Non-Qualified Stock Option Agreement and 18,800 options under the second stock option agreement which immediately vested upon consummation of the Merger. In March, 2006, Mr. Gonçalves exercised 18,800 options under the second stock option agreement and was granted an additional 40,790 options pursuant to the second stock option agreement.

Stock Options

In connection with the payment of the May 2006 dividend, the outstanding employee stock options under the Amended and Restated 2005 Stock Incentive Plan were equitably adjusted by decreasing the exercise price of such options in an amount equal to the per share amount of the dividend.

Individual Option Grants in 2005

The following table presents information regarding stock options granted to certain executive officers during 2005. Unless otherwise indicated, options disclosed in the tables below are exercisable for shares of Metals USA Holdings’ common stock.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price	Expiration Date	Fair Value at Grant Date(1)
C. Lourenço Gonçalves	426,760	55.9%	$10.00	11/30/2015	$2,851,126
Robert C. McPherson, III	50,415	6.3%	$10.00	11/30/2015	$349,376
John A. Hageman	73,000	9.1%	$10.00	11/30/2015	$505,890
Roger Krohn	47,250	5.9%	$10.00	11/30/2015	$327,443
David A. Martens	13,126	1.6%	$10.00	11/30/2015	$90,963

(1)	The fair value of the options granted during 2005 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value per share of the options granted under the Amended Non-Qualified Stock Option Agreement was $6.93 and the weighted average fair value per share of the options issued under Mr. Gonçalves’ Amended Second Non-Qualified Stock Option Agreement was $1.31.

Year End 2005 Option Values

The following table presents information regarding unexercised options held by certain executive officers as of December 31, 2005. None of those officers exercised options during 2005.

	Number of Unexercised Options at December 31, 2005		Value of Unexercised “In-the-Money” Options at December 31, 2005
Name	Exercisable	Unexercised	Exercisable	Unexercised
C. Lourenço Gonçalves	—	426,760	—	—
Robert C. McPherson, III	—	50,415	—	—
John A. Hageman	—	73,000	—	—
Roger Krohn	—	47,250	—	—
David A. Martens	—	13,126	—	—

Amended and Restated 2005 Stock Incentive Plan

In connection with the Merger, Metals USA Holdings adopted the 2005 Stock Incentive Plan, which was Amended and Restated by Metals USA Holdings on January 18, 2006, under which Messrs. Gonçalves, McPherson, Hageman, Krohn, Martens and other management participants are eligible to receive awards of stock options for common stock of Metals USA Holdings. Pursuant to option agreements entered into that are subject to the terms of the Amended and Restated 2005 Stock Incentive Plan, Messrs. Gonçalves, McPherson, Hageman, Krohn and Martens have been granted options under the Plan, effective at the effective time of the Merger. The number of options to be granted to each of Messrs. Gonçalves, McPherson, Hageman, Krohn and Martens and the date of vesting and pricing of such options are more fully described above under “—Management Agreements.” Under the Amended and Restated 2005 Stock Incentive Plan, awards may be granted to employees or directors of, or consultants to, us, or any of our subsidiaries, except that consultants may only receive awards with the consent of our president. The Amended and Restated 2005 Stock Incentive Plan has a term of ten years. The date of grant, vesting and pricing of options granted under the option plan are subject to the discretion of the compensation committee of Metals USA Holdings. In addition, Messrs. Gonçalves, McPherson, Hageman, Krohn and Martens and a limited number of other management participants have also received awards of restricted shares of common stock of Metals USA Holdings granted under the Amended and Restated 2005 Stock Incentive Plan. Messrs. Gonçalves, McPherson, Hageman, Krohn and Martens have been granted 39,600, 5,500, 8,000, 4,900 and 1,600 restricted shares, respectively, pursuant to restricted stock agreements entered into that are subject to the terms of the Amended and Restated 2005 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Metals USA Holdings owns 100% of the common stock of Flag Intermediate, which owns 100% of the common stock of Metals USA.

The following table sets forth information with respect to the ownership of Metals USA Holdings as of July 15, 2006 for:

•	each person who owns beneficially more than a 5% equity interest in Metals USA Holdings,

•	each member of our board of directors,

•	each of our named executive officers, and

•	all of our executive officers and directors as a group.

	Metals USA Holdings(1)
Name and Address of Owner(2)	Number of Shares Beneficially Owned	Equity Interest
Apollo Management V, L.P.(3)	13,612,900	96.8%
C. Lourenço Gonçalves	246,400	1.8%
Robert C. McPherson, III	27,500	*
John A. Hageman	45,500	*
Roger Krohn	27,000	*
Joe Longo	9,000	*
Keith A. Koci	8,000	*
David A. Martens	7,500	*
Gerard Papazian	4,000	*
Marc E. Becker	0	*
Joshua J. Harris	0	*
Eric L. Press	0	*
M. Ali Rashid	0	*
John T. Baldwin	0	*
All executive officers and directors as a group (13 persons)	374,900	2.7%

*	Less than 1%
(1)	The amounts and percentages of interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ownership interests.
(2)	Unless otherwise indicated, the address of each person listed is c/o Metals USA, Inc., One Riverway, Suite 1100, Houston, TX 77056.

(3)	Represents all equity interest of Metals USA Holdings held of record by affiliates of Apollo Management V, L.P. Apollo Management V, L.P. has the voting and investment power over the shares on behalf of Apollo. The general partner of Apollo Management V, L.P. is AIF V Management, Inc. Messrs. Leon Black and John Hannon are the principal executive officers and directors of AIF V Management, Inc., each of whom disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Each of Messrs. Becker, Harris, Press and Rashid, who have relationships with Apollo, disclaim beneficial ownership of any shares of Metals USA Holdings that may be deemed beneficially owned by Apollo Management V, L.P., except to the extent of any pecuniary interest therein. Each of Apollo Management V, L.P. and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Messrs. Becker, Harris, Press and Rashid and Apollo Management V, L.P. is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreements

In contemplation of the Merger, Messrs. Gonçalves, McPherson, Hageman, Krohn, Martens and Longo entered into certain agreements with Metals USA Holdings and Flag Acquisition. The terms of the employment agreements with Messrs. Gonçalves, McPherson and Hageman, and the terms of the severance agreements with Messrs. Krohn, Martens and Longo are similar to each other. The terms of those agreements are described under “Management—Management Agreements.” These agreements were negotiated between management and us and we believe that the agreements are on arm’s-length terms.

Investors Rights Agreement

Metals USA Holdings and each of the management participants have entered into an investor rights agreement which provides for, among other things, a restriction on the transferability of each such management member’s equity ownership in Metals USA Holdings, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Metals USA Holdings and Apollo V in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with his respective ownership, and certain restrictions on each such person’s ability to compete with or solicit our employees or customers. The investors rights agreement was negotiated among management, us and Apollo V, and we believe it is on arm’s-length terms.

Apollo Management Agreements

We and Metals USA Holdings have entered into a management agreement with Apollo V on November 30, 2005, pursuant to which Apollo V provides us with management services. Pursuant to such agreement, Apollo V receives an annual management fee equal to $2 million, payable on March 15 of every year, starting on March 15, 2006. $500,000 of this fee has been waived by Apollo V, subject to revocation. The management agreement will terminate on December 31, 2012, unless earlier terminated by Apollo V. Upon a termination of the management agreement prior to December 31, 2012, Apollo V is entitled to receive the present value of (a) $14 million (excluding management fees waived), less (b) the aggregate amount of management fees that were paid to it under the agreement prior to such termination. Finally, Apollo V is entitled to receive a transaction fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions with a value of $25 million or more, equal to 1% of the gross transaction value of any such transaction. The management agreement contains customary indemnification provisions in favor of Apollo V, as well as expense reimbursement provisions with respect to expenses incurred by Apollo V in connection with its performance of services thereunder. In addition, pursuant to a transaction fee agreement between us and Apollo V dated as of November 30, 2005, we paid Apollo V $6 million at the consummation of the Merger for various services performed by it and its affiliates in connection with the Transactions. The terms and fees payable to Apollo V under the management agreement and the transaction fee agreement were determined through arm’s-length negotiations between us and Apollo V, and reflect the understanding of Apollo V and us of the fair value for such services, based in part on market conditions and what similarly-situated companies have paid for similar services.

Other Transactions

Roger L. Krohn (the father of Roger Krohn, one of our executive officers) is employed by us as a sales manager and received compensation of $157,200, $162,323, and $89,125 per year, during the fiscal years ended December 31, 2003, 2004 and 2005, respectively, and will receive a base salary of $75,000, in addition to a year-end incentive compensation bonus, for the fiscal year ended December 31, 2006. We rent the use of aircrafts that are owned by a company owned by Roger Krohn, one of our executive officers, currently at a rate of $475 or $900 per hour, depending on the aircraft used. During the fiscal years ended December 31, 2003, 2004 and 2005 and for the six months ended June 30, 2006, we made payments for the use of such aircrafts in the amount of $27,781, $43,383, $60,774 and $27,636, respectively. We believe that the rates paid for the use of such aircrafts are at least as favorable to us as those that could be obtained from an independent charter provider. In addition, in 2003, the company owned by Mr. Krohn, purchased an airplane from Metals for $75,000.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

On December 1, 2005 we entered into the ABL facility arranged by Credit Suisse, as sole bookrunner and joint lead arranger, and Banc of America Securities LLC, as joint lead arranger.

The ABL facility is available to us on a revolving basis during the period beginning on December 1, 2005 and ending on November 30, 2011. Substantially all of our subsidiaries are also borrowers under the ABL facility. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves, to be determined in accordance with the loan agreement. The commitments under the ABL facility are initially comprised of $415.0 million of Tranche A Commitments and $35.0 million of Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would otherwise be in effect. Subject to certain conditions, the Tranche A-1 Commitments may be reduced or terminated at any time. Subject to certain conditions, upon the reduction or termination of the Tranche A-1 Commitments, the Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. On June 1, 2006, the Tranche A-1 Commitments will automatically be reduced to $25.0 million (with a corresponding increase in the Tranche A Commitments), unless previously reduced below $25.0 million. A portion of the ABL facility is available for swingline loans and the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the ABL facility on a dollar-for-dollar basis.

The interest rates with respect to loans made utilizing the Tranche A Commitments are, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin ranging between -0.25% and 0.0% as determined in accordance with the loan agreement or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility.

The interest rates with respect to loans utilizing the Tranche A-1 Commitments are, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin of (1) initially, 1.75% and (2) after the first adjustment date under the ABL facility, 1.50% or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin of (a) initially, 3.75% and (b) after the first adjustment date under the ABL facility, 3.50%.

Substantially all of our subsidiaries are defined as “borrowers” under such agreement. The obligations under the ABL facility are guaranteed by Flag Intermediate and certain of our future domestic subsidiaries and are secured (i) on a first-priority lien basis by our, the other borrowers’ and the guarantors’ accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto and (ii) on a second-priority lien basis by substantially all of our, the other borrowers’ and the guarantors’ other assets, subject to certain exceptions and permitted liens.

Covenants

The ABL facility contains customary representations, warranties and covenants for the type and nature of an asset-based senior secured revolving credit facility, including limitations on our, the other borrowers’, or the guarantors’ ability to:

•	incur or guarantee additional debt, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions; and

•	engage in certain transactions with affiliates.

Events of Default

The ABL facility contains events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of certain security agreements or guarantees;

•	material judgments; and

•	a change of control (as defined in the ABL facility).

Industrial Revenue Bonds

As of December 31, 2005 and as of March 31, 2006, the aggregate principal amount outstanding under the IRB was $5.7 million for both periods. The IRB is payable on May 1, 2016 in one lump sum payment. The interest rate assessed on the IRB varies from month to month and was 3.68% and 3.29% at December 31, 2005 and March 31, 2006, respectively. The IRB is secured by a letter of credit under the ABL facility. The IRB places various restrictions on certain of our subsidiaries, including maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures and maintenance of tangible net worth and is supported by a letter of credit. We were in compliance with all of the covenants as of March 31, 2006.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes will be, issued under an Indenture (the “Indenture”) among Metals USA, Flag Intermediate, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee”).

The following summary of certain provisions of the Indenture, the Registration Rights Agreement and the Security Documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Registration Rights Agreement and the Security Documents, including the definitions of certain terms therein and those terms made a part of the Indenture by the TIA. We urge you to read the Indenture, the Registration Rights Agreement and the Security Documents because they, not this description, define your rights as holders of the notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.” As used in this “Description of the Notes” section, “the Company” or “Metals USA” refers to Metals USA, Inc., a Delaware corporation, and “we,” “us” and “our” refers to the Company and to its subsidiaries.

Brief Description of the Notes and the Guarantees

The old notes are and the exchange notes will be:

•	senior obligations of the Company;

•	equal in right of payment with all existing and future senior Indebtedness of the Company;

•	secured on a first-priority lien basis by the Notes Collateral and on a second-priority lien basis by the ABL Collateral, in each case subject to certain liens permitted under the Indenture;

•	effectively subordinated to the ABL Facility to the extent of the value of the ABL Collateral;

•	guaranteed on a senior secured basis by Flag Intermediate and the Subsidiary Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Guarantee of each Guarantor:

•	is a senior obligation of such Guarantor;

•	ranks equal in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	is secured on a first-priority basis by the Notes Collateral owned by such Guarantor and on a second-priority basis by the ABL Collateral owned by such Guarantor (in each case subject to certain liens permitted under the Indenture);

•	is effectively subordinated to the Guarantee of such Guarantor under the ABL Facility to the extent of the value of the ABL Collateral owned by such Guarantor; and

•	is subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company will issue the exchange notes in an aggregate principal amount up to $275.0 million. The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange notes, but in certain circumstances the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The notes will mature on December 1, 2015. Subject to our compliance with the covenants described under the subheading “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”

and “—Limitation on Liens,” we are permitted to issue more notes from time to time under the Indenture (the “Additional Notes”). The notes, the exchange notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes and exchange notes will accrue at the rate of 11 1/8% per annum and will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2006. The Company will make each interest payment to the Holders of record of the notes on the immediately preceding May 15 and November 15. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the notes and the exchange notes will accrue from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.”

Optional Redemption

On and after December 1, 2010, the Company may redeem the notes at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2010	105.563%
2011	103.708%
2012	101.854%
2013 and thereafter	100.000%

In addition, prior to December 1, 2010, the Company may redeem the notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Note at December 1, 2010 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through December 1, 2010 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Note.

“Treasury Rate” means, with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2010; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to December 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2008, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.13% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the notes (which includes Additional Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

All optional redemptions of the notes will be made upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address.

Selection

In the case of any partial redemption of the notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Notices of redemption may not be conditional.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the old notes and existing Guarantees is, and the Indebtedness evidenced by the exchange notes and the related Guarantees will be, senior Indebtedness of the Company or the applicable Guarantor, as the case may be, ranks and will rank equal in right of payment with all existing and future senior Indebtedness of the Company and the Guarantors, as the case may be, and is and will be secured by the

Collateral, which Collateral is and will be shared on an equal and ratable basis with any Other Pari Passu Lien Obligations Incurred thereafter. Indebtedness under the ABL Facility is also secured by the Collateral. The Indebtedness under the ABL Facility and any other Lenders Debt Incurred in the future has and will have first-priority with respect to the ABL Collateral but is and will be junior in ranking with respect to the Notes Collateral. Such security interests are described under “—Security for the Notes.” The Indebtedness evidenced by the old notes and existing Guarantees is and the Indebtedness evidences by the exchange notes and the related Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company and the Guarantors, as the case may be.

As of March 31, 2006,

(1) Flag Intermediate, the Company and its Subsidiaries had $482.6 million in aggregate principal amount of senior indebtedness (including the notes and the Guarantees) outstanding (excluding unused commitments);

(2) We had $1.3 million in aggregate principal amount of indebtedness junior to the old notes outstanding; and

(3) the Company’s Subsidiaries that are not Guarantors did not have any liabilities (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

A significant portion of the Company’s operations are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, such Subsidiaries’ creditors’ (including trade creditors’) claims, and such Subsidiaries’ preferred stockholders’ (if any) claims generally will have priority with respect to such Subsidiaries’ assets and earnings over the claims of the Company’s creditors, including holders of the old notes and the exchange notes. The old notes are and the exchange notes will be effectively subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Although the Indenture contains limitations on the amount of additional Pari Passu Indebtedness and additional Secured Indebtedness that the Company and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Pari Passu Indebtedness and Secured Indebtedness could be substantial. The Indenture does not limit the amount of additional Indebtedness that Metals USA Holdings may Incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Security for the Notes

The old notes and existing Guarantees have, and the exchange notes and the related Guarantees will have, the benefit of the Collateral, which will consist of (i) the Notes Collateral and (ii) the ABL Collateral. The holders of the old notes and holders of certain Other Pari Passu Lien Obligations have, and the exchange notes will have, a first-priority security interest (subject to Permitted Collateral Liens) and the Bank Lenders and certain other holders of Lenders Debt have a second-priority security interest in the Notes Collateral. The Bank Lenders and certain other holders of Lenders Debt have a first-priority security interest and the holders of the old notes and holders of certain Other Pari Passu Lien Obligations have, and the exchange notes will have, a second-priority security interest (subject to Permitted Liens) in the ABL Collateral.

The Company and the Guarantors are and will be able to Incur additional Indebtedness in the future which could share in the Collateral. The amount of all such additional Indebtedness is and will be limited by the covenants disclosed under “—Certain Covenants—Liens” and “—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such additional Secured Indebtedness could be significant.

Notes Collateral

The Notes Collateral has been and will be pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the holders of the old notes and the exchange notes. The old notes and existing Guarantees are, and the exchange notes and the related Guarantees will be, secured by first-priority security interests in the Notes Collateral, subject to Permitted Collateral Liens. The Notes Collateral consists of substantially all the assets of Flag Intermediate, the Company and the Subsidiary Guarantors, other than the ABL Collateral. Those assets include, but are not limited to, (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”): (i) all of the Capital Stock of the Company, (ii) all of the Capital Stock held by the Company, Flag Intermediate or any Subsidiary Guarantor (which, in the case of any first-tier Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such first-tier Foreign Subsidiary) and (iii) substantially all of the tangible and intangible assets, other than the ABL Collateral, of the Company, Flag Intermediate and each Subsidiary Guarantor.

In addition to the limitations described below under “—Limitations on Stock Collateral,” the Notes Collateral does not and will not include (i) the ABL Collateral, (ii) the Excluded Assets, (iii) those assets as to which the Notes Collateral Agent has reasonably determined or will reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (iv) the property securing the Industrial Revenue Bonds and the letter of credit reimbursement obligations relating thereto and (v) the property securing certain capital leases existing on the Issue Date or Incurred thereafter and certain purchase money obligations existing on the Issue Date or Incurred thereafter.

Initially, subject to Permitted Collateral Liens, only the old notes have and the exchange notes will have the benefit of the first-priority security interest in the Notes Collateral. No other Indebtedness incurred by the Company may share in the first-priority security interest in the Notes Collateral other than any Additional Notes and certain Indebtedness constituting Other Pari Passu Lien Obligations.

The Company has granted a second-priority lien on and security interest in the Notes Collateral for the benefit of the Lenders Debt, which currently consists of the loans outstanding under the ABL Facility made by the Bank Lenders, obligations with respect to letters of credit issued under the ABL Facility, certain hedging and cash management obligations incurred with the Bank Lenders or their affiliates and any other Obligations under the ABL Facility. Any additional Indebtedness that is Incurred by the Company pursuant to the terms of the Indenture may also be given a lien on and security interest in the Notes Collateral that ranks junior to the lien of the old notes and the exchange notes in the Notes Collateral. Except as provided in the Intercreditor Agreement, holders of such junior liens will not be able to take any enforcement action with respect to the Notes Collateral so long as any old notes or exchange notes are outstanding.

ABL Collateral

The old notes are, and the exchange notes will also be, secured by a second-priority lien on and security interest in the ABL Collateral (subject to certain Permitted Liens). The ABL Collateral consists of all accounts receivable, inventory, cash (other than certain cash proceeds of the Notes Collateral) and proceeds and products of the foregoing and certain assets related thereto, in each case held by the Company, Flag Intermediate and the Subsidiary Guarantors. Generally, the old notes and the exchange notes second-priority lien on and security interest in the ABL Collateral will be terminated and automatically released if the lien on such ABL Collateral in favor of the Lenders Debt is released.

From and after the Issue Date, the Company or any Guarantor may grant an additional lien on any property or asset that constitutes ABL Collateral in order to secure any Obligation permitted to be Incurred pursuant to the Indenture. Any such additional lien may be a first-priority lien that is senior to the lien securing the notes or may be a second-priority lien that will rank pari passu with the second priority lien securing the notes or a lien that will rank junior to the second-priority lien securing the notes.

Limitations on Stock Collateral

The Capital Stock and other securities of a Subsidiary of the Company that are owned by the Company or any Subsidiary Guarantor constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Company) due to the fact that such Subsidiary’s Capital Stock and other securities secure the notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Notes Collateral includes shares of Capital Stock of Subsidiaries of the Company only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Notes Collateral may decrease or increase as described above.

Security Documents and Certain Related Intercreditor Provisions

The Company, the Guarantors, the Notes Collateral Agent and the Trustee entered into one or more Security Documents creating and establishing the terms of the security interests that secure the notes and the Guarantees of the notes. These security interests secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. The Company and the Guarantors agreed to use their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests. If they were not able to complete such actions on or prior to the Issue Date, they agreed to use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date. Wells Fargo Bank, N.A. was appointed, pursuant to the Indenture, as the Notes Collateral Agent. The Trustee, Notes Collateral Agent and each noteholder and each other holder of, or obligee in respect of, any Obligations in respect of the notes outstanding at such time are referred to collectively as the “Noteholder Secured Parties.”

Intercreditor Agreement

On the Issue Date, the Company, the Guarantors, the Trustee, the Notes Collateral Agent and the Bank Collateral Agent entered into the Intercreditor Agreement. Although the holders of the old notes are not and the holders of the exchange notes will not be party to the Intercreditor Agreement, by their acceptance of the old notes or exchange notes, as applicable, they agreed or will agree to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, the Notes Collateral Agent will determine the time and method by which the security interests in the Notes Collateral will be enforced and the Bank Collateral Agent will determine the time and method by which the security interests in the ABL Collateral will be enforced.

The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the liens held by the noteholders or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

No Action With Respect to the ABL Collateral

The Intercreditor Agreement provides that none of the Noteholder Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the ABL Collateral under any Security Document, applicable law or otherwise, at any time when the ABL Collateral is subject to any first-priority security interest and any Lenders Debt secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute such Lenders Debt remains in effect. Only the Bank Collateral Agent is entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Notes Collateral Agent may, but has no obligation to, take all such actions it deems necessary to perfect or continue the perfection of the noteholders’ second-priority security interest in the ABL Collateral. The Bank Collateral Agent is subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Collateral held by holders of Lenders Debt.

No Duties of Bank Collateral Agent

The Intercreditor Agreement provides that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral has any duties or other obligations to any Noteholder Secured Party with respect to the ABL Collateral, other than to transfer to the Trustee any proceeds of any such ABL Collateral in which the Notes Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Collateral (in each case, unless the noteholders’ lien on all such ABL Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of such Lenders Debt and the termination of any commitment to extend credit that would constitute such Lenders Debt, or, if the Bank Collateral Agent is in possession of all or any part of such ABL Collateral after such payment and satisfaction in full and termination, such ABL Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Bank Collateral Agent or any such lender. In addition, the Intercreditor Agreement further provides that, until the Lenders Debt secured by any ABL Collateral has been paid and satisfied in full and any commitment to extend credit that would constitute Lenders Debt secured thereby has been terminated, the Bank Collateral Agent is entitled, for the benefit of the holders of such Lenders Debt, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party is otherwise entitled as a result of such second-priority security interest. Without limiting the foregoing, the Trustee and the Notes Collateral Agent agreed in the Intercreditor Agreement and each Holder of the old notes agreed and each Holder of the exchange notes will agree by its acceptance of the notes that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral has or will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement contains similar provisions regarding the duties owed to the Bank Collateral Agent and the holders of any Lenders Debt by the Noteholder Secured Parties with respect to the Notes Collateral.

The Intercreditor Agreement additionally provides that the Notes Collateral Agent and the Trustee have waived, and each Holder of the old notes has waived, and each Holder of the exchange notes will waive, by its acceptance of the notes, any claim that may be had against the Bank Collateral Agent or any holder of any Lenders Debt arising out of (i) any actions which the Bank Collateral Agent or such holder of Lenders Debt take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Lenders Debt from any account debtor, guarantor or any other party) in accordance with the documents governing any such Lenders Debt or any other agreement related thereto or to the collection of such Lenders Debt or the valuation, use, protection or release of any security for such Lenders Debt, (ii) any election by the Bank Collateral Agent or such holder of Lenders Debt, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111(b) of Title 11 of the United States Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, Flag Intermediate or any of its subsidiaries as debtor-in-possession. The Bank Collateral Agent and holders of Lenders Debt waived similar claims with respect to the actions of any of the Noteholder Secured Parties.

No Interference; Payment Over; Reinstatement

The Trustee and the Notes Collateral Agent agreed in the Intercreditor Agreement and each Holder of the old notes agreed and each Holder of the exchange notes will agree by its acceptance of the exchange notes that:

•	it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Holders of the notes have on the ABL Collateral pari passu with, or to give the Trustee or the Holders of the notes any preference or priority relative to, any lien that the holders of any Lenders Debt secured by any ABL Collateral have with respect to such ABL Collateral,

•	it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any Lenders Debt secured by any ABL Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement,

•	it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral,

•	it will have no right to (A) direct the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral to exercise any right, remedy or power with respect to such ABL Collateral or (B) consent to the exercise by the Bank Collateral Agent or any holder of any Lenders Debt secured by the ABL Collateral of any right, remedy or power with respect to such ABL Collateral,

•	it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Bank Collateral Agent nor any holders of under any Lenders Debt secured by any ABL Collateral will be liable for, any action taken or omitted to be taken by the Bank Collateral Agent or such lenders with respect to such ABL Collateral,

•	it will not seek, and will waive any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral, and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

The Bank Collateral Agent and the holders of Lenders Debt agreed to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the Notes Collateral Agent or the Holders of the notes.

The Trustee and the Notes Collateral Agent agreed in the Intercreditor Agreement and each Holder of the old notes agreed, and each Holder of the exchange notes will agree, by its acceptance of the exchange notes that if it obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any Lenders Debt secured or intended to be secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute Lenders Debt secured or intended to be secured by such ABL Collateral remains in effect, then it will hold such ABL Collateral, proceeds or payment in trust for the Bank Collateral Agent and the holders of any Lenders Debt secured by such ABL Collateral and transfer such ABL Collateral, proceeds or payment, as the case may be, to the Bank Collateral Agent. The Trustee, the Notes Collateral Agent and each Holder of the old notes has agreed, and each Holder of the exchange notes will further agree, that if, at any time, all or part of any payment with respect to any Lenders Debt secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Bank Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the Bank Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Lenders Debt. The Bank Collateral Agent and the holders of Lenders Debt are subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral.

Entry Upon Premises by Bank Collateral Agent and Holders of Lenders Debt

The Intercreditor Agreement provides that if the Bank Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Noteholder Secured Parties (i) will cooperate with the Bank Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the Bank Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will permit the Bank Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Bank Collateral Agent and the holders of Lenders Debt, to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods of any ABL Collateral consisting of work-in-process, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Bank Collateral Agent and the holders of Lenders Debt in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement restricts the rights of the Trustee or the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the Bank Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the Bank Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Bank Collateral Agent or the holders of Lenders Debt (or their agents or representatives of any Notes Collateral), the Bank Collateral Agent and the holders of Lenders Debt will (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Notes Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The Bank Collateral Agent and the holders of Lenders Debt agree to pay, indemnify and hold the Trustee and the Notes Collateral Agent harmless from and against any third-party liability resulting from the gross negligence or willful misconduct of the Bank Collateral Agent or any of its agents, representatives or invitees in its or their operation of such facilities. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Notes Collateral, the Bank Collateral Agent requires the services of any employees of Flag Intermediate or any of its subsidiaries, the Bank Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Bank Collateral Agent requires their services. Notwithstanding the foregoing, in no event shall the Bank Collateral Agent or the holders of Lenders Debt have any liability to the Noteholder Secured Parties pursuant to the Intercreditor Agreement as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Collateral existing prior to the date of the exercise by the Bank Collateral Agent or the holders of Lenders Debt of their rights under the Intercreditor Agreement and the Bank Collateral Agent and the holders of Lenders Debt will not have any duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by them, or for any diminution in the value of the Notes Collateral that results solely from ordinary wear and tear resulting from the use of the Notes Collateral by such persons in the manner and for the time periods specified under the Intercreditor Agreement. Without limiting the rights granted in under the Intercreditor Agreement, the Bank Collateral Agent and the holders of Lenders Debt will cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Notes Collateral.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If Flag Intermediate or any of its subsidiaries becomes subject to a case under the U.S. Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the U.S. Bankruptcy Code, the Trustee and the Notes Collateral Agent agreed in the Intercreditor Agreement, each Holder of the old notes agreed by its acceptance of the old notes and each Holder of exchange notes will agree by its acceptance of the exchange notes that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, unless the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing

Liens are senior to, or rank pari passu with, the Liens of such Lenders Debt in such ABL Collateral, the Trustee and the Notes Collateral Agent will, for themselves and on behalf of the Holders of the notes, subordinate the liens of the Noteholder Secured Parties in such ABL Collateral to the liens of the Lenders Debt in such ABL Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain liens on all the Notes Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code. The Bank Collateral Agent and the holders of Lenders Debt agreed to similar provisions with respect to any DIP Financing.

The Trustee and the Noteholder Collateral Agent agreed in the Intercreditor Agreement, each Holder of old notes agreed by its acceptance of the old notes, and each Holder of the exchange notes will agree by its acceptance of the exchange notes that it will not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Bank Collateral Agent and the holders of Lenders Debt shall have consented to such sale or disposition of such ABL Collateral. The Bank Collateral Agent and the holders of Lenders Debt agreed to similar limitations with respect to their right to object to a sale of Notes Collateral.

Insurance

Unless and until written notice by the Bank Collateral Agent to the Trustee that the obligations under the ABL Facility have been paid in full and all commitments to extend credit under the ABL Facility shall have been terminated, as between the Bank Collateral Agent, on the one hand, and the Trustee and Notes Collateral Agent, as the case may be, on the other hand, only the Bank Collateral Agent has the right (subject to the rights of the Grantors under the security documents related to the ABL Facility and the Indenture and the Security Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral. Unless and until written notice by the Trustee to the Bank Collateral Agent that the Obligations under the Indenture and the notes have been paid in full, as between the Bank Collateral Agent, on the one hand, and the Trustee and the Notes Collateral Agent, as the case may be, on the other hand, only the Notes Collateral Agent has the right (subject to the rights of the Grantors under the security documents related to the ABL Facility and the Indenture and the Security Documents) to adjust or settle any insurance policy covering or constituting Notes Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral. To the extent that an insured loss covers or constitutes both ABL Collateral and Notes Collateral, then the Bank Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the security documents related to the ABL Facility and the Indenture and the Security Documents) under the relevant insurance policy.

Refinancings of the ABL Facility and the Notes

The Obligations under the ABL Facility and the Obligations under the Indenture, the old notes and the exchange notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the ABL Facility or any security document related thereto and the Indenture and the Security Documents) of the Bank Collateral Agent or any holder of Lenders Debt or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Bank Collateral Agent or the Notes Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Bank Collateral Agent or the Notes Collateral Agent, as the case may be.

In connection with any refinancing or replacement contemplated by the preceding paragraph, the Intercreditor Agreement may be amended at the Company’s request and sole expense, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Notes Collateral securing the indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any ABL Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use of Proceeds of ABL Collateral

After the satisfaction of all obligations under any Lenders Debt secured by ABL Collateral and the termination of all commitments to extend credit that would constitute Lenders Debt secured or intended to be secured by any ABL Collateral, the Trustee, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Notes Collateral Agent) of the ABL Collateral received by it under the Security Documents for the ratable benefit of the Holders of the notes and any remaining Other Pari Passu Lien Obligations.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Notes Collateral Agent or the Bank Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risk Factors Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

Conflicts Among the Intercreditor Agreement, the Senior Credit Documents, the Indenture and the Security Documents

Notwithstanding anything to the contrary, the Grantors shall not be required to act or refrain from acting (a) pursuant to the Intercreditor Agreement, the Indenture or the Security Documents with respect to any ABL Collateral in any manner that would cause a default under the Senior Credit Documents, or (b) pursuant to the Intercreditor Agreement or the Senior Credit Documents with respect to any Notes Collateral in any manner that would cause a default under the Indenture or any Security Document.

Release of Collateral

The Company and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the notes, the release of the property and assets of such Guarantor; or

(3) as described under “—Amendments and Waivers” below.

The second-priority lien on the ABL Collateral securing the notes will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under the Indenture). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt). The liens on the Collateral securing the notes that otherwise would have been released pursuant to the first sentence of this paragraph will be released when such Event of Default and all other Events of Default under the Indenture cease to exist.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

Compliance with Trust Indenture Act

The Indenture provides that the Company will comply with the provisions of TIA §314 to the extent applicable.

To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer or legal counsel, as applicable, of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of TIA §314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to any release or series of releases of Collateral.

Guarantees

Flag Intermediate and each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the Company’s obligations under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture, the old notes and the exchange notes, whether for payment of principal of, premium, if any, or interest or additional interest on the old notes and the exchange notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors are secured by (i) first-priority security interests (subject to Permitted Collateral Liens) in the Notes Collateral owned by such Guarantor and (ii) second-priority security interests (subject to Permitted Liens) in the ABL Collateral owned by such Guarantor. Such Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the holders in enforcing any rights under the Guarantees.

Each Guarantee of a Restricted Subsidiary is limited by applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risk Factors

Related to an Investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” After the Issue Date, the Company will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issue certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to the Company, Flag Intermediate or a Subsidiary of the Company or Flag Intermediate; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company;

(b) the Company designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the notes under the covenant described under “—Certain Covenants—Future Guarantors”; or

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons (a “Global Note”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon issuance of the Global Note, DTC will credit the principal amount of notes of the individual beneficial interest represented by the Global Note to the respective accounts of persons who have accounts with such depository; and

(2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Note).

Investors in the Global Note who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Note who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in the Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in the Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Note, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC’ s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Note; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Note for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the preceding procedures in order to facilitate transfers of interests in the Global Note among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of the Global Note for Certificated Notes

The Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for the Global Note

Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Note (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes.

The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on November 30, 2005. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) on the appropriate form under the Securities Act with respect to the exchange notes (as defined below). Upon the effectiveness of the Exchange Offer Registration Statement of which this prospectus forms a part, the Company will offer to the holders of Transfer Restricted Securities pursuant to the exchange offer (as defined in the Registration Rights Agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the exchange notes.

We and Flag Intermediate agreed pursuant to the Registration Rights Agreement that we and Flag Intermediate will, subject to certain exceptions,

(1) prepare and use commercially reasonable efforts to file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes of the Company (the “exchange notes”) having terms substantially identical in all material respects to the notes being exchanged (except that the exchange notes will not contain terms with respect to transfer restrictions);

(2) use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the exchange notes in exchange for surrender of the old notes; and

(4) use commercially reasonable efforts to keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes.

For each old Note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the holder of such old Note an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the old Note surrendered in exchange therefor, or, if no interest has been paid on such Note, from the Issue Date.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the Registered Exchange Offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker dealers (“Participating Broker Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes for a period of not less than 180 days after the consummation of the Registered Exchange Offer (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of old notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the Registered Exchange Offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, if such Holder is not a broker-dealer, that it is not engaged in, and does not intent to engage in the distribution of exchange notes and, if such Holder is a broker-dealer, that it will receive exchange notes for its own account for old notes that were acquired as a result of market-making activities or other trading activities and that it will be required to deliver a prospectus in connection with any resale of exchange notes.

In the event that with respect to the notes:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer;

(2) for any other reason we do not consummate the Registered Exchange Offer by September 25, 2006;

(3) an Initial Purchaser shall notify us on or before the 60th day following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for exchange notes in the Registered Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the exchange notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus and such holders notify us in writing on or before the 60th day following consummation of the Registered Exchange Offer, then, we, together with Flag Intermediate, will with respect to the notes, subject to certain exceptions and pursuant to the Registration Rights Agreement,

(i) (A) in the case of clause (1) above, use commercially reasonable efforts to cause a shelf registration statement (the “Shelf Registration Statement”) filed with the SEC covering resales of the old notes or the exchange notes, as the case may be, to be declared effective under the Securities Act on or prior to September 25, 2006 and (B) in the case of clause (2), (3) or (4) above, use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than the later of September 25, 2006 and the 60th day after the date on which the Shelf Registration Statement was filed; and

(ii) keep the Shelf Registration Statement effective until the earliest of (A) the time when the old notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

If pursuant to the Registration Rights Agreement, a Shelf Registration Statement is filed, we will among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling such old notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

We, together with Flag Intermediate, may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the old notes or exchange notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

We, together with Flag Intermediate, will pay additional cash interest on the old notes and exchange notes, subject to certain exceptions and pursuant to the Registration Rights Agreement:

(1) if the Company fails to file the Exchange Offer Registration Statement or a Shelf Registration Statement with the SEC on or prior to May 28, 2006;

(2) if the exchange offer is not consummated on or before September 25, 2006,

(3) if obligated to file a Shelf Registration Statement pursuant to clause (i)(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior September 25, 2006,

(4) if obligated to file a Shelf Registration Statement pursuant to clause (i)(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the later of May 28, 2006 and the 30th day after the date on which the obligation to file a Shelf Registration Statement arises (such later date, the “Shelf Filing Date”);

(5) if obligated to file a Shelf Registration Statement pursuant to clause (i)(B) above, the Shelf Registration Statement is not declared effective on or prior to the later of September 25, 2006 and the 60th day after the Shelf Filing Date, or

(6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (5) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the exchange notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.

If we, together with Flag Intermediate, effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 20 business days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Capital Stock of the Company that is entitled to vote in the election of the Board of Directors of the Company; or

(3) individuals who on November 30, 2005 constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on November 30, 2005 or whose election or nomination for election was previously approved as described in this paragraph or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Not later than 30 days following any Change of Control, unless the Company has given notice of redemption as described under the caption “—Optional Redemption” with respect to all the notes, the Company will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) and Rules 13e-3 and 13e-4, if applicable, of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The ABL Facility does (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may, prohibit the Company from purchasing any notes as result of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of their lenders and noteholders to permit the purchase of the notes or could attempt to refinance the borrowings and notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or notes, the Company will remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture.

The ABL Facility does, and other Indebtedness of the Company may, provide that certain change of control events with respect to the Company (including a Change of Control under the Indenture) constitute a default thereunder. If the Company experiences a change of control that triggers a default under the ABL Facility or under any other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the ABL Facility and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the ABL Facility and such other Indebtedness, such defaults could result in amounts outstanding under the ABL Facility and such other Indebtedness being declared due and payable. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

In addition, if any Indebtedness is Incurred, or any Disqualified Stock or Preferred Stock is issued, in each case pursuant to the preceding paragraph and in contemplation of a merger or an acquisition of an operating unit (including a service center) or business, whether directly or through the acquisition of Capital Stock of another Person, or to provide all or a portion of the funds or credit support required to consummate such merger or acquisition, the Consolidated Total Debt Ratio would be no greater than 4.75 to 1.0 at the time of such Incurrence or issuance, as the case may be, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and giving pro forma effect to such merger or acquisition), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom and the consummation of such merger or acquisition had occurred at the beginning of such four-quarter period.

The preceding limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount then outstanding equal to the greater of (i) $450.0 million less the sum of (A) the amount of any such Indebtedness Incurred pursuant to this clause (a) that is permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales” and (B) the aggregate Off-Balance Sheet Financing Amount attributable to all Qualified Receivables Financings then outstanding and (ii) the sum of (x) 70% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (y) 90% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries (in each case, determined by the net book value set forth on the consolidated balance sheet of the Company for the fiscal quarter immediately preceding the date on which such Indebtedness is Incurred for which internal financial statements are available);

(b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the notes (not including any Additional Notes) and the related Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (after giving effect to the Transactions) (other than Indebtedness described in clauses (a) and (b)), including the Industrial Revenue Bonds, certain capital leases and purchase money Indebtedness;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment in an aggregate principal amount which does not exceed the greater of (x) 3.5% of Total Assets and (y) $45.0 million;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of the Company to a Restricted Subsidiary; provided, however, that: (1) any such Indebtedness is subordinated in right of payment to the obligations of the Company under the notes and the Indenture and (2) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that (1) any such Indebtedness is made pursuant to an intercompany note and (2) if a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not Incurred for speculative purposes and are (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any metal or other commodity purchases or sales;

(k) obligations in respect of performance, bid, appeal and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $50.0 million at any one time outstanding. Any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first and second

(to the extent applicable) paragraphs of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first and second (to the extent applicable) paragraphs of this covenant without reliance upon this clause (l));

(m) any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries that is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred under the first paragraph or the first and second (to the extent applicable) paragraphs of this covenant or clause (b), (c), (d), (n), (o) or (s) of this paragraph (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with significant original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with significant original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees and expenses Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) or (s), as applicable;

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any Refinancing Indebtedness Incurred to refund, refinance or defease the notes;

(o) Indebtedness or Disqualified Stock of Persons acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Company or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its Incurrence;

(r) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of the Company Incurred for working capital purposes; and

(u) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business.

Notwithstanding the foregoing, the Company and the Guarantors may not Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the notes or such Guarantor’s Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (u) or pursuant to the first and second (to the extent applicable) paragraphs of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first and second (to the extent applicable) paragraphs of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first and second (to the extent applicable) paragraphs hereof; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to such clause.

The following will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant: accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.” Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from September 30, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness (in which case the Company will be deemed to have received an amount equal to the aggregate principal amount of such Indebtedness (or, if such Indebtedness was issued at a significant original issue discount, an amount equal to the accreted value of such Indebtedness at such time)) or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of the Company received after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash subsequent to the Issue Date, from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case subsequent to the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

(b) The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent company of the Company or Subordinated Indebtedness of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent company of the Company or contributions to the equity capital of the Company (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of the Company or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A) the principal amount of such new Indebtedness (or, if such Indebtedness is issued at a significant original issue discount, the aggregate issue price) does not exceed the principal amount (or, if such Indebtedness was issued at a significant original issue discount, the aggregate accreted value at such time) of the Subordinated Indebtedness being so paid, redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so paid, purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being paid, redeemed, repurchased, defeased, acquired or retired or (y) one year following the last maturity date of any notes then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being paid, redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being paid, redeemed, repurchased, defeased, acquired or retired were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent company of the Company or any other Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant; plus

(B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Issue Date;

(provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date, the proceeds of which were contributed to the Company; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from the sale of such Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $20.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Company’s common stock or Preferred Stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock or Preferred Stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock or contributed to the Company by any direct or indirect parent of the Company from any public offering of common stock or Preferred Stock; provided, however, that such Preferred Stock was issued in a registered public offering;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of the Company of an amount equal to the product of (i) the amount of aggregate net taxable income of the Company allocated to the holders of Capital Stock of the Company for such period and (ii) the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (b) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income), or, as applicable, for a corporation for such period; and

(B) with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity and files a consolidated U.S. federal tax return with its direct or indirect parent company, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts by the Company:

(A) in amounts equal to the amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of the Company, and general corporate overhead expenses of any direct or indirect parent of the Company, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its respective Subsidiaries; provided, however, that any such dividends, distributions or other amounts shall not exceed $1.0 million per year and shall be treated as an operating expense of the Company for purposes of determining the Consolidated Net Income of the Company; and

(B) in amounts equal to amounts required for any direct or indirect parent of the Company to pay interest or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to Incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13)); provided further, however, any such dividends, other distributions or other amounts used to pay interest shall be treated as interest payments of the Company for purposes of the Indenture;

(14) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions or the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any Restricted Subsidiary of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with significant original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(18) in the event of an Asset Sale that requires the Company to offer to purchase notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that

(i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made an Asset Sale Offer or Notes Collateral Asset Sale Offer as applicable with respect to the notes as a result of such Asset Sale and have repurchased all notes validly tendered and not withdrawn in connection with such Asset Sale Offer or Notes Collateral Asset Sale Offer as applicable and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds or Notes Collateral Excess Amount used to determine the aggregate purchase price of the notes tendered for in such Asset Sale Offer or Notes Collateral Asset Sale Offer as applicable less the aggregate amount applied in connection with such Asset Sale Offer or Notes Collateral Asset Sale Offer as applicable;

(19) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to any direct or indirect parent to enable it to make any such payments; and

(20) payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, the aggregate amount of such payments, dividends, distributions or advances does not exceed $2.5 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of December 31, 2005, all of the Company’s Subsidiaries were Restricted Subsidiaries except for Wilkoff-Morris Steel Corporation and Metals USA Contract Manufacturing, Inc. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Indenture, the notes, the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements that the Board of Directors of the Company determines in good faith at the time the joint venture or other similar agreement is entered into that such encumbrances or restrictions will not materially adversely affect the Company’s ability to make timely payment of interest, premium (if any) or principal on the notes when due;

(9) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease, license or other similar agreement;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) the Company or (B) any Restricted Subsidiary of the Company, in each case that (x) is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) an Officer reasonably and in good faith determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Company’s ability to satisfy its obligations under the notes and the Indenture and any other Indebtedness that is an obligation of the Company and such determination is set forth in an Officer’s Certificate delivered to the Trustee, or

(ii) that is Incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to clauses (d), (l), (m) (but limited to guarantees of Indebtedness of other Foreign Subsidiaries described in this clause (12)(ii)), (n) (but only to the extent such Indebtedness refunds, refinances or decreases Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (d) or (1)) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of the Company;

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(14) any encumbrances or restrictions of the type referred to in clause (c) above imposed by any Permitted Liens referred to in clauses (1) and (4) of the definition thereof.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale of any Notes Collateral unless:

(1) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents or Asset Sale Cash Equivalents;

(3) (i) to the extent that any assets received by the Company and its Restricted Subsidiaries in such Asset Sale constitute securities or may be used or useful in a Similar Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the notes and (ii) to the extent that any assets received by the Company and its Restricted Subsidiaries in such Asset Sale constitute the Capital Stock of any Person, the assets of such Person that may be used or useful in a Similar Business with a Fair Market Value that is equal to or greater than the Fair Market Value of the Notes Collateral that is the subject of such Asset Sale (measured together with the consideration described in clause (a)(2) above) are concurrently with the acquisition added to the Notes Collateral securing the notes and

(4) an amount equal to 100% of the Net Proceeds from such Asset Sale is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust for application in accordance with this covenant.

The Company or such Restricted Subsidiary may use the Net Proceeds from such Asset Sale at its option to do any one or more of the following:

(A) within 365 days after the Notes Collateral Agent’s receipt of such Net Proceeds, to make an Asset Sale Investment (or to reimburse the Company for customary out-of-pocket costs incurred by the Company or such Restricted Subsidiary and directly related to such an investment), the assets which are acquired pursuant to such Asset Sale Investment are concurrently with their acquisition added to the Notes Collateral securing the notes; provided, however, that (i) to the extent that the assets acquired by the Company and its Restricted Subsidiaries in such Asset Sale Investment may be used or useful in a Similar Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the notes and (ii) to the extent that the assets acquired by the Company and its Restricted Subsidiaries pursuant to such Asset Sale Investment constitute the Capital Stock of any Person, the assets of such Person that may be used or useful in a Similar Business, other than such assets that constitute ABL Collateral, are concurrently with the acquisition added to the Notes Collateral securing the notes, or

(B) within 365 days after the Notes Collateral Agent’s receipt of such Net Proceeds, to make one or more offers to the holders of the notes (and, at the option of the Company, the holders of Other Pari Passu Lien Obligations) to purchase the maximum principal amount of notes (and principal amount or accreted value, as applicable, of such Other Pari Passu Lien Obligations) that is an integral multiple of $1,000 that may be purchased out of the Notes Collateral Excess Amount at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Other Pari Passu Lien Obligations were issued with significant original issue discount, “principal amount” shall refer to 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Other Pari Passu Lien Obligations, such lesser price, if any, as may be provided for by the terms of such Other Pari Passu Lien Obligations), to the date fixed for the closing of such offer, pursuant to and subject to the conditions contained in the Indenture (each, a “Notes Collateral Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (B), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the preceding provisions of this paragraph (a), (i) if during the 365-day period described in this paragraph (a), the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Proceeds of any Asset Sale of any Notes Collateral in an Asset Sale Investment in the manner set forth in clause (A) of this paragraph (a), such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be for a period longer than 180 days); and (ii) the Company and the Restricted Subsidiaries will not be required to apply any Net Proceeds in accordance with this paragraph (a) except to the extent that the aggregate Net Proceeds from all Asset Sales of Notes Collateral which are not applied in accordance with this covenant exceeds $3.0 million (the aggregate amount of such Net Proceeds, the “Notes Collateral Excess Amount”).

The Company will commence a Notes Collateral Asset Sale Offer with respect to the Net Proceeds from any Asset Sale of Notes Collateral not later than 10 business days after the later of (x) the 365th day (or such later date provided in the preceding paragraph) after the receipt of such Net Proceeds to the extent such Net Proceeds have not been used in accordance with paragraph (A) or (B) above and (y) the date that the Net Proceeds from Asset Sales of Notes Collateral not applied in accordance with this covenant exceeds $3.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. After the Company or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale of any Notes Collateral shall be released by the Notes Collateral Agent to the Company or such Restricted Subsidiary for use by the Company or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture and shall cease to constitute Net Proceeds of Asset Sales of Notes Collateral subject to the provisions of this covenant. If the aggregate principal amount of notes (and such Other Pari Passu Lien Obligations) surrendered by holders thereof exceeds the amount of Notes Collateral Excess Amount, the Trustee shall select the notes (and such Other Pari Passu Lien Obligations) to be purchased in the manner set forth in Section 4.06(g). Upon completion of any such Notes Collateral Asset Sale Offer, the amount of Notes Collateral Excess Amount which served as the basis for such Notes Collateral Asset Sale Offer shall be reduced to zero.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale (other than an Asset Sale of Notes Collateral), unless (1) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents or Asset Sale Cash Equivalents.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (other than an Asset Sale of Notes Collateral), the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to anyone or more of the following:

(A) to permanently reduce any Indebtedness constituting Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided, however, that if the Company or any Guarantor shall so reduce any Pari Passu Indebtedness, the Company will equally and ratably reduce Indebtedness under the notes by making an offer to all holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount; or

(B) to make an Asset Sale Investment.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from any Asset Sale (other than an Asset Sale of Notes Collateral) that are not applied as provided and within the 365-day time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds”; provided, however, that if during such 365-day time period the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B) of the immediately preceding paragraph after the 365th day, such 365-day time period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be longer than 180 days). When the aggregate amount of Excess Proceeds exceeds $12.5 million, the Company shall make an offer to all holders of notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and principal amount or accreted value, as applicable, of such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, “principal amount” shall refer to 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds not later than ten business days after the date that Excess Proceeds exceed $12.5 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Notes Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more notes (and any Other Pari Passu Lien Obligations) are tendered pursuant to a Notes Collateral Asset Sale Offer than the Company is required to purchase, the principal amount of the notes (and such Other Pari

Passu Lien Obligations) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or any Other Pari Passu Lien Obligations) of $1,000 or less shall be purchased in part. If more notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, the principal amount of the notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.

Notices of a Notes Collateral Asset Sale Offer or an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

This covenant contains a number of substantial qualifications and exceptions. See the definition of “Asset Sale” under “—Certain Definitions” and “Risk Factors—Risks Related to an Investment in the Notes—There may not be sufficient collateral to pay all or any of the notes.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The preceding provisions will not apply to the following:

(1)(x) transactions between or among the Company or any of its Restricted Subsidiaries and (y) any merger of the Company and any direct parent company of the Company; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments” and Permitted Investments (other than pursuant to clauses (3), (6), (9), (10) and (13) of the definition thereof) permitted under the Indenture;

(3)(x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (A) $3.0 million and (B) 3% of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company;

(5) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in this prospectus, including the transaction fee agreement described thereunder;

(6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;

(8) the existence of, or the performance by the Company or any of its Restricted Subsidiaries under the terms of, any agreement or instrument (other than with the Sponsor, except to the extent the Sponsor includes the Company, any of its direct or indirect parents, Flag Intermediate or any Subsidiary of the Company) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date or any transaction contemplated thereby;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsor, in each case that are described in this prospectus;

(11)(x) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated party or (y) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods or services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(12) of the covenant described under “—Limitations on Restricted Payments”;

(16) any contribution to the capital of the Company; and

(17) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Liens

Flag Intermediate and the Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of Flag Intermediate, the Company or such Restricted Subsidiary of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired, except

(1) in the case of the Notes Collateral, any Initial Lien if (i) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the notes pursuant to the Security Documents; provided, however, that the terms of such junior interest will be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement; or (ii) such Initial Lien is a Permitted Collateral Lien;

(2) in the case of the ABL Collateral, any Initial Lien if (i) the notes are equally and ratably secured on a second priority basis by such ABL Collateral until such time as such Initial Lien is released or (ii) such Initial Lien is a Permitted Lien; and

(3) in the case of any other asset or property, any Initial Lien if (i) the notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Obligations) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to clause (2) or (3) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Reports and Other Information

Whether or not required by the SEC, the Company will file with the SEC (and provide the Trustee and holders of the notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time periods specified by the Exchange Act, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time periods specified by the Exchange Act, reports on Form 10-Q (or any successor or comparable form),

(3) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC. In addition, the Company will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders of the notes, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that:

(a) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

Future Guarantors

On the Issue Date, each of our Restricted Subsidiaries that is a guarantor under the Credit Agreement guaranteed the notes in the manner and on the terms set forth in the Indenture.

After the Issue Date, the Company will cause each of its Restricted Subsidiaries (other than a Foreign Subsidiary or a Receivables Subsidiary) that

(a) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries; or

(b) Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (1) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the terms and conditions set forth in the Indenture.

Each Guarantee by a Restricted Subsidiary is and will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens and Permitted Collateral Liens, the Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the notes, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property

Upon the acquisition by the Company or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “—Security for the Notes—Notes Collateral” and “—Security for the Notes—Limitations on Stock Collateral”), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) The Company will not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions, to any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor-by-Merger Company”); provided, however, that if such Successor-by-Merger Company is not a corporation, such Successor-by-Merger Company will form a Wholly Owned Subsidiary that is a corporation and cause such Wholly Owned Subsidiary to become a co- issuer of the notes;

(2) the Successor-by-Merger Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor-by-Merger Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor-by-Merger Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor-by-Merger Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor-by-Merger Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor-by-Merger Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture, and the Predecessor Company, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to the Indenture and the notes. Notwithstanding the preceding clauses (3) and (4), (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(b) The Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company, Flag Intermediate or a Subsidiary of the Company or Flag Intermediate), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Asset Sales” in respect of such disposition, such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, except in the case of clause (x) or (y), being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) (to the extent applicable) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor (to the extent applicable) or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor (to the extent applicable) or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) (to the extent applicable) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor (to the extent applicable) will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee of the notes, and the predecessor Subsidiary Guarantor, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to its Guarantee, the Indenture and the notes. Notwithstanding the preceding clause (3), (A) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (B) a Guarantor may merge with another Guarantor or the Company.

(c) Flag Intermediate will not consolidate or merge with or into or wind up into (whether or not Metals USA Holdings is the surviving entity), or sell, assign, transfer, lease, conveyor otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) Flag Intermediate is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Flag Intermediate) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Flag Intermediate or such Person, as the case may be, being herein called the “Successor Flag Intermediate Guarantor”);

(2) the Successor Flag Intermediate Guarantor (if other than Flag Intermediate) expressly assumes all the obligations of Flag Intermediate under the Indenture and Flag Intermediate’s Guarantee of the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing; and

(4) the Successor Flag Intermediate Guarantor (if other than Flag Intermediate) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Flag Intermediate Guarantor will succeed to, and be substituted for, Flag Intermediate under the Indenture and such Flag Intermediate’s Guarantee of the notes and the predecessor Flag Intermediate, except in the case of a lease of all or substantially all assets, will be released from all obligations with respect to its Guarantee, the Indenture and the notes. Notwithstanding the preceding clause (3), (A) Flag Intermediate may merge with an Affiliate incorporated solely for the purpose of reincorporating Flag Intermediate in another state of the United States and (B) Flag Intermediate may merge with another Guarantor or the Company.

Defaults

An Event of Default with respect to all the notes is defined in the Indenture as:

(1) a default in any payment of interest on any Note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Company or Flag Intermediate to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (other than a failure to purchase notes),

(5) the failure by the Company, Flag Intermediate or any of the Company’s Restricted Subsidiaries to comply for 60 days after notice with its agreements contained in the notes or the Indenture other than those referred to in clauses (1) through (4) above,

(6) the failure by the Company, Flag Intermediate or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of the Company, Flag Intermediate or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by the Company, Flag Intermediate or any Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of any notes by Flag Intermediate or a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms in writing its obligations under the Indenture or any Guarantee of any notes and such Default continues for 10 days,

(10) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, the Company, Flag Intermediate or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or

(11) the failure by the Company, Flag Intermediate or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture or any Security Document including the Intercreditor Agreement or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the notes, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of such notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such Note,

(3) reduce the principal of or change the Stated Maturity of such Note,

(4) reduce the amount payable upon the redemption of such Note or change the time when any such Note may be redeemed as described under “—Optional Redemption,”

(5) make such Note payable in money other than that stated in such Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such Note or any Guarantee of such Note to any other Indebtedness of the Company or any Guarantor,

(9) modify the Guarantees in any manner adverse to the holders of such Note, or

(10) make any change in the Intercreditor Agreement or the provisions in the Indenture, in each case dealing with the application of Trust proceeds of the Collateral that would adversely affect the noteholders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral.

Without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture, the notes, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company or any Guarantor under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add additional assets as Collateral, to release Collateral from the Lien, or any Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents, to add to the covenants of the Company or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Company or any Guarantor, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to make certain changes to the Indenture to provide for the issuance of Additional Notes or to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes. In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under any Lenders Debt, to the extent applicable to the ABL Collateral, will also apply automatically to the comparable Security Documents with respect to the noteholders’ interest in the ABL Collateral. The Intercreditor Agreement will have a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any Lenders Debt.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Company, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent, (i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the ABL Facility and the Indenture and the Security Documents, (B) to establish that the Liens on any Notes Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the Indenture and the notes and senior to the Liens on such Notes Collateral securing any Obligations under the ABL Facility, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the Indenture and the notes and junior and subordinated to the Liens on such ABL Collateral securing any Obligations under the ABL Facility, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment, and (ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Lenders Debt that is incurred in compliance with the ABL Facility and the Indenture and the Security Documents, (B) to establish that the Liens on any ABL Collateral securing such

Lenders Debt shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the ABL Facility and senior to the Liens on such ABL Collateral securing any Obligations under the Indenture and the notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Collateral securing such Lenders Debt shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the ABL Facility and junior and subordinated to the Liens on such Notes Collateral securing any Obligations under the Indenture and the notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Bank Collateral Agent, Trustee and Notes Collateral Agent shall be entitled to rely upon a certificate delivered by an officer of the Company certifying that such Other Pari Passu Lien Obligations or Lenders Debt, as the case may be, were issued or borrowed in compliance with the ABL Facility and the Indenture and the Security Documents. Any amendment of the Intercreditor Agreement that is proposed to be effected without the consent of the Bank Collateral Agent or the Notes Collateral Agent will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

See also “Security for the Notes—Intercreditor Agreement—Refinancings of the ABL Facility and the Notes.”

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any equity interests in the Company or any direct or indirect parent corporation of the Company, as such, will have any liability for any obligations of the Company under the notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note, selected for redemption or to transfer or exchange any such Note for a period of 15 days prior to a selection of such notes to be redeemed. The old notes and the exchange notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Company at any time may terminate all its obligations under the notes and its obligations under the Indenture with respect to the holders of the notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the notes. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), or (11) under “—Defaults” or because of the failure of the Company to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the notes, not theretofore delivered to the Trustee for cancellation, have become due and payable.

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and a Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

The Indenture, certain of the Security Documents, the Intercreditor Agreement and the notes are governed by, and construed in accordance with, the laws of the State of New York. Certain of the Security Documents are governed by the law of the jurisdiction in which the applicable Collateral is located.

Certain Definitions

“ABL Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or any Guarantor: (a) all Accounts; (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all Indebtedness of Flag Intermediate or any of its subsidiaries that arises from cash advances made after the date hereof to enable the obligor or obligors thereon to acquire Inventory; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts (other than identifiable cash proceeds in respect of real estate, Fixtures or Equipment); (g) all books and records related to the foregoing; and (h) all Products and Proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of the Company or any Guarantor and business interruption insurance. All capitalized terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the Uniform Commercial Code.

“ABL Facility” means the credit agreement among Flag Intermediate, the Company, certain Subsidiaries of the Company, the financial institutions named therein, Credit Suisse, as Administrative Agent, and Bank of America, N.A., as Collateral Agent, dated as of the Issue Date, as amended, extended, renewed, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Additional Notes” has the meaning given to such term under the heading “—Principal, Maturity and Interest.”

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2005 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates”;

(5) facility closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges;

less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus

(10) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means (i) equipment or fixtures acquired by the Company or any Guarantor after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Notes Collateral, (ii) any equipment, fixtures and real estate of the Company or any Guarantor acquired after the Issue Date and which is not subject to a Permitted Lien pursuant to clause (6) or (10) of the definition thereof, (iii) any assets acquired by the Company or any Restricted Subsidiary in compliance with clause (a)(3) of the covenant described under “Certain Covenants—Asset Sales” or pursuant to an Asset Sale Investment contemplated by clause (A) of the second paragraph of clause (a) of the covenant described under “Certain Covenants—Asset Sales,” (iv) all Capital Stock of the Company issued after the Issue Date, (v) all of the Capital Stock acquired after the Issue Date (subject to the limits described under “—Security for the Notes—Limitations on Stock Collateral”) and held by the Company, Flag Intermediate or any Subsidiary Guarantor (which, in the case of any first-tier Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such first-tier Foreign Subsidiary) and (vi) substantially all of the other tangible and intangible assets of the Company, Flag Intermediate and each Subsidiary Guarantor acquired after the Issue Date; provided, however, that in no event shall After-Acquired Property include any Excluded Assets;

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or other property or other disposals of equipment or other property in connection with reinvestment in or replacement of equipment or other property, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(e) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $4.5 million; provided, however, that the aggregate Fair Market Value of all dispositions made pursuant to this clause (e) shall not exceed $16.0 million;

(f) any disposition of assets of the Company or any Restricted Subsidiary having an aggregate Fair Market Value of less than $750,000;

(g) any disposition of assets to the Company or any Restricted Subsidiary of the Company, including by way of merger;

(h) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $3.5 million shall be evidenced by an Officers’ Certificate, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(i) any disposition of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(j) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(k) any disposition of ABL Collateral;

(l) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(m) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(n) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(o) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of the Company or any of its Restricted Subsidiaries by one or more third parties;

(p) sales or grants of licenses or sublicenses to use the Company’s or any of its Restricted Subsidiaries, trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not prohibit the licensor from using such trademark, patent, trade secret, know-how, technology or other intellectual property;

(q) any Sale/Leaseback Transaction pursuant to which the Company or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $10.0 million; and

(r) any other disposition of property or assets owned by the Company or any of its Restricted Subsidiaries; provided, however, that the aggregate Fair Market Value of all property and assets disposed of pursuant to this clause (r) shall be less than $16.5 million.

For purposes of this definition of “Asset Sale,” a transaction that would otherwise be an Asset Sale need not be excluded pursuant solely to one clause above and may be divided among the clauses above as well as excluded in part pursuant to one or more of such clauses and treated in part as an Asset Sale under “—Certain Covenants—Asset Sales.”

“Asset Sale Cash Equivalents” means, in connection with an Asset Sale by the Company or any of its Restricted Subsidiaries:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the notes or the Guarantees of the notes, as the case may be) that are assumed by the transferee of any assets pursuant to an Asset Sale;

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) except in the case of an Asset Sale of any Notes Collateral, any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $20.0 million at the time of the receipt of such Designated Non- cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

“Asset Sale Investment” means an investment in anyone or more businesses, assets or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company or, if such Person is a Restricted Subsidiary of the Company, in an increase in the percentage ownership of such Person by the Company or any Restricted Subsidiary of the Company.

“Bank Collateral Agent” means Bank of America, N.A. and any successor under the ABL Facility, or if there is no ABL Facility, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the ABL Facility.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500.0 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than the Company and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company and (y) dividends that are payable only at such time as there are no notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;

less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring gains, losses, income, expenses or charges, including any severance expenses and fees, expenses or charges related to any offering of Equity Interests, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided, however, that with respect to each nonrecurring item, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

(2) any increase in amortization or depreciation or anyone-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Restricted Subsidiary for such period shall be included;

(9) an amount equal to the amount of Tax Distributions actually made by such Person to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(11) any non-cash expense realized or resulting from any employee benefit plans or post-employment benefit plans or any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded; and

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or other non-cash items of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes the notes, any Other Pari Passu Lien Obligations or any Lenders Debt to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company (including by the purchase of Equity Interests to the extent such proceeds of the purchase of Equity Interests are excluded from the calculation under clause (a)(iii) of the covenant “—Certain Covenants—Limitation on Restricted Payments”) by any stockholder of the Company (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Credit Agreement” means (i) the ABL Facility or (ii) whether or not the ABL Facility is outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the last maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an underwritten primary public offering of common stock of the Company or any direct or indirect parent company of the Company, as applicable, in each case pursuant to an effective registration statement under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the collective reference to (i) all interests in real property other than fee interests, (ii) any fee interest in real property if the greater of the cost and the book value of such fee interest is less than $750,000; (iii) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iv) any vehicle or other item of personal property with a fair market value less than $150,000, a lien in which cannot be obtained by filing a financing statement under Article 9 of the Uniform Commercial Code; (v) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest; (vi) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by such Grantor or to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-408 or 9-409 of the Uniform Commercial Code or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”; and (vii) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person (other than any such owners that are Affiliates of the Sponsor) that is binding on or relating to such Capital Stock; provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (iii) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clause (iii)).

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as expressly provided to the contrary, the Fair Market Value of assets or property other than cash shall be determined in good faith by the Company and (1) in the event of property with a Fair Market Value in excess of $4.0 million, shall be set forth in an Officers’ Certificate or (2) in the event of property with a Fair Market Value in excess of $12.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (ii) all adjustments used in connection with the calculation of Adjusted EBITDA to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Flag Intermediate” means Flag Intermediate Holdings Corporation, a Delaware corporation, and its successors.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, an S-corporation or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which are in effect on the Issue Date.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices.

“holder,” “Holder,” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred (provided that in each case such trade payable or similar Obligation to a trade creditor is Incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Industrial Revenue Bonds” means the Company’s obligations in connection with certain outstanding Industrial Revenue Bonds payable on May 1, 2016.

“Initial Purchasers” means Credit Suisse First Boston LLC and CIBC World Markets Corp.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means November 30, 2005, the date on which the notes are originally issued.

“Lenders Debt” means any (i) Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness which has a priority security interest relative to the notes in the ABL Collateral, (iii) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all cash management Obligations incurred with any Bank Lender (or their affiliates).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease or an agreement to sell other than as described above be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of the Company or any direct or indirect parent of the Company as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously approved as described in this definition or (y) the Permitted Holders and (2) executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger, dated May 18, 2005, among Flag Intermediate, Flag Acquisition and the Company, as amended up to and including the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction. In the case of any Asset Sale that involves the sale of any Capital Stock of any Restricted Subsidiary that owns assets that constitute ABL Collateral, the Net Proceeds of such Asset Sale attributable to such Capital Stock shall also be net of the Fair Market Value of the assets of such Restricted Subsidiary constituting ABL Collateral.

“Note” or “Notes” means the 11 1/8% Senior Secured Notes Due 2015 of the Company.

“Notes Collateral” means the portion of the Collateral as to which the notes have a priority security interest relative to Lenders Debt.

“Notes Collateral Agent” means Wells Fargo Bank, N .A., in its capacity as “Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of the Company or any of its Subsidiaries.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the notes (other than issue price, interest rate, yield and redemption terms) and issued under an indenture substantially identical to the Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any notes or Additional Notes and all Obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the notes, (b) contain terms and covenants that are, in the reasonable opinion of the Company, less restrictive than the terms and covenants under the notes and (c) contain terms and covenants that are more restrictive than the terms and covenants under the notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the notes and the Indenture are amended to contain any such more restrictive terms and covenants.

“Pari Passu Indebtedness” means:

(1) with respect to the Company, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Collateral Liens” means:

(1) Liens securing the notes outstanding on the Issue Date, the exchange notes issued in exchange for such notes, Refinancing Indebtedness with respect to such notes or exchange notes, the Guarantees relating thereto and any Obligations with respect to such notes, exchange notes, Refinancing Indebtedness and Guarantees;

(2) Liens securing any Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed $40.0 million at anyone time outstanding;

(3) Liens securing any Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed $30.0 million at anyone time outstanding; provided that after giving effect to the Incurrence of such Other Pari Passu Lien Obligations, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant “—Certain Covenants—Limitation on Indebtedness”;

(4) Liens securing any Other Pari Passu Lien Obligations, which Liens are not permitted pursuant to clause (2) or (3) of this definition; provided, however, that, at the time of Incurrence of such Other Pari

Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0;

(5) Liens existing on the Issue Date (other than Liens specified in clause (1) above);

(6) Liens described in clauses (2), (3), (5), (9), (10), (12) (but only with respect to obligations secured by Liens described in clauses (1), (2), (3) or (4) above), (14), (15), (17), (19) (but only with respect to clauses (9) and (10) referred to therein), (20), (21) and (22) of the definition of Permitted Liens; and

(7) Liens on the Notes Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Collateral.

For purposes of determining compliance with this definition, (A) Other Pari Passu Lien Obligations need not be Incurred solely by reference to one category of permitted Other Pari Passu Lien Obligations described in clauses (1) through (7) of this definition but are permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Other Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Other Pari Passu Lien Obligations described in clauses (1) through (7) above, the Company shall, in its sole discretion, classify (but not reclassify) such item of Other Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Other Pari Passu Lien Obligations in one of the above clauses and such item of Other Pari Passu Lien Obligations will be treated as having been Incurred pursuant to only one of such clauses.

“Permitted Holders” means, at any time, each of (i) the Sponsor and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged, directly or indirectly, in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed $45.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (a) $55.0 million and (b) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(16) any Investment by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or contribution of equity, a contribution of additional receivables or an equity interest; and

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales.”

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets, where such Person has no other material assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary Incurred pursuant to the first paragraph of, or clause (a), (1) or (t) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that such Liens do not extend to the property or assets of the Company or any Domestic Subsidiary (other than a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries created to enhance the worldwide tax efficiency of the Company and its Subsidiaries);

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(10) Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however,that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(15) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(16) Liens in favor of the Company or any Guarantor or Liens on assets of a Restricted Subsidiary of the Company that is not a guarantor in favor solely of another Restricted Subsidiary of the Company that is not a Guarantor;

(17) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(18) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(19) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions or renewals) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (10) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension or renewal;

(20) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens securing insurance premium financing arrangements; provided, however, that such Lien is limited to the applicable insurance carriers;

(24) Liens incurred to secure cash management services in the ordinary course of business; and

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at anyone time outstanding.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income), or, as applicable, for a corporation.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Lenders Debt shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means Apollo Management V, L.P., one or more investment funds controlled by Apollo Management V, L.P. and any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means the “Transactions” as defined in this prospectus.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and

Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ or other qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences relevant to a U.S. holder (as defined below) on the exchange of old notes for exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to holders that acquired old notes at original issue for cash and holds such old notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies, and holders that are not U.S. holders), nor does it consider the facts and circumstances of any particular holder’s situation or status. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

A “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if

•	a court within the United States is able to exercise primary supervision over the administration of the trust and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Because this summary only addresses only federal income tax consequences and does not address tax consequences to holders who are subject to special rules or consider the facts and circumstances of a particular holder’s situation or status, we encourage holders considering the exchange of old notes for exchange notes to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

The exchange by any U.S. holder of an old note for a note should not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, there should be no U.S. federal income tax consequences to U.S. holders who exchange their old notes for exchange notes in connection with the exchange offer, and any such holder should have the same adjusted tax basis and holding period in the notes as it had in the old notes.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchanges notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

INTERNAL CONTROL OVER FINANCIAL REPORTING

As of December 31, 2005, we were not required to comply with SEC rules and regulations requiring management to establish and maintain adequate internal control over financial reporting. Accordingly, we did not conduct a formal evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2005.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP will pass upon for us the validity of the exchange notes offered hereby, and certain matters of Alabama law will be passed upon by Coale, Dukes, Kirkpatrick & Crowley, P.C., certain matters of Connecticut law will be passed upon by Robinson & Cole LLP, certain matters of Maryland law will be passed upon by Kauffman & Forman, P.A., certain matters of Missouri law will be passed upon by Blackwell Sanders Peper Martin LLP, certain matters of North Carolina law will be passed upon by Kennedy Covington Lobdell & Hickman, L.L.P., certain matters of Ohio law will be passed upon by Buckingham, Doolittle & Burroughs, LLP and certain matters of Oklahoma law will be passed upon by Steven D. Singer, Esq., set forth in and limited by their respective opinions filed as exhibits to Exhibit 5.1 of this Registration Statement on Form S-4.

EXPERTS

The consolidated balance sheet of Flag Intermediate Holdings Corporation and subsidiary (the “Successor Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from May 9, 2005 (date of inception) to December 31, 2005 and the consolidated balance sheet of Metals USA, Inc. and subsidiaries (the “Predecessor Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from January 1, 2005 to November 30, 2005, and the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Successor Company’s acquisition of the Predecessor Company on December 1, 2005, in a transaction accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and the lack of comparability of financial information between reporting periods), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange offer. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

You may obtain copies of the information and documents referenced in this prospectus and included as exhibits to the registration statement at no charge by writing or telephoning us at the following address or telephone number: Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056, Attention: Investor Relations, at 713-965-0990 or 1-888-871-8701.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than , 2006. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

Metals USA has historically filed annual, quarterly and current reports, proxy statements and other information with the SEC although it is no longer required to do so. Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The other information we file with the SEC is not part of the registration statement of which this prospectus forms a part. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

You may read and copy any document we have or will file with the SEC at the SEC’s internet website (http://www.sec.gov) or at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Metals USA Holdings has filed a registration statement on Form S-1 (File No. 333-134533) relating to the initial public offering of common stock. You may also review a copy of that registration statement from us or at the SEC’s Public Reference Room in Washington, D.C. as well as through the SEC’s internet website.

You may obtain copies of this information, including the documents referenced in this prospectus and filed as exhibits to the registration statement of which this prospectus is a part, at no charge by writing or telephoning us at the following address and telephone numbers:

Investor Relations

Flag Intermediate Holdings Corporation

One Riverway, Suite 1100

Houston, Texas 77506

Telephone: (713) 965-0990

1 (888) 871-8701

We also maintain an Internet site at http://www.metalsusa.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

INDUSTRY AND MARKET DATA

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. In addition, this prospectus includes market share and industry data that we prepared primarily based on our knowledge of the industry and industry data. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position relative to our competitors are approximated and based on the above-mentioned third-party data and internal analysis and estimates and have not been verified by independent sources. Unless otherwise noted, all information regarding our market share is based on the latest available data, which in some cases may be several years old, and all references to market shares refer to both revenue and volume.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING F IRM

To the Board of Directors and Stockholders of

Flag Intermediate Holdings Corporation

We have audited the accompanying consolidated balance sheet of Flag Intermediate Holdings Corporation and subsidiary (the “Successor Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from May 9, 2005 (date of inception) to December 31, 2005. We have also audited the consolidated balance sheet of Metals USA, Inc. and subsidiaries (the “Predecessor Company”) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from January 1, 2005 to November 30, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Successor and Predecessor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Successor and Predecessor Company are not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Successor Company as of December 31, 2005, and the results of its operations and its cash flows for the period from May 9, 2005 (date of inception) to December 31, 2005, and the financial position of the Predecessor Company as of December 31, 2004, and the results of its operations and its cash flows for the period from January 1, 2005 to November 30, 2005, and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Successor Company acquired the Predecessor on December 1, 2005 in a transaction accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor Company and are not comparable with those of the Predecessor Company.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2006

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
	(In millions)	(In millions)
ASSETS
CURRENT ASSETS:
Cash	$11.3	$12.6
Accounts receivable, net of allowance of $7.8 and $7.7, respectively	172.9	173.5
Inventories	350.7	462.9
Deferred tax asset	8.3	11.3
Prepaid expenses and other	25.2	7.7

Total current assets	568.4	668.0
PROPERTY AND EQUIPMENT—Net	171.6	36.1
GOODWILL—Net	15.8	—
OTHER ASSETS—Net	39.5	5.9

TOTAL	$795.3	$710.0

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$68.2	$64.0
Accrued liabilities	46.3	35.0
Current portion of long-term debt	0.6	4.0

Total current liabilities	115.1	103.0
LONG-TERM DEBT—Less current portion	472.9	266.6
DEFERRED INCOME TAX LIABILITY	60.0	—
OTHER LONG-TERM LIABILITIES	15.3	12.2

Total liabilities	663.3	381.8

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, none at December 31, 2005, $.01 par value—5,000,000 shares authorized; none issued at December 31, 2004
Common stock, $.01 par value—100 shares authorized, issued and outstanding at December 31, 2005
Common stock, $.01 par value—200,000,000 shares authorized; 20,260,013 shares issued and outstanding at December 31, 2004	—	0.2
Additional paid-in capital	134.0	219.5
Deferred compensation	—	(0.2)
Retained earnings (deficit)	(2.0)	108.7

Total stockholder’s equity	132.0	328.2

TOTAL	$795.3	$710.0

See notes to consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Successor Company	Predecessor Company
	Period From May 9, 2005 (date of inception) to December 31, 2005	Period From January 1, 2005 to November 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
	(In millions)	(In millions)
NET SALES	$116.9	$1,522.1	$1,509.8	$963.2
OPERATING COSTS AND EXPENSES:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	92.5	1,189.3	1,080.1	731.6
Operating and delivery	12.8	139.1	144.4	127.7
Selling, general and administrative	9.3	108.5	109.6	87.0
Depreciation and amortization	1.4	3.1	2.0	0.5

Operating income	0.9	82.1	173.7	16.4
OTHER (INCOME) EXPENSE:
Interest expense	4.1	12.0	8.4	5.7
Other (income) expense—net	—	(0.1)	(2.5)	(2.0)

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(3.2)	70.2	167.8	12.7
Provision (Benefit) For Income Taxes	(1.2)	26.7	63.3	5.1

INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(2.0)	43.5	104.5	7.6
Income (loss) from discontinued operations—net of taxes	—	—	—	(0.1)

NET INCOME (LOSS)	$(2.0)	$43.5	$104.5	$7.5

See notes to consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2005, 2004 and 2003

	Common Stock	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Total
	(In millions)
PREDECESSOR COMPANY
BALANCE—January 1, 2003	$0.2	$192.1	$—	$(3.3)	$189.0
Tax benefit realized from tax attribute carryforwards	—	4.1	—	—	4.1
Net income	—	—	—	7.5	7.5

BALANCE—December 31, 2003	0.2	196.2	—	4.2	200.6
Tax benefit realized from tax attribute carryforwards	—	21.2	—	—	21.2
Stock option exercises, grants and other adjustments	—	2.1	(0.2)	—	1.9
Net income	—	—	—	104.5	104.5

BALANCE—December 31, 2004	0.2	219.5	(0.2)	108.7	328.2
Tax benefit realized from tax attribute carryforwards	—	2.4	—	—	2.4
Stock option exercises, grants and other adjustments	—	0.6	0.2	—	0.8
Net income from January 1, 2005 to November 30, 2005	—	—	—	43.5	43.5

BALANCE—November 30, 2005	$0.2	$222.5	$—	$152.2	$374.9

SUCCESSOR COMPANY
BALANCE—May 9, 2005 (date of inception)	$—	$—	$—	$—	$—
Capital contribution, net	—	134.0	—	—	134.0
Net loss from May 9, 2005 (date of inception) to December 31, 2005	—	—	—	(2.0)	(2.0)

BALANCE—December 31, 2005	$—	$134.0	$—	$(2.0)	$132.0

See notes to consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004 and 2003

	Successor Company	Predecessor Company
	Period From May 9, 2005 (date of inception) to December 31, 2005	Period From January 1, 2005 to November 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
	(In millions)	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2.0)	$43.5	$104.5	$7.5
Adjustments to reconcile net income to cash provided by operating activities:
Net (income) loss from discontinued operations	—	—	—	0.1
(Gain) loss on sale of property and equipment	—	(0.1)	(0.5)	(0.3)
Provision for bad debts, net of recoveries	0.2	2.9	4.0	2.7
Depreciation and amortization	1.5	3.5	2.0	0.5
Deferred income taxes	(1.6)	—	—	—
Adjustment to Predecessor Company tax attribute valuation allowance	—	2.4	12.5	4.1
Changes in operating assets and liabilities, net of effects of Merger:
Accounts receivable	16.4	(18.8)	(52.5)	(14.7)
Inventories	(13.4)	140.6	(222.9)	(13.5)
Prepaid expenses and other	(6.6)	(0.7)	1.5	18.7
Accounts payable and accrued liabilities	12.2	(2.3)	23.3	27.2
Other operating—net	0.6	(0.9)	(0.5)	(5.5)

Net cash provided by (used in) continuing operations	7.3	170.1	(128.6)	26.8
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	—	0.1

Net cash provided by (used in) operations	7.3	170.1	(128.6)	26.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of assets	—	0.1	1.4	5.7
Purchase of assets	(4.4)	(15.9)	(17.4)	(17.5)
Acquisition of Metals USA, Inc., net of cash acquired	(430.1)	—	—	—

Net cash provided by (used in) investing activities by continued operations	(434.5)	(15.8)	(16.0)	(11.8)

NET CASH PROVIDED BY INVESTING ACTIVITIES IN DISCONTINUED OPERATIONS	—	—	—	—

Net cash provided by (used in) investing activities	(434.5)	(15.8)	(16.0)	(11.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on revolving credit facilities	(145.3)	(107.7)	147.8	(7.4)
Net borrowings (repayments) on the ABL	191.4	—	—	—
Proceeds from issuance of Senior Secured Notes	275.0	—	—	—
Repayments of other long-term debt	—	(10.4)	(0.6)	(2.6)
Capital contribution, net	134.0	—	—	—
Issuance of common stock	—	0.1	0.4	—
Deferred financing costs and other	(16.6)	(2.7)	(1.8)	—

Net cash provided by (used) in financing activities by continuing operations	438.5	(120.7)	145.8	(10.0)
NET CASH PROVIDED BY FINANCING ACTIVITIES IN DISCONTINUED OPERATIONS	—	—	—	—

Net cash provided by (used in) investing activities	438.5	(120.7)	145.8	(10.0)

NET INCREASE (DECREASE) IN CASH	11.3	33.6	1.2	5.1
CASH—Beginning of period	—	12.6	11.4	6.3

CASH—End of period	$11.3	$46.2	$12.6	$11.4

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$0.5	$10.5	$7.2	$5.4

Cash paid for income taxes	$7.0	$27.6	$54.5	$(19.3)

Non-cash acquisitions of property and equipment	$—	$—	$4.8	$—

See notes to consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(In millions, except share and per share amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On May 18, 2005, Metals USA Holdings Corp. (formerly named Flag Holdings Corporation), a Delaware corporation (“Metals USA Holdings”), and its wholly owned subsidiary, Flag Acquisition Corporation, a Delaware corporation (“Flag Acquisition”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Metals USA, Inc. (“Metals USA, Inc.”). On November 30, 2005, Flag Acquisition merged with and into Metals USA, Inc., with Metals USA, Inc. being the surviving corporation. Flag Intermediate and Flag Acquisition conducted no operations during the period May 9, 2005 (date of inception) to November 30, 2005. See Note 2—Acquisition for additional information regarding the Merger.

Flag Intermediate and its wholly owned subsidiary Metals USA, Inc. are referred to collectively herein as the “Company” or “Successor Company” and Metals USA, Inc. prior to the merger on November 30, 2005 is referred to as the “Predecessor Company.” The Company applied Statement of Financial Accounting Standards No. 141, “Business Combinations” on the merger date and, as a result, the merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company (see Note 2). As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements and footnotes are not comparable with those of Predecessor Company.

During 2001, the Predecessor Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, from which it emerged on October 31, 2002.

We are a leading provider of value-added processed steel, stainless steel, aluminum and specialty metals, as well as manufactured metal components. Our operations are organized into three product group segments located entirely in the United States. Approximately 88% of our revenue is derived from the metals service center and distribution activities that are segmented into two groups, Flat Rolled and Plates and Shapes. The remaining portion of our revenue is derived from the Building Products Group, which principally manufactures and distributes aluminum products related to the residential and commercial construction and improvement industry. We purchase metal from primary producers who generally focus on large volume sales of unprocessed metals in standard configurations and sizes. In most cases, we perform customized, value-added processing services required to meet specifications provided by end-use customers. The Flat Rolled Group and Plates and Shapes Group customers are in businesses such as machining, furniture, transportation equipment, power and process equipment, industrial/commercial, construction and fabrication, consumer durables, electrical equipment industries, and machinery and equipment manufacturers. The Building Products Group customers are distributors and contractors engaged in residential and commercial building products.

Summary of Significant Accounting Policies—

Use of Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during the periods presented. We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation—Our consolidated financial statements include the accounts of Flag Intermediate and its subsidiary which is wholly-owned. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior years’ financial statements to be consistent with the current year’s presentation.

Concentration of Credit Risk—Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash deposits, trade accounts and notes receivable. Concentrations of credit risk with respect to trade accounts are within several industries. Generally, credit is extended once appropriate credit history and references have been obtained.

Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically based upon our expected ability to collect all such accounts. Additionally, we periodically review the credit history of our customers and generally do not require collateral for the extension of credit.

Inventories—Inventories are stated at the lower of cost or market. Our inventories are accounted for using a variety of methods including specific identification, average cost and the first-in first-out (“FIFO”) method of accounting.

Property and Equipment—Property and equipment is stated at cost, and depreciation is computed using the straight-line method, net of estimated salvage values, over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

Valuation and Qualifying Accounts—We provide reserves for accounts receivable and inventory. The reserves for these activities of the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005 and of the Predecessor Company for the period from January 1, 2005 to November 30, 2005, and the years ended December 31, 2004 and 2003 are summarized below:

Description	Balance at Beginning of Period	Amount Charged to Expense	Utilization of Reserve	Balance at End of Period
Successor Company—
Period ended December 31, 2005:
Allowance for doubtful accounts	$—	$8.5	$(0.7)	$7.8
Inventory valuation allowance	—	7.7	(0.8)	6.9

Predecessor Company—
Eleven Months ended November 30, 2005:
Allowance for doubtful accounts	$7.7	$2.9	$(2.3)	$8.3
Inventory valuation allowance	5.3	3.1	(0.7)	7.7
Year ended December 31, 2004:
Allowance for doubtful accounts	$6.9	$4.0	$(3.2)	$7.7
Inventory valuation allowance	5.2	0.3	(0.2)	5.3
Year ended December 31, 2003:
Allowance for doubtful accounts	$7.3	$2.7	$(3.1)	$6.9
Inventory valuation allowance	5.8	3.5	(4.1)	5.2

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets—Long-lived assets are comprised principally of property and equipment. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill—Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with the business acquisition plus costs of acquisition. As a result of the Merger described in Note 2, we recorded $16.1 of goodwill in 2005. There was no amortization of goodwill, however, the Successor Company reduced goodwill by $0.3 to recognize the tax benefit related to goodwill of the Predecessor Company (see Note 8). In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we will assess the fair value of the net assets underlying all the acquisition related goodwill on a reporting unit basis.

We will evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

Intangible Assets—The Successor Company intangible assets consist of customer lists which were recorded as a result of the Merger described in Note 2. We are amortizing the customer lists over five years using an accelerated amortization method which approximates its useful life and value to us.

As of December 31, 2005, the Successor Company had the following amounts related to intangible assets:

	May 9, 2005 (date of inception)		December 31, 2005
	Gross Carrying Amortization	Accumulated Amount	Gross Carrying Amortization
Customer lists	$22.2	$(0.7)	$21.5

No significant residual value is estimated for these intangible assets. Aggregate amortization expense for the period from May 9, 2005 (date of inception) to December 31, 2005 was $0.7. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

Years Ending December 31	Estimated Amortization Expense
2006	$7.8
2007	6.1
2008	4.3
2009	2.5
2010	0.8

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Debt Issuance Costs—We defer certain expenses incurred in connection with our long-term debt and amortize these costs to interest expense over the term of the respective agreements. Debt issuance costs incurred by the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005 and for the Predecessor Company for the period from January 1, 2005 to November 30, 2005, and for the years ended December 31, 2004 and 2003 were $16.6, $0.3, $1.1 and $0.0, respectively. Amortization of debt issuance costs recorded by the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005 and for the Predecessor Company for the period from January 1, 2005 to November 30, 2005, and for the years ended December 31, 2004 and 2003 were $0.2, $2.4, $0.7 and $0.7, respectively.

Fair Value of Financial Instruments—The carrying values of cash, accounts receivable and accounts payable approximate fair value due to their short-term nature. The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered in the open market. At December 31, 2005, the carrying value of our fixed rate long-term debt approximates its fair value based on interest rates for the same or similar debt offered in the open market and the carrying amount of the indebtedness attributable to the Senior Secured Asset-Based Revolving Credit Facility of $191.4 approximates its fair value.

Revenue Recognition—We recognize revenues when products are shipped and our significant obligations have been satisfied. Shipping and handling costs billed to our customers are accounted for as revenues. Risk of loss for products shipped passes at the time of shipment. Provisions are made currently for estimated returns.

We derive the net sales of our Plates and Shapes and Flat Rolled Groups from the processing and sale of metal products to end-users including metal fabrication companies, general contractors and OEMs. Pricing is generally based upon the underlying metal cost as well as a margin associated with customized value-added services as specified by the customer. The net sales of our Building Products Group are derived from the sales of finished goods to local distributors and general contractors who are generally engaged in the residential remodeling industry.

Cost of sales—Our Plates and Shapes and Flat Rolled Groups classify, within cost of sales, the underlying commodity cost of metal purchased in mill form, the cost of inbound freight charges together with third party processing cost, if any. Cost of sales with respect to our Building Products Group, includes the cost of raw materials, manufacturing labor and overhead costs, together with depreciation and amortization expense associated with buildings and equipment used in the manufacturing process.

Operating and delivery expenses—Our operating and delivery expense reflects the cost incurred by our Plates and Shapes and Flat Rolled Groups for labor and facility costs associated with the value-added metal processing services that we provide. With respect to our Building Products Group, operating costs are associated with the labor and facility costs attributable to the distribution and warehousing of our finished goods at our service center facilities. Delivery expense reflects labor, material handling and other third party costs incurred with the delivery of product to customers.

Delivery expenses totaled $3.3, $39.3, $41.6 and $36.9 for the period from May 9, 2005 (date of inception) to December 31, 2005, the period from January 1, 2005 to November 30, 2005, and the years ended December 31, 2004 and 2003, respectively.

Selling, general and administrative expenses—Selling, general and administrative expenses include sales and marketing expenses, executive officers’ compensation, office and administrative salaries, insurance, accounting, legal, computer systems, and professional services and costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization—Depreciation and amortization expense represents the costs associated with property, buildings and equipment used throughout the company except for depreciation and amortization expense associated with the manufacturing assets employed by our Building Products Group, which is included within cost of sales.

Income Taxes—Deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

New Accounting Pronouncements—In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs-An amendment of ARB No. 43, Chapter 4,” which requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead, and that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in Statement 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 did not have a significant impact on our consolidated financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123-Revised 2004 (“SFAS 123(R)”), Share-Based Payment. This is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees. As noted in Note 10, we do not record compensation expense for stock-based compensation. Under SFAS 123(R), we will be required to measure the cost of employee services received in exchange for stock based on the grant-date fair value (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The fair value will be estimated using an option-pricing model. Excess tax benefits, as defined in SFAS 123, will be recognized as an addition to paid-in-capital. The adoption of SFAS 123(R) on January 1, 2006 did not have a significant impact on our consolidated financial statements. See Note 10 related to employee compensation arrangements with Metals USA Holdings.

In March 2005, the Financial Accounting Standard Board issued FIN Interpretation No. 47, (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—An interpretation of FASB Statement No. 143,” which requires that “an entity should recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if reasonable estimate of fair value can be made”. The provisions of FIN 47 are effective no later than the year end of fiscal years ending after December 15, 2005. The adoption of FIN 47 has had no significant impact on our consolidated financial statements.

2. ACQUISITION

On November 30, 2005, Flag Acquisition, a wholly owned subsidiary of Flag Intermediate, merged with and into Metals USA, Inc. with Metals USA, Inc. being the surviving corporation. The Merger was consummated pursuant to the Merger Agreement by and among Metals USA, Inc., Flag Acquisition, and Metals USA Holdings. As a result of and immediately following the Merger, Metals USA, Inc. became and is a wholly owned subsidiary of Flag Intermediate. Flag Intermediate has no assets other than its investment in Metals USA, Inc., conducts no operations and is a guarantor of both the Senior Secured Asset-Based Revolving Credit Facility and the 11 1/8% Senior Secured Notes due 2015 of Metals USA, Inc.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Merger was accounted for as a purchase by Flag Acquisition of Metals USA, Inc. in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). Total Merger consideration was $648.0, including $458.7 for common stock and warrants, $152.5 for the assumption of debt and revolving credit loans, $16.6 for debt issuance costs and $20.2 for direct merger costs (including $2.6 paid by Metals USA, Inc. prior to closing of the Merger). Merger consideration does not include $14.6 paid by Metals USA, Inc. at the closing of the Merger to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards (recorded as compensation expense in November 2005). Total Merger consideration reconciles to the net acquisition costs as follows:

Total merger consideration	$648.0
Less:
Assumption of debt and revolving credit loans	(152.5)
Debt issuance costs	(16.6)
Use of cash on hand at closing	(46.2)
Merger costs paid by Metals USA, Inc	(2.6)

Acquisition costs, net of cash acquired	$430.1

The total acquisition costs were allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date of the Merger using valuation and other studies. Based on these studies, the fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9, $118.6 and $22.2, respectively. The fair value of deferred taxes and long-term liabilities were increased by $64.8 and $3.1. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition:

Total Assets acquired	$735.2
Total Liabilities assumed	321.2

Net Assets Acquired	$414.0

The excess of aggregate purchase price over the new assets acquired of $16.1 was recorded as goodwill.

The Merger was financed through cash contributions to Metals USA Holdings of $140.0, less $6.0 of transaction fees paid to Apollo Management V, L.P. and accounted for as a reduction in capital, proceeds from the sale of $275.0 of 11 1/8% Senior Secured Notes due 2015 and borrowings from a Senior Secured Asset-Based Credit Facility.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following unaudited pro forma information presents the Successor Company’s consolidated results of operations for the twelve month period ended December 31, 2005 as if the acquisition had occurred on January 1, 2005.

Twelve Months Ended December 31, 2005
Revenues	$1,639.0
Net income	15.9

3. INVENTORIES

Inventories consist of the following:

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Raw materials:
Plates and shapes	$173.6	$208.7
Flat rolled	85.8	169.5
Building products	24.3	21.0

Total raw materials	283.7	399.2
Work-in-process and finished goods:
Plates and shapes	—	—
Flat rolled	33.0	34.8
Building products	34.0	28.9

Total work-in-process and finished goods	67.0	63.7

Total inventories	$350.7	$462.9

As a result of the Merger described in Note 2, the Successor Company analyzed and valued the Predecessor’s Company’s inventory as of November 30, 2005. Based on the determination of replacement cost for the Predecessor Company’s inventory at November 30, 2005, a purchase price adjustment was recorded by the Successor Company to increase inventory values by $14.9 million.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Useful Lives	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Land	5—40 years	$11.3	$1.1
Building and improvements	7—25 years	56.7	10.2
Machinery and equipment	3—10 years	94.1	22.9
Automobiles and trucks		1.3	1.0
Construction in progress		9.0	3.1

Total property and equipment		172.4	38.3
Less accumulated depreciation		(0.8)	(2.2)

Total property and equipment—net		$171.6	$36.1

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the Merger described in Note 2, the Company analyzed and valued the property and equipment as of November 30, 2005. The Predecessor Company’s property and equipment owned as of October 31, 2002 had been written off for book purposes as a result of applying fresh-start adjustments when the Predecessor Company exited from bankruptcy on October 31, 2002. Total assets written off as a result of these adjustments were $108.6. The Predecessor Company continued to use this property and equipment in conducting regular operations.

Based on the Company’s analysis of the Predecessor Company’s property and equipment at November 30, 2005, the Successor Company’s property and equipment were increased by $118.6 at November 30, 2005, the closing date of the merger date.

Depreciation expense for the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005 and for the Predecessor Company for the period from January 1, 2005 through November 30, 2005, and the years ended December 31, 2004 and 2003, was $0.8, $3.5, $1.9, and $0.4, respectively.

5. OTHER ASSETS

Other assets consist of the following:

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Customer lists	$21.5	$—
Deferred financing costs	9.4	2.4
Deferred debt offering costs	7.0	—
Deferred tax assets	—	1.2
Other	1.6	2.3

Total other assets	$39.5	$5.9

As a result of the Merger described in Note 2, the fair value of the customer lists and debt offering costs were recorded by the Successor Company. The amortization of the customer lists, deferred financing costs, and the debt offering costs are discussed in Note 1.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Accrued salaries and employee benefits	$14.6	$15.1
Accrued taxes, other than income	4.8	4.7
Accrued interest	3.3	0.8
Accrued insurance	4.6	4.2
Accrued audit and tax fees	1.6	2.1
Accrued income taxes payable	—	1.0
Accrued lease terminations	1.2	3.6
Accrued liability to pre-bankruptcy stockholders	3.4	—
Accrued management fees	8.7	—
Other	4.1	3.5

Total accrued liabilities	$46.3	$35.0

7. DEBT

Debt consists of the following:

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Senior secured asset-based revolving credit facility	$191.4	$—
11 1/8% senior secured notes due 2015	275.0	—
Revolving credit facility	—	253.0
Industrial Revenue Bond	5.7	5.7
Mortgage note	—	6.7
Other	1.4	5.2

Total debt	473.5	270.6
Less current portion of debt	0.6	4.0

Total long-term portion of debt	$472.9	$266.6

Maturities on our debt as of December 31, 2005 were $0.6 in 2006; $0.5 in 2007; $0.1 in 2008; $0.1 in 2009; $0.1 in 2010; and $472.1 in 2011 and thereafter.

The weighted average interest rate under our Senior Secured Asset-Based Revolving Credit Facility for the period from December 1, 2005 through December 31, 2005, was 7.20%.

The weighted average interest rates under our Revolving Credit Facility for the period from January 1, 2005 through November 30, 2005, and from the years ended December 31, 2004 and 2003, were 4.89%, 4.12%, and 4.41%, respectively.

Senior Secured Asset-Based Revolving Credit Facility—On December 1, 2005, the Successor Company entered into a Senior Secured Asset-Based Revolving Credit Facility (the “ABL”) in connection with the Merger.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The ABL facility permits us to borrow on a revolving basis during the period beginning on December 1, 2005 and ending on the sixth anniversary thereof. Substantially all of our subsidiaries are borrowers under the ABL facility. The ABL provides for borrowings, subject to a borrowing base calculation, of up to $450.0, initially comprised of $415.0 of Tranche A Commitments and $35.0 of the Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would be otherwise in effect. A permanent reduction of the maximum Tranche A-1 Commitments to $25.0 will occur on June 1, 2006, unless previously terminated or reduced below this reduced maximum amount prior to that date at the Company’s option. The Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves. As of February 10, 2006 and December 31, 2005, we had $196.5 and $166.8, respectively, of additional borrowing capacity under the ABL facility.

The obligations under the ABL facility are guaranteed by the Company and certain of our future domestic subsidiaries and are secured (i) on a first-priority lien basis by accounts receivable and inventory and (ii) on a second-priority lien basis by other assets, subject to certain exceptions and permitted liens.

The ABL facility bears interest with respect to loans utilizing the Tranche A Commitments at the bank’s base rate or LIBOR, at our option, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility. The ABL facility bears interest with respect to the Tranche A-1 Commitments at the bank’s base rate or LIBOR, at our option, plus an applicable margin initially at 3.75% and after the first adjustment rate under the ABL facility, 3.50%. The marginal rates related to the Tranche A Commitments will vary with our financial performance as measured by a fixed charge coverage ratio. The fixed charge coverage ratio is determined by dividing (i) the sum of EBITDA (as defined by and adjusted in accordance with the loan and security agreement governing the ABL facility) minus income taxes paid in cash minus non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt. As long as our borrowing availability is $45.0 or greater, we do not have to maintain a minimum fixed charge coverage ratio. Should borrowing availability fall below $45.0, we must maintain a fixed charge coverage ratio of 1.0 to 1.0.

Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable on maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. A commitment fee is payable on any unused commitments under the ABL facility of 0.25% per annum. The applicable base rate and the effective LIBOR rate for the Tranche A Commitments and Tranche A-1 Commitments were 7.25% and 4.53% as of December 31, 2005.

The loan and security agreement governing the ABL facility requires us to comply with limited affirmative, negative and subjective covenants, the most significant of which are: (i) the maintenance of a borrowing base availability of at least $45.0, or, if such required borrowing base availability is not maintained, the maintenance of the fixed charge coverage ratio, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and quarterly dividends. There are no limitations with respect to capital expenditures.

The loan and security agreement governing the ABL facility provides for up to $15.0 of swingline loans and up to $100.0 for the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce borrowing availability under the ABL facility on a dollar-for-dollar basis.

The ABL facility contains customary representations, warranties and covenants as a precondition to lending, which includes a material adverse change in the business, limitations on our ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, create or incur certain liens, make certain loans or investments, make acquisitions or

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions, and engage in certain transactions with affiliates. In addition, the ABL facility requires a lock-box arrangement, which in the absence of default, is controlled by the Company.

The ABL facility contains events of default with respect to: default in payment of principal when due, default in the payment of interest, fees or other amounts after a specified grace period, material breach of the representations or warranties, default in the performance of specified covenants, failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount, certain bankruptcy events, certain ERISA violations, invalidity of certain security agreements or guarantees, material judgments, or a change of control. In the event of default the agreement may: (i) restrict the account or refuse to make revolving loans; (ii) cause customer receipts to be applied against the Company borrowings under the ABL facility causing the Company to suffer a rapid loss of liquidity and the ability to operate on a day-to-day basis; (iii) restrict or refuse to provide Letters of Credit; or ultimately: (iv) terminate the Commitments and this Agreement; (v) declare any or all obligations to be immediately due and payable if such default is not cured in the specified period required. Any payment default or acceleration under the ABL facility would also result in a default under the Notes that would provide the holders of the Notes with the right to demand immediate repayment. We are in compliance with all covenants as of December 31, 2005 and as of May 26, 2006.

Costs related to the establishment of the ABL facility were capitalized and are being charged to interest expense over the life of the ABL facility. Unamortized issuance costs of $9.4 as of December 31, 2005, are included in other long-term assets.

11 1/8% Senior Secured Notes Due 2015—On November 30, 2005, Flag Acquisition sold an aggregate principal amount of our 11 1/8% Senior Secured Notes Due 2015 (the “Notes”). The Notes will bear interest at a rate per annum equal to 11 1/8%, payable semi-annually in arrears, on June 1 and December 1 of each year, commencing on June 1, 2006. The Notes will mature on December 1, 2015. We may redeem some or all of the Notes at any time on or after December 1, 2010 at a predetermined redemption price plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date. In addition, on or prior to December 1, 2008, we may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings. If we experience a change of control and we do not redeem the Notes, we will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

As a result of the Merger described in Note 2, Metals USA, Inc. assumed the obligations of Flag Acquisition including the Notes. All operating subsidiaries of Metals USA, Inc, have agreed, jointly and severally with Flag Intermediate (“Guarantors”), to unconditionally and irrevocably guarantee Metals USA, Inc.’s obligations under the Notes and Indenture Agreement dated as of November 30, 2005. Additionally, Flag Intermediate has unconditionally guaranteed to be a primary obligor of the due and punctual payment and performance of the obligations under the Indenture.

Metals USA Holdings is not a guarantor of the Notes. There is a limitation on the amount of funds which can be transferred by the Guarantors to Metals USA Holdings (the “Parent”) in the form of dividends. The amount of dividends available for distribution to Metals USA Holdings was $25.8 as of December 31, 2005. Such amount available for distribution shall be increased by an amount equal to 50% of Consolidated Net Income or reduced by an amount equal to 100% of Consolidated Net Loss. Condensed consolidating financial statements for the Parent and its direct and indirect subsidiaries, all of which are wholly owned, are not presented as the Parent has no significant independent assets or operations.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The indebtedness evidenced by the Notes and the guarantees will rank: equally with all of our and the Guarantors existing and future senior indebtedness; junior in priority as to collateral that secures the ABL facility on a first-priority lien basis with respect to our and the Guarantors’ obligations under the ABL facility, any other debt incurred after December 1, 2005 that has a priority security interest relative to the Notes in the collateral that secures the ABL facility, any hedging obligations related to the foregoing debt and all cash management obligations incurred with any lender under the ABL facility; equal in priority as to collateral that secures the Notes and the guarantees on a first-priority lien basis with respect to our and the Guarantors’ obligations under any other equivalent priority lien obligations incurred after December 1, 2005; and senior to all of our and the Guarantors’ existing and future subordinated indebtedness. The Notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries.

The Notes contain customary representations, warranties and covenants for the type and nature of an asset-based senior secured revolving credit facility, including limitations on our, the other borrowers’, or the guarantors’ ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, create or incur certain liens, make certain loans or investments, make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions, and engage in certain transactions with affiliates.

The Notes contain events of default with respect to: default in payment of principal when due, default in the payment of interest, fees or other amounts after a specified grace period, material breach of the representations or warranties, default in the performance of specified covenants, failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount, certain bankruptcy events, certain ERISA violations, invalidity of certain security agreements or guarantees, material judgments, or a change of control. We are in compliance with all covenants as of December 31, 2005.

Costs related to the establishment of the Notes were capitalized and are being charged to interest expense over the life of the Notes. Unamortized issuance costs of $7.0 as of December 31, 2005, are included in other long-term assets.

Revolving Credit Facility—On October 31, 2002, the Predecessor Company entered into our Revolving Credit Facility with a group of lenders (the “Revolving Credit Facility”). On March 24, 2004, the Predecessor Company executed the second amendment to its Revolving Credit Facility with Bank of America, as agent for the lenders, to expand the size of the facility from $200.0 to $250.0 and to extend the maturity date to October 31, 2006. On November 9, 2004, the Predecessor Company again amended its Revolving Credit Facility, to expand the size of the facility from $250.0 to $350.0. Further, this third amendment lowered the Predecessor Company’s borrowing costs, increased its borrowing availability and extended the maturity date to November 9, 2009. On November 30, 2005, the Revolving Credit Facility was terminated in accordance with its terms as a result of the Merger described in Note 2, and all amounts outstanding and amounts due were paid in full.

The Revolving Credit Facility bore interest at the bank’s base rate or LIBOR, at the Predecessor Company’s option, plus an applicable margin based on a ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined and adjusted) to cash interest expense (the “fixed charge coverage ratio”). The fixed charge coverage ratio was determined by dividing EBITDA by the sum of net capital expenditures, income taxes paid in cash, dividends, or other preference payments, interest expense paid in cash and scheduled principal reductions on debt. The applicable margin for base rate loans ranged from 0.00% to 0.50%. Prior to the third amendment the LIBOR margin loans ranged from 2.00% to 3.00%. The third amendment lowered the LIBOR margins to a range from 1.50% to 2.50%. These marginal rates varied with the Predecessor Company’s financial performance as measured by the fixed charge coverage ratio. Additionally, the third amendment provided for a further reduction in the marginal LIBOR rates of 0.25% if the Predecessor Company maintained a

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

trailing twelve month EBITDA of $100.0 and maintained a fixed charge coverage ratio of 2.0 to 1. A commitment fee was payable on any unused portion of the Revolving Credit Facility. The commitment fee varied between 0.250% and 0.375% per annum, based on the fixed charge coverage ratio. The applicable base rate and the effective LIBOR rate were 7.00% and 4.41% as of November 30, 2005. The applicable base rate and the effective LIBOR rate were 5.25% and 3.81% as of December 31, 2004.

Industrial Revenue Bond—The Industrial Revenue Bond (“IRB”) is payable on May 1, 2016 in one lump sum payment. The interest rate assessed on the IRB varies from month to month and was 3.68% at December 31, 2005 and 1.96% at December 31, 2004. The IRB is secured by real estate and equipment acquired with proceeds from the IRB. The IRB places various restrictions on certain of our subsidiaries, including but not limited to maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures and maintenance of tangible net worth and is supported by a letter of credit. We are in compliance with all covenants as of December 31, 2005.

Mortgage Note—The mortgage note was retired on May 31, 2005. The mortgage note had a fixed interest note of 6.88% per annum.

8. INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

	Successor Company	Predecessor Company
	Period From May 9, 2005 (date of inception) to December 31, 2005	Period From January 1, 2005 to November 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Federal:
Current	$0.3	$20.1	$54.2	$0.9
Deferred	(1.4)	3.0	1.3	4.1

	(1.1)	23.1	55.5	5.0

State:
Current	0.1	3.1	0.4	0.1
Deferred	(0.2)	0.5	7.4	—

	(0.1)	3.6	7.8	0.1

Total provision (benefit)	$(1.2)	$26.7	$63.3	$5.1

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision (benefit) differs from an amount computed at the statutory rates as follows:

	Successor Company	Predecessor Company
	Period From May 9, 2005 (date of inception) to December 31, 2005	Period From January 1, 2005 to November 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Federal income taxes at statutory rates	$(1.1)	$24.6	$58.8	$4.4
State taxes, net of federal income tax benefit	(0.1)	2.4	5.1	0.4
Nondeductible expenses and other:
Valuation allowance	—	—	(1.1)	—
Other	—	(0.3)	0.5	0.3

Total provision (benefit)	$(1.2)	$26.7	$63.3	$5.1

The significant items giving rise to the deferred tax assets (liabilities) are as follows:

	Successor Company December 31, 2005	Predecessor Company December 31, 2004
Deferred tax assets:
Accounts receivable and inventories	$2.7	$3.7
Accrued liabilities	6.7	5.8
Tax attributes and carryforwards	18.3	18.0
Property and equipment	12.1	26.5
Other	2.0	2.1

Total deferred tax assets	41.8	56.1

Deferred tax liabilities:
Foreign DISC	(1.2)	(1.2)
Property and equipment	(53.8)	—
Intangible assets	(8.5)	—
Other	(1.0)	(0.2)

Total deferred tax liabilities	(64.5)	(1.4)

Valuation allowance	(29.0)	(42.2)

Deferred tax assets (liabilities)—net	$(51.7)	$12.5

As of December 31, 2005 we have both federal and state current net deferred tax assets of $8.3 which are captioned “Deferred tax asset” on the December 31, 2005 Consolidated Balance Sheet, and we have both federal and state non-current deferred tax liabilities of $60.0 which are captioned “Deferred income tax liability” on the December 31, 2005 Consolidated Balance Sheet. As of December 31, 2004, we had both federal and state net deferred tax assets of which $11.3 are included as a current asset captioned “Deferred tax asset”, and $1.2 are included as a non-current asset within the amounts captioned “Other assets, net” on the December 31, 2004 Consolidated Balance Sheet.

As of December 31, 2005, we have net operating loss (“NOL”) carryforwards for U.S. federal income taxes of approximately $32.0 which begin to expire in 2023. Such NOLs and other tax attributes are subject to

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

limitations of Internal Revenue Code Section 382 related to changes in ownership from the bankruptcy reorganization and the Merger. The lowest applicable annual limitation is approximately $5.7. The carryovers are based on tax returns as currently filed. Our tax returns are subject to periodic audit by the various jurisdictions in which we operate. These audits, including those currently underway, can result in adjustments of taxes due or adjustments of the NOLs which are available to offset future taxable income.

Effective December 1, 2005 in conjunction with the Merger, additional deferred tax liabilities of $61.2 were recorded as a result of purchase price adjustments to property and equipment, intangible assets and inventories, and additional deferred tax assets of $1.2 were recorded as a result of purchase price adjustments to accrued and other long-term liabilities. As of November 30, 2005, the Predecessor Company had tax assets related to pre-bankruptcy goodwill of $16.5. The tax benefits of goodwill amortization will be available to the Successor Company. Under purchase accounting, we have not recorded a deferred tax asset for the future benefit of tax amortization, but we will apply the tax benefit first as a reduction of goodwill related to the Merger (to zero), then as a reduction of non-current intangible assets related to the Merger as the benefit is realized. In the period December 1, 2005 through December 31, 2005, goodwill was reduced by $0.3 to recognize the tax benefit related to pre-bankruptcy goodwill of the Predecessor Company.

In conjunction with the Merger and corresponding adjustments to deferred taxes, a valuation allowance of $29.0 was recorded, related to uncertainties in realizing the benefit of certain deferred tax assets. In assessing the realizability of carryforwards and other deferred tax assets, we considered whether it was more likely than not that some portion or all of the deferred tax assets would be realized. The valuation allowance will be adjusted in periods that we determine it is more likely than not that deferred tax assets will be realized. As we recognize the benefit of those tax assets, the resulting credit will first reduce goodwill to zero, then reduce non-current intangible assets. During the period May 9, 2005 (date of inception) to December 31, 2005, the Successor Company did not adjust the valuation allowance.

Valuation allowances of $67.5 were recorded as a part of the fresh-start adjustments of the Predecessor Company on October 31, 2002. Valuation allowances were established for uncertainties in realizing the benefit of certain tax loss carryforwards and other deferred tax assets. In assessing the realizability of carryforwards and other deferred tax assets, the Predecessor Company considered whether it was more likely than not that some portion or all of the deferred tax assets would be realized. The valuation allowance was adjusted in the periods that the Predecessor Company determined it was more likely than not that deferred tax assets would be realized. As the Predecessor Company recognized the benefit of those tax assets, the resulting credit was reflected as an increase in paid-in-capital. During the periods January 1, 2005 through November 30, 2005 and the year ended December 31, 2004, the Predecessor Company adjusted the valuation allowance by $2.4 and $22.3, respectively, which represented the recognition of tax benefits realized during those periods, along with Predecessor Company tax benefits expected to be realized in future periods.

9. STOCKHOLDER’S EQUITY

Common Stock—In accordance with its Certificate of Incorporation dated November 3, 2005, Flag Intermediate was authorized to issue 100 shares of capital stock, all of which was shares of common stock, $.01 par value. All such shares are issued and outstanding at December 31, 2005 and are owned by Metals USA Holdings.

Immediately prior to the effective time of the Merger, all outstanding shares of common stock were cancelled in exchange for a cash payment of $22.00 per share of common stock. As a result of the Merger described in Note 2, all of the issued and outstanding capital stock of Metals USA, Inc. is held indirectly by Metals USA Holdings through Flag Intermediate, its wholly-owned subsidiary. Investment funds associated with

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Apollo own approximately 97% of the capital stock of Metals USA Holdings (or approximately 92% on a fully-diluted basis). The remainder of the capital stock of Metals USA Holdings is held by Metals USA, Inc. management participants. See Note 14 for further information on related party transactions.

10. STOCK BASED COMPENSATION

Successor Company—2005 Amended and Restated Stock Incentive Plan

The Successor Company has no stock-based compensation arrangements of its own, but its indirect parent, Metals USA Holdings, has adopted a stock-based 2005 Stock Incentive Plan, which has been amended and restated, which permits the issuance of options and restricted stock awards on Metals USA Holdings stock to employees or directors of, or consultants to, the Company, except that consultants may only receive awards with the consent of the president of the Metals USA, Inc. As of December 31, 2005, 780,321 options and 57,600 restricted stock awards had been granted by Metals USA Holdings under the Amended and Restated 2005 Stock Incentive Plan. Since the employees to whom the options and restricted stock awards were issued are employed by the Successor Company, the Successor Company is required to reflect the stock-based compensation expense related to these options and restricted stock awards within its consolidated statement of operations. A total of $0.4 was recorded as stock-based employee compensation related to the restricted stock awards granted on December 1, 2005. No stock-based employee compensation for stock options was recorded to compensation expense for December 2005, as all stock options granted under the Amended and Restated 2005 Stock Incentive Plan had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

The following is a summary of stock option activity:

	Weighted Average Fair Value per Share	Exercise Price per Share	Weighted Average Price per Share	Number of Shares
Balance, November 30, 2005				—
Granted to directors	—	—	—	—
Granted to employees	$6.79	$10.00	$10.00	780,321
Exercised	—	—	—	—
Canceled or expired	—	—	—	—

Balance, December 31, 2005				780,321

Exercisable as of December 31, 2005			$10.00	18,800

Weighted average remaining
				Years
Contractual life:
December 31, 2005				9.7

The fair value of the 2005 option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected dividend yield	0.0%
Expected stock price volatility	54.7%
Risk free interest rate	4.0%—4.5%
Expected life of options (in years)	10.0

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We account for our stock option plan under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation cost for this plan been recognized as a component of compensation expense, consistent with the alternative treatment permitted by current accounting principles (SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”), our net income would have decreased as illustrated in the following pro forma table:

One Month Ended December 31 2005
Net income (loss) as reported	$(2.0)
Deduct:
Total stock-based employee compensation:
Expense determined under fair value based method	(0.1)

Pro forma net income (loss)	$(2.1)

Predecessor Company—2002 Incentive Plan—The Reorganization Plan of the Predecessor Company established the 2002 Long Term Stock Incentive Plan (the “2002 Incentive Plan”) for employees was administered by the Board of Directors of the Predecessor Company and up to 2,015,000 shares of Common Stock were reserved for issuance under the 2002 Incentive Plan. Options granted under the 2002 Incentive Plan were issued at exercise prices which were equal to or above the closing price on the date of the grant. One-third of the options granted under the 2002 Incentive Plan vested on each of the first three anniversary dates following the date granted, and had a term of five years. Under the provisions of the 2002 Incentive Plan, the Compensation Committee of the Board of Directors of the Predecessor Company (the “Committee”) was authorized to award shares of common stock whereby physical delivery of such shares occurs upon vesting (“stock grants”). In 2004, there were 906,565 options outstanding, of which zero were anti-dilutive.

The Predecessor Company recognized compensation expense for stock grants using the straight-line method. During 2004, 57,600 (having a weighted average fair value of $9.90) stock grants were awarded, of which 23,200 shares were issued during 2004, 17,200 were issued on February 1, 2005, and 17,200 shares were expected to be issued on February 1, 2006. Further, on January 28, 2005, the Committee awarded 28,237 (having a weighted average fair value of $17.22) shares of stock grants, which were to vest on January 28, 2008.

In conjunction with the closing of the Merger, the Predecessor Company paid $14.6 to holders of 1,081,270 vested in-the-money options and holders of 45,437 restricted stock grant awards. These payments were recorded as compensation expense of the Predecessor Company.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of stock option activity for the Predecessor Company:

	Weighted Average Fair Value per Share	Exercise Price per Share	Weighted Average Price per Share	Number of Shares
Balance—December 31, 2003				815,000
Granted to directors	$4.84	$10.71—17.36	$14.03	170,000
Granted to employees	$3.78	$10.71	$10.71	24,000
Exercised	$1.28	$ 4.75	$4.80	(82,103)
Canceled or expired	$1.83	$ 4.75—10.71	$5.63	(20,332)

Balance—December 31, 2004				906,565
Granted to directors	$—	$ —	$—	—
Granted to employees	$8.47	$17.22	$17.22	180,272
Exercised	$3.30	$ 9.57	$9.57	(5,567)
Canceled or expired	$—	$ —	$—	—
Cash settled	$2.74	$ 3.08—17.36	$9.42	(1,081,270)

Balance—November 30, 2005				—

Exercisable as of:
November 30, 2005			$—	—
December 31, 2004			$6.02	306,239
December 31, 2003			$3.08	62,500

Years
Weighted average remaining contractual life:
November 30, 2005	—
December 31, 2004	3.4
December 31, 2003	4.2

The fair value of these option grants, in 2005, were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected dividend yield	0.0%
Expected stock price volatility	60.0%
Risk free interest rate	3.7%
Expected life of options	4.0

11. SEGMENT AND RELATED INFORMATION

We are organized into three product group segments. Each segment is described as follows:

Plates and Shapes consists of 21 facilities that maintain an inventory focusing on carbon products such as structural plate, beams, bars and tubing. This segment provides processing services such as cutting, cambering/leveling, punching, bending, shearing, cut-to-length, blast and paint, and tee-splitting.

Flat Rolled consists of 12 facilities that maintain an inventory of cold rolled, coated, and hot rolled steel products and various nonferrous flat rolled products including aluminum, stainless steel, copper and brass. This segment provides processing services such as slitting, precision blanking, leveling, cut-to-length, punching, bending and shearing.

Building Products consists of 17 manufacturing locations and 25 sales and distribution centers that produce and distribute aluminum and steel building products consisting of covered canopies and walkways, awnings, sunrooms, solariums and other products primarily for the commercial and residential building products industries. We have one facility that is sublet, and at present we are trying to sublease 8 of our vacant facilities. Furthermore, we moved from one of our facilities in January of 2006.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes financial information regarding these segments:

	Plates and Shapes	Flat Rolled	Building Products	Corp, Elims and Other	Total
Successor Company:
Period from May 9, 2005 (date of inception) to December 31, 2005:
Net sales	$54.5	$51.0	$13.2	$(1.8)	$116.9
Operating income (loss)	4.0	0.6	(0.7)	(3.0)	0.9
Total assets	292.9	191.1	103.0	208.3	795.3
Capital expenditures	4.1	0.2	0.1	—	4.4
Depreciation and amortization(1)	0.4	0.3	0.1	0.7	1.5
Predecessor Company:
Period from January 1, 2005 to November 30, 2005:
Net sales	$640.2	$719.9	$181.9	$(19.9)	$1,522.1
Operating income (loss)	64.4	34.9	17.5	(34.7)	82.1
Total assets	235.0	115.5	92.5	189.9	632.9
Capital expenditures	9.6	2.3	3.1	0.9	15.9
Depreciation and amortization(1)	1.5	0.4	0.5	1.1	3.5
Year ended December 31, 2004:
Net sales	$621.0	$723.2	$183.0	$(17.4)	$1,509.8
Operating income (loss)	103.2	81.8	7.9	(19.2)	173.7
Total assets	274.4	211.3	79.2	145.1	710.0
Capital expenditures	10.3	2.3	2.2	2.6	17.4
Depreciation and amortization	0.9	0.3	0.4	0.4	2.0
Year ended December 31, 2003:
Net sales	$354.1	$463.6	$165.2	$(19.7)	$963.2
Operating income (loss)	11.6	7.7	12.4	(15.3)	16.4
Total assets	143.6	107.7	62.1	93.8	407.2
Capital expenditures	11.0	3.1	2.4	1.0	17.5
Depreciation and amortization	0.2	0.1	0.2	—	0.5

(1)	Includes depreciation expense reflected in cost of goods sold for the Building Products Group.

We evaluate segment performance on the basis of operating income. The amounts shown as an operating loss under the column heading “Corp, Elims and Other” consist primarily of general and administrative costs that are not allocated to the segments.

The reconciliation of operating income (loss) to income (loss) before taxes and discontinued operations is shown within the Consolidated Statements of Operations and therefore is not separately presented.

Our areas of operations are solely in the U.S. No geographic area is significant to the consolidated operations. We have a broad customer base within the U.S. with no single customer being significant to consolidated operations.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. EMPLOYEE BENEFIT PLANS

The Metals USA, Inc. 401(k) Plan (the “Plan”) was established on June 1, 1998. Effective January 1, 2004, participants are eligible to join the Plan on hire date. Employee contributions are limited to the Internal Revenue Service established annual dollar limits. Prior to January 1, 2004, participants were eligible to join the Plan after completing six full calendar months of service and contributions were limited to 15% of eligible compensation.

Effective December 31, 2003, active employees are 100% vested in both prior and future Company matching contributions and earnings. Employees hired after December 31, 2003 become 50% vested in Company matching contributions and earnings after completing one year of service and fully vested after completing two years of service. On January 1, 2004, the Predecessor Company match was reinstated after being suspended on October 1, 2001. We match 100% of the first 2% of each employee’s contributions.

The Metals USA, Inc. Union 401(k) Plan was established on October 1, 1998 to provide a standard defined contribution savings plan for all employees covered under the terms of a collective bargaining agreement (the “Union Plan”). Metals USA, Inc. is not obligated by the Union Plan to make contributions, unless required by the operative collective bargaining agreement. The Union Plan allows the employee to contribute up to 25% of their eligible compensation. The Metals USA, Inc. match for the Union Plan is  1/2% up to the first 6% of an employee’s contribution. Matching contributions by the Successor Company for both plans for the period from May 9, 2005 (date of inception) to December 31, 2005 were $0.1. Matching contributions by the Predecessor Company for the period from January 1, 2005 to November 30, 2005 were $1.5 for both plans. In 2004 and 2003, the Predecessor Company’s matching contributions were $1.7 and $0.0, for both plans.

13. COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements—Our minimum lease obligations for continuing operations under certain long-term non-cancelable operating lease agreements for office space, warehouse space and equipment are as follows: 2006—$15.9; 2007—$14.7; 2008—$12.9; 2009—$10.0; 2010—$9.4 thereafter—$25.2. Rent expense for the Successor Company for the period from May 9, 2005 (date of inception) to December 31, 2005 and for the Predecessor Company for the period January 1, 2005 to November 30, 2005 and the years ended December 31, 2004 and 2003, was $1.2, $13.2, $17.0 and $10.9, respectively. Certain of these leases are with individuals and companies previously affiliated with the Predecessor Company.

Letters of Credit—We have entered into a letter of credit in the amount of $5.7 in conjunction with the IRB (see Note 7) and other letters of credit aggregating $12.8 as of December 31, 2005. Other letters of credit consist primarily of collateral support for our property and casualty insurance program. All letters of credit reduce the amount available to borrow under the ABL Facility. The Predecessor Company entered into a letter of credit in the amount of $5.7 in conjunction with the IRB (see Note 7) and other letters of credit aggregating $18.5 as of December 31, 2004.

Contingencies—We are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

14. RELATED PARTY TRANSACTIONS

Upon completion of the Merger, we and Metals USA Holdings entered into a management agreement with Apollo pursuant to which Apollo or its affiliates will provide us with management services. Pursuant to such agreement, Apollo will receive an annual management fee equal to $2.0, payable on March 15 of every year,

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

starting on March 15, 2006. Apollo elected to waive $0.5 of the annual management fee in 2006, subject to revocation. The management agreement will terminate on December 31, 2012, unless earlier terminated by Apollo. The payment obligation has been recorded as a current liability (see Note 6), at the present value of minimum future annual payments of $1.5. A discount rate of 6.1% was used in the determination of present value, which approximated our incremental borrowing rate at the inception of the agreement. Deferred management fees of $8.6 million were recorded as a current asset, and are being amortized using the straight-line method over the term of the management agreement. In the period May 9, 2005 (date of inception) to December 31, 2005, amortization of deferred management fees were $0.1, and were recorded as an administrative expense.

The management agreement also provides that affiliates of Apollo will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions with a value of $25.0 or more, such fee to be equal to 1% of the gross transaction value of any such transaction.

Upon a termination of the management agreement prior to December 31, 2012, Apollo will be entitled to receive the present value of (a) $14.0, less (b) the aggregate amount of management fees that were paid to it under the agreement prior to such termination, and less (c) management fees waived. Both the management agreement and transaction fee agreement contain customary indemnification provisions in favor of Apollo and its affiliates, as well as expense reimbursement provisions with respect to expenses incurred by Apollo and its affiliates in connection with its performance of services thereunder.

Related party transactions with the Predecessor Company’s directors, executive officers, principal stockholders or affiliates were at terms that were no less favorable to the Predecessor Company than those available from third parties and were approved in advance by a majority of disinterested members of the Board of Directors. During the period from January 1, through November 30, 2005 and for the years ended December 31, 2004 and 2003, the Predecessor Company’s Board of Directors received fees of $5.6, $0.6, and $0.7, respectively. A subsidiary of the Predecessor Company sells scrap to Metal Management, Inc., a company where the Predecessor Company shared three common directors until November 30, 2005. One of these directors, Mr. Daniel Dienst, served as the Chairman of the Board of Directors of the Predecessor Company, and serves as Chairman of the Board of Directors and Chief Executive Officer of Metal Management Inc. Sales of scrap to Metal Management Inc. for the period from January 1, 2005 through November 30, 2005, and for the years ended December 31, 2004 and 2003, the periods from November 1, 2002 through December 31, 2002 and from January 1, 2002 through October 31, 2002 were $1.6, $2.0, and $0.9, respectively, and were transacted at prevailing market rates.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. OPERATIONS HELD FOR SALE

On April 5, 2002, the Predecessor Company announced planned divestitures of 11 business units that resulted in a significant downsizing. These divestitures were a part of the Bankruptcy Reorganization Plan. The accounting for disposal of these operations was governed by the provisions of Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets. This pronouncement requires that the operational results of the operations held for sale be recorded as discontinued operations on the statement of operations. Operational information included in the consolidated statements of operations with respect to the businesses classified as discontinued operations under SFAS 144 are as follows:

Predecessor Company
Year Ended December 31, 2003
Statement of operations data:
Net sales	$3.4
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below in operating expenses)	2.8
Operating expenses	0.7

Operating income (loss)	(0.1)
Provision for taxes	—

Net loss	$(0.1)

Total proceeds received from the sale of assets held for sale under SFAS 144 during the year ended December 31, 2003 were $5.4.

During the first quarter of 2003, the remaining unsold operating unit, which had been included in assets held for sale since April 2002 and for which the Predecessor Company had no interested purchasers, was returned to hold for use status and the results of operations were reclassified and included in results of continuing operations for all periods presented.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. GUARANTOR/NON-GUARANTOR SUBSIDIARY FINANCIAL INFORMATION

The following condensed consolidating financial information is for the parent company, Flag Intermediate, a holding company with no assets or operations and Metals USA, Inc., a management holding company which owns 100% of the guarantor and non-guarantor subsidiaries.

	Flag Intermediate Holdings, Inc	Metals USA, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Adjustments and Eliminations	Consolidated
As of December 31, 2005
ASSETS
CURRENT ASSETS:
Cash	$—	$5.7	$5.6	$—	$—	$11.3
Accounts receivable	—	—	172.9	—	—	172.9
Inventories	—	—	350.7	—	—	350.7
Deferred tax asset	—	8.3	—	—	—	8.3
Prepaid expenses and other	—	19.1	6.1	—	—	25.2

Total current assets	—	33.1	535.3	—	—	568.4
Property and equipment—net	—	—	171.6	—	—	171.6
Goodwill—net	—	15.8	—	—	—	15.8
Investment in subsidiaries—net	132.0	201.3	—	—	(333.3)	—
Other assets—net	—	38.2	1.3	—	—	39.5

Total assets	$132.0	$288.4	$708.2	$—	$(333.3)	$795.3

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$—	68.2	$—	$—	$68.2
Accrued liabilities	0.4	15.7	30.2	—	—	46.3
Current portion of long-term debt	—	0.6	—	—	—	0.6

Total current liabilities	0.4	16.3	98.4	—	—	115.1
Long-term debt—less current portion	—	466.8	6.1	—	—	472.9
Deferred income tax liability	—	60.0	—	—	—	60.0
Intercompany payable (receivable)	(0.4)	(392.2)	355.3	37.3	—	—
Other long-term liabilities	—	5.5	9.8	—	—	15.3

Total liabilities	—	156.4	469.6	37.3	—	663.3

COMMITMENTS AND CONTINGENCIES STOCKHOLDER’S EQUITY:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at December 31, 2005
Additional paid-in capital	134.0	134.0	149.8	20.1	(303.9)	134.0
Retained earnings (deficit)	(2.0)	(2.0)	88.8	(57.4)	(29.4)	(2.0)

Total stockholders’ equity	132.0	132.0	238.6	(37.3)	(333.3)	132.0

Total liabilities and stockholder’s equity	$132.0	$288.4	$708.2	$—	$(333.3)	$795.3

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Flag Intermediate Holdings, Inc	Metals USA, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Adjustments and Eliminations	Consolidated
For the Period From May 9, 2005 (Date of Inception) to December 31, 2005
NET SALES	$—	$—	$116.9	$—	$—	$116.9
OPERATING COSTS AND EXPENSES:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	—	—	92.5	—	—	92.5
Operating and delivery	—	—	12.8	—	—	12.8
Selling, general, and administrative	—	0.2	9.1	—	—	9.3
Depreciation and amortization	—	0.7	0.7	—	—	1.4

OPERATING INCOME (LOSS)	—	(0.9)	1.8	—	—	0.9
OTHER (INCOME) EXPENSE:
Interest expense	—	4.1	—	—	—	4.1
Intercompany charges	—	(4.1)	4.1	—	—	—
Loss (gain) on securitized receivables Equity in earnings of subsidiaries	2.0	2.3	—	—	(4.3)	—
Other (income) expense—net	—	—	—	—	—	—

Income (loss) before income taxes	(2.0)	(3.2)	(2.3)	—	4.3	(3.2)
Provision (benefit) for income taxes	—	(1.2)	—	—	—	(1.2)

NET INCOME (LOSS)	$(2.0)	$(2.0)	$(2.3)	$—	$4.3	$(2.0)

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Flag Intermediate Holdings, Inc	Metals USA, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Adjustments and Eliminations	Consolidated
For the Period From May 9, 2005 (Date of Inception) to December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2.0)	$(2.0)	$(2.3)	$—	$4.3	$(2.0)
Adjustments for non-cash and non-operating items:
(Gain) loss on sale of property and equipment Equity in earnings of subsidiaries	2.0	2.3	—	—	(4.3)	—
Provision for bad debts—net of recoveries	—	—	0.2	—	—	0.2
Depreciation and amortization	—	0.7	0.8	—	—	1.5
Deferred income taxes	—	(1.6)	—	—	—	(1.6)
Changes in operating assets and liabilities—net of effects of Merger:
Accounts receivable	—	—	16.4	—	—	16.4
Inventories	—	—	(13.4)	—	—	(13.4)
Prepaid expenses and other	—	(6.9)	0.3	—	—	(6.6)
Accounts payable and accrued liabilities	0.4	6.1	5.7	—	—	12.2
Other operating—net	—	0.6	—	—	—	0.6

Net cash provided by (used in) operating activities	0.4	(0.8)	7.7	—	—	7.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of assets Purchase of assets	—	—	(4.4)	—	—	(4.4)
Investment in subsidiary	(134.0)	—	—	—	134.0	—
Acquisition of Metals USA, Inc.—net of cash	—	(430.1)	—	—	—	(430.1)

Net cash provided by (used in) investing activities	(134.0)	(430.1)	(4.4)	—	134.0	(434.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on revolving credit facilities	—	(145.3)	—	—	—	(145.3)
Net borrowings (repayments) on the ABL	—	191.4	—	—	—	191.4
Proceeds from issuance of Senior Secured Notes	—	275.0	—	—	—	275.0
Capital contribution, net	134.0	134.0	—	—	(134.0)	134.0
Deferred financing costs and other	—	(16.6)	—	—	—	(16.6)
Net change in intercompany balances	(0.4)	(1.9)	2.3	—	—	—

Net cash provided by (used) in financing activities	133.6	436.6	2.3	—	(134.0)	438.5

NET INCREASE (DECREASE) IN CASH	—	5.7	5.6	—	—	11.3

Cash, beginning of period	—	—	—	—	—	—

CASH, END OF PERIOD	$—	$5.7	$5.6	$—	$—	$11.3

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	(unaudited) March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash	$17.7	$11.3
Accounts receivable, net of allowance of $8.3 and $7.8, respectively	204.2	172.9
Inventories	347.9	350.7
Deferred tax asset	15.1	8.3
Prepaid expenses and other	14.7	25.2

Total current assets	599.6	568.4
PROPERTY AND EQUIPMENT, net	172.9	171.6
GOODWILL, net	13.3	15.8
OTHER ASSETS, net	37.0	39.5

Total assets	$822.8	$795.3

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$81.2	$68.2
Accrued liabilities	49.3	46.3
Current portion of long-term debt	0.6	0.6

Total current liabilities	131.1	115.1
LONG-TERM DEBT, less current portion	483.3	472.9
DEFERRED INCOME TAX LIABILITY	58.0	60.0
OTHER LONG-TERM LIABILITIES	15.5	15.3

Total liabilities	687.9	663.3

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, none at March 31, 2006, none issued	—	—
Common stock, $.01 par value, 100 shares authorized, issued, and outstanding; at March 31, 2006 and December 31, 2005, respectively	—	—
Additional paid-in capital	134.8	134.0
Retained earnings (deficit)	0.1	(2.0)

Total stockholder’s equity	134.9	132.0

Total liabilities and stockholder’s equity	$822.8	$795.3

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company	Predecessor Company
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
	(In millions)	(In millions)
NET SALES	$429.6	$427.6
OPERATING COSTS AND EXPENSES:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	341.0	333.8
Operating and delivery	41.7	37.8
Selling, general and administrative	27.2	24.3
Depreciation and amortization	4.2	0.7

Operating income	15.5	31.0
OTHER (INCOME) EXPENSE:
Interest expense	12.0	3.2
Other (income) expense, net	(0.1)	(0.2)

NET INCOME BEFORE INCOME TAXES	3.6	28.0
Provision for income taxes	1.5	10.7

NET INCOME	$2.1	$17.3

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2.1	$17.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	0.9	0.9
Adjustment to Predecessor Company tax attribute valuation allowance	—	0.9
Depreciation and amortization	5.0	0.8
Deferred income taxes	(7.2)	—
Changes in operating assets and liabilities:
Accounts receivable	(32.2)	(29.2)
Inventories	2.7	5.3
Prepaid expenses and other	10.5	0.5
Accounts payable and accrued liabilities	18.6	(0.2)
Other operating	(0.5)	0.4

Net cash used in operations	(0.1)	(3.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of assets	—	—
Purchases of assets	(3.7)	(2.8)

Net cash used in investing activities	(3.7)	(2.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on credit facility	10.5	8.0
Repayments on long-term debt	(0.2)	(0.2)
Deferred financing costs	(0.1)	(0.1)
Issuance of common stock	—	0.1

Net cash provided by financing activities	10.2	7.8

NET INCREASE IN CASH	6.4	1.7
CASH, beginning of period	11.3	12.6

CASH, end of period	$17.7	$14.3

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$3.5	$2.1

Cash paid (refunded) for income taxes	$(6.3)	$10.3

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In millions, except share amounts)

1. ORGANIZATION AND BASIS OF PRESENTATION

Recent Developments

On May 18, 2005, Metals USA Holdings Corp. (formerly named Flag Holdings Corporation), a Delaware corporation (“Metals USA Holdings”), and its wholly owned subsidiary, Flag Acquisition Corporation, a Delaware corporation (“Flag Acquisition”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Metals USA, Inc. (“Metals USA, Inc.”). On November 30, 2005, Flag Acquisition merged with and into Metals USA, Inc., with Metals USA, Inc. being the surviving corporation. Flag Intermediate and Flag Acquisition conducted no operations during the period May 9, 2005 (date of inception) to November 30, 2005. See Note 2—Acquisition for additional information regarding the Merger.

Flag Intermediate and its wholly owned subsidiary Metals USA, Inc. are referred to collectively herein as the “Company” or “Successor Company” and Metals USA, Inc. prior to the merger on November 30, 2005 is referred to as the “Predecessor Company.” The Company applied Statement of Financial Accounting Standards No. 141, “Business Combinations” on the merger date and, as a result, the merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company (see Note 2). As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the consolidated financial statements and footnotes are not comparable with those of Predecessor Company.

Organization

We are a leading provider of value-added processed steel, stainless steel, aluminum and specialty metals, as well as manufactured metal components. Our operations are organized into three product group segments located entirely in the United States. Approximately 88% of our revenue is derived from the metals service center and distribution activities that are segmented into two groups, Flat Rolled and Plates and Shapes. The remaining portion of our revenue is derived from the Building Products Group, which principally manufactures and distributes aluminum products related to the residential and commercial construction and improvement industry. We purchase metal from primary producers who generally focus on large volume sales of unprocessed metals in standard configurations and sizes. In most cases, we perform customized, value-added processing services required to meet specifications provided by end-use customers. The Flat Rolled Group and Plates and Shapes Group customers are in businesses such as machining, furniture, transportation equipment, power and process equipment, industrial/commercial, construction and fabrication, consumer durables, electrical equipment industries, and machinery and equipment manufacturers. The Building Products Group customers are distributors and contractors engaged in residential and commercial building products.

Basis of Presentation

Principles of Consolidation—The consolidated financial statements include the accounts of Metals USA and its subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Interim Financial Information—The interim consolidated financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in our opinion, are necessary to present fairly the interim consolidated financial information as of and for the periods indicated. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements.

Goodwill—Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with the business acquisition plus costs of acquisition. As a result of the Merger described in Note 2, we recorded $16.1 of goodwill in 2005. There was no amortization of goodwill, however, the Successor Company reduced goodwill by $2.5 for the three months ended March 31, 2006 including $1.6 to adjust the Predecessor Company tax attribute valuation allowance, $0.5 to recognize the tax benefit related to goodwill of the Predecessor Company and $0.4 to recognize additional adjustments regarding the Merger.

Intangible Assets—The Successor Company intangible assets consist of customer lists which were recorded as a result of the Merger described in Note 2. We are amortizing the customer lists over five years using an accelerated amortization method which approximates its useful life and value to us.

As of March 31, 2006, the Successor Company had the following amounts related to intangible assets:

	January 1, 2006		March 31, 2006
	Gross Carrying Amortization	Accumulated Amount	Gross Carrying Amortization
Customer lists	$21.5	(2.0)	$19.5

No significant residual value is estimated for these intangible assets. Aggregate amortization expense for the three months ended March 31, 2006 was $2.0. The following table represents the total estimated amortization of intangible assets for 2006 and the four succeeding years:

For the Year Ending	Estimated Amortization Expense
2006	$7.8
2007	$6.1
2008	$4.3
2009	$2.5
2010	$0.8

Debt Issuance Costs—We defer certain expenses incurred in connection with our long-term debt and amortize these costs to interest expense over the term of the respective agreements. Amortization of debt issuance costs recorded by the Successor Company for the three months ended from March 31, 2006 and for the Predecessor Company for the three months ended March 31, 2005 were $0.6, and $0.1, respectively.

Revenue recognition—We recognize revenues when products are shipped and our significant obligations have been satisfied. Shipping and handling costs billed to our customers are accounted for as revenues. Risk of loss for products shipped passes at the time of shipment. Provisions are made currently for estimated returns.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We derive the net sales of our Plates and Shapes and Flat Rolled Groups from the processing and sale of metal products to end-users including metal fabrication companies, general contractors and OEMs. Pricing is generally based upon the underlying metal cost as well as a margin associated with customized value-added services as specified by the customer. The net sales of our Building Products Group are derived from the sales of finished goods to local distributors and general contractors who are generally engaged in the residential remodeling industry.

Cost of sales—Our Plates and Shapes and Flat Rolled Groups classify, within cost of sales, the underlying commodity cost of metal purchased in mill form, the cost of inbound freight charges together with third-party processing cost, if any. Cost of sales with respect to our Building Products Group, includes the cost of raw materials, manufacturing labor and overhead costs, together with depreciation and amortization expense associated with property, buildings and equipment used in the manufacturing process.

Operating and delivery expense—Our operating and delivery expense reflects the cost incurred by our Plates and Shapes and Flat Rolled Groups for labor and facility costs associated with the value-added metal processing services that we provide. With respect to our Building Products Group, operating costs are associated with the labor and facility costs attributable to the distribution and warehousing of our finished goods at our service center facilities. Delivery expense reflects labor, material handling and other third party costs incurred with the delivery of product to customers.

Selling, general and administrative expenses—Selling, general and administrative expenses include sales and marketing expenses, executive officers’ compensation, office and administrative salaries, insurance, accounting, legal, computer systems, and professional services and costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

Depreciation and amortization—Depreciation and amortization expense represents the costs associated with property, buildings and equipment used throughout the company except for depreciation and amortization expense associated with the manufacturing assets employed by our Building Products Group, which is included within cost of sales.

2. ACQUISITION

On November 30, 2005, Flag Acquisition, a wholly owned subsidiary of Flag Intermediate, merged with and into Metals USA, Inc. with Metals USA, Inc. being the surviving corporation. The Merger was consummated pursuant to the Merger Agreement by and among Metals USA, Inc., Flag Acquisition, and Metals USA Holdings. As a result of and immediately following the Merger, Metals USA, Inc. became and is a wholly owned subsidiary of Flag Intermediate. Flag Intermediate has no assets other than its investment in Metals USA, Inc., conducts no operations and is a guarantor of both the Senior Secured Asset-Based Revolving Credit Facility and the 11 1/8% Senior Secured Notes due 2015 of Metals USA, Inc.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Merger was accounted for as a purchase by Flag Acquisition of Metals USA, Inc. in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). Total Merger consideration was $648.0, including $458.7 for common stock and warrants, $152.5 for the assumption of debt and revolving credit loans, $16.6 for debt issuance costs and $20.2 for direct merger costs (including $2.6 paid by Metals USA, Inc. prior to closing of the Merger). Total Merger consideration reconciles to the net acquisition costs as follows:

Total Merger consideration	$648.0
Less:
Assumption of debt and revolving credit loans	(152.5)
Debt issuance costs	(16.6)
Use of cash on hand at closing	(46.2)
Merger costs paid by Metals USA, Inc	(2.6)

Acquisition costs, net of cash acquired	$430.1

The total acquisition costs were allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date of the Merger using valuation and other studies. Based on these studies, the fair value of inventories, property and equipment and intangibles (customer lists) were increased by $14.9, $118.6 and $22.2, respectively. The fair value of deferred taxes and long-term liabilities were increased by $64.8 and $3.1. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition:

Total Assets acquired	$735.2
Total Liabilities assumed	321.2

Net Assets Acquired	$414.0

The excess of aggregate purchase price over the new assets acquired of $16.1 was recorded as goodwill as of December 1, 2005.

The Merger was financed through cash contributions to Metals USA Holdings of $140.0, less $6.0 of transaction fees paid to Apollo V, and accounted for as a reduction in capital proceeds from the sale of $275.0 of 11 1/8% Senior Secured Notes due 2015 and borrowings from a Senior Secured Asset-Based Credit Facility.

The following unaudited pro forma information presents the Successor Company’s consolidated results of operations for the twelve month period ended December 31, 2005 as if the acquisition had occurred on January 1, 2005.

Twelve Months Ended December 31, 2005
Revenues	$1,639.0
Net Income	15.9

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. INVENTORIES

Inventories consist of the following:

March 31, 2006
Raw materials—
Plates and Shapes	$181.3
Flat Rolled	86.3
Building Products	20.0

Total raw materials	287.6

Work-in-process and finished goods—
Plates and Shapes	—
Flat Rolled	29.4
Building Products	30.9

Total work-in-process and finished goods	60.3

Total inventories	$347.9

4. OTHER ASSETS

Other assets consist of the following:

March 31, 2006
Customer lists	$19.5
Deferred financing costs	9.0
Deferred debt offering costs	7.2
Other	1.3

Total other assets	$37.0

The amortization of the customer lists, deferred financing costs, and the debt offering costs are discussed in Note 1.

5. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

March 31, 2006
Accrued salaries and employee benefits	$12.7
Accrued taxes, other than income	4.0
Accrued income taxes payable	4.1
Accrued insurance	4.1
Accrued audit and tax fees	1.1
Accrued lease terminations	0.9
Accrued interest	11.3
Accrued management fees	7.3
Other	3.8

Total accrued liabilities	$49.3

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. DEBT

Debt consists of the following:

March 31, 2006
Senior secured asset-based revolving credit facility	$201.9
11 1/8% senior secured notes due 2015	275.0
Industrial Revenue Bond	5.7
Other	1.3

Total debt	483.9
Less—current portion of debt	0.6

Total long-term portion of debt	$483.3

The weighted average interest rates under our credit facilities for the three months ended March 31, 2006 was 9.31%.

Senior Secured Asset-Based Revolving Credit Facility—On December 1, 2005, the Successor Company entered into a Senior Secured Asset-Based Revolving Credit Facility (the “ABL Facility”) in connection with the Merger.

The ABL facility permits us to borrow on a revolving basis during the period beginning on December 1, 2005 and ending on the sixth anniversary thereof. Substantially all of our subsidiaries are borrowers under the ABL facility. The ABL provides for borrowings, subject to a borrowing base calculation, of up to $450.0, initially comprised of $415.0 of Tranche A Commitments and $35.0 of the Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would be otherwise in effect. A permanent reduction of the maximum Tranche A-1 Commitments to $25.0 will occur on June 1, 2006, unless previously terminated or reduced below this reduced maximum amount prior to that date at the Company’s option. The Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves. As of March 31, 2006, we had $203.1 of additional borrowing capacity under the ABL facility.

The obligations under the ABL facility are guaranteed by the Company and certain of our future domestic subsidiaries and are secured (i) on a first-priority lien basis by accounts receivable and inventory and (ii) on a second-priority lien basis by other assets, subject to certain exceptions and permitted liens.

The ABL facility bears interest with respect to loans utilizing the Tranche A Commitments at the bank’s base rate or LIBOR, at our option, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility. The ABL facility bears interest with respect to the Tranche A-1 Commitments at the bank’s base rate or LIBOR, at our option, plus an applicable margin initially at 3.75% and after the first adjustment rate under the ABL facility, 3.50%. The marginal rates related to the Tranche A Commitments will vary with our financial performance as measured by a fixed charge coverage ratio. The fixed charge coverage ratio is determined by dividing (i) the sum of Adjusted EBITDA (as defined by the loan and security agreement governing the ABL facility) minus income taxes paid in cash minus non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt. As long as our borrowing availability is $45.0 or greater, we do not have to maintain a minimum fixed charge coverage ratio. Should borrowing availability fall below $45.0, we must maintain a fixed charge coverage ratio of 1.0 to 1.0.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable on maturity of the LIBOR loan or on the last day of the quarter if the term of the LIBOR loan exceeds 90 days. A commitment fee is payable on any unused commitments under the ABL facility of 0.25% per annum. The applicable base rate and the effective LIBOR rate for the Tranche A Commitments and Tranche A-1 Commitments were 7.75% and 5.00% as of March 31, 2006.

The loan and security agreement governing the ABL facility requires us to comply with limited affirmative, negative and subjective covenants, the most significant of which are: (i) the maintenance of a borrowing base availability of at least $45.0, or, if such required borrowing base availability is not maintained, the maintenance of the fixed charge coverage ratio, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and quarterly dividends. There are no limitations with respect to capital expenditures.

The loan and security agreement governing the ABL facility provides for up to $15.0 of swingline loans and up to $100.0 for the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce borrowing availability under the ABL facility on a dollar-for-dollar basis.

The ABL facility contains customary representations, warranties and covenants as a precondition to lending, which includes a material adverse change in the business, limitations on our ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, create or incur certain liens, make certain loans or investments, make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions, and engage in certain transactions with affiliates. In addition, the ABL facility requires a lock-box arrangement, which in the absence of default, is controlled by the Company.

The ABL facility contains events of default with respect to: default in payment of principal when due, default in the payment of interest, fees or other amounts after a specified grace period, material breach of the representations or warranties, default in the performance of specified covenants, failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount, certain bankruptcy events, certain ERISA violations, invalidity of certain security agreements or guarantees, material judgments, or a change of control. In the event of default the agreement may: (i) restrict the account or refuse to make revolving loans; (ii) cause customer receipts to be applied against the Company borrowings under the ABL facility causing the Company to suffer a rapid loss of liquidity and the ability to operate on a day-to-day basis; (iii) restrict or refuse to provide Letters of Credit; or ultimately: (iv) terminate the Commitments and this Agreement; (v) declare any or all obligations to be immediately due and payable if such default is not cured in the specified period required. Any payment default or acceleration under the ABL facility would also result in a default under the Notes that would provide the holders of the Notes with the right to demand immediate repayment. We are in compliance with all covenants as of March 31, 2006 and as of May 26, 2006.

Costs related to the establishment of the ABL facility were capitalized and are being charged to interest expense over the life of the ABL facility. Unamortized issuance costs of $9.0 as of March 31, 2006, are included in other long-term assets.

11 1/8% Senior Secured Notes Due 2015—On November 30, 2005, Flag Acquisition sold an aggregate principal amount of our 11 1/8% Senior Secured Notes Due 2015 (the “Notes”). The Notes will bear interest at a rate per annum equal to 11 1/8%, payable semi-annually in arrears, on June 1 and December 1 of each year, commencing on June 1, 2006. The Notes will mature on December 1, 2015. We may redeem some or all of the Notes at any time on or after December 1, 2010 at a predetermined redemption price plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date. In addition, on or prior to December 1,

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2008, we may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings. If we experience a change of control and we do not redeem the Notes, we will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

As a result of the Merger described in Note 2, Metals USA, Inc. assumed the obligations of Flag Acquisition including the Notes. All operating subsidiaries of Metals USA, Inc, have agreed, jointly and severally with Flag Intermediate (“Guarantors”), to unconditionally and irrevocably guarantee Metals USA, Inc.’s obligations under the Notes and Indenture Agreement dated as of November 30, 2005. Additionally, Flag Intermediate has unconditionally guaranteed to be a primary obligor of the due and punctual payment and performance of the obligations under the Indenture.

Metals USA Holdings is not a guarantor of the Notes. There is a limitation on the amount of funds which can be transferred by the Guarantors to Metals USA Holdings (the “Parent”) in the form of dividends. The amount of dividends available for distribution to Metals USA Holdings was $31.3 as of March 31, 2006. Such amount available for distribution shall be increased by an amount equal to 50% of Consolidated Net Income or reduced by an amount equal to 100% of Consolidated Net Loss. Condensed consolidating financial statements for the Parent and its direct and indirect subsidiaries, all of which are wholly owned, are not presented as the Parent has no significant independent assets or operations.

The indebtedness evidenced by the Notes and the guarantees will rank: equally with all of our and the Guarantors existing and future senior indebtedness; junior in priority as to collateral that secures the ABL facility on a first-priority lien basis with respect to our and the Guarantors’ obligations under the ABL facility, any other debt incurred after December 1, 2005 that has a priority security interest relative to the Notes in the collateral that secures the ABL facility, any hedging obligations related to the foregoing debt and all cash management obligations incurred with any lender under the ABL facility; equal in priority as to collateral that secures the Notes and the guarantees on a first-priority lien basis with respect to our and the Guarantors’ obligations under any other equivalent priority lien obligations incurred after December 1, 2005; and senior to all of our and the Guarantors’ existing and future subordinated indebtedness. The Notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries.

The Notes contain customary representations, warranties and covenants for the type and nature of an asset-based senior secured revolving credit facility, including limitations on our, the other borrowers’, or the guarantors’ ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, create or incur certain liens, make certain loans or investments, make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions, and engage in certain transactions with affiliates.

The Notes contain events of default with respect to: default in payment of principal when due, default in the payment of interest, fees or other amounts after a specified grace period, material breach of the representations or warranties, default in the performance of specified covenants, failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount, certain bankruptcy events, certain ERISA violations, invalidity of certain security agreements or guarantees, material judgments, or a change of control. We are in compliance with all covenants as of March 31, 2006.

Costs related to the establishment of the Notes were capitalized and are being charged to interest expense over the life of the Notes. Unamortized issuance costs of $7.2 as of March 31, 2006, are included in other long-term assets.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Industrial Revenue Bond—The Industrial Revenue Bond (“IRB”) is payable on May 1, 2016 in one lump sum payment. The interest rate assessed on the IRB varies from month to month and was 3.29% at March 31, 2006. The IRB is secured by real estate and equipment acquired with proceeds from the IRB. The IRB places various restrictions on certain of our subsidiaries, including but not limited to maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures and maintenance of tangible net worth and is supported by a letter of credit. We are in compliance with all covenants as of March 31, 2006.

7. COMMITMENTS AND CONTINGENCIES

We are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

8. STOCK-BASED COMPENSATION

The Successor Company has no stock-based compensation arrangements of its own, but its indirect parent, Metals USA Holdings, has adopted a stock-based Amended and Restated 2005 Stock Incentive Plan (“the Plan”) which permits the issuance of options and restricted stock awards on Metals USA Holding’s stock to employees and directors of, or consultants to, the Company, except that consultants may only receive awards with the consent of the president of the Metals USA, Inc. As of March 31, 2006, 1,002,311 options and 57,600 restricted stock awards had been granted by Metals USA Holding’s under the Amended and Restated 2005 Stock Incentive Plan. As a result of the options and restricted stock awards being issued to employees and directors of the Successor Company, the Successor Company is required to reflect the stock-based compensation expense related to these options and restricted stock awards within its consolidated statement of operations. A total of $0.3 was recorded as stock-based employee compensation during the three months ended March 31, 2006. This compensation expense is based on the adoption of Statement of Financial Accounting Standards No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment.” by Metals USA Holdings effective January 1, 2006. The total income tax benefit recognized in the Company’s income statement for stock-based compensation arrangements was $0.1 during the three months ended March 31, 2006.

Description of Share Option Plan

The Plan has reserved for issuance up to 1.4 million shares of common stock. Metals USA Holdings believes that the granting of such awards promotes an increasing personal interest in furthering the growth and success of Metals USA Holdings, and to provide a means of rewarding outstanding performance by such persons to the Company and/or its Subsidiaries. The Plan has two tranches of options, Tranche A and Tranche B. Tranche A options will vest on a pro-rata basis over five years, have a term of ten years, and expire if not exercised. Tranche B options, which include both a service and a performance condition, vest on the eighth anniversary of the date of grant or earlier dependent on the satisfaction of an internal rate of return on capital invested, have a term of ten years from date of grant, and expire if not exercised. Awards are generally granted with an exercise price equal to the fair value of Metals USA Holdings’s stock at the date of grant. The fair value price of the stock is a calculated value based on the date of each of the respective grants using a combination of discounted cash flows and financial metrics from companies with similar characteristics of Metals USA Holdings. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Tranche A options and Tranche B options are described in further detail below.

Tranche A Options

The fair value of each option award is estimated on the date of grant using a black-scholes option valuation model. Expected volatilities are calculated using the average historical annualized volatilities of four similar

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

companies publicly traded stock with financial characteristics similar to those of Metals USA Holdings. The volatilities are annualized over the expected term of the options from the date of grant. The volatilities used in determining the Tranche A options are calculated by averaging the four companies annualized volatilities over a period of 6.5 years before the date of grant. These historical volatilities are used as Metals USA Holdings’s stock was not publicly traded and the Company has no historical data upon which to base its calculation for the volatility of the stock. The Company uses historical data from the Predecessor Company’s option plan to estimate option exercise and employee termination within the valuation model as the Company has no historical data for its current option plan. An estimated forfeiture rate of five percent was calculated by observing the amount of cancellation of stock options versus the amount granted during the last two years of the Predecessor Company’s stock plan. The expected term of options granted is derived by using the “simplified” method. The risk-free rate for periods within the expected term of the option is based on the daily U.S. Treasury securities at 7-year constant maturity rate.

The following is a summary of stock option activity for Tranche A:

	Weighted Average Fair Value per Share	Exercise Price per Share	Weighted Average Price per Share	Number of Shares
Balance, January 1, 2006				380,760
Granted to directors	$5.82	$10.00	$10.00	200,000
Granted to employees	$6.27	$10.67	$10.67	20,395
Exercised	—	—	—	—
Canceled or expired	—	—	—	—

Balance, March 31, 2006				601,155

Exercisable as of:
March 31, 2006			—	—

A summary of the status of the Company’s nonvested shares as of March 31, 2006 is presented below:

	Weighted Average Grant- Date Fair Value per Share	Number of Shares
Nonvested at January 1, 2006		380,760
Granted to directors	$5.82	200,000
Granted to employees	$6.27	20,395
Vested
Exercised	—	—
Canceled or expired	—	—

Nonvested at March 31, 2006		601,155

Exercisable as of:
March 31, 2006	—	—

The weighted-average grant-date fair value of Tranche A options granted during the first quarter of 2006 was $5.87, based on the following assumptions:

Expected dividend yield	0.0%
Expected stock price volatility	54.9%
Risk free interest rate	4.3—4.6%
Expected life of options (in years)	6.5

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2006, there was $3.5 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Tranche A options.

Tranche B Options

Tranche B options, which include both a service and a performance condition, vest on the eighth anniversary of the date of grant or earlier dependent on the satisfaction of an internal rate of return on capital invested, have a term of ten years from date of grant, and expire if not exercised. Awards are generally granted with an exercise price equal to the fair value of Metals USA Holdings’s stock at the date of grant.

The performance condition of the Tranche B options is satisfied when the Investor Internal Rate of Return (“IRR”) on the funds managed by Apollo Management with respect to its investment in us equals or exceeds 25% prior to the eighth anniversary.

The fair value of the Tranche B options was estimated on the date of grant using the same option valuation model used for the Tranche A options. As of March 31, 2006 management could not predict the probability of when or if the performance condition will be satisfied. If this performance condition is satisfied, the options will vest immediately at the date of satisfaction and all of the expense will concurrently be recognized.

The volatilities used in determining the Tranche B options were the same as that of the Tranche A options. The risk-free rate for periods within the expected term of the option is based on the daily U.S. Treasury securities at 10-year constant maturity rate.

The following is a summary of stock option activity for Tranche B:

	Weighted Average Fair Value per Share	Exercise Price per Share	Weighted Average Price per Share	Number of Shares
Balance, January 1, 2006				380,761
Granted to directors	—	—	—	—
Granted to employees	$5.64	$10.67	$10.67	20,395
Exercised	—	—	—	—
Canceled or expired	—	—	—	—

Balance, March 31, 2006				401,156

Exercisable as of:
March 31, 2006			—	—

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Company’s nonvested shares as of March 31, 2006 is presented below:

	Weighted Average Grant-Date Fair Value per Share	Number of Shares
Nonvested at January 1, 2006		380,761
Granted to directors	—	—
Granted to employees	$5.64	20,395
Vested
Exercised	—	—
Canceled or expired	—	—

Nonvested at March 31, 2006		401,156

Exercisable as of:
March 31, 2006	—	—

The weighted-average grant-date fair value of Tranche B options granted during the three months ended March 31, 2006 was $5.64, based on the following assumptions:

Expected dividend yield	0.0%
Expected stock price volatility	54.3%
Risk free interest rate	4.7%
Expected life of options (in years)	8.0

As of March 31, 2006 there was $2.7 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Tranche B options.

Restricted Stock

The Plan utilizes grants of restricted stock as long-term compensation for its directors and employees of, or consultants to, the Successor Company or any of its Subsidiaries. Grants of restricted stock have a vesting period that is determined at the discretion of the board of directors.

Under APB 25, prior to January 1, 2006, deferred compensation was charged for the market value of restricted shares granted. The deferred compensation balance is shown as a reduction to the Successor Company’s stockholders’ equity in the accompanying consolidated balance sheet at December 31, 2005. Upon adoption of SFAS No. 123R, the deferred compensation balance at January 1, 2006 was reversed and recorded to additional paid-in capital. Under both APB 25 and SFAS No. 123R, the market value of the restricted shares granted is amortized ratably over the restricted period.

Prior to January 1, 2006, under APB 25, the Company recorded the effect of forfeitures on compensation expense related to restricted stock as it actually occurred. Effective January 1, 2006, under SFAS No. 123R, the Company is required to record compensation cost for stock-based compensation utilizing an estimated forfeiture rate. Historical data related to forfeitures experienced by the Company was used to estimate forfeiture rates. The impact on previously recognized expense from the change in forfeiture rates was not material.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the three months ended March 31, 2006, 3,600 restricted shares were granted.

9. SEGMENT AND RELATED INFORMATION

The following table shows summarized financial information concerning our reportable segments. The reconciliation of operating income to net income before income taxes is shown within the Consolidated Statements of Operations and therefore is not separately presented.

	As of and for the Three Months Ended March 31,
	Plates and Shapes	Flat Rolled	Building Products	Corporate and Other	Total
Successor Company
2006:
Net sales	$198.4	$191.5	$45.5	$(5.8)	$429.6
Operating income (loss)	17.2	6.2	(0.4)	(7.5)	15.5
Total assets	309.2	188.0	100.1	225.5	822.8
Capital expenditures	1.9	0.6	1.1	0.1	3.7
Depreciation and amortization(1)	1.1	0.9	0.2	2.2	4.4
Predecessor Company
2005:
Net sales	$176.7	$212.4	$44.4	$(5.9)	$427.6
Operating income (loss)	19.5	13.4	2.9	(4.8)	31.0
Total assets	273.4	199.8	95.5	167.3	736.0
Capital expenditures	0.9	0.5	1.2	0.2	2.8
Depreciation and amortization	0.4	0.1	0.1	0.2	0.8

(1)	Includes depreciation expense reflected in cost of goods sold for the Building Products Group.

10. RELATED PARTY TRANSACTIONS

Upon completion of the Merger, we and Metals USA Holdings entered into a management agreement with Apollo pursuant to which Apollo or its affiliates will provide us with management services. Pursuant to such agreement, Apollo will receive an annual management fee equal to $2.0, payable on March 15 of every year, starting on March 15, 2006. Apollo elected to waive $0.5 of the annual management fee. The management agreement will terminate on December 31, 2012, unless earlier terminated by Apollo. Apollo was paid the $1.5 on March 15, 2006. Deferred management fees of $8.6 million were recorded as a current asset, and are being amortized using the straight-line method over the term of the management agreement. For the three months ended March 31, 2006 amortization of deferred management fees were $0.3, and were recorded as an administrative expense.

The management agreement also provides that affiliates of Apollo will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions with a value of $25.0 or more, such fee to be equal to 1% of the gross transaction value of any such transaction.

Upon a termination of the management agreement prior to December 31, 2012, Apollo will be entitled to receive the present value of (a) $14.0, less (b) the aggregate amount of management fees that were paid to it under the agreement prior to such termination, and less (c) management fees waived. Both the management agreement and transaction fee agreement contain customary indemnification provisions in favor of Apollo and its affiliates, as well as expense reimbursement provisions with respect to expenses incurred by Apollo and its affiliates in connection with its performance of services thereunder.

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. GUARANTOR/NON-GUARANTOR SUBSIDIARY FINANCIAL INFORMATION

The following condensed consolidating financial information is for the parent company, Flag Intermediate, a holding company with no assets or operations and Metals USA, Inc., a management holding company which owns 100% of the guarantor and non-guarantor subsidiaries.

	Flag Intermediate Holdings, Inc.	Metals USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Adjustments & Eliminations	Consolidated
As of March 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$—	$12.6	$5.1	$—	$—	$17.7
Accounts receivable	—	—	204.2	—	—	204.2
Inventories	—	—	347.9	—	—	347.9
Deferred tax asset	—	15.1	—	—	—	15.1
Prepaid expenses and other	—	11.3	3.4	—	—	14.7

Total current assets	—	39.0	560.6	—	—	599.6
Property and equipment, net	—	2.8	170.1	—	—	172.9
Goodwill, net	—	13.3	—	—	—	13.3
Investment in subsidiaries, net	134.9	204.7	—	—	(339.6)	—
Other assets, net	—	36.6	0.4	—	—	37.0

Total assets	$134.9	$296.4	$731.1	$—	$(339.6)	$822.8

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Flag Intermediate Holdings, Inc.	Metals USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Adjustments & Eliminations	Consolidated

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$2.3	$78.9	$—	$—	$81.2
Accrued liabilities	—	29.5	19.8	—	—	49.3
Current portion of long-term debt	—	0.6	—	—	—	0.6

Total current liabilities	—	32.4	98.7	—	—	131.1
Long-term debt, less current portion	—	477.2	6.1	—	—	483.3
Deferred income tax liability	—	58.0	—	—	—	58.0
Intercompany payable (receivable)	—	(415.1)	377.8	37.3	—	—
Other long-term liabilities	—	9.0	6.5	—	—	15.5

Total liabilities	—	161.5	489.1	37.3	—	687.9

Commitments and contingencies Stockholder’s equity:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at December 31, 2005	—	—	—	—	—	—
Additional paid-in capital	134.8	134.8	149.8	20.1	(304.7)	134.8
Retained earnings	0.1	0.1	92.2	(57.4)	(34.9)	0.1

Total stockholder’s equity	134.9	134.9	242.0	(37.3)	(339.6)	134.9

Total liabilities and stockholder’s equity	$134.9	$296.4	$731.1	$—	$(339.6)	$822.8

For the Three Months Ended March 31, 2006
NET SALES	$—	$—	$429.6	$—	$—	$429.6
OPERATING COSTS AND EXPENSES:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	—	—	341.0	—	—	341.0
Operating and delivery	—	—	41.7	—	—	41.7
Selling, general and administrative	—	0.8	26.4	—	—	27.2
Depreciation and amortization	—	2.0	2.2	—	—	4.2

Operating income (loss)	—	(2.8)	18.3	—	—	15.5
OTHER (INCOME) EXPENSE:
Interest expense	—	11.9	0.1	—	—	12.0
Intercompany charges	—	(14.9)	14.9	—	—	—
Loss (gain) on securitized receivables	—	—	—	—	—	—
Equity in earnings of subsidiaries	(2.1)	(3.4)	—	—	5.5	—
Other (income) expense, net	—	—	(0.1)	—	—	(0.1)

INCOME (LOSS) BEFORE INCOME TAXES	2.1	3.6	3.4	—	(5.5)	3.6
Provision (benefit) for income taxes	—	1.5	—	—	—	1.5

NET INCOME (LOSS)	$2.1	$2.1	$3.4	$—	$(5.5)	$2.1

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Flag Intermediate Holdings, Inc.	Metals USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Adjustments & Eliminations	Consolidated
For the Three Months Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2.1	$2.1	$3.4	$—	$(5.5)	$2.1
Adjustments for non-cash and non-operating items—
(Gain) loss on sale of property and equipment	—	—	—	—	—	—
Equity in earnings of subsidiaries	(2.1)	(3.4)	—	—	5.5	—
Provision for bad debts, net of recoveries	—	—	0.9	—	—	0.9
Adjustment to Predecessor Company tax attribute valuation allowance	—	(1.6)	—	—	—	(1.6)
Depreciation and amortization	—	2.8	2.2	—	—	5.0
Deferred income taxes	—	(7.2)	—	—	—	(7.2)
Changes in operating assets and liabilities, net of effects of Merger—
Accounts receivable	—	—	(32.2)	—	—	(32.2)
Inventories	—	—	2.7	—	—	2.7
Prepaid expenses and other	—	7.9	2.6	—	—	10.5
Accounts payable and accrued liabilities	(0.4)	20.3	(2.7)	—	—	17.2
Other operating, net	—	2.5	—	—	—	2.5

Net cash provided by (used in) operating activities	(0.4)	23.4	(23.1)	—	—	(0.1)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of assets	—	—	(3.7)	—	—	(3.7)

Net cash provided by (used in) investing activities	—	—	(3.7)	—	—	(3.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on the ABL	—	10.5	—	—	—	10.5
(Repayments) on long-term debt	—	—	(0.2)	—	—	(0.2)
Issuance of common stock	—	—	—	—	—	—
Deferred financing costs and other	—	(0.1)	—	—	—	(0.1)
Net change in intercompany balances	0.4	(22.9)	22.5	—	—	—

Net cash provided by (used) in financing activities	0.4	(12.5)	22.3	—	—	10.2

NET INCREASE (DECREASE) IN CASH	—	10.9	(4.5)	—	—	6.4
Cash, beginning of period	—	5.7	5.6	—	—	11.3

CASH, END OF PERIOD	$—	$16.6	$1.1	$—	$—	$17.7

FLAG INTERMEDIATE HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. SUBSEQUENT EVENTS

On May 17, 2006, Metals USA purchased all of the assets and business operations of Port City, located in Tulsa, Oklahoma, for approximately $41.3, which includes a $5.0 contingent payout that may be made in 2009 or earlier, subject to certain performance criteria. Founded in 1977, Port City is a value-added processor of steel plate. Port City had sales in excess of $47 million in 2005.

On May 12, 2006, the Company purchased all of the assets and operations of Dura-Loc with one manufacturing facility located near Toronto, Ontario, Canada and a sales and distribution facility located in California for approximately $10.4 Canadian dollars (or approximately U.S. $9.4). Dura-Loc had sales of $12.8 Canadian dollars (or approximately U.S. $11.3) during calendar year 2005.

Flag Intermediate Holdings Corporation

and

Metals USA, Inc.

Offer to Exchange

all outstanding

11 1/8% Senior Secured Notes Due 2015

($275,000,000 aggregate amount outstanding)

for

11 1/8% Senior Secured Notes Due 2015

which have been registered under the Securities Act

Prospectus

                    , 2006

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Bldg.—12th Floor
6th & Marquette Avenue	P.O. Box 1517	608 2nd Avenue South
Minneapolis, MN 55479	Minneapolis, MN 55480	Minneapolis, MN 55402
Attn: Reorg	Attn: Reorg	Attn: Reorg
(if by mail, registered or certified recommended)

By Facsimile:		To Confirm by Telephone:
(800) 344-5128; or
(612) 667-6282		(612) 667-9764
Attn: Bondholder Communications		Attn: Bondholder Communications

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

Our Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”) contains a provision which limits the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, our Certificate of Incorporation and our Amended and Restated Bylaws (as amended and restated, the “Bylaws”), subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the laws of the State of Delaware in the event each person who is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. We are also required to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

We currently have an insurance policy covering our directors and officers to insure against certain losses that they may incur while acting in such capacities.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
2.1*	Agreement and Plan of Merger dated May 18, 2005 between Metals USA, Inc., Flag Acquisition Corporation and Metals USA Holdings Corp.

3.1*	Amended and Restated Certificate of Incorporation of Metals USA, Inc. dated November 30, 2005

3.2*	Amended and Restated Bylaws of Metals USA, Inc. as amended by Amendment No. 1 effective as of May 17, 2004

3.4*	Certificate of Incorporation of Flag Intermediate Holdings Corporation

3.5*	Bylaws of Flag Intermediate Holdings Corporation

4.1*	Form of Common Stock Certificate of Flag Intermediate Holdings Corporation.

4.5*	Loan and Security Agreement, dated as of November 30, 2005, among each of the Lenders party thereto, Credit Suisse, as the Administrative Agent, Bank of America, N.A., as the Collateral Agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. (formerly Flag Acquisition Corporation) and certain Subsidiaries of Metals USA, Inc. party thereto

4.6*	Indenture, dated November 30, 2005, by and among Metals USA, Inc. (formerly Flag Acquisition Corporation), Flag Intermediate Holdings Corporation, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee and Notes Collateral Agent

4.7	Form of 11 1/8% Senior Secured Note due 2015 (included in Exhibit 4.6)

4.8*	Registration Rights Agreement, dated as of November 30, 2005, by and among Metals USA, Inc. (formerly Flag Acquisition Corporation), Flag Intermediate Holdings Corporation and Credit Suisse First Boston, L.L.C., as representative of the Initial Purchasers

4.9*	Supplemental Indenture dated as of November 30, 2005, among Metals USA, Inc., Flag Intermediate Holdings Corporation, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

4.10*	Second Supplemental Indenture, dated as of March 30, 2006, among MUSA Newark, LLC, Metals USA, Inc., Flag Intermediate Holdings Corporation, and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

4.11**	Third Supplemental Indenture, dated as of June 20, 2006, among Metals USA International Holdings, Inc., Flag Intermediate Holdings Corporation, and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

Exhibit Number	Description

4.12**	Amendment No. 1 dated as of July 18, 2006, to the Loan and Security Agreement dated as of November 30, 2005, among each of the Lenders party thereto, Credit Suisse, as the Administrative Agent, Bank of America, N.A., as the Collateral Agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. (formerly Flag Acquisition Corporation) and certain Subsidiaries of Metals USA, Inc. party thereto

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality and binding effect of the notes

10.1*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and C. Lourenco Goncalves

10.2*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and John A. Hageman

10.3*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and Robert C. McPherson, III

10.4*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and Roger Krohn

10.5*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and David Martens

10.6*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and Joe Longo

10.7*	Amended and Restated 2005 Stock Incentive Plan of Metals USA Holdings Corp.

10.8*	Management Agreement, dated as of November 30, 2005, between Metals USA, Inc., Metals USA Holdings Corp. and Apollo Management V, L.P.

10.9*	Director Compensation Plan

10.10*	Transaction Fee Agreement, dated as of November 30, 2005, between Metals USA, Inc. and Apollo Management V, L.P.

12.1*	Statement re Computation of Ratios

21.1*	List of Subsidiaries of Flag Intermediate Holdings Corporation

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

23.2**	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney

25.1**	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A.

99.1*	Letter of Transmittal

99.2*	Notice of Guaranteed Delivery

*	previously filed
**	filed herewith

(b) Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c) Reports, Opinions and Appraisals

None.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it becomes effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES—FLAG INTERMEDIATE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of August, 2006.

FLAG INTERMEDIATE HOLDINGS CORPORATION

By:	/S/ ROBERT C. MCPHERSON, III
Robert C. McPherson, III Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* C. Lourenço Gonçalves	Chief Executive Officer, President and Director	August 1, 2006

/S/ ROBERT C. MCPHERSON, III Robert C. McPherson, III	Senior Vice President and Chief Financial Officer	August 1, 2006

* Dan Henneke	Vice President, Corporate Controller	August 1, 2006

* Joshua J. Harris	Director	August 1, 2006

* Mark E. Becker	Director	August 1, 2006

* M. Ali Rashid	Director	August 1, 2006

* Eric L. Press	Director	August 1, 2006

* John T. Baldwin	Director	August 1, 2006

*By:	/S/ ROBERT C. MCPHERSON, III

Robert C. McPherson, III As attorney-in-fact pursuant to a Power-of-Attorney previously granted

SIGNATURES—METALS USA

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of August, 2006.

METALS USA, INC.

By:	/S/ ROBERT C. MCPHERSON, III
Robert C. McPherson, III Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* C. Lourenço Gonçalves	Chief Executive Officer, President and Director	August 1, 2006

/S/ ROBERT C. MCPHERSON, III Robert C. McPherson, III	Senior Vice President and Chief Financial Officer	August 1, 2006

* Dan Henneke	Vice President, Corporate Controller	August 1, 2006

* Joshua J. Harris	Director	August 1, 2006

* Mark E. Becker	Director	August 1, 2006

* M. Ali Rashid	Director	August 1, 2006

* Eric L. Press	Director	August 1, 2006

* John T. Baldwin	Director	August 1, 2006

*By:	/S/ ROBERT C. MCPHERSON, III

Robert C. McPherson, III As attorney-in-fact pursuant to a Power-of-Attorney previously granted

SIGNATURES—ADDITIONAL REGISTRANT GUARANTORS

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of August, 2006.

Each Additional Registrant Guarantor

By:	/S/ ROBERT C. MCPHERSON, III
Robert C. McPherson, III (2)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* C. Lourenço Gonçalves	(1)	August 1, 2006

/S/ ROBERT C. MCPHERSON, III Robert C. McPherson, III	(2)	August 1, 2006

* John A. Hageman	(3)	August 1, 2006

* Dan Henneke	(4)	August 1, 2006

*By:	/S/ ROBERT C. MCPHERSON, III
Robert C. McPherson, III, attorney-in-fact pursuant to a Power of Attorney previously filed.

(1)	C. Lourenco Gonçalves has signed this amendment to the registration statement as Chief Executive Officer and Director of Allmet GP, Inc., for itself and as general partner of Metals USA Building Products, L.P., Allmet LP, Inc., for itself and as limited partner of Metals USA Building Products, L.P., Interstate Steel Supply Co. of Maryland, Inc., Intsel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Southwest Limited Partnership, Intsel LP, Inc., for itself and as limited partner Metals USA Plates and Shapes Southwest, Limited Partnership, I-Solutions Direct, Inc., Jeffreys Real Estate Corporation, Levinson Steel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Northeast, L.P., for itself and as sole member of MUSA Newark, L.L.C., Levinson Steel LP, Inc., for itself and as limited partner of Metals USA Plates and Shapes Northeast, L.P., Metals Receivables Corporation, Metals USA Carbon Flat Rolled Inc., Metals USA Finance Corp., Metals USA Flat Rolled Central Inc., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., for itself and as sole member of Queensboro, L.L.C. and Jeffreys Steel Holdings, L.L.C., Metals USA Realty Company, Metals USA Specialty Metals Northcentral, Inc., MUSA GP, Inc., for itself and as general partner of Metals USA Management Co., L.P., MUSA LP, Inc., for itself and limited partner of Metals USA Management Co., L.P., and Metals USA International Holdings, Inc.
(2)	Robert C. McPherson, III has signed this amendment to the registration statement as President, Treasurer and Director of Allmet GP, Inc., for itself and as general partner Metals USA Building Products, L.P., Allmet LP, Inc., Interstate Steel Supply Company of Maryland, Inc., Intsel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Southwest, Limited Partnership, Intsel LP, Inc., Levinson Steel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Northeast, LP., for itself and as sole member of MUSA Newark, L.L.C., Levinson Steel LP, Inc., Metals Receivables Corporation, Metals USA Finance Corp., Metals USA Realty Company, MUSA GP, Inc, for itself and as general partner of Metals USA Management Co., L.P., MUSA LP, Inc. and Metals USA International Holdings, Inc., as Vice President, Treasurer and Director of I-Solutions Direct, Inc., Metals USA Carbon Flat Rolled Inc., Metals USA Flat Rolled Central Inc., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., for itself and as sole member of Queensboro, L.L.C. and Jeffreys Steel Holdings, L.L.C., and Metals USA Specialty Metals Northcentral, Inc., and as Vice President of Jeffreys Real Estate Corporation.
(3)	John A. Hageman has signed this amendment to the registration statement as Director of Allmet GP, Inc., for itself and as general partner Metals USA Building Products, L.P., Allmet LP, Inc., Interstate Steel Supply Company of Maryland, Inc., Intsel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Southwest, Limited Partnership , Intsel LP, Inc., I-Solutions Direct, Inc., Jeffreys Real Estate Corporation, Levinson Steel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Northeast, LP., for itself and as sole member of MUSA Newark, L.L.C., Levinson Steel LP, Inc., Metals Receivables Corporation, Metals USA Carbon Flat Rolled Inc., Metals USA Finance Corp., Metals USA Flat Rolled Central Inc., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., for itself and as sole member of Queensboro, L.L.C. and Jeffreys Steel Holdings, L.L.C., Metals USA Realty Company, Metals USA Specialty Metals Northcentral, Inc., MUSA GP, Inc., for itself and as general partner of Metals USA Management Co., L.P., MUSA LP, Inc., and Metals USA International Holdings, Inc., and as manager of Jeffreys Steel Holdings, L.L.C.
(4)	Dan Henneke has signed this amendment to the registration statement as Vice President, Assistant Treasurer and Assistant Secretary of Allmet GP, Inc., for itself and as general partner Metals USA Building Products, L.P., Allmet LP, Inc., Interstate Steel Supply Company of Maryland, Inc., Intsel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Southwest, Limited Partnership, Intsel LP, Inc., I-Solutions Direct, Inc., Jeffreys Real Estate Corporation, Levinson Steel GP, Inc., for itself and as general partner of Metals USA Plates and Shapes Northeast, L.P., for itself and as sole member of MUSA Newark, L.L.C., Levinson Steel LP, Inc., Metals Receivables Corporation, Metals USA Carbon Flat Rolled Inc., Metals USA Finance Corp., Metals USA Flat Rolled Central Inc., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., for itself and as sole member of Queensboro, L.L.C. and Jeffreys Steel Holdings, L.L.C., Metals USA Realty Company, Metals USA Specialty Metals Northcentral, Inc., MUSA GP, Inc., for itself and as general partner of Metals Management Co., L.P., MUSA LP, Inc., and Metals USA International Holdings, Inc.

EXHIBITS

Exhibit Number	Description
2.1*	Agreement and Plan of Merger dated May 18, 2005 between Metals USA, Inc., Flag Acquisition Corporation and Metals USA Holdings Corporation

3.1*	Amended and Restated Certificate of Incorporation of Metals USA, Inc. dated November 30, 2005

3.2*	Amended and Restated Bylaws of Metals USA, Inc. as amended by Amendment No. 1 effective as of May 17, 2004

3.4*	Certificate of Incorporation of Flag Intermediate Holdings Corporation

3.5*	Bylaws of Flag Intermediate Holdings Corporation

4.1*	Form of Common Stock Certificate of Flag Intermediate Holdings Corporation.

4.5*	Loan and Security Agreement, dated as of November 30, 2005, among each of the Lenders party thereto, Credit Suisse, as the Administrative Agent, Bank of America, N.A., as the Collateral Agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. (formerly Flag Acquisition Corporation) and certain Subsidiaries of Metals USA, Inc. party thereto

4.6*	Indenture, dated November 30, 2005, by and among Metals USA, Inc. (formerly Flag Acquisition Corporation), Flag Intermediate Holdings Corporation, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee and Notes Collateral Agent

4.7	Form of 11 1/8% Senior Secured Note due 2015 (included in Exhibit 4.6)

4.8*	Registration Rights Agreement, dated as of November 30, 2005, by and among Metals USA, Inc. (formerly Flag Acquisition Corporation), Flag Intermediate Holdings Corporation and Credit Suisse First Boston, L.L.C., as representative of the Initial Purchasers

4.9*	Supplemental Indenture, dated as of November 30, 2005, among Metals USA, Inc., Flag Intermediate Holdings Corporation, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

4.10*	Second Supplemental Indenture, dated as of March 30, 2006, among MUSA Newark, LLC, Metals USA, Inc., Flag Intermediate Holdings Corporation, and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

4.11**	Third Supplemental Indenture, dated as of June 20, 2006, among Metals USA International Holdings, Inc., Flag Intermediate Holdings Corporation, and Wells Fargo Bank, N.A., as Trustee and Notes Collateral Agent

4.12**	Amendment No. 1 dated as of July 18, 2006, to the Loan and Security Agreement dated as of November 30, 2005, among each of the Lenders party thereto, Credit Suisse, as the Administrative Agent, Bank of America, N.A., as the Collateral Agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. (formerly Flag Acquisition Corporation) and certain Subsidiaries of Metals USA, Inc. party thereto

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality and binding effect of the notes

10.1*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and C. Lourenco Goncalves

10.2*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and John A. Hageman

10.3*	Employment Agreement, dated September 29, 2005, between Metals USA, Inc. and Robert C. McPherson, III

10.4*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and Roger Krohn

10.5*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and David Martens

10.6*	Severance Agreement, dated September 29, 2005, between Metals USA, Inc. and Joe Longo

Exhibit Number	Description

10.7*	Amended and Restated 2005 Stock Incentive Plan of Metals USA Holdings Corporation

10.8*	Management Agreement, dated as of November 30, 2005, between Metals USA, Inc., Metals USA Holdings Corporation and Apollo Management V, L.P.

10.9*	Director Compensation Plan

10.10*	Transaction Fee Agreement, dated as of November 30, 2005, between Metals USA, Inc. and Apollo Management V, L.P.

12.1*	Statement re Computation of Ratios

21.1*	List of Subsidiaries of Flag Intermediate Holdings Corporation

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

23.2**	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney

25.1**	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A.

99.1*	Letter of Transmittal

99.2*	Notice of Guaranteed Delivery

*	previously filed
**	filed herewith